IDB Development Corporation Ltd.

Periodic Report for 2015

Table of Contents:  Page

Consolidated Statements of Financial Position	3-4
Consolidated Statements of Income	5
Consolidated Statements of Comprehensive Income	6
Statements of Changes in Equity	7-9
Consolidated Statements of Cash Flows	10-11
Notes to the Financial Statements
Note 1-General	12-21
Note 2- Significant Accounting Policies	22-48
Note 3- Investments	49-83
Note 4- Other investments, including derivatives	84
Note 5- Loans, deposits, charged and restricted deposits and debit balances	85
Note 6- Fixed Assets	86-88
Note 7- Investment Property	89-93
Note 8- Trade Receivables	94
Note 9- Inventory	94
Note 10- Intangible Assets	95-98
Note 11- Accounts Receivable and Debit Balances	98
Note 12- Inventory of buildings for sale	99
Note 13- Assets and liabilities of realization groups and other assets and liabilities classified as held-for-sale	99
Note 14- Cash and Cash Equivalents	99
Note 15- Equity and Reserves	100-113
Note 16- Bank Loans and other Financial Liabilities at Amortized Cost	114-173
Note 17- Provisions	174
Note 18- Employee benefits	175-176
Note 19- Accounts Payable and Credit Balances	176
Note 20- Trade Payables	177
Note 21- Financial Instruments	178-199
Note 22- Liens and Guarantees	200-201
Note 23- Contingent Liabilities, Commitments and Lawsuits	202-224
Note 24- Sales and services	225
Note 25- The Group's share of the profits (losses) of investee companies that are treated under the equity method of accounting, net	225

IDB Development Corporation Ltd.

Note 26- Profit (loss) on disposal and the writing down of investments and assets, and dividends	226
Note 27- Changes in the fair value of investment property	227
Note 28- Financing income and expenses	228
Note 29- Cost of sales and services	229
Note 30- Selling and marketing expenses	229
Note 31- Administrative and general expenses	230
Note 32- Taxes on income	230-234
Note 33- Related and Interested Parties	235-256
Note 34- Segments	257-267
Note 35- Events after the date of the statement of financial position	268
Appendix to the Financial Statements	269-271

Attached documents:
1.
Financial work as of December 31, 2015, in connection with a mixed financial instrument in respect of the non-recourse loan that Koor Industries Ltd. (“Koor”) received within the scope of a merger between Adama Agricultural solutions Ltd. (“Adama”) and ChemChina, including an appendix to the said financial work in connection with a value of the investment in Adama as of December 31,2015 is included by way of a referral to said work, which is attached to the financial statements of the Discount Investment Company Ltd. (“Discount Investments”) as of December 31, 2015 that were submitted by it to the Securities Authority and published on March 23, 2016 (reference No. 2016-01-013530).

2.
Financial work regarding a review of impairment of goodwill attributed to Cellcom from June 30 2015 is included by way of reference to said work, which is attached to the financial statements of Discount Investments as of June 30, 2015 that were submitted by it to the Securities Authority and published on August 27, 2015 (reference No. 2015-01-107427).

3.
A valuation as at September 30, 2015 of a commerce and offices project, Great Wash Park, LLC in Las Vegas, which is partly held by the Company and Property & Building Corporation, Ltd. ("Property & Building"), is included in these financial statements by way of reference to the said valuation which is attached with the financial statements of Property & Building as at 30 September, 2015, that was submitted by it to the Securities Authority and published on November 18, 2015 (ref. no: 2015-01-157506).

4.
Data regarding the Company’s liabilities are attached to these financial statements, pursuant to Regulation 38E of the Securities Regulations (Periodic and Immediate Reports), 5730 - 1970, by way of reference to the aforementioned data which are included in the report regarding the corporation's liabilities, which was submitted by the company to the Israel Securities Authority and published on March 29, 2016 (reference number 2016-01-018300).

IDB Development Corporation Ltd.

Consolidated Statements of Financial Position

		December 31
	Note	2015 (unaudited)	2014
		NIS millions
Non-current assets
Investments in investee companies accounted for by the equity method	3	3,569	3,754(1),(2)
Other investments, including derivatives	4	349	2,122
Loans, deposits, restricted deposits and debit balances	5	147	152
Fixed assets	6	5,620	5,559
Investment property	7	11,866	11,175
Long-term trade receivables	8	467	476
Real estate and other inventory		304	375
Deferred expenses		318	284
Deferred tax assets	32	45	51
Intangible assets	10	4,664	4,782
Investment classified as held for sale	13	1,182	-

		28,531	28,730

Current assets
Other investments, including derivatives	4	1,821	3,317
Loans, deposits and restricted deposits	5	761	514
Receivables and debit balances	11	354	(2) 333
Current tax assets		36	46
Trade receivables	8	2,527	2,712
Inventory	9	734	851
Inventory of buildings for sale	12	742	691
Assets classified as held for sale	13	319	5
Cash and cash equivalents	14	3,356	3,578
		10,650	12,047

Total assets		39,181	40,777

(1)
Non material adjustment of comparative figures, see Note 1.F.(1) below.
(2)
Reclassified - see Note 1.F.(1) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Financial Position (Cont.)

		December 31
	Note	2015 (unaudited)	2014
		NIS millions
Capital	15
Premium on shares		3,262	2,698
Capital reserves		42	(86)(1)
Accumulated losses		(3,173)	(2,822)(1)
Capital (capital deficit) attributed to shareholders of the Company		131	(210)
Non-controlling interests	3.E	3,726	3,539(1)
		3,857	3,329

Non-current liabilities
Debentures	16	17,002	18,721
Loans from banks and other financial liabilities	16	2,898	3,664
Hybrid financial instrument in respect of non-recourse loan	16	2,900	3,069(1)
Financial liabilities presented at fair value	16.C.3	73	13
Other non-financial liabilities		118	108
Provisions	17	241	235
Deferred tax liabilities	32	1,648	1,510
Employee benefits	18	167	174
		25,047	27,494

Current liabilities
Current maturities of debentures	16	2,959	3,303
Credit from banking corporations and current maturities of loans from banks and others	16	2,183	1,863
Derivatives		26	50
Payables and credit balances	19	2,137	1,874(2)
Trade payables	20	2,618	2,468(2)
Current tax liabilities		136	133
Overdraft		27	80
Provisions	17	191	183(2)
		10,277	9,954

Total capital and liabilities		39,181	40,777

Date of approval of the financial statements: March 29, 2016

IDB Development Corporation Ltd.

Consolidated Statements of Income

		For the year ended December 31
	Note	2015 (unaudited)	(1)2014	2013
		NIS millions

Revenues
Sales and services	24	17,978	18,546	19,985
The Group's share in the profit of investee companies accounted for by the equity method, net	25	-	-	61
Gain from realization and increase in value of investments, assets and dividends, and gain as a result of rise to control	26A.	255	958	96(4)
Increase in fair value of investment property	27A.	439	439	417
Other revenues		11	1	24
Financing income	28A.	387	1,200	665
		19,070	21,144	21,248
Expenses
Cost of sales and services	29	12,945	13,223(4)	13,844(4)
Research and development expenses		55	27	108
Selling and marketing expenses	30	3,180	3,495(4)	3,492(4)
General and administrative expenses	31	917	1,034	1,139
The Group's share in the loss of investee companies accounted for by the equity method, net	25	21	491(2)	-
Loss from realization, impairment, and write-down of investments and assets	26B.	43	484(3)	138
Decrease in fair value of investment property	27B.	130	26	97
Other expenses		13	11	13
Financing expenses	28B.	1,302	2,467(2)	2,433(2)
		18,606	21,258	21,264
Profit (loss) before taxes on income		464	(114)	(16)
Taxes on income	32	(274)	(359)	(304)

Profit (loss) for the year from continuing operations		190	(473)	(320)
Profit (loss) from discontinued operations, after tax		(255)	(296)(3)	846(3)
Net profit (loss) for the year		(65)	(769)	526

Net profit (loss) for the year attributed to:
The Company’s owners		(360)	(988)(2)	(146)(2)
Non-controlling interests		295	219(2)	672(2)
		(65)	(769)	526

Earnings (loss) per share to the Company’s owners	15.F	NIS	NIS	NIS
Basic and diluted loss per share from continuing operations		(0.18)	(2)(3) (2.62)	(2)(3) (2.87)
Basic and diluted earnings (loss) per share from discontinued operations		(0.42)	(3) (1.30)	(3)2.20
Basic and diluted loss per share		(0.60)	(3.92)	(0.67)

(1)
Following the realization of the investment in Given Imaging Ltd., its financial statements are no longer consolidated with theCompany's financial statements beginning on February 27, 2014.
(2)
Non material adjustment of comparative figures, see Note 1.F.(2) below.
(3)
Restated due to discontinued operations (Clal Holdings Insurance Enterprises), see note 3.I.1 below.
(4)
Reclassified - see note 1.F.(1). below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Comprehensive Income

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Net profit (loss) for the year	(65)	(769)(2)	(2)526

Other comprehensive income items after initial recognition under comprehensive income which have been transferred or will be transferred to profit and loss, net of tax
Foreign currency translation differences for foreign operations	12	348	(263)
Foreign currency translation differences for foreign operations, charged to profit or loss	(1)	25	3
Effective part in changes in the fair value of cash flow hedging	-	10	(12)
Net change in the fair value of cash flow hedging, charged to profit and loss	1	-	11
The Group's share in other comprehensive income (loss) in respect of investee companies accounted for by the equity method	(74)	572	(315)

Total other comprehensive income (loss) after initial recognition under comprehensive income which has been transferred or will be transferred to profit and loss	(62)	955	(576)

Other comprehensive income items which will not be transferred to profit and loss, net of tax
Actuarial gain (loss) from defined benefit plan	4	(14)	6
Revaluation of fixed assets transferred to investment property	-	5	7
Change, net, in the fair value of financial assets at fair value through comprehensive income	-	(2)	(8)
The Group's share in other comprehensive income in respect of investee companies accounted for by the equity method	5	3	-

Total other comprehensive income (loss) which will not be transferred to profit and loss	9	(8)	5

Total other comprehensive income (loss) for the year, net of tax	(53)	947	(571)

Total comprehensive income (loss) for the year	(118)	178	(45)

Attributed to:
The Company’s owners	(401)	(374)(2)	(2) (480)
Non-controlling interests	283	552(2)	(2)435

Comprehensive income (loss) for the year	(118)	178	(45)

(1)
Following the realization of the investment in Given Imaging Ltd., its financial statements are no longer consolidated with theCompany's financial statements beginning on February 27, 2014.
 (2)
Non material adjustment of comparative figures, see Note 1.F.(2) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Changes in Equity

	Attributed to the Company’s owners
	Share capital	Other reserves	Reserves in respect of transactions with non-controlling interests	Reserves from translation differences	Hedging reserves	Reserves in respect of financial assets through other comprehensive income	Revaluation reserves	Accumulated losses	Total capital (capital deficit) attributed to shareholders of the Company	Non-controlling interests	Total capital
	NIS millions
For the year ended December 31, 2015 (unaudited)
Balance as at January 1, 2015	2,698	251	(137)(3),(2)	(313)	36(3)	(4)	81	(2,822)(2)	(210)(2)	3,539(2)	3,329
Profit (loss) for the year	-	-	-	-	-	-	-	(360)	(360)	295	(65)
Other comprehensive income (loss) for the year (see Note 15.D. below)	-	-	-	(33)	(13)	-	-	5	(41)	(12)	(53)
Transactions with owners charged directly to equity, investments of owners and distributions to owners
Capital raising (see note 15.B. below)	564	-	-	-	-	-	-	-	564	-	564
Receipat of a subordinated loan from the controlling shareholder (see note 16.C.3. below)	-	157	-	-	-	-	-	-	157	-	157
Receipts for claims settlements in which the Company is a party (see note 23.c.1.d. and e. below).	-	22	-	-	-	-	-	6	28	-	28
Dividends to non-controlling interests	-	-	-	-	-	-	-	-	-	(66)	(66)
Acquisition of interests in subsidiaries from non-controlling interests (1) (see also note 3.H.3.A. below)	-	-	(7)	(6)	1	-	5	-	(7)	(63)	(70)
Non controlling interests in respect of business combination (see note 3.H.6.A. below)	-	-	-	-	-	-	-	-	-	21	21
Investments of non- controlling interests in consolidated companies	-	-	-	-	-	-	-	-	-	7	7
Change in non-controlling interests following discontinuance of consolidation of a subsidiary	-	-	-	-	-	-	-	-	-	1	1
Share-based payments granted by consolidated companies	-	-	-	-	-	-	-	-	-	4	4
Realization of financial assets measured at fair value through other comprehensive income	-	-	-	-	-	2	-	(2)	-	-	-
Balance as at December 31, 2015 (unaudited)	3,262	430	(144)	(352)	24	(2)	86	(3,173)	131	3,726	3,857

(1)
Includes effects in respect of expiry of share-based payment instruments in consolidated companies.
(2)
Non material adjustment of comparative figures, see Note 1.F.(3) below.
(3)
Reclassified, see note 1.F.(1) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Changes in Equity (cont.)

	Attributed to the Company’s owners
	Share capital	Premium on shares	Other reserves	Reserves in respect of transactions with non-controlling interests	Reserves from translation differences	Hedging reserves	Reserves in respect of financial assets through other comprehensive income	Revaluation reserves	Treasury shares	Accumulated losses	Total capital (capital deficit) attributed to shareholders of the Company	Non-controlling interests	Total capital
	NIS millions
For the year ended December 31, 2014
Balance as at January 1, 2014	61	2,146	251	45	(692)	(71)	(14)	80	(656)	(3)(1,821)	(3) (671)	4,687	4,016
Profit (loss) for the year	-	-	-	-	-	-	-	-	-	(3) (988)	(3) (988)	(3)219	(769)
Other comprehensive income (loss) for the year (see Note 15.D. below)	-	-	-	-	502	114	(1)	1	-	(2)	614	333	947
Transactions with owners charged directly to equity, investments of owners and distributions to owners
Changes in the Company’s capital	(61)	(595)	-	-	-	-	-	-	656	-	-	-	-
Capital raising and conversion to capital of shareholders loans	-	1,147	-	-	-	-	-	-	-	-	1,147	-	1,147
Dividends to non-controlling interests	-	-	-	-	-	-	-	-	-	-	-	(349)	(349)
Acquisition of interests in subsidiaries from non-controlling interests (1)	-	-	-	(3),(4)(177)	(123)	(4)(7)	-	-	-	-	(307)	(3) (860)	(1,167)
Sale of interests in subsidiaries to non-controlling interests(2)	-	-	-	(5)	-	-	-	-	-	-	(5)	38	33
Change in non-controlling interests following discontinuance of consolidation of a subsidiary	-	-	-	-	-	-	-	-	-	-	-	(538)	(538)
Share-based payments granted by consolidated companies	-	-	-	-	-	-	-	-	-	-	-	9	9
Realization of financial assets measured at fair value through other comprehensive income	-	-	-	-	-	-	11	-	-	(11)	-	-	-
Balance as at December 31, 2014	-	2,698	251	(137)	(313)	36	(4)	81	-	(2,822)	(210)	3,539	3,329

(1)
Includes effects in respect of expiry of share-based payment instruments in consolidated companies.
(2)
Includes effects in respect of realization of share-based payment instruments in consolidated companies.
(3)
Non material adjustment of comparative figures, see Note 1.F.(2) below.
(4)
Reclassified, see note 1.F.(1) below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Changes in Equity (cont.)

	Attributed to the Company’s owners
	Share capital	Premium on shares	Other reserves	Reserves in respect of transactions with non-controlling interests	Reserves from translation differences	Hedging reserves	Reserves in respect of financial assets through other comprehensive income	Revaluation reserves	Treasury shares	Accumulated losses	Total capital (capital deficit) attributed to shareholders of the Company	Non-controlling interests	Total capital
	NIS millions
For the year ended December 31, 2013
Balance as at January 1, 2013	61	2,146	251	53	(419)	(68)	(14)	78	(656)	(3) (1,677)	(3) (245)	(3)4,801	4,556
Profit (loss) for the year	-	-	-	-	-	-	-	-	-	(3) (146)	(3) (146)	(3)672	526
Other comprehensive income (loss) for the year (see Note 15.D. below)	-	-	-	-	(328)	(10)	(3)	3	-	4	(334)	(237)	(571)
Transactions with owners charged directly to equity, investments of owners and distributions to owners
Dividends to non-controlling interests	-	-	-	-	-	-	-	-	-	-	-	(319)	(319)
Acquisition of interests in subsidiaries from non-controlling interests(1)	-	-	-	14	-	-	-	-	-	-	14	(25)	(11)
Sale of interests in subsidiaries to non-controlling interests(2)	-	-	-	(32)	64	7	-	-	-	-	39	580	619
Non-controlling interests in respect of business combination	-	-	-	-	-	-	-	-	-	-	-	543	543
Change in non-controlling interests following discontinuance of consolidation of subsidiaries (primarily Clal Insurance Enterprise Holdings)	-	-	-	-	-	-	-	-	-	-	-	(1,673)	(1,673)
Sale of interests in subsidiaries to non-controlling interests through profit sharing policies, net (4)	-	-	-	10	(9)	-	-	-	-	-	1	306	307
Transaction with controlling shareholder in subsidiary	-	-	-	-	-	-	-	-	-	-	-	1	1
Share-based payments granted by consolidated companies	-	-	-	-	-	-	-	-	-	-	-	38	38
Realization of financial assets measured at fair value through other comprehensive income	-	-	-	-	-	-	3	-	-	(3)	-	-	-
Amortization of revaluation reserve, following rise to control, to surplus	-	-	-	-	-	-	-	(1)	-	1	-	-	-
Balance as at December 31, 2013	61	2,146	251	45	(5) (692)	(71)	(14)	80	(656)	(1,821)	(671)	4,687	4,016

(1)
Includes effects in respect of expiry of share-based payment instruments in consolidated companies.
(2)
Includes effects in respect of realization of share-based payment instruments in consolidated companies.
(3)
Non material adjustment of comparative figures, see Note 1.F.(2) below.
(4)
Including effects with respect to the discontinuance of the consolidation of Clal Holdings Insurance Enterprises.
(5)
Includes NIS 14 million with respect to the assets and liabilities of Given Imaging Ltd., classified as held for sale.

The notes attached to the consolidated financial statements constitute an integral part hereof.
Consolidated Statements of Cash Flows

	For the year ended December 31
	2015 (unaudited)	(1)2014	2013
	NIS millions
Cash flows from operating activities
Profit (loss) for the year	(65)	(769)(2)	526(2)
Loss (profit) from discontinued operations, after tax	255	296(4)	(846)(4)

Adjustments:
The Group's share in the loss (net profit) of investee companies accounted for by the equity method, net	21	491(2)	(61)
Dividends received	226	27	40
Realization profits, increase and write-downs, net, of investments, assets and dividends and gain as a result of rise to control	(212)	(474)(4)	42(4)
Increase in fair value of real estate investments, net	(309)	(413)	(320)
Amortization of fixed assets and deferred expenses	713	781(3)	759(3)
Amortization of intangible assets and others	300	355	374
Financing costs, net	913	1,266(2)	1,753(2)
Expenses of tax on income, net	274	359	304
Income tax paid, net	(108)	(197)	(208)
Share-based payment transactions	4	9	27
Payments in respect of the settlement of derivatives, net	-	(6)	(17)
	2,012	1,725	2,373
Changes in other balance sheet items
Change in other receivables and debit balances (including long term amounts)	(50)	(18)(3)	(21)(3)
Change in trade receivables (including long term amounts)	222	495	559
Change in inventory	248	49	196
Change in non-current inventory	(14)	(13)	(43)
Change in provisions and in employee benefits	4	2	9
Change in trade payables	205	(24)(3)	(192)(3)
Change in other payables, credit balances, provisions and other liabilities (including long term amounts)	34	98(3)	11
	649	589	519

Net cash from continuing operating activities	2,661	2,314	2,892
Net cash from discontinued operating activities	-	-	1,362(5)
Net cash from operating activities	2,661	2,314	4,254
(1)
Following the realization of the investment in Given Imaging Ltd., its financial statements are no longer consolidated with the Company's financial statements beginning on February 27, 2014.

 (2)
Non material adjustment of comparative figures, see Note 1.F.(2) below.
(3)
Reclassified, see note 1.F.(1) below.
(4)
Restated due to the presentation of Clal Holdings Insurance Enterprises, results as part of discontinued operations, see note 3.I.1. below.
(5)
An amount of NIS 1,350 million in respect of Clal Holdings Insurance Enterprises and an amount of NIS 12 million in respect of Credit  Swiss

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Consolidated Statements of Cash Flows (Cont.)

	For the year ended December 31
	2015 (unaudited)	(1)2014	2013
	NIS millions
Cash flows from investing activities
Deposits, loans and long term investments provided	(1)	(197)	(2)
Repayment of long term deposits and loans provided	50	95	18
Decrease (increase) in pledged and restricted deposits, net	18	478	(196)
Current investments, loans and short-term deposits, net	1,217	(438)	(915)
Investments and loans in investee companies accounted for by the equity method	(65)	(50)	(35)
Non-current investments	(2)	(3)	(126)
Investments in fixed assets and intangible assets	(865)	(845) (2)	(2) (739)
Investments in investment property	(457)	(463)	(508)
Receipts (payments) in respect of the settlement of derivatives, net	(5)	4	(12)
Acquisitions of subsidiaries, net of acquired cash, as part of their initial consolidation	6	(6)	127
Receipts in respect of the realization of consolidated companies, net of cash spent as part of the discontinuance of their consolidation	(4)	1,315	(2)
Receipts from realization of non-current investments, including dividend from realization	154	93	366
Receipts from realization of investment property, fixed assets and other assets	163	229	622
Taxes paid in respect of investment property, fixed assets and other assets	(8)	(88)	(12)
Interest received	90	116	136

Net cash from (used in) continuing investing activities	291	240	(1,278)
Net cash used in discontinued investing activities - Clal Holdings Insurance Enterprises	-	-	(4,097)
Net cash from discontinued investing activities - Cresit Swiss	-	(3)1,202	2,182
Net cash from (used in) investing activities	291	1,442	(3,193)

Cash flows from financing activities
Repayment of non-current financial liabilities	(3,894)	(5,958)	(5,552)
Interest paid	(1,406)	(1,724)	(1,668)
Purchase of shares in consolidated companies from non-controlling interests	(75)(3)	(1,167)	(11)
Dividends to non-controlling interests in consolidated companies(4)	(66)	(349)	(272)
Non-current financial liabilities received	1,643	1,332	3,248
Company capital raising	564	1,147	-
Subordinated loan from the controlling shareholder (see note 16.C.(3) below)	210	-	-
Receipts for claim settlement (see note 23.c.1.d and e. below)	28	-	-
Current financial liabilities, net	(115)	120	(134)
Receipts from non-controlling interests in consolidated companies, net(5)	4	2	92
Payments in respect of the settlement of derivatives, net	(67)	(101)	(27)
Sales of shares in consolidated companies to non-controlling interests	-	-	528
Net cash used in continuing financing activities	(3,174)	(6,698)	(3,796)
Net cash used in discontinued financing activities - Clal Holdings Insurance Enterprises	-	-	(659)
Net cash used in financing activities	(3,174)	(6,698)	(4,455)

Change in cash and cash equivalents from continuing operations	(222)	(4,144)	(2,182)
Change in cash and cash equivalents from discontinued operations	-	1,202	(1,212)
Change in cash and cash equivalents from continuing operations and discontinued operations	(222)	(2,942)	(3,394)
Balance of cash and cash equivalents at beginning of year	3,578	6,313	9,943
Effects of fluctuations in exchange rates on balances of cash and cash equivalents	-	54	(106)
Change in cash presented under held for sale assets	-	153	23
Balance of cash presented under held for sale assets	-	-	(153)

Balance of cash and cash equivalents at end of year	3,356	3,578	6,313

.
 (1)
 Following the realization of the investment in Given Imaging Ltd., its financial statements are no longer consolidated with the
Company's financial statements beginning on February 27, 2014

 (2)
Reclassified, see note 1.F.(2) below.
(3)
For details regarding the acquisition of Shufersal shares, see note 3.H.3.C. below.
(4)
See note 3.E. below..
(6)
Includes consideration from the exercise of options into shares received from non-controlling interests.
(7)
See note 3.E. below.

The notes attached to the consolidated financial statements constitute an integral part hereof.

IDB Development Corporation Ltd.

Notes to the financial statements as of December 31, 2015

Note 1 – General
A.
IDB Development Corporation Ltd. ("the Company") is an Israeli resident Company incorporated in Israel. The Company’s registered address of record is 3 Azrieli Center, Triangular Tower, 44th floor,Tel Aviv. The Company is a holding company, investing on its own behalf and through investee companies in companies mainly operating in various sectors of the Israeli and global economy. Some of the investee companies operate by way of global diversification of their investments. In recent years, the Company put a special emphasis on examining possibilities for disposing of such investments, considering, inter alia, the Company’s financing needs and regulatory developments, with the aim of stabilizing the Company's position. See also Note 3.H.5.b. and c below for details regarding an outline which was determined by the Commissioner of Capital Markets, Insurance and Savings at the Ministry of Finance (the "Commissioner") for the sale of the Company’s control of and holdings in Clal Holdings Insurance Enterprises, and regarding the failure of the negotiations for the sale of the Company’s holding in Clal Holdings Insurance Enterprises, and the passage of the time period which the Commissioner determined for the Company to sign an agreement for the sale of the control of Clal Holdings Insurance Enterprises, after which the Commissioner’s directives in  connection with the sale of the Company's holdings in Clal Holdings Insurance EnterprisesLtd "The Commissioner's Directive"), shall apply.

As of the date of the supplementary judgment, as part of which the debt arrangement at IDB Holdings  Corporation Ltd. (“The debt arrangement” and “IDB Holdings”, respectively) was approved in January 2014 and until the date of completion ofthe first stage of the debt arrangement, in May 2014, all of the issued share capital (apart from shares held by the Company itself, which were dormant shares) and all of the voting rights at the Company were held by IDB Holdings through the trustees appointed by the Tel-Aviv-Jaffa District Court to carry out the debt arrangement at IDB Holdings. At the date of completion of the first stage of the debt arrangement, the (indirect) control in the Company was transferred to Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, in equal shares (through corporations under their control-Dolphin Netherlands B.V. (“Dolphin Netherlands”), a company incorporated in The Netherlands and which is under the control of Mr. Eduardo Elsztain and CAA Extra Holdings Ltd. (“CAA”), a company fully owned by Mr. Mordechai Ben-Moshe), and IDB Holdings no longer holds shares of the Company. For additional details regarding the debt settlement in IDB Holdings and the legal proceedings in connection therewith, see Note 16.G.(2) below.

On May 12, 2014, after the completion of the first stage of the debt settlement in IDB Holdings, and after the transfer of the Company’s shares to Dolphin Netherlands and C.A.A., and to the creditors in the debt settlement in IDB Holdings, in accordance with the provisions of the debt settlement, trading of the Company’s shares began on the Tel Aviv Stock Exchange Ltd (the "Tel Aviv Stock Exchange"). As of the publication date of the report, the Company’s stocks and debentures are listed for trading on the Tel Aviv Stock Exchange. In March 2016, the Court approved the amendment of the debt arrangement in IDB Holdings, which includes, inter alia, provisions regarding the injection of funds instead of the commitment to perform the tender offers for the purchase of shares in the Company in accordance with the debt arrangement, including by means of the issuance of bonds by the Company as well as provisions regarding turning the Company into a private bonds company (within the meaning of that term in the Companies Law).
On May 28, 2015, C.A.A. gave notice that it was exercising the buy me buy you mechanism in the shareholders’ agreement between the controlling shareholders, and accordingly, C.A.A. demanded to acquire all of the Company’s shares which are held by the Dolphin Group, at a price of NIS 1.64 per share. Dolphin Netherlands together with Inversiones Financieras Del Sur S.A.("IFISA") and Dolphin Fund Limited (" the Dolphin Group") announced that they will acquire C.A.A.’s shares as part of the buy me buy you process. There are disputes between the parties regarding the buy me buy you process, including the identity of the buying party in the process, and the question of an undertaking by the buying party in the buy me buy you process to perform the tender offers in accordance with the provisions of the debt settlement in IDB Holding, and the disputes on this matter are also being heard by the arbitrator.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
A.
(cont.)
On September 24, 2015, the arbitrator handed down a partial ruling whereby the Dolphin Group is the buyer in the buy me buy you process and C.A.A. is the seller, and C.A.A. undertakes to transfer to the Dolphin Group all of the Company's shares that it holds (13.99% of the Company's issued capital) at the price set in the buy me buy you offer.
On October 11, 2015, the buy me buy you process between the parties was completed, and in this context, inter alia, C.A.A. sold all of the Company's shares that it held to IFISA. Accordingly, IFISA increased the rate of its holding in the Company's issued capital from 17.73% to 31.72%, and the rate of the Dolphin Group's holding increased to 80.72%. In addition, the shareholders' agreement between the parties expired in accordance with its terms. For additional details regarding the completion of the buy me buy you process, as stated above, see Note 15.B.(5) below.

B.
Regarding the Company’s financial position, its cash flows and its ability to service its liabilities, it should be noted that since the completion of the first stage of the debt settlement in IDB Holding in May 2014 and until the date of the report, an amount of approximately NIS 2,024 million was invested in the Company’s equity and within the context of subordinated loans (such investments were carried out as part of the execution of the debt settlement in IDB Holding, as part of the rights issue performed by the Company in accordance with the shelf offering reports from June 9, 2014 and January 19, 2015, as part of the exercise of warrants (Series 1) of the Company in November 2014, as part of the exercise of warrants (Series 4) of the Company in June 2015, within the framework of the injection of subordinated loans into the Company in December 2015 and in February 2016 as well as in accordance with the provisions of the amendment of the debt arrangement in IDB Holdings, which was approved in March 2016), where out of the aforesaid amount a total of approximately NIS 529 million was invested by C.A.A. and approximately NIS 1,380 million was invested by the members of Dolphin Group and an additional sum of NIS 115 million was invested by the public as part participation in the rights issues as aforesaid. See Notes 15.B and 16.G.(2) below for additional details.
With respect to the uncertainty in connection with the Company’s financial position and its ability to service its liabilities, it is noted that: a) Dividend payments from direct investee companies decreased in recent years, and there are restrictions regarding the distribution of dividends by those companies; b) it is necessary to arrange the Company’s financial covenants vis-a-vis financing entities over time, in a manner whereby alternative financial covenants will be formulated, which will apply for the first time with respect to the results for the third quarter of 2016. (See Note 16.E.(12) below). Furthermore, pursuant to agreements with financing entities, any disposals of major holdings (including holdings of the Company in Clal Holdings Insurance Enterprises, as stated in Note 16.E.4.(c) below) would require the consent of said entities. (For details regarding restrictions on credit raising, pledges, investments and disposals, and additional restrictions pursuant to agreements with financing entities, see Note 16.E. below); The Company believes that the non-determination of the financial covenants vis-a-vis the financing entities, as stated above, constitutes a barrier to its ability to raise new credit or to refinance its debts (on this matter, see also Note 16.D. below regarding the rating of the Company’s debentures) and the covenants that will be determined will have a significant impact on the Company’s options on the matter; c) in accordance with the requirement issued by the Commissioner, a trustee was appointed for the Company regarding the control nucleus in Clal Holdings Insurance Enterprises, and an agreement was reached regarding an outline over time for the sale of the Company’s control of and holdings in Clal Holdings Insurance Enterprises. Negotiations for the sale of the Company’s holding in Clal Holdings Insurance Enterpriseswere unsuccessful, and the time period passed which had been set by the Commissioner for the signing of an agreement for the sale of the control of Clal Holdings Insurance Enterprises. For additional details, see Notes 3.H.5.A-C below; d) As at December 31, 2015, and proximate to the date of publication of the Financial Statements the market value of the Company in investee companies, directly held by it, is lower than the balance of its liabilities, also in consideration of liquid balances and non-marketable assets; e) there are currently legal proceedings being conducted against the Company, including a motion to approve a derivative claim on behalf of Discount Investment in connection with dividends which it distributed, and a motion for certification of a class action against the Company in connection with the transaction for the sale of Clal Holdings Insurance Enterprises, which was not completed, and rights issues which were performed by the Company. For details, see Note 23.C.(1)(H) and 23.C.(1)(k) below; In addition to the above mentioned, the Group will be required to deal with the implications of the Concentration Law. For details on this matter, see Note 3.G.3. below.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
B.
(cont.)
The Company is working and will continue to work towards dealing with the uncertainties that arise from the above:

As stated in note 16.E.(12) below, the Company is continuing to act in order to reach agreements with its lending entities in order to determine the financial covenants as well as additional contractual issues existing in the loan agreements. However, should the parties fail to reach agreements regarding the financial covenants, the financial covenants preceding the agreements dated June 29, 2012 (and in particular, the “economic equity” mechanism, including remedy periods included therein, and the financial covenant whereby the balance of cash and negotiable collateral shall not be lower than expected current maturities in the two quarters following the reported quarter (“the liquidity covenant”)) shall apply to the results of the third quarter of 2016 onwards. The Company estimates that it will not be able to meet the thresholds determined in the past with respect to the economic capital, and that it will not be able to meet the liquidity covenant, insofar as these prescriptions will be reapplied to the results of the third quarter of 2016.

As of December 31, 2015, the Company's loans at a scope of NIS 367 million, which are subject to the financial covenants in the Company's loan agreement, are classified under current liabilities, (thebalance of the loans, under current liabilities, which are subject to the same financial covenants is NIS 573 million) this in accordance with International Accounting Standards, see Notes 16.E.(12) and (14) below.
As of the reporting date, there are significant doubts as to the Company's continued existence as a  going concern, due to the Company's financial position; due to the cash which the Company requiresto service its liabilities considering the lack of success of the negotiations for the sale of the  Company's holdings in Clal Holdings Insurance Enterprises, and outline that had been set by the Commissioner for the sale of the control and the holdings in Clal Holdings Insurance Enterprises and the need to arrange over time the financial convenants that apply to the Company by virtue of agreements with lenders. In light of the above, there is uncertainty regarding the Company's ability to execute its business plans in an orderly and/or timely manner, and regarding its continued ability to service its liabilities in an orderly and/or timely manner. However, the Company's board of directors has determined that the Company is presently solvent and has the ability to serve its obligations in an orderly manner, as they fall due and that it is its intention to do so.

The financial statements include no reclassification nor adjustments to values of the Company’s assets and liabilities, which may be required if the Company will be unable to continue operating as a goingconcern.
C.
These financial statements have also been prepared in accordance with the Securities Regulations (Annual Financial Statements), 5770 -2010 ("The Financial Statements Regulations").
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).
These financial statements were approved by the Board of Directors of the Company on March 29, 2016.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
D.
Definitions
1.           Subsidiaries - entities controlled by the Company. Control is achieved when the Group is exposed   to, or has an interest in, variable returns on its involvement with the investee and may influencethese returns through its influence over the investee. When testing for existence of control, real voting rights, held by the Group and by others, are taken into account. See also note 2.A. below.

2.           Associates - companies (including gas and oil partnerships and participation units in venture capital funds) in which the Company or its subsidiaries have a direct or indirect holding and wheresignificant influence exists over their financial and operating policies and which are not subsidiaries. The investments in these companies are presented on the equity basis.

3.           Joint arrangement - an arrangement in which the Group has joint control with other (s), achieved through an agreement requiring unanimous agreement by all parties to said agreement with regardto operations which materially influence the returns from said arrangement.

4.           Joint venture - a joint arrangement in which the parties thereto have an interest in net assets attributable to the arrangement.

5.           Joint operations - a joint venture in which the Group has an interest in assets and commitments to  liabilities attributable to the arrangement.

6.           Investees - subsidiaries, associates and joint ventures.

7.           Significant influence - 20% or more of the voting rights or the right to appoint 20% or more of the   board of directors, unless it is apparent that significant influence does not actually exist. A holdingof less than 20% of such rights may also be considered as granting significant influence in cases where such influence is clearly apparent.

8.           Functional currency and presentation currency These financial statements are presented in NIS, which is the Company’s functional currency, and the financial data in them have been rounded tothe nearest million, except when otherwise indicated. The NIS is the currency that represents the principal economic environment in which the Company operates.

9.   The Financial Statements Regulations – The Securities Regulations (Annual Financial Statements), 5770 – 2010

10. The Companies Law - the Israeli Companies Law, 5759-1999.

11. IFRS - International financial reporting standards.

12. In these financial statements -

The Company	- IDB Development Corporation Ltd.
The Group	- The Company and its investees.
IDB Holdings	- IDB Holding Corporation Ltd. – the parent company until May 7, 2014.
Discount Investments	- Discount Investment Corporation Ltd.
Clal Holdings Insurance Enterprises	- Clal Holdings Insurance EnterprisesLtd.
IDB Tourism	- IDB Tourism (2009) Ltd.
Elron	- Elron Electronic Industries Ltd.
Cellcom	- Cellcom Israel Ltd.
Shufersal	- Shufersal Ltd.
Property & Building	- Property & Building Corporation Ltd.
Koor	- Koor Industries Ltd.
Adama	- Adama Agricultural Solutions Ltd. (formerly: Makhteshim-Agan Industries Ltd.)
IDBG	- IDB Group USA Investments Inc.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.
Basis for preparing the financial statements
1.
Basis of measurement
These financial statements were prepared on the basis of the historical cost of assets and liabilities except for the following assets and liabilities: financial instruments, derivatives and other assets and liabilities measured at fair value through profit or loss; financial instruments measured at fair value through other comprehensive income; liability for cash-settled share-based payment; investment property; inventory; biological assets; non-current assets and disposal groups held-for-sale; insurance liability; assets and liabilities for employee benefits; current tax assets and liabilities; biological assets measured at fair value less selling costs; liabilities in respect of options to investors the exercise price of which is linked to the CPI; provisions and investments in equity accounted investees.
For information regarding the measurement of these assets and liabilities see Note 2 below regarding significant accounting policies.
The value of non-monetary assets and equity items measured on the historical cost basis was adjusted to changes in the Consumer Price Index (CPI) until December 31, 2003, since until that date the economy of Israel was considered a hyperinflationary economy.
The following are details of the CPI and the rate of exchange of the dollar and of the percentage changes that occurred in them:
	Index		Exchange rate
	Known	Month	USD
	Points		NIS
As of:
December 31, 2015	118.70	118.58	3.902
December 31, 2014	119.77	119.77	3.889
December 31, 2013	119.89	120.01	3.471
Change in the period:
For the year ending
December 31, 2015	(0.9%)	(1.0%)	0.3%
December 31, 2014	(0.1%)	(0.2%)	12.0%
December 31, 2013	1.9%	1.8%	(7.0%)

2.
Operating cycle and classification of expenses recognized in the income statement.
The Group has two operating cycles. With regard to Property and Building operations for construction of buildings for sale, the operating cycle may be as long as three years. With regard to other Group operations, the operating cycle is one year long. As a result, current assets and current liabilities include items the realization of which is intended and anticipated to take place over the normal operating cycle as noted above. The format of analysis of the expenses recognized in the income statement is a classification method based on the activity characteristic of the expense. Additional information pertaining to the nature of the expense is included, insofar as relevant, in the notes to the financial statements.
3.         a.         Use of estimates and judgment
The preparation of financial statements in conformity with IFRS, requires managements of the Company and investee companies to make judgments, estimates and assumptions, including actuarial estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses and also components of capital. Actual results, which occur at a later time, may differ from these estimates.
The preparation of accounting estimates used in the preparation of the Company’s financial statements requires managements of the Company and investee companies to make assumptions regarding circumstances and events that involve considerable uncertainty. These managements prepare the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.
Estimates and underlying assumptions used in the preparation of these financial statements are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Below is a description of the critical accounting estimates used in preparing these financial statements, which required managements of the Company and investee companies to make assumptions regarding significantly uncertain circumstances and events.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.
Basis for preparing the financial statements (cont.)
3.
(cont.)
a.
Use of estimates and judgment (cont.)
The main estimates with regard to insurance business included in comparative figures (in the year 2013) on the financial statements are primarily based on actuarial assessments. Assessment of class action lawsuits (see Note 23 below) is based on the assessment by Legal Counsel, while other estimates are based, inter alia, on external valuations and assessments by other experts.

Estimate	Main assumptions	Potential implications	Main references
Fair value measurement of investment property.	Expected rate of return on investment property.	Gain or loss due to change in fair value of investment property and investment property under construction.	Notes 2.f below and Note 7.b and c. below.
Recoverable amount of cash-generating units (including goodwill), of associates and assets.
● Pre-tax discount rate and expected growth rate - with regard to cash-generating units.
● After -tax discount rate and expected growth rate - with regard to associates.
● Cash flows are determined based on past experience with the asset or with similar assets and on the Group’s best assumption with regard to economic conditions expected to prevail.
● Assessments by external assessors and valuators with regard to fair value, net of realization cost, of assets.
Change in impairment loss.
● Note 10.D.1 below with regard to impairment review of goodwill attributable to Cellcom and determination of the recoverable amount of operations thereof.
● Note 3.H.4.c below with regard to the examination of an impairment of the investment in Adama.
● Note 3.G.3 below with regard to the Company’s estimate regarding the likelihood of completing one of the alternatives of either turning the Company or Discount Investments into a private company, or a merger between the Company and Discount Investments, which would enable the continued control of Cellcom by the Company after December 2019.

Existence of control, effective control or significant influence
Judgment with regard to determination of the Group’s holding stake in shares of investees (considering the existence and influence of significant potential voting rights), its right to appoint members of the executive body of these companies (typically, the Board of Directors) based on bylaws of these investees, the composition and rights of other shareholders of these investees and its capacity to set operating and financial policy for the investees or to participate in setting such policy.
		Accounting treatment of investee as a subsidiary or as an equity accounted entity.	Note 2.a.1 below with regard to accounting treatment of subsidiaries and equity-accounted investees.
Valuation and estimated useful life of intangible assets	● Estimated useful life of intangible assets and expected economic developments. ● Expected cash flows from customer relations and other intangible assets and replacement cost of brands.	● Misallocation of acquisition cost of investments in investees. ● Recognition of accelerated or decelerated depreciation compared to eventual actual results.	Note 10 – Intangible assets.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.
Basis for preparing the financial statements (cont.)
3.
(cont.)
a.
Use of estimates and judgment (cont.)

Estimate	Main assumptions	Potential implications	Main references
Uncertain tax positions.
● The degree of uncertainty associated with acceptance of the Group’s tax positions and the risk of incurring additional tax and interest expenses. This is based on an analysis of multiple factors, including interpretations of tax statutes and the Group’s past experience, including with regard to classification of tax losses carried forward.
● Estimate of the amount of losses carried forward that can be utilized, the expected taxable income, its timing and the amount of deferred taxes to be recognized.
		● Recognition of additional expenses for taxes on income. ● Changes in amounts of tax assets for tax losses carried forward.	Note 32 – Taxes on income.
The fair value of a subordinated convertible loan from the controlling shareholder	● Indication of the fair value for the Company’s equity. ● Unobserved data that are at the base of the model that is implemented in the determination of the value of the subordinated loan.
● At the time of the initial recognition - classification of the amount that has been recorded in equity that is attributed to the shareholders in the Company opposite the amount that is recorded as a liability.
● After the time of the initial recognition - a change in the profit or loss in respect of a change in the fair value of the subordinated loan, which is recorded under financing income or expenses.

● Note 21.F.(2) below, regarding the sensitivity analysis for financial instruments that are measured at fair value at level 3.
● Note 16.C.(3) below regarding the amounts that have been recognized in these financial statements in respect of the subordinated loan, as well as Note 16.G.(2)(e) below regarding its conditions.

Hybrid financial instrument with respect to Koor’s non-recourse loan.	● The value of Adama’s shares. ● Unobserved data underlying the binomial model applied to determine the value of embedded derivatives.	Change in gain or loss with respect to change in fair value of embedded derivative and to change in carrying amount of the host contract recognized under financing income or expenses.
● Note 21.F.2 below with respect to sensitivity analysis of financial instruments measured at fair value at level 3.
● Note 16.F.1.b below with respect to key estimates used to determine the fair value of embedded derivative and the book value of the host contract in the hybrid financial instrument.
● Note 2.C.2 below with respect to accounting policies used to determine the carrying amount of the host contract and the fair value of the embedded derivative.

Estimation of likelihood of contingent liabilities.	Whether it is more likely than not that economic resources with respect will be expended to lawsuits filed against the Company and its investees, based on the opinion of legal counsel.	Creating or reversing a provision with respect to a claim.	Note 23 with respect to contingent claims and contingent liabilities.
Un-asserted legal claim.	Reliance on internal estimates by handling parties and the managements of the companies. Weighing the estimated likelihood of a claim being filed and the likelihood of any claim filed to prevail.	In view of the preliminary stage of the clarification of the legal claims, the actual results may differ from the assessment made prior to the filing of the suit.	Note 23.C. below with respect to claims against the Company and its investee companies.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.
Basis for preparing the financial statements (cont.)
3.
(cont.)
b.
Fair value determination
For the purpose of preparing these financial statements, the Group is required to determine the fair value of certain assets and liabilities. Additional information about assumptions used in determining the fair value is presented in the following notes:
1.
Note 4 – Other Investments;
2.
Note 6 – Fixed assets acquired in a business combination;
3.
Note 7 – Investment property;
4.
Note 10 – Intangible assets;
5.
Note 21 – Financial instruments;
6.
Note 16.F.1.b. regarding the embedded derivative in the non-recourse loan;
7.
Annex B – Share-based payment arrangements
In determining the fair value of assets or liabilities, the Group uses observed market data, in as much as possible; fair value measurements are classified into three levels of the fair value hierarchy, based on data used for the estimate, as follows:
Level 1 - Quoted (un-adjusted) prices on active markets for identical assets or liabilities.
Level 2 - Observed market data, directly or indirectly, not included in Level 1.
Level 3 - Data not based on observed market data.
4.
The examination of the materiality of evaluations of assets for the purposes of their disclosure or their attachment.
The Company examines the materiality of asset and liability valuations, for the purpose of their disclosure or attachment to the annual and interim financial statements, in accordance with Regulation 8B of the Regulations (Periodic and Immediate Reports) Securities, 5730-1970, and Legal Position 105-23: Parameters for Examining Materiality of Valuations, which was issued by the Securities Authority in July 2014. Generally, a valuation will be deemed very material if the object of the valuation constitutes 10% or more of the Company’s total assets in the consolidated Statement of Financial Position at the last day of the reporting period, or if the effect of the change in value on the net profit or comprehensive income attributable to the Company’s owners, as applicable, exceeds 10% of the net profit or comprehensive income attributable to the Company’s owners, respectively, for the reporting period (“the Results Test”) provided that for the results test, the effect of change in value due to valuation of net or comprehensive income attributable to equity holders of the Company, as the case may be, amounts to 5% or more of equity attributable to equity holders of the Company. A valuation which is not highly material would be deemed material if it fulfills a quantitative threshold which is half of the quantitative threshold which is parallel for the classification of a very material valuation as specified above (meaning 5% rather than 10% and 2.5% rather than 5%). Application of the Results Test for materiality of a valuation in an interim period shall be done with respect to the net profit or the comprehensive income attributable to the Company’s owners, as applicable, projected for the current year as a whole.
If it is not possible to make a reasonable estimate of the projected net profit or comprehensive income for the current year as a whole, the Results Test will be applied with respect to net profit or comprehensive income, as applicable, for the four quarterly periods prior to the last date of the interim period. When the valuation meets the Results Test for being defined as “very material” (“a very material valuation according to the Results Test”), the Company evaluates whether on the basis of qualitative considerations, it is appropriate to determine that it is not very material and therefore will not be attached to the financial statements.
In accordance with the aforesaid legal position, the Company’s evaluation also includes an additional test, the “Representative Income” test, which constitutes an accepted parameter for evaluating the results of holding companies like the Company. The Representative Income parameter is used by the Company to examine materiality and insignificance also in other contexts. According to the aforesaid additional test, in the absence of other special qualitative considerations, a very material valuation according to the Results Test will not be deemed a very material valuation and will not be attached to the financial statements if the effect of the change in the value of the valuation object (attributable to owners of the Company) is less than 10% of the “Annual Representative Income” attributable to the Company’s owners (which is the profit for four quarters), calculated on the basis of the average in absolute values of the quarterly profit/loss attributable to the Company’s owners in each one of the last 12 quarters.

IDB Development Corporation Ltd.

Note 1 – General (cont.)
E.
Basis for preparing the financial statements (cont.)
4.
(cont.)
Moreover, in the absence of special qualitative considerations, a very material valuation according to the Results Test will not be deemed very material and will not be attached to the financial statements if the effect of the object of the valuation on net profit or comprehensive income (attributable to the owners of the Company), as applicable, as included in the financial statements of the current reporting period (annual or interim), is less than 10% of net profit or comprehensive income (attributable to the owners of the Company) for the prior reporting year, and it is not probable to exceed 10% of the projected net profit or comprehensive income (attributable to the owners of the Company) of the coming reporting year. In instances in which as a result of applying these tests, a very material valuation according to the Results Test is not attached, disclosure of such is provided in the Directors’ Report, as required by the aforesaid legal position.
Qualitative considerations could lead to the attachment of the valuation even if from a quantitative viewpoint, it does not meet the tests for definition as “very material.”
5.
Attachment of material associates
Regarding the application of regulations 44 and 44A of the Securities (Periodic and Immediate Reports) Regulations and regulations 23 and 24 of the Securities (Annual Financial Statements) Regulations, 5770-2010, with respect to associates that their financial statements are required to be attached because the amount included in the income statement in respect of the Company’s investment in the associate reflects, in its absolute value, twenty percent or more of the Company’s profit or loss for the reporting period, in its absolute value or that condensed information regarding the associate is required to be attached because the amount included in profit or loss in respect of the Company’s investment in the associate constitutes, in its absolute value, 10 percent or more of the Company’s profit or loss for the reporting quarter, in its absolute value. In the reporting period, the Company’s share of the total profit or loss, in its absolute value, of the affiliated company over the course of the four quarters ending on the date of the interim statement of financial position, constituting twenty percent or more of the total profit or loss, in its absolute value, of the entitiy over the course of the four quarters ending on the date of the interim statement of financial posiiton. (For the purpose of the attachment of abbreviated information in respect of the affiliated company, the test is 10% or more of the aforesaid in respect of the testing for attachment in the interim period).
The position of the Company is that in the absence of any special qualitative consideration, the financial statements of associates that meet all three following ratios will be considered immaterial in relation to the financial statements of the Company and will therefore not be attached, and condensed information will not be disclosed in respect thereto:
a.
The result of multiplying the associate’s assets by the rate held in it, is less than 0.5% of total assets in the Company’s Statement of Financial Position;
b.
The result of multiplying the associates’ income by the rate held in it, is less than 0.5% of total income in the consolidated income statement of the Company for the reporting quarter;
c.
The Company’s share of the results of the associate (in absolute value) is less than 5% of the Group’s share of profits of associates, net, in the reporting quarter (in absolute value).
The comparative figures in these financial statements have been reclassified for consistency. The said reclassifications have not had an impact on the equity or on the profit for the said period. The following are details of the main reclassifications that have been made:
a.
The reclassification of an amount of NIS 38 million in the consolidated statements of financial position as at December 31, 2014, from other payables to provisions under current liabilities.
b.
In the consolidated statements of financial position as at December 31, 2104, trade payables and provisions under current liabilities have been reduced by the amounts of NIS 36 million and NIS 15 million, respectively, in parallel to a reduction in other payables.
c.
In the consolidated statements of income for the years ended December 31, 2013 and 2014, amounts of NIS 9 million and NIS 8 million, respectively, have been reclassified from selling expenses to cost of sales and services.
d.
The reclassification of an amount of NIS 7 million in the consolidated statements of changes in equity as at December 31, 2014, from hedging reserves to reserves for transactions with non-controlling interests.
e.
The reclassification of an amount of NIS 5 million in the consolidated statements of cash flows for the years ended December 31, 2013 and 2014, from investments in fixed assets and intangible assets under investment activities to depreciation of fixed assets and the amortization of deferred expenses under cash flows from operating activities.

Note 1 – General (cont.)
F.
Reclassification and Immaterial adjustment of comparative figures and the retrospective adjustment of the profit (loss) per share data
(2)
Immaterial adjustment of the comparative figures
a.
Following an immaterial adjustment, which was recorded by Adama in its financial statements, as from the first quarter of 2015, of the balances of the inventory and the deferred taxes, which relate to Adama's inventory as at January 1, 2014 and as at December 31, 2014, (because of a change in the balance of unrealized profit in respect of inventory that was sold between Adama's subsidiary companies), an immaterial adjustment of the comparative figures has been made in these financial statements, as detailed below:
The balance of the investments in investee companies that are treated at equity in the consolidated statements of financial position as at December 31, 2014, has been reduced by NIS 3 million; the balance of the losses in the statements of financial position as at January 1, 2014 have been increased by NIS 6 million; the balance of capital reserves in the consolidated financial statements as at December 31, 2014, has been reduced by NIS 3 million; the balance of non-controlling interests in the consolidated financial statements as at December 31, 2014, has been reduced by NIS 6 million; the Group's share of the losses of investee companies treated at equity, net and the loss attributed to the shareholders in the Company for the year ended December 31, 2014 have been reduced by NIS 9 million and NIS 6 million, respectively and the income for the year ended December 31, 2014, which is attributed to the non-controlling interests has been increased by NIS 3 million.
b.
An immaterial adjustment has been made to these financial statements, which Koor has made to its financial statements as from the first quarter of 2015, regarding the tax amounts that were included in the derivative embedded in the hybrid financial instrument in respect of the non-recourse loan received by Koor as part of the merger of Adama and ChemChina, as at January 1, 2014, and December 31, 2014, as detailed below:
The balances of the aforementioned hybrid financial instrument in the consolidated statements of financial position as at January 1, 2014 and as at December 31, 2014 have decreased by NIS 13 million and NIS 21 million, respectively; the balance of losses in the consolidated statements of financial position as at January 1, 2014 and December 31, 2014 have decreased by NIS 7 million and NIS 12 million, respectively; the balance of capital reserves in the consolidated statements of financial position as at December 31, 2014 have increased by NIS 4 million; the balance of non-controlling interests in the consolidated statements of financial position as at January 1, 2014 and December 31, 2014 have increased by NIS 6 million and NIS 5 million, respectively; the financing expenses in the consolidated statements of income for the years ended December 31, 2013 and 2014 have decreased by NIS 13 million and NIS 8 million, respectively (the the shareholders in the Company share of the reduction in the said expenses is by NIS 7 million and
The Company believes that this treatment is in accordance with the provisions of International Accounting Standard (IAS) 8, “Accounting Policies, Changes in Accounting Estimates and Errors”.
3.
The profit (loss) per share data have been restated for the years ended December 31, 2013 and 2014 because of the resultant impacts of the holdings in Clal Holdings Insurance Enterprises (primarily changes in the fair value of the investment in it) for the discontinued operations, as stated in Note 3 I.1. below.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy
The principles of the accounting policy stated below have been applied consistently for all periods presented in these consolidated financial statements, except if stated otherwise. The accounting policies set out below, in connection with the consolidated financial statements, relate to both the Group companies and the associates of the Group. In this note, matters regarding which the Group has chosen accounting alternatives that are permitted in accounting standards and/or matters for which there is no explicit instruction in accounting standards, or of early adopting new accounting standards are presented in bold type. The bold type serves only to identify the aforesaid matters and does not assign to it any higher importance compared to writing not in bold type.
A.
Consolidated financial statements
The consolidated financial statements include the financial statements of companies controlled by the Company (subsidiaries). Control is achieved when the Group is exposed to, or has an interest in, variable returns on its involvement with the acquired entity and may influence these returns through its influence over the acquired entity. When testing for existence of control, real voting rights, held by the Group and by others, are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.
Material intra-group balances and transactions, as well as any income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Material balances and transactions between the Group and the associates and jointly controlled companies as well as any income and expenses arising from such transactions are eliminated against the asset involved in the transaction, according to the rate of holding in such companies. Losses not yet realized were eliminated in the same manner in which gains not yet realized were eliminated, as long as there was no evidence of a decline in value.
Business combinations and transactions with non-controlling shareholders
1.         Business combinations
A business combination is a transaction or other event in which the acquirer obtains control over one or more businesses.
A business is a combined system of operations and assets that can be operated and managed with the objective of providing a return in the form of dividends, reduced costs or other economic benefits to the investors directly or to other owners, members or participants.
A business is comprised of inputs and processes implemented with respect to these inputs, which have the ability to produce outputs.
The Group implements the acquisition method for all business combinations.
The acquisition date is the date on which the acquiring entity achieves control over the acquired entity. The Company exercises discretion in determining whether the acquired entity is a business, in determining the acquisition date and in determining whether control has been obtained.
Subsidiaries
The financial statements of subsidiaries are included in the consolidated financial statements of the Company from the date that control commences until the date that control ceases. Accounting policy of subsidiaries was modified as needed, to align it with the accounting policy adopted by the Group.
●
The Group recognizes goodwill at acquisition according to the fair value of the consideration transferred including any amounts recognized in respect of rights that do not confer control in the acquired entity as well as the fair value at the acquisition date of any pre-existing equity right of the Group in the acquired entity, less the net amount of the identifiable assets acquired and the liabilities assumed. The consideration transferred includes the fair value of the assets transferred to the previous owners of the acquired entity, the liabilities incurred by the acquirer to the previous owners of the acquired entity and equity instruments issued by the Group. If the Group makes an acquisition at a low price (acquisition includes negative goodwill), it recognizes the gain arising from it on the income statement upon acquisition. Furthermore, goodwill is not adjusted in respect of the utilization of carry-forward tax losses that existed on the date of the business combination. The adjustment for such losses is recognized in profit or loss.
●
On the acquisition date the acquirer recognizes a contingent liability assumed in a business combination if there is a present obligation resulting from past events and its fair value can be reliably measured.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.
Consolidated financial statements (cont.)
Subsidiaries (cont.)
●
In a business combination achieved in stages, the difference between the acquisition date fair value of the Group’s pre-existing equity rights in the acquired entity and the carrying amount at that date is recognized in profit or loss under gain on sale and increase in value of investments and assets, dividends and gain from rise to control. For this purpose, the fair value of a marketable asset is its market value, except when circumstances clearly indicate that the fair value of the aforesaid asset is different from its market value.
●
The consideration paid includes the fair value of any contingent consideration. After the acquisition date, the Group recognizes changes in fair value of the contingent consideration classified as a financial liability in the Statement of Income, whereas contingent consideration classified as an equity instrument is not remeasured. Changes in liabilities for contingent consideration in business combinations that occurred before January 1, 2010, continue to be applied to goodwill and are not recognized in the Statement of Income.
●
Costs associated with the acquisition that were incurred by the acquirer in the business combination such as: broker’s fees, consulting fees, legal fees, valuations and other fees with respect to professional or consulting services, other than those related to debt or capital issuance with respect to the business combination, are expensed in the period in which the services are rendered.
Structured entities
A Group associate does business with structured entities for securitization of its customer debt. The aforementioned associate has no direct nor indirect holding in shares of said entities. A structured entity is included in the consolidated financial statements of the aforementioned associate when control of said entity was achieved, as defined above.
2.
Non-controlling shareholders
Non-controlling shareholders comprise the equity of a subsidiary that cannot be attributed, directly or indirectly, to the parent Company and they include additional components such as: share-based payments that will be settled with equity instruments of subsidiaries and share options of subsidiaries.
Measuring non-controlling shareholders’ rights on the date of the business combination
Non-controlling shareholders’ rights that are instruments that give rise to a present ownership interest and entitle the holder to a share of net assets in the event of liquidation (for example: ordinary shares), are measured at the date of the business combination at either fair value, or at their proportionate interest in the identifiable assets and liabilities of the acquired entity, on a transaction-by-transaction basis. This accounting policy choice does not apply to other instruments that meet the definition of non-controlling shareholders’ rights (for example: options to ordinary shares). Such instruments are measured at fair value or in accordance with other relevant IFRSs.
Allocation of profit or loss and other comprehensive income to shareholders
Income or loss and any other comprehensive income items are attributed to equity holders of the Company and to non-controlling shareholders. Total profit or loss and other comprehensive income is attributed to equity holders of the Company and to non-controlling shareholders, even if this results in a negative balance of non-controlling shareholders. If there is an arrangement between the shareholders by which the parent Company bears all the losses, such an arrangement is accounted for as a transaction between shareholders on the equity level.
Transactions with non-controlling shareholders, while retaining control
Transactions with non-controlling shareholders while retaining control, are accounted for as equity transactions. Any difference between the consideration paid or received and the change in the non-controlling shareholders is recognized in a reserve from transactions with non-controlling shareholders under the equity attributable to the Company’s owners. The capital reserve from transactions with non-controlling shareholders is not applied to the Statement of Income or the Statement of Comprehensive Income (not even upon the sale of the subsidiary for which the reserve was created).
When changes occur in the holding rate of a subsidiary, while retaining control, the Company reallocates the cumulative amounts recognized in other comprehensive income between the Company’s owners and the non-controlling shareholders.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.
Consolidated financial statements (cont.)
2.
Non-controlling shareholders (cont.)
The amount of the adjustment to non-controlling shareholders is calculated as follows:
For an increase in the amount of the holding, according to the proportionate share acquired from the balance of non-controlling shareholders in the consolidated financial statements prior to the transaction and allocated original differences.
For a decrease in the amount of the holding, according to the proportionate share realized by the owners of the subsidiary in the net assets of the subsidiary, including any goodwill and attributable original differences, without any change in their values. The cash flows deriving from transactions with non-controlling shareholders while retaining control are classified under financing activities in the statement of cash flows.
Inter-Company transactions for the transfer of shares of subsidiaries (whether the transactions are executed in cash or by an exchange of shares), in which there has been a change in the rate of the non-controlling shareholders, were accounted for as transactions with non-controlling shareholders.
The extension of a put option to non-controlling interests
A put option that has been extended by the Group to non-controlling interests in a consolidated company, where the said option is cleared in cash or in another financial instrument, is recorded as a liability in accordance with the present value of the additional amount payable on exercise, and it is treated as a conditional purchase cost of the non-controlling interests. In subsequent periods, changes in the value of the liability in respect of the put options that have been extended as from January 1, 2010, are recognized in profit and loss under the effective interest method.
Changes in the liabilities in respect of the put option that was extended by the Group to non-controlling interests before January 1, 2010 are treated as follows: The revaluation of the liability in respect of the time component and payments of dividends to non-controlling interests receives expression in the financing expenses, whereas the revaluation of the liability in respect of other changes in the estimate of the amount payable for the additional amount payable in respect of the additional payment on exercise has been reflected against goodwill.
The Group's share of the profits of a subsidiary company includes the share of the non-controlling interests to whom the Group has extended a put option. Even in cases in which the non-controlling interests have access to economic benefits deriving from the rights in the investee company. Accordingly, profits, losses or other comprehensive income (losses) are not allocated to the non-controlling interests who hold the put option. At the time of the expiration of the put option, the liability will be cancelled and the goodwill will be cancelled against non-controlling interests in accordance with their value in the statement of financial position and the balance will be reflected in profit and loss.
3.
Transactions resulting in discontinuance of consolidation of financial statements
Loss of control
Upon the loss of control, the Group derecognizes the assets and liabilities of the subsidiary, any non-controlling shareholders and amounts recognized in capital reserves through other comprehensive income related to the subsidiary. If the Group maintains any investment in the former subsidiary, this outstanding investment is measured at fair value upon loss of control. The difference between the sum of the proceeds and fair value of the retained interest, and the derecognized balances is recognized in the Statement of Income, under the item for “profit from realization and increase in value of investments and assets, dividends as well as a profit resulting from an increase to control” or under the item for “loss from realization, impairments and amortization of investments and assets”, according to the matter. Subsequently the retained interest is accounted for as an equity-accounted investee or as a financial asset depending on the level of influence retained by the Group in the relevant Company.
The amounts recognized in capital reserves through other comprehensive income with respect to the same subsidiary are reclassified to profit or loss or to retained earnings in the same manner that would have been applicable if the subsidiary had itself realized the same assets or liabilities.
4.
Joint operations
When the Group has an interest in assets and liabilities attributed to joint arrangements, the Group recognizes the assets, liabilities, income and expenses of the joint operations pro-rata to its interest in these items, including its share of items jointly held or created. Gain or loss from transactions with joint ventures are only recognized up to the shares of the other parties to the joint venture. When these transactions provide indication of impairment of said assets, the Group recognizes the loss in full.

Note 2 – Principles of the Accounting Policy (cont.)
A.
Consolidated financial statements (cont.)
5.
Reversal of mutual transactions
Intra-group balances and any material unrealized income and expenses arising from intra-group transactions, are reversed in preparing these financial statements. Unrealized gain from transactions with associates and joint ventures have been reversed against the asset subject to the transaction, in conformity with Group interest in these investments. Losses not yet realized were eliminated in the same manner in which gains not yet realized were eliminated, as long as there was no evidence of a decline in value.
6.         Investment in associates and joint ventures
In assessing significant influence over an associate, potential voting rights that are currently exercisable or convertible into shares of investment in associates and joint ventures is accounted for using the equity method and is initially recognized at cost. The investment cost includes transaction costs. Transaction costs which are directly attributed to the expected acquisition of an associate company or joint venture are recognized as an asset under the item for deferred expenses in the statement of financial position. These costs are added to the cost of the investment on the acquisition date. These financial statements include the Group’s share of profit or loss of investees and joint ventures (including recognition of profit or loss with respect to the Company’s share of a capital reserve recorded by investees and joint ventures with respect to transactions with non-controlling shareholder) and in their other comprehensive income (loss), after adjustments to align the accounting policies with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.
When the Group’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term interests that form part thereof, is reduced to nil. When the Group’s share of long-term interests that form a part of the investment in the investee is different from its share in the investee’s equity, the Group continues to recognize its share of the investee’s losses, according to its economic interest in the long-term interests at that time. The recognition of further losses of the investee is discontinued unless the Group has an obligation to support the investee or has made payments on behalf of the investee, or has granted loans to it.
Excess cost of associates and joint ventures is presented as part of the investment. The excess cost of an investment in an associate or joint venture over the Group’s interest in the fair value of the associate’s identifiable assets (including intangible assets) net of the fair value of its identifiable liabilities (after the allocation of taxes) on the date of acquisition is attributable to goodwill.
Excess cost in an associate or joint venture is allocated to identifiable assets and identifiable liabilities having a finite useful life and amortized according to the aforesaid useful life. Goodwill and intangible assets having an indefinite useful life are not systematically amortized. For review of impairment of goodwill and intangible assets, see Note 2.m. below.
For attribution of deferred taxed with respect to investment in associates and joint ventures - see note 2.M.3. below.
For adjustments from translation of financial statements of associates and joint ventures, see section b.2. below.
7.
Change in the amounts of holdings in equity-accounted associates and joint ventures on a balance sheet basis value, while maintaining significant influence or joint control
When the Group increases its interest in an associate or joint venture accounted for by the equity method while retaining significant influence, it implements the acquisition method only with respect to the additional interest obtained whereas the previous interest is not remeasured and remains the same.
When there is a decrease in the interest in an associate or joint venture accounted for by the equity method while retaining significant influence or joint control, the Group derecognizes a proportionate part of its investment and recognizes a gain or loss from the sale under the item for “profit from realization and increase in value of investments and assets, and dividends as well as a profit resulting from an increase to control” or under the item for “loss from realization, impairment and amortization of investments and assets”, according to the matter. The cost of the rights sold is determined according to a weighted average for purposes of calculating the gain or loss from the sale.
Furthermore, a proportionate part of the amounts recognized in capital reserves through other comprehensive income with respect to said equity-accounted associate or joint venture are reclassified to profit or loss or to retained earnings. The aforementioned accounting treatment also applies in cases where an investment in an associate turns into an investment in a joint venture or vice versa.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
A.
Consolidated financial statements (cont.)
8.
Loss of significant influence or joint control
The Group discontinues application of equity-based accounting upon losing significant influence over the investee or joint control of the joint venture, and accounts for its remaining investment as a financial asset or – in the case of achieving control – as a subsidiary, as the case may be.
Upon losing significant influence or joint control, the Group measures at fair value any remaining investment in the former associate or joint venture.
The Company recognizes on the income statement under the item for “profit from realization and increase in value of investments and assets, and dividends as well as a profit resulting from an increase to control” or under the item for “loss from realization, impairment and amortization of investments and assets,” respectively, any difference between the fair value of any remaining investment and any proceeds from realization of any part of the investment in the associate or joint venture and the carrying amount of said investment upon said date. The amounts recognized in equity through other comprehensive income with regard to that associate or joint venture are reclassified to profit or loss or retained earnings, in the same manner that would have been required had the associate or joint venture realized the related assets or liabilities itself.
9.         Acquisition of an asset company
Upon acquisition of an asset company, the Group exercises judgment in determining whether this is an acquisition of a business or of an asset, in order to determine the accounting treatment of such transaction. When reviewing whether an asset company constitutes a business, the Group evaluates, inter alia, the nature of existing processes at the asset company, including the scope and nature of any management, security, cleaning and maintenance services provided to tenants.
Transactions where the acquired company constitutes a business are treated as a business combination, as described above. However, transactions where the acquired company does not constitute a business are treated as the acquisition of a group of assets and liabilities. In such transactions, the acquisition cost including any transaction costs is attributed pro-rata to the identified assets and liabilities acquired based on their pro-rata fair value upon acquisition. In the latter case, no goodwill is recognized and no deferred taxes are recognized for temporary differences upon the acquisition date.
B.
Foreign currency
The functional currency is determined separately for each investee Company, including an associate presented by the equity method, and this currency is the basis for measuring its financial position and results of operations. When the functional currency of an investee Company is different from that of the Company, the investee Company constitutes a foreign operation and its financial statements are translated for purposes of their inclusion in the financial statements of the Company.
1.
Foreign currency transactions
Transactions in foreign currencies are translated to the relevant functional currencies of the Group companies at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items denominated in foreign currency and measured at historical cost, are translated using the exchange rate as of the transaction date. Foreign currency differences arising on translation to the functional currency are generally recognized in profit or loss, although such foreign currency differences are recognized in other comprehensive income (loss) when they arise from the translation of derivatives used in cash flow hedges, to the extent the hedge is effective.
2.
Foreign operations
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to euro at exchange rates at the reporting date. The income and expenses of foreign operations are translated to NIS at exchange rates at the dates of the transactions.
Foreign currency translation differences are recognized as part of other comprehensive income (loss) and are presented in equity as part of the translation reserve for foreign operations (“translation reserve”).
When the foreign operation is a non-wholly-owned subsidiary of the Group, then the relevant proportionate share of the foreign operation translation difference is allocated to the non-controlling shareholders.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
B.
Foreign currency (cont.)
2.
Foreign operations (cont.)
The financial statements of a foreign operation not directly held are translated into NIS according to the step-by-step consolidation method, by which the financial statements of the foreign operation are first translated into the functional currency of the direct parent company and are after that translated into the functional currency of the ultimate parent company.
Therefore, when a foreign operation not directly held is disposed of, the Group reclassifies to profit or loss the cumulative amount in the translation reserve created in the direct parent company of the foreign operation. If the indirectly held foreign operation and the direct parent company have the same functional currency, the Group’s policy is to not classify to profit or loss foreign currency differences that were accumulated in the translation reserve of the ultimate parent company upon the disposal of a foreign operation not directly held as aforesaid.
When a directly held foreign operation is disposed of, such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as a part of the gain or loss on disposal.
Furthermore, when the Group’s interest in a subsidiary that includes a foreign operation changes, while retaining control in the subsidiary, a proportionate part of the cumulative amount of the translation difference recognized in other comprehensive income (loss) is reattributed to non-controlling shareholders.
When the Group realizes part of an investment which is an associate or a joint venture which includes foreign operations, while maintaining significant influence or joint control, the pro-rata share of the accumulated exchange rate difference amount is reclassified to profit and loss.
In general, exchange rate differentials with respect to loans obtained by or extended to foreign operations, including foreign operations which are subsidiaries, are recognized on the consolidated financial statements under profit & loss.
When the settlement of loans that the Group received from a foreign operation or provided to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses deriving from these financial items are included as part of a net investment in a foreign operation, are recognized as part of other comprehensive income (loss) and are presented within equity as part of the translation reserve. The settlement of these loans is not considered disposal of a net investment in a foreign operation and therefore upon settlement of the loans as aforesaid, the foreign currency differences that were recognized in their respect in other comprehensive income will not be included in profit or loss.
C.
Financial instruments
1.
Non-derivative financial instruments
Non-derivative financial instruments comprise investments in equity and debt securities, loans and credit granted, trade receivables, cash and cash equivalents.
Initial recognition of financial assets
The Group initially recognizes loans and receivables and deposits on the date that they are created according to their fair value on the trade date. All other financial assets acquired in a regular way (regular way purchase), including assets designated at fair value through profit or loss, are recognized initially on the trade date. Financial assets are initially measured at fair value. If the financial asset is not subsequently accounted for at fair value, then the initial measurement includes transaction costs that are directly attributable to the asset acquisition or creation. The Group subsequently measures financial assets at either fair value or amortized cost as described below.
Derecognition of financial assets
Financial assets are derecognized when the contractual rights of the Group to the cash flows from the asset expire, or the Group transfers to others the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.
Any interest in transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability.
Regular way sales of financial assets are recognized on the trade date, meaning on the date the Company undertook to sell the asset.
Regarding the offset of financial assets and financial liabilities, see section 5 below.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.
Financial instruments (cont.)
1.
Non-derivative financial instruments (cont.)
Classification of financial assets into categories and the accounting treatment of each category
Since January 1, 2012 the Group has applied IFRS 9 (2009) Financial Instruments (“IFRS 9”) on an early basis with regard to the classification and measurement of financial assets, with a date of initial application of January 1, 2012, without early adoption of the remainder of the rules which were determined in the final version of IFRS 9 (2014), Financial Assets which is mentioned in section 1 of note 2.X. below.
IFRS 9 requires that an entity classify its debt instruments as being measured at amortized cost or fair value according to the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. IFRS 9 permits in certain cases to recognize the changes in fair value of the equity instruments in other comprehensive income (loss).
In accordance with the transitional provisions of IFRS 9, the classification of the financial assets held by the Group on the date of initial application of IFRS 9 (those not yet derecognized as of January 1, 2012) was based on the facts and circumstances of the business model by which the assets were held at that date.
Derecognition of financial assets
Financial assets measured at amortized cost
A financial asset is subsequently measured at amortized cost, using the effective interest method and net of any impairment loss, if:
●
The asset is held within a business model with the objective of holding the assets to collect the 7contractual cash flows.
●
According to the contractual terms of the financial asset, the asset gives rise on specified dates to cash flows that are solely payments of principle and interest, and
●
The Group has not elected to designate it at fair value through profit or loss in order to reduce or eliminate an accounting mismatch.
The fair value of financial assets measured at amortized cost, including trade and other receivables, excluding construction work in progress is estimated as the present value of future cash flows, discounted at the market rate of interest at the measurement date. Short-term trade and other receivables with no stated interest rate are measured at the original invoice amount if the effect of discounting is immaterial. The fair value of loans and other receivables is determined at initial recognition. In periods subsequent to initial recognition, the fair value is determined for disclosure purposes only.
The Group’s policy on impairment of financial assets measured at amortized cost is described in note 2.M.1. below.
Cash and cash equivalents – Cash comprises cash balances available for immediate use and call deposits. Cash equivalents comprise short-term highly liquid investments (with original maturities of three months or less) that are readily convertible into known amounts of cash and are exposed to insignificant risks of change in value. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.
Financial assets measured at fair value
Financial assets other than those classified as measured at amortized cost are subsequently measured at fair value with all changes in fair value recognized in profit or loss, other than as described below. Regarding certain financial assets which are capital in nature that are not held for trade, the Group has chosen the initial date of recognition of the asset, or the date of initial implementation of IFRS 9, to recognize the changes in fair value to other comprehensive income. For instruments which are measured according to fair value through other comprehensive income, profits and losses are never transferred to profit or loss and impairments are not recognized in the income statement.
Upon the disposal of the asset, the Group transfers the balance of the reserve in respect to retained earnings. The income from dividends in respect of these instruments is recognized in the income statement, unless they distinctively represent a recovery of some of the investment costs.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.
Financial instruments (cont.)
2.
Derivative financial instruments, including hedge accounting
The Group holds derivative financial instruments to hedge its foreign currency, linkage risk exposures and derivatives that do not serve hedging purposes, including separable embedded derivatives.
Derivatives are initially recognized at fair value. Attributable transaction costs are recognized on the income statement when incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for as follows.
Hedge accounting
A hedge is classified by the Group as an accounting hedge if at the beginning of the hedge the Group formally documents the relationship between the hedging instrument and hedged item, including the risk management objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship.
The Group makes an assessment, both at the inception of the hedge relationship as well as in subsequent periods, whether the hedging instruments are expected to be “highly effective” in offsetting the changes in the fair value or cash flows of the respective hedged items during the period for which the hedge is designated, and whether the actual results of each hedge are expected to be within a range of 80%-125%.
For a cash flow hedge of a forecast transaction, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect profit or loss.
Cash flow hedging
Changes in the fair value of the derivative hedging instrument designated as a cash flow hedge are recognized through other comprehensive income (loss) directly in a hedging reserve, to the extent that the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognized in profit or loss. The amount recognized in the hedging reserve is removed and included in profit or loss in the same period as the hedged cash flows affect profit or loss under the same line item in the income statement as the hedged item.
If the hedging instrument no longer meets the criteria for hedge accounting as described above, expires or is sold, terminated or exercised, then hedge accounting is discontinued prospectively. If the forecasted transaction has either taken place or is no longer expected to occur, then the cumulative gain or loss previously recognized in the hedging reserve is recognized immediately in profit or loss. When the hedged item is a non-financial asset, the amount recognized in the hedging reserve is transferred to the carrying amount of the asset when it is recognized. In other cases the amount recognized in the hedging reserve is transferred to income statement in the same period that the hedged item affects profit or loss.
Economic hedging
Hedge accounting is not applied to derivative instruments that economically hedge certain monetary assets and liabilities denominated in foreign currencies or linked to the CPI. Changes in the fair value of such derivatives are recognized on the income statement as financing income or expenses.
Derivatives that do not serve as a hedge and a hedge that does not meet the criteria of an accounting hedge
The changes in fair value of these derivatives are recognized in the income statement as financing income or expenses.
Separable embedded derivatives that do not serve hedging purposes
Embedded derivatives are separated from the host contract and accounted for separately if: (a) the economic characteristics and risks of the host contract and the embedded derivative are not closely related, (b) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and (c) the combined instrument is not measured at fair value through profit or loss.
Changes in the fair value of separable embedded derivatives are recognized in the income statement as financing income or expenses. See also note 16.F.1.b. below regarding an embedded derivative included in the non-recourse loan that was received by Koor.
As part of the adoption of IFRS 9, the Group has not separated embedded derivatives in a financial asset host contract. Instead, the entire financial instrument is assessed and classified as described above in section 1 above.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.
Financial instruments (cont.)
2.
Derivative financial instruments, including hedge accounting (cont.)
Business combination contracts
Forward contracts between an acquirer and a seller with respect to the sale or acquisition of a controlled entity, in a business combination at a future acquisition date, are not accounted for as a derivative, when the term of the forward contract does not exceed the period normally necessary for obtaining the approvals required for the transaction. The aforesaid accounting treatment does not apply to acquisitions and sales of equity accounted investees not within the framework of business combinations, which are treated in accordance with the balance sheet value method.
3.
Hybrid financial instruments
The non-recourse loan Koor received as part of the sale of control in Adama in 2011, which is secured solely by a pledge on shares of Adama, is economically equivalent to a combination of Koor’s obligation to transfer shares of Adama, against consideration received, with a call option of Koor to purchase shares of Adama. Accordingly, the non-recourse loan was separated into these two components, on the basis of an opinion of an independent appraiser.
The commitment to transfer shares of Adama (including the inflow that will derive from them), is the host contract, which is measured at initial recognition at fair value (at the amount in cash that was received as a loan which reflects that value of the cash flow deriving from holding shares of Adama at the date of the transaction, and is consistent with the value of the shares reflected in the price of the transaction). In subsequent periods the aforesaid liability is measured at amortized cost according to the present value of the expected fair value of the Adama shares on the expected date of repayment of the loan, discounted at the effective interest rate determined on the initial date of separating the host contract and the embedded derivative (based on the yield rate on equity that was used in the valuation of Adama shares). The value of the shares of Adama was estimated as specified in note 16.F.1.b below. The embedded derivative represents a call option of Koor to purchase shares of Adama and is calculated taking into consideration the future interest payments on the loan. Changes in the value of the host contract and the embedded derivative are recognized in profit or loss.
The aforesaid host contract and embedded derivative (“hybrid financial instrument for a non-recourse loan”) is presented net in a separate item in the Statement of Financial Position, and disclosure of its components and the main estimates used in the calculation thereof is given in note 16.F.1.b. below.
4.
Assets and liabilities linked to the CPI which are not measured at fair value
The value of CPI-linked financial assets and liabilities, which are not measured at fair value, is remeasured every period in accordance with the actual increase/decrease in the CPI.
5.
Financial liabilities
The Group has non-derivative financial liabilities, such as: bank overdrafts, bonds issued by the Group, loans and credit from banking institutions and other credit providers, finance lease liabilities, and trade and other payables.
Initial recognition of financial liabilities
The Group initially recognizes debt instruments issued, at their date of creation according to their fair value on the trade date.
Financial liabilities are initially recognized at fair value with the addition of all attributable transaction costs. Subsequent to initial recognition, financial liabilities are measured at amortized cost, in accordance with the effective interest method.
Transaction costs directly attributable to an expected issuance of an instrument that will be classified as a financial liability are recognized as an asset in the Statement of Financial Position. These transaction costs are deducted from the financial liability upon its initial recognition, or are amortized as financing expenses in the income statement when the issuance is no longer expected to occur. Upon the expansion of bond series in consideration for cash, the bonds are initially recognized according to their fair value which is the consideration received for the issuance (as this is the best market to which the issuer has immediate access), without any recognition of profit or loss in respect of the difference between the consideration for the issue and the stock exchange value of the marketable bonds near the time of their issue.
Derecognition of financial liabilities
Financial liabilities are derecognized when the obligations of the Group, as set out in the agreement, expire, are settled or are cancelled.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
C.
Financial instruments (cont.)
5.
Financial liabilities (cont.)
Change in terms of debt instruments
An exchange of financial liabilities having substantially different terms, between an existing borrower and lender are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value, with the difference being recognized in profit or loss under financing income or expenses. Moreover, significant changes in terms and conditions of an existing financial liability or part thereof are treated as discharge of the original financial liability and recognition of a new financial liability.
The terms are substantially different also if the discounted present value of the cash flows according to the new terms, including any commissions paid, less any commissions received and discounted using the original effective interest rate, is different by at least ten percent from the discounted present value of the remaining cash flows of the original financial liability.
In addition to the aforesaid quantitative examination, the Group also examines qualitative criteria in order to determine whether there has been an exchange of debt instruments having substantially different terms, including the overall features of the exchanged debt instruments and the economic parameters inherent in them, which when substantially different may create a different economic risk for the holder of the debt instruments at the time of the exchange. These economic parameters comprise, inter alia, the average duration of the exchanged debt instruments and to what extent the terms of the debt instruments (such as linkage to the CPI, linkage to foreign currency, variable interest) have an effect on the cash flows from the instruments. In this respect, in the absence of any unusual circumstances indicating otherwise, a new debt instrument that removes or adds linkage to the CPI or the exchange of a debt instrument bearing variable interest with a debt instrument bearing fixed interest and vice versa, is considered a debt instrument with substantially different terms.
Offset of financial instruments
A financial asset and financial liability are offset and presented in a net amount in the Statement of Financial Position when the Group has an immediately enforceable right to offset the amounts recognized and it has the intention to settle the asset and the liability on a net basis or to realize the asset and settle the liability simultaneously.
6.         Issuance of block of securities
The consideration received from the issuance of a block of securities is attributed at first to financial liabilities that are measured each period at fair value through profit or loss, and then to financial liabilities that are measured only upon initial recognition at fair value.
The remaining amount is the value of the equity component. Direct issuance costs are attributed to the specific securities in respect of which they were incurred, whereas joint issuance costs are attributed to the securities on a proportionate basis according to the allocation of the consideration from the issuance of the block, as indicated above.
D.
Fixed assets
1.
Recognition and measurement
Fixed asset items are measured at cost less accumulated depreciation and any accumulated impairment losses.
The cost of fixed assets includes costs that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, and any other costs directly attributable to bringing the asset to the location and condition necessary for it to begin operating in the manner intended by management, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located (when the Group has an obligation to dismantle and remove the asset or to restore the site), as well as capitalized credit costs. Purchased software that is integral to the related equipment is recognized as part of that equipment. Spare parts, servicing equipment and stand-by equipment are classified as fixed assets if compliant with the definition of fixed assets pursuant to IAS 16 – otherwise they are classified as inventory.
When major parts of a fixed asset item (including costs of major periodic inspections), such as communication networks, have different useful lives, they are accounted for as separate items (major components) of fixed assets, and each component is depreciated over its useful life.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
D.
Fixed assets (cont.)
1.
Recognition and measurement (cont.)
Changes in the obligation to dismantle and remove the items and to restore the site on which they are located, other than changes deriving from the passing of time, are added or deducted from the cost of the asset in the period in which they occur. The amount deducted from the cost of the asset shall not exceed the balance of the carrying amount on the date of change, and any balance is attributed in the income statement. The costs of constructing facilities for the prevention of environmental pollution, which increase the useful life or efficiency of the facility, or reduce or prevent pollution of the environment, are included in the cost of the fixed assets and depreciated according to the Group’s regular depreciation policy.
2.
Subsequent costs
The cost of replacing part of a fixed asset item and other subsequent costs are recognized in the carrying amount of the fixed asset if it is probable that the future economic benefits associated with them will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part of a fixed asset item is derecognized. The costs of the day-to-day maintenance of fixed asset items are recognized on the income statement when incurred.
3.
Depreciation
Depreciation is the systematic allocation of the recoverable value of an asset over its useful life span. Depreciable amount, or another amount in lieu of cost, is the asset cost less its residual value.
An asset is depreciated from the date it is ready for use, meaning the date it reaches the location and condition required for it to operate in the manner intended by management.
Depreciation is recognized in the income statement (unless it is included in the carrying amount of another asset) on a straight-line basis over the estimated useful lives of each part of a fixed asset item, since this method reflects the forecasted consummation pattern of the future economic benefits inherent in the asset in the best manner. Leased assets, including land under financing lease and leasehold improvements, are depreciated over the lease period or the useful life of the assets, whichever is shorter, unless it is reasonably expected that the Group would take ownership of the asset upon termination of the lease period. Owned land is not depreciated. Costs of significant overhauls are depreciated over the earlier of the remaining useful life of the relevant asset or the date of the next overhaul.
The estimated useful lives for the current and comparative periods are as follows:
Years
Buildings	25-50
Machinery, plant & equipment	3-22	(mainly 10-14 years)
Office furniture and equipment	3-17
Computers	3-7
Vehicles	3-7	(2013 and 2014 – 3 – 10 years)
Fixtures in leased buildings	3-24
Communications network	4-20
Communications network control and examination equipment	4-7
Airplanes	20-25
Flying and operating equipment	7
Land under finance lease*	Over the period of the lease
*
See also section G below in this note.
The estimates used for the depreciation methods, useful lives and residual values are reviewed at least at the end of each financial year, and adjusted if appropriate.
E.
Intangible assets
1.
Goodwill
Goodwill that arises on the acquisition of subsidiaries, acquisition of an operation in business combinations and goodwill that arises when recognizing and recording a contingent consideration liability relating to a put option granted by the Group to non-controlling shareholders, is presented as part of intangible assets. For information on measurement of goodwill at initial recognition - see section a.1 above in this note.
Subsequent measurement
Goodwill is measured at cost less accumulated impairment losses, if any. Goodwill, in respect of investees which are treated according to the equity basis method, is included in the investment’s book value.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
E.
Intangible assets (cont.)
2.
R&D
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement when incurred.
Development activities are activities that are connected to a plan or design for the production of new or substantially improved products and processes. Development costs are recognized as an intangible asset only if: development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset.
The expenditure recognized as an intangible asset from research activities includes the cost of materials, direct labor, overhead costs that are directly attributable to preparing the asset for its intended use and capitalized borrowing costs. Other development expenditure is recognized in income statement as incurred.
Direct and certain indirect development costs deriving from the development of an information system for self-use, and salaries of employees working on the development of software during the development period, are recognized as an intangible asset. These assets are amortized on a straight-line basis from the date the asset is ready for use. These assets are tested for impairment once a year until such date as they are available for use.
In subsequent periods, development expenditure recognized as an intangible asset is measured at cost less accumulated amortization and accumulated impairment losses.
3.
Other intangible assets
a.
Intangible assets that are acquired in a business combination are recognized at their acquisition date fair value. Subsequent to initial recognition, intangible assets acquired by the Group are measured at cost (including direct costs required in order to bring the assets to operation), less accumulated amortization (other than intangible assets having an indefinite useful life) and impairment losses.
b.
Subsequent expenditure is recognized as an intangible asset only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in income statement as incurred.
c.
Customer relations - The excess cost that was attributed in subsidiaries to customer relations. These customer relations have a finite useful life.
d.
Brand - The excess cost that was attributed in subsidiaries to a brand. Some of the brands have a finite useful life and some have an indefinite useful life.
e.
Lease agreements - Excess cost attributed in a subsidiary to lease agreements. The lease agreements have a limited period of time. The useful life of this asset also takes into consideration options to extend the lease period.
f.
Other than goodwill, for part of the brands and the agreement with Rafael, which have indefinite useful lives, amortization is calculated in accordance with the expected economic benefit from the assets in each period, on the basis of the estimated useful life of each group of assets, from the date that they are available for use i.e. (brought to the working condition for their intended use). If the intangible assets consist of several components with different estimated useful lives, the individual significant components are amortized over their individual useful lives. Intangible assets created in Group companies are not systematically amortized until they are available for use. Therefore, intangible assets not available for use, such as development costs, are tested for impairment at least once a year, until such date as they are available for use.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
E.
Intangible assets (cont.)
3.
Other intangible assets (cont.)
The estimated useful lives for the current and comparative periods of the principal intangible assets are as follows:
Years
Client relations	5-10 years (2013: 5-20 years, mainly 6-8 years)
Brands and trademarks	20 years (2013: 8-20 years, mainly 20 years)
Licenses	17-20 (mainly 17 years)
Licensing in associate	8
IT	4
Software	3-7
Concessions	8-33 (mainly 4-10 years)
Use rights of patents and technology	2013: 8-20 years (mainly 8 years)
Development costs recognized as intangible asset	2013: 3 years
Intangible assets from acquisition of products in associate	20
Non-competition and confidentiality agreement	2-5
Marketing rights in associate	5-10
Lease agreements	3-20
Orders backlog	1-3
Right to use trademarks of an associate	4 years

The systematic amortization of development in progress that was acquired in a business combination begins upon the beginning of sales deriving from the developed technology. The amortization period reflects the future useful life, based on an assessment of the period in which there will be sales deriving from the developed technology.
The estimates regarding amortization methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.
Goodwill, a brand having an indefinite useful life and technology and developments in progress whose lifetime has not yet been defined are not systematically amortized but are tested for impairment at least once a year.
The Group examines at least once a year the useful life of intangible assets that are not periodically amortized in order to determine whether the events and circumstances continue to support the decision that the intangible asset has an indefinite useful life.
F.
Investment property (real estate)
Investment property is property (land or building – or part of a building – or both) held by the Group (as the owner or by the lessee under a finance lease) either to earn rental income or for capital appreciation or for both, but not for:
1.
Use in the production or supply of goods or services or for administrative purposes; or
2.
Sale in the ordinary course of business.
Investment property is initially measured at cost including capitalized borrowing costs. Cost includes expenditure that is directly attributable to acquisition of the investment property. The cost of self-constructed investment property includes direct labor and material cost and other costs directly attributable to bringing the asset to the condition required for its intended use by management. In subsequent periods the investment property is measured at fair value with any changes therein recognized in the income statement.
The Group measures its investment property under construction as follows:
1.
According to fair value (without the capitalization of borrowing costs) when the fair value of the investment property under construction is reliably determinable; and
2.
When the fair value is not reliably determinable, at fair value of the land plus cost during the construction period until the earlier of the date on which construction is completed or when its fair value becomes reliably determinable.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
F.
Investment property (real estate)  (cont.)
When property is transferred from owner-occupied property to investment property, measured at fair value, the asset is re-measured according to fair value and is classified as investment property. Any gain from the re-measurement is recognized in other comprehensive income (loss) and presented in equity in a revaluation reserve, unless the gain reverses a previous impairment loss on the property, in which case the gain is first recognized in profit or loss (up to the amount of the previous impairment loss). Any loss is included directly as an expense. When an investment property that was previously classified as a fixed asset is sold, any related amount included in the revaluation reserve is transferred directly to retained earnings. When the investment property measured according to fair value becomes a fixed asset (owner-occupied property) or inventory, its fair value at the date of the change becomes the cost for subsequent accounting treatment. When inventory becomes investment property measured at fair value, any difference between the fair value of the property on that date and its previous value on the books is included directly in profit or loss.
The Group estimates the value of investment property at least once a year and when there are indications of changes in its value (whichever earlier).
The undertaking to pay a land betterment levy with respect to investment property is recognized on the date of realization of the rights. Accordingly, the measurement of the fair value of the investment property prior to the recognition of the liability to pay betterment fees, includes the negative cash flows attributed to the levy.
Gains and losses on disposal of an investment property are measured by comparing the proceeds from disposal with the fair value of the investment property before its sale, and are recognized in profit or loss under the item for “increase in the fair value of investment property”, or “decrease in the fair value of investment property”, as relevant.
G.
Leased Assets and Lease Payments
Leases, including land leases from the Israel Land Administration (“ILA”) or from third parties, where the Group essentially bears all risk and reward associated with the property, are classified as financing leases. Upon initial recognition the leased assets are measured and a liability is recognized at an amount equal to the lower of its fair value and the present value of the minimum lease payments. When measuring the liability for non-capitalized leases of land from the Administration, the Group discounts the future minimum lease payments at a real interest rate of 5% on the basis of the capitalization rate used by the Administration at the date of the lease agreement.
Future payments for exercising an option to extend the lease from the Administration are not recognized as part of an asset and corresponding liability since they constitute contingent lease payments that are derived from the fair value of the land on the future dates of renewing the lease agreement. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that type of asset.
Other leases are operating leases and the leased assets are not recognized on the Group’s Statement of Financial Position. Property under an operating lease classified by the Group as investment property is recognized in the Group’s Statement of Financial Position at fair value, and the lease is accounted for as a finance lease at initial recognition, meaning the asset is recognized at the fair value of the property or the present value of the minimum lease payments, whichever lower.
Prepaid lease fees to the Administration in respect of land leases classified as operating leases are presented on the Statement of Financial Position and recognized in profit or loss over the lease period. The lease period takes into consideration an option to extend the lease period if at the beginning of the lease it was probable that the option will be exercised.
When a lease includes both a land component and a buildings component, each component is considered separately for the purpose of classifying the lease, with the principal consideration regarding the classification of land being the fact that land normally has an indefinite useful life.
Lease payments in respect of operating leases of land related to projects under construction, which is not inventory, are recorded as a prepaid expense. Payments for an operating lease, other than contingent lease fees, are charged to the statement of profit and loss using the straight line method over the lease term.
Minimum lease payments made under finance leases are apportioned between the financing expense and the reduction of the outstanding liability. The financing expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
H.
Transactions for the acquisition of an irrevocable right to use the capacity of underwater communication lines
Transactions for the acquisition of an irrevocable right to use the capacity of underwater communication lines are accounted for as arrangements for the receipt of service. The amount paid in respect of the rights to use communication lines is recognized as a prepaid expense and is amortized on a straight line basis over the period specified in the agreement, including the period of the option, which constitute the estimated useful life of such capacities. See also section t. below.
I.
Inventory
Inventory is measured at the lower of cost and net realizable value. The cost of inventory includes expenditure incurred in acquiring the inventory and bringing it to its existing location and condition. In the case of inventories of work in progress and finished goods, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Net realizable value is determined on an ongoing basis, and takes into consideration the type of the product and its age, on the basis of past experience accumulated with respect to the life of the product.
Cost of inventory is determined as follows: inventory of goods in stores and warehouses – under the average moving price method; inventory of raw and packing materials – on a moving average basis or a “first in-first out” basis according to the type of material; inventory of finished goods and work in progress – at a standard cost that reflects the average manufacturing cost for the period, or on the basis of production expenses, with the component of raw and auxiliary materials being determined on a “first in – first out basis and the labor component and indirect expenses being determined on a weighted average basis or on a moving average basis, all in accordance with the nature of the finished product; purchased goods and spare parts – on a “first in – first out” basis or on a moving average basis.
J.
Inventory of cellular telephones and inventory for landline communications
Inventory of cellular telephones, related accessories and spare parts are presented at the lower of cost or net realizable value. Cost is calculated on a moving average basis.
The cost of inventory which serves line communications is measured on a “first-in, first-out” basis.
The Group periodically reviews inventory and its age and records a provision for impairment of inventory as needed.
K.
Inventory of real estate and residential apartments
Inventory of real estate and residential apartments is measured at the lower of cost and net realizable value. Inventory cost includes the cost of inventory acquisition (including pre-paid leasing fee) and of bringing it to the current location and state. In the case of inventory under construction and inventory of completed buildings, cost includes an appropriate share of construction overheads. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.
Inventory of real estate acquired in transactions in which the seller of the real estate receives building services is recognized at fair value on the date of handing over the real estate concurrently with the recognition of a liability for building services.
Inventory of real estate acquired in transactions in which the Group undertakes to hand over cash in an amount that depends on the price the apartments built on the land are sold, is measured according to the fair value of the financial liability created in respect of the anticipated future payments. In subsequent periods, the financial liability is remeasured according to the anticipated cash flows discounted at the original effective interest rate of the liability every period. Changes deriving from changes in the estimated cash flows constitute a part of the financing costs in respect of the financial liabilities in the proceeds transaction and are capitalized to the cost of the asset, to the extent they constitute qualifying borrowing costs.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
L.
Capitalization of borrowing costs
Specific borrowing costs and non-specific borrowing costs were capitalized to qualified assets over the period required for completion and construction, through the date on which they are ready for their designated use. Non-specific credit costs are capitalized to the investment in qualifying assets, or portion thereof, which was not financed with specific credit by means of a rate which is the weighted-average cost of the credit sources which were not specifically capitalized. Exchange rate differentials due to borrowing in foreign currency are capitalized to the extent considered as adjustment to interest costs. Other borrowing costs are recognized in the income statement when incurred. In the event of suspension of active development of a qualifying asset, the capitalization of the credit costs is suspended during that period.
M. Impairment
1.         Financial assets
A financial asset not carried at fair value through profit or loss, or at fair value through other comprehensive income (loss) is tested for impairment when objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.
Objective evidence that financial assets are impaired can include default by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor will enter bankruptcy, adverse changes in the payment status of borrowers, changes in the economic environment that correlate with insolvency of issuers, or the disappearance of an active market for a security and observable information pointing to a measurable decrease in the expected cash flow from a group of financial assets.
An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. Loss is applied to the Statement of Income and presented as provision for loss against the balance of the financial asset measured at amortized cost. Interest income with respect to assets whose value is impaired, is recognized using the interest rate used to discount future cash flows for measurement of impairment loss.
Individually significant financial assets measured by amortized cost are tested for impairment on an individual basis. Other financial assets presented at amortized cost are assessed collectively in groups that share similar credit risk characteristics.
All impairment losses are applied to the Statement of Income.
An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized (such as repayment by the debtor). For financial assets measured at amortized cost, the reversal is recognized in the Statement of Income.
2.
Non-financial assets
Timing of impairment testing
The carrying amounts of the Group’s non-financial assets, investment property, inventory and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. Indications that are examined by the Group with respect to the value of its investments include a decline in prices on the stock exchange, continuing losses on its investments, the industry in which its investees operate, excess cost included in the investments, the non-meeting of research and development targets or the business plans of investee companies and other parameters.
If any such indication exists, then the asset’s recoverable amount is estimated. Once a year and on the same date for each cash generating unit, or more frequently if there are indications of impairment, the Group estimates the recoverable amount of the goodwill and intangible assets that have indefinite useful lives or are unavailable for use.
Determining cash-generating units
For the purpose of an impairment test, the assets which cannot be individually tested are grouped together to the smallest group of assets which generates cash from ongoing use, which are essentially independent of other assets and other groups of assets (“cash generating units”).
With regard to cash generating units of a retail chain at an investee company (“the chain”), the procedure of impairment test for the group is performed in three stages:
In the first stage, the group examines for each of the chain’s branches whether there are signs indicating an impairment in value of the branch.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
M. Impairment (cont.)
2.
Non-financial assets (cont.)
Determining cash-generating units (cont.)
At the second stage, branches with a discounted cash flow, which does not exceed the amortized cost of the branch assets as recorded in the Group’s books (including identifiable intangible assets attributable to the branch) are examined as part of a cash generating unit which constitutes an geographical complex, whilst the positive cash flows of one branch are dependent upon the cash flows of a different branch in the same geographical area. This, in light of the strategy of the investee company, according to which the closure of one loss-making branch at an area where additional branches are located, may cause a decrease in the profitability of a branch located in the same geographical area.
At the third stage, the Group estimates the recoverable amount of the cash generating unit which was identified, as specified above, which contains the branch that has a discounted cash flow which does not exceed the amortized cost of the branch’s assets, net, as specified above.
Measurement of recoverable amount
The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In determining value in use, the Group discounts the estimated future cash flows that reflect the current position of the asset and represent the best estimate regarding the economic conditions that will exist during the remaining useful life of the asset. The cash flows in respect of a cash-generating unit are discounted using a pre-tax interest rate that reflects current market participants’ assessments of the time value of money and the risks specific to the asset or the cash-generating unit, for which the estimated future cash flows from the asset or cash-generating unit were not adjusted. In assessing the impairment of associates and joint ventures, the cash flows are discounted using an appropriate after-tax interest rate.
Corporate assets
The Company’s corporate assets do not generate separate cash inflows and are utilized by more than one cash-generating unit. Certain corporate assets are allocated to cash-generating units on a reasonable and consistent basis and tested for impairment as part of testing of the cash-generating units to which the corporate assets are allocated.
Other corporate assets that cannot be reasonably and consistently allocated to cash-generating units are allocated to groups of cash-generating units if there are indications that a corporate asset may be impaired or indications of impairment in a group of cash-generating units, in which case the recoverable amount is determined for the group of cash-generating units that uses the corporate asset. In such case, the recoverable amount is determined for the group of cash-generating units served by the headquarters.
Recognition of impairment loss
An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in the income statement. Impairment losses on an asset that was revalued in the past and the revaluation was included in a capital reserve, are recognized in other comprehensive income until the reserve is reduced to zero and the balance is recognized in the income statement. The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units, including those existing in the Group before the business combination, that are expected to benefit from the synergies of the combination.
Each unit or group of units to which goodwill was allocated as aforementioned represents the lowest level in the Group for which goodwill is monitored for internal management reporting purposes and is not larger than an operating segment (before the aggregation of similar segments).
When goodwill is not monitored for internal reporting purposes, it is allocated to operating segments (before the aggregation of similar segments) and not to a cash-generating unit (or group of cash-generating units) lower in level than an operating segment.
For purposes of testing impairment of goodwill attributed to cash generating units held also by non-controlling shareholders, which were initially measured according to their relative interest in the net assets of the acquired entity, the carrying amounts of the goodwill and the other excess costs allocated to the cash generating unit are adjusted to include also the goodwill and the other excess costs attributed to the non-controlling shareholders. Subsequently, a comparison is made between this adjusted carrying amount and the recoverable amount of that unit in order to determine whether it has been impaired.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
M. Impairment (cont.)
2.
Non-financial assets (cont.)
Recognition of impairment loss (cont.)
The adjustments of the goodwill and the other excess costs are made according to the holding rate in the entity to which they are attributed on January 1, 2010 or the original date on which they were recognized, whichever later, and disregarding any control premiums included in goodwill balances.
Allocation of impairment loss to non-controlling shareholder
If there is indication of impairment of a cash generating unit, an impairment loss is allocated between the owners of the Company and the non-controlling shareholders according to their pro rata share in the goodwill and other excess costs to which the impairment relates, prior to their adjustment as specified above. Nonetheless, if the impairment loss attributed to the non-controlling shareholders relates to goodwill or other excess costs that were not recognized in the consolidated financial statements of the parent Company, this impairment is not recognized as an impairment loss. In these cases, only an impairment loss attributed to goodwill and other excess costs recognized in the financial statements of the Company is recognized as an impairment loss.
Reversal of impairment loss
An impairment loss in respect of goodwill is not reversed. In respect of other assets, for which impairment losses were recognized in prior periods, an assessment is performed at each reporting date for any indications that these losses have decreased or no longer exist. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
3.
Investments in associates and in joint ventures
An investment in an associate or in a joint venture is tested for impairment when there is objective evidence indicating an impairment. Such objective evidence include general market information, a decline in stock exchange prices, continued losses at its investments, the sector in which its investments operate, failure to meet research & development milestones of investee companies, significant deviation from the business plan of the investee companies, capital raising efforts at a price lower than the value of the investment in the financial statements and additional parameters. Goodwill which constitutes part of the investment account in respect of the associate or joint venture is not recognized as a separate asset, and therefore impairment is not examined in its respect.
If there is objective evidence indicating that the value of the investment may have been impaired, the Group estimates the recoverable amount of the investment, which is the greater of its value in use and its net selling price.
In assessing value in use of an investment, the Group estimates its share of the present value of estimated future cash flows that are expected to be generated by the associate or joint venture, including cash flows from its operations and the consideration from the final disposal of the investment, or estimates the present value of the estimated future cash flows that are expected to be derived from dividends that will be received and from the final disposal.
An impairment loss is recognized when the carrying amount of the investment, after applying the equity method, exceeds its recoverable amount, and it is recognized in profit or loss under the Group’s share of loss of equity accounted investees, net.
An impairment loss is not allocated to any asset, including goodwill that forms part of the carrying amount of the investment in the associate or joint venture.
An impairment loss is only reversed if change occurs to estimates used to determine the recoverable amount of the investment after the date on which impairment lost was most recently recognized.
The carrying amount of the investment, after reversal of impairment loss, shall not exceed the carrying amount of the investment which would have been determined using the equity method if no impairment loss had been recognized.
If excess costs are attributed to assets in an associate or to assets in a jointly controlled entity, and the aforesaid Company recognizes impairment on such assets, then the Company amortizes the aforesaid attributed excess cost and recognizes the amortization in profit or loss.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
N.
Non-current assets and disposal groups held for sale
Non-current assets (or groups of assets and liabilities for disposal) are classified as held for sale if it is highly probable that they will be recovered primarily through a sale transaction or a distribution to the owners and not through continuing use. When a company is obligated to a sale plan that involves losing control over a subsidiary, all the assets and liabilities attributed to the subsidiary are classified as held for sale whether or not the Company retains any non-controlling shareholding in the subsidiary after the sale.
Immediately before classification as held for sale, the assets (or components of a disposal group) are re-measured in accordance with the Group’s accounting policy. After that, the assets, the components of the disposal (or the group held for sale or distribution) are measured at the lower of their carrying amount and fair value less costs to sell.
Any impairment loss on a disposal group is first allocated to goodwill, and then to remaining assets and liabilities, except that no loss is allocated to assets outside the scope of measurement provisions of IFRS 5, such as: inventories, financial assets, deferred tax assets, plan assets for employee benefits, investment property measured at fair value. Impairment losses recognized on initial classification as held for sale and subsequent gains or losses on remeasurement are recognized in profit or loss. Gains are not recognized in excess of any cumulative impairment loss.
In subsequent periods, depreciable assets classified as held for sale are not periodically amortized, and investments in associates classified as held for sale are not accounted for on equity basis.
O.
Share capital
Ordinary shares
Costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity.
Treasury shares
The Company’s shares held by the Company and/or by subsidiaries were stated at cost as a deduction from the Company’s equity in a separate column in the statement of changes in equity. The profit or loss from acquisition, sale, issue or cancellation of treasury shares is recognized directly in equity.
P.
Employee benefits
1.
Post-employment benefits
The Group has a number of post-employment benefit plans. The plans are usually financed by deposits with insurance companies or with pension funds, and they are classified as defined contribution plans and as defined benefit plans.
a.         Defined contribution plans
A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. The Group’s obligations for contributions to defined contribution pension plans are recognized as an expense when the obligation to make a contribution occurs.
b.
Defined benefit plans
A defined benefit plan is a post-employment benefit plan other than a defined contribution plan.
The Group’s net obligation in respect of post-employment defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. This benefit is presented at its present value, net of the fair value of plan assets.
The Group determines the net interest for the liability (asset), net with respect to defined benefit by multiplying the liability (asset), net with respect to said defined benefit by the capitalization rate used to measure the liability with respect to said defined benefit, as determined at the start of the annual reporting period.
The capitalization rate for December 31, 2013 was determined according to the yield on Government bonds denominated in the same currency that have maturity dates approximating the terms of the Group’s obligations at that date. The capitalization rate as of December 31, 2014 is determined according to the yield, at the reporting date, on high quality linked corporate bonds denominated in NIS, the date of repayment of which is similar to the terms of the Group’s liabilities at that date. The calculations are performed annually by a qualified actuary, according to the projected unit credit method.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
P.
Employee benefits (cont.)
1.
Post-employment benefits (cont.)
b.
Defined benefit plans (cont.)
When the calculation results in a net asset for the Group, an asset is recognized up to the net present value of economic benefits available in the form of a refund from the plan or a reduction in future contributions to the plan. An economic benefit in the form of refunds from the plan or by way of reduction of future contributions would be deemed available to the Group when it may be exercised during the plan term or after disposition of the obligation.
Remeasurement of the liability (asset), net with respect to defined benefit includes actuarial gain and loss, return on plan assets (other than interest) as well as any change to the effect on maximum assets (if applicable, other than interest). Remeasurements are immediately charged through Other Comprehensive Income, directly to Retained Earnings.
Interest cost with respect to commitment for defined benefit, interest income with respect to plan assets and interest with respect to the effect of maximum assets charged to the income statement, are presented under financing income and financing expenses, respectively.
When the benefits provided by the Group to employees are increased or reduced, the portion of the increased benefit relating to past service by employees, or the gain / loss from such reduction, is immediately recognized on the income statement when the plan increase or reduction occurs.
Upon settlement of a defined benefit plan, the Group recognizes gain or loss from such settlement. Such gain or loss is the difference between the settled portion of the present value of the defined benefit liability upon the settlement date and the settlement price, including any transferred plan assets.
The Group has retirement insurance policies issued prior to 2004; according to terms of these policies, the real excess gain accumulated for the severance pay component is payable to the employee upon retirement. For such policies, plan assets include both the severance pay component and the accumulated real excess gain (if any) on contributions towards severance pay through the date of the Statement of Financial Position and these are presented at fair value. These plan assets are used for a defined benefit plan which consists of two obligation components: the defined benefit plan component with respect to severance pay, calculated on an actuarial basis as noted above, and the other component - an obligation to pay the accumulated real excess gain (if any) upon retirement of the employee. This component is measured at the amount of real excess gain accumulated through the report date.
2.
Other long-term employee benefits
The Group’s net obligation in respect of long-term employee benefits other than post-employment plans is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The amount of these benefits is discounted to its present value. The capitalization rate of this obligation as at December 31, 2013, was determined according to the yield on Government bonds denominated in the same currency that have maturity dates approximating the terms of the Group’s obligations at that date.
The capitalization rate as of December 31, 2014, is determined according to the yield, at the reporting date, on high quality linked corporate bonds denominated in NIS, the date of repayment of which is similar to the terms of the Group’s liabilities at that date. The calculation is performed using the projected unit credit method. Any actuarial gains or losses are recognized in income statement in the period in which they arise.
3.
Benefits with respect to termination of employment
Benefits with respect to termination of employment are recognized as an expense when the Group has distinctively obligated, with no real possibility to withdraw its commitment, to terminate the employment of employees, prior to those employees reaching the date of retirement as accepted according to a formal detailed plan, or to provide benefits with respect to termination of employment as a result of an offer made to encourage voluntary retirement.
Benefits provided to employees at voluntary retirement are recognized as an expense when the Group has offered its employees a plan which encourages voluntary retirement, and when it is expected that the offer will be accepted and the number of employees who will accept the offer can be estimated reliably.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
P.
Employee benefits (cont.)
4.
Short-term benefits to employees
Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided or upon the actual absence of the employee when the benefit is not accumulated (such as maternity leave).
A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. Employee benefits are classified, for measurement purposes, as short-term benefits or as other long-term benefits, based on when the Group expects the benefits to be fully settled.
5.
Share-based payment transactions
The grant date fair value of share-based payment awards granted to employees is recognized as a salary expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards.
Q.
Provisions
A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable (more likely than not) that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability without adjustment for the debtor’s credit risk. The carrying amount of the provision is adjusted in each period to reflect the passage of time. The adjustment is recognized as Financing Expenses.
The Group recognizes a reimbursement asset if, and only if, it is virtually certain that the reimbursement will be received if the Company settles the obligation. The amount recognized with respect to indemnification does not exceed the amount of the provision.
1.         Warranty
A provision for warranties is recognized when the underlying products or services are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities.
2.         Onerous contracts
A provision for onerous contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Prior to recognizing the provision, the Group recognizes impairment of assets related to the aforesaid contract.
3.         Contingent liabilities and legal claims
Legal claims, which have unique characteristics, are not grouped together and the necessity of recognizing provisions for them is assessed on an individual basis.
A provision for lawsuits is recognized when the Group has a current legal obligation or an implied obligation due to an event which has occurred in the past, when use of financial resources in order to discharge the obligation is more likely than not, and the obligation may be reliably estimated. When the influence of the value of time is material, the provision is measured at its present value. The amounts provisioned are based on the estimated risk inherent in each claim, with events occurring during litigation potentially requiring this risk to be re-evaluated. When assessing the chances of legal claims that were filed against the Company and its investee companies, the companies based themselves on the opinion of their legal counsel.
These opinions by legal counsel are to the best of their professional judgment, considering the stage of these proceedings as well as accumulated legal experience on the different issues. The outcome of such claims will be determined by the Court.
There are legal proceedings in the Group that have been recently initiated the outcome of which cannot be assessed at this stage. See also note 23.C below.
The provision for unasserted claims is recognized according to the overall chance of success of the claim, should one be filed, against the Group companies (on the basis of the probability of the claim being filed and of its chance of success).

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.
Income
1.
Sale of goods
Income from the sale of goods in the ordinary course of business is measured at the fair value of the consideration received or receivable, net of returns and discounts. When the credit period is short and constitutes the accepted credit in the industry, the future consideration is not discounted. When the credit period is longer than the accepted credit period in the industry, the Group recognizes the future consideration discounted to its present value using the risk rate of the customer or the rate used in the relevant market. The difference between the fair value and the nominal amount of the future consideration is recognized as financing income over the excess credit period.
If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of income as the sales are recognized. Discounts granted to customers at a fixed amount or rate that are unrelated to the amount of the customer’s purchases, are recognized at the time of sale as a reduction of sales.
Discounts depending on the amount of the customer’s purchases are recognized as a reduction of sales and are included in the financial statements proportionately on the basis of the volume of purchases made by customers that the relevant Group companies assess it is highly probable will become entitled to the discount, providing that these customers can be estimated reliably.
For sales of products, the Group usually recognizes income when goods are delivered to the customer or reach the customer’s warehouse. For some international shipments, income is recognized upon loading the goods onto the carrier transport. When two or more of the Group’s income-generating activities or products are sold as part of a single arrangement, the Group separately handles each component that can be identified as a separate accounting unit.
2.
Customer loyalty programs
For customer loyalty programs, the fair value of the consideration received or receivable in respect of the initial sale is allocated between the award credits and the other components of the sale. The amount allocated to the award credits is estimated by reference to the fair value of the discounted products for which they could be redeemed, since there are no direct market quotes for similar award credits. The fair value of the right to purchase discounted products is estimated taking into account the expected redemption rate and the timing of such expected redemptions. Such amount is deferred and income is recognized only when the award credits are redeemed and the Group has fulfilled its obligations to supply the discounted products, or they have expired. The amount of income recognized in those circumstances is based on the number of award credits that have been redeemed in exchange for discounted products, relative to the total number of award credits that is expected to be redeemed. Deferred income is also released to income when it is no longer considered probable that the award credits will be redeemed.
3.
Sale of inventory of land and residential apartments
Income from sale of inventory of land and residential apartments is measured at fair value of the consideration received or to be received.
Transfers of risks and rewards vary depending on the individual terms of the contract of sale. For sales of residential apartments, including those built for the land owners in building services for land transactions, transfer of risk and yield usually occurs when the apartment is handed over to the buyer.
4.
Services
Income from services rendered is recognized in the Statement of Income pro rata to the stage of completion of the transaction at the reporting date. The stage of completion is assessed by reference to surveys of work performed.
5.
Income from communication services and sale of communication equipment
Income deriving from use of communication networks of the Group, including cellular services, infrastructure and internet access services, international calls, fixed local calls, interconnection fees, roaming services, content services, added value services and television on the internet services is recognized upon the performance of the service, in proportion to the stage of completion of the transaction and when all the other criteria for recognizing income have been met.
Proceeds from the sale of cellular call cards are recognized initially as deferred income and recognized as income according to use or when they expire.
A transaction for the sale of end-user equipment usually involves a transaction for the sale of services. Usually, the sale of the cellular phone equipment to the customer is executed with no contractual obligation of the customer to consume services in a minimal amount for a predefined period.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.
Income (cont.)
5.
Income from communication services and sale of communication equipment (cont.)
As a result, the Group accounts for the sale of the cellular phone equipment as a separate transaction and recognizes income from sale of cellular phone equipment according to the value of the transaction upon delivery of the equipment to the customer. Income from services is recognized and recorded.
When the customer is obligated towards the Group to consume services in a minimal amount for a predefined period, the contract is characterized as a multiple element arrangement and thus, income from sale of cellular phone equipment is recorded in an amount not higher than the fair value of the aforesaid equipment that is not contingent upon delivery of additional components (such as services) and is recognized upon delivery to the customer and when the criteria for income recognition are met. The Group determines the fair value of the individual elements based on prices at which the deliverable is regularly sold on a standalone basis, after considering discounts where appropriate.
The Group offers other optional services, such as extended warranty on equipment, which are provided for a monthly fee and are either sold separately or bundled and included in packaged rate plans. Income from these services is recognized when the service is provided.
When the Group acts as an agent or an intermediary without bearing the risks and rewards resulting from the transaction, the income is presented on a net basis (as a profit or a commission). However, when the Group acts as a principal supplier and bears the risks and rewards resulting from the transaction the income is presented on a gross basis, while distinguishing the income from the related expenses.
Income from long-term credit arrangements are recognized on the basis of the present value of future cash flows, discounted according to market interest rates at the time of the transaction. The difference between the original credit and its present value, as aforementioned, is spread and recorded as interest income over the credit period.
6.
Income from provision of tourism services
Income from rendering tourism services is recognized when the service is rendered.
Income from a transaction to render services is recognized on the basis of the stage of completion of the transaction and when all of the following conditions are fulfilled:
●
The amount of income can be reliably measured;
●
The economic benefits related to the transaction are expected to flow to the Group;
●
The stage of completion of the transaction on the date of the report of financial position can be reliably measured; and
●
The costs incurred as part of the transaction and the costs needed to complete the transaction can be reliably measured.
7.
Income from commissions on a gross and net basis
In respect of transactions in which the Group bears the primary obligations of the agreement and bears the major risks and benefits from the transaction, income is recognized on the gross basis. In respect of transactions in which the Group acts as an agent or broker without bearing the major risks and benefits from the transaction, the income is recognized on the net basis.
8.         Commissions and membership fees
When the Group acts in the capacity of an agent rather than as the primary supplier in a transaction, the income recognized is the net amount of commission made by the Group. Income deriving from commissions is recognized on the basis of the transactions executed with the credit cards of an investee company at the rate and on the date the businesses were credited. Income deriving from commissions for credit margins of credit cards is recognized on the date the customer is charged and income from subscription fees are recognized on a monthly basis.
9.         Income from rent and management fees
Rental income from investment property and management fees for regular operation of properties is recognized in income statement on a straight-line basis over the term of the lease. Lease incentives granted are recognized as an integral part of the total rental income, over the term of the lease.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
R.
Income (cont.)
10.Fair value of consideration that is contingent upon the occurrence of certain events
The value of a contingent consideration, which derives from the sale of a business and is receivable upon the occurrence of certain future events, is initially determined at fair value. The fair value is determined based on assumptions regarding the occurrence of the future events and the date on which the Group will have a cash inflow as a result of such events, which are sometimes not under the control of the Group. In circumstances that the fair value of that contingent consideration cannot be reliably determined because of a wide range of possible future scenarios that will affect the fair value, and because the probabilities of the different alternatives in this range cannot be reliably estimated, the Group does not recognize any gain from the contingent consideration until sufficient information is obtained, if at all.
S.
Cost of sales
1.
The cost of sales from retail operations, includes the cost of purchasing retail inventory less supplier discounts, as aforementioned, and includes also expenses regarding loss, depreciation of goods, independent shelf stocking, storage and handling of inventory until the end selling point. It also includes operation and management costs of commercial centers held by the Group as part of investment property.
Cost of sales in the Group as regards the supply of communication services includes mainly equipment purchase costs, salaries and related expenses, costs of added value services, royalties, ongoing license fees, interconnection and roaming expenses, cell site leasing costs, depreciation and amortization expenses and maintenance expenses, directly related to services rendered.
2.
Supplier discounts - the Group recognizes discounts received from suppliers as a deduction from the purchase cost. Therefore, the part of the discounts that relates to the purchases added to the closing inventory is attributed to inventory, and the rest of the discounts reduce the cost of sales.
Some of these discounts are at a fixed rate that does not depend on the volume of purchases (this discount is calculated as a fixed percentage of the purchases made from the supplier or as a fixed amount that does not depend on the volume of purchases) and they are recognized upon the execution of the proportionate purchases that entitle the Group to the aforesaid discounts. In light of the entry into force of the Food Law as from 2015 in respect of products to which the Food Law applies, discounts from suppliers are given as part of the purchase price for a unit of a product, except for discounts that are given in accordance with sales.
T.
Leases
Lease payments
Payments made under operating leases, other than conditional lease payments, are recognized in the income statement on a straight-line basis over the term of the lease, including the optional period when on the date of the transaction it was reasonably certain that the option will be exercised. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease. Minimum lease fees payable under an operating lease are charged to the income statement when incurred.
Minimum lease payments made under finance leases are apportioned between the financing expense and the reduction of the outstanding liability. The financing expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the balance of the liability.
Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.
Determination whether an arrangement contains a lease
At inception or upon reassessment of an arrangement, the Group determines whether such an arrangement is or contains a lease.
An arrangement is a lease or contains a lease if the following two criteria are met:
●
The fulfillment of the arrangement is dependent on the use of a specific asset; and
●
The arrangement contains a right to use the asset.
Other payments and consideration required according to the arrangement are separated at the outset of the arrangement or upon the re-examination of payments in respect of the lease and other components according to their proportionate fair value.
If the Group concludes for a finance lease that it is impracticable to separate the payments reliably, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. In subsequent periods, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the buyer’s incremental borrowing rate.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
U.
Financing income and expenses
Financing income comprises interest income and linkage differences on financial assets, dividend and interest income from marketable securities (other than from associates and joint ventures, from financial assets presented at fair value through profit or loss that do not constitute a part of the Group’s liquid resources, except for dividends that constitute a clear return on an investment), an increase in the fair value of financial assets presented at fair value through profit or loss (including also dividend and interest income) that constitute a part of the Group’s liquid resources, a positive change in the value of the embedded derivative in a non-recourse loan that was received by Koor, foreign currency gains and gains on hedging instruments that are recognized in profit or loss, gains from the early redemption of bonds, a decrease in the fair value of financial liabilities at fair value through profit or loss and interest income from sales on credit. Interest income is recognized as it accrues, using the effective interest method. Dividend income is recognized on the date when the Group’s right to receive payment is established. If dividend is received for negotiable shares, the Group recognizes dividend income on the ex-dividend date.
Financing expenses comprise interest expense and linkage differences on borrowings, changes in time value of provisions, in liabilities for put options for non-controlling interests and for deferred consideration, a decrease in the fair value of financial assets at fair value through profit or loss that constitute a part of the Group’s liquid resources, impairment losses recognized on financial assets (other than losses on trade receivables that are presented under general and administrative expenses), losses on hedging instruments that are recognized in profit or loss, an increase in the fair value of financial liabilities at fair value through profit or loss, changes in the time value of liabilities for government grants, foreign currency losses and changes in the time value of a liability in respect of a put option to the non-controlling shareholders. Borrowing costs, which are not capitalized to qualifying assets, are recognized in profit or loss using the effective interest method.
Foreign currency gains and losses on financial assets and financial liabilities and on hedging instruments are reported on a net basis, as either financing income or financing expenses depending on whether foreign currency movements are in a net gain or net loss position.
In the statements of cash flows, interest received is presented as part of cash flows from investing activities and dividends received which do not constitute return of investment are presented as part of cash flows from operating activities. Dividends received which constitute return of investment are presented under cash flows provided by investment operations. Interest and dividends paid are presented under “Cash flows from financing operations”. Accordingly, borrowing costs which have been capitalized to qualifying assets are presented together with the interest paid under “Cash flows from financing operations”.
V.
Taxes on income
Taxes on income include current and deferred taxes. Current tax and deferred tax are recognized in the income statement except to the extent that they relate to a business combination, or are recognized directly in equity or in other comprehensive income (loss) to the extent they relate to items recognized directly in equity or in other comprehensive income (loss).
Current tax is the expected tax payable (or receivable) on the taxable income for the reporting period, using tax rates enacted or substantively enacted at the date of the Statement of Financial Position. Current taxes include back taxes and additional taxes with respect to dividend distribution by investees.
The Group offsets current tax assets and liabilities when there is an enforceable legal right to offset current tax assets and liabilities, and there is an intention to dispose of current tax assets and liabilities on a net basis or that the tax assets and liabilities are settled at the same time.
A provision for uncertain tax positions, including additional tax and interest expenses, is recognized when it is more probable than not that the Group will have to use its economic resources to pay the obligation.
Deferred taxes are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred taxes are not recognized by the Group for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and joint ventures and associates, to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future, either by way of selling the investment or by way of distributing dividends in respect of the investment. Measurement of deferred taxes reflects the tax implications arising from the manner in which the Group anticipates recovering or settling the carrying amount of assets and liabilities at the end of the reported period.

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
V.
Taxes on income (cont.)
For investment property measured using the fair value model, there is a refutable assumption that the carrying amount of investment property would be discharged through a sale. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
A deferred tax asset is recognized in respect of loss carry forwards, tax benefits and temporary differences that are deductible, to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized, considering current tax losses expected in the tax year in which the temporary differences would be utilized and against which they may be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
Deferred tax assets which were not recognized are evaluated at each reporting date and are recognized in cases where the expectation has changed so that taxable income is expected to arise in the future, against which those assets can be utilized.
Deferred tax assets and liabilities are offset by the Group if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle deferred tax liabilities and assets on a net basis or their current tax assets and liabilities will be realized simultaneously.
The Group may incur additional taxes in case of dividend distribution by Group companies. This additional tax was not included in the deferred taxes, since the policy of the Group companies is to not distribute a dividend which creates an additional tax liability for the recipient in the foreseeable future. In cases where an investee is expected to distribute dividends from earnings such that these dividends would involve additional tax liability for the Company, the Company creates a tax reserve with respect to the additional tax which may be incurred with respect to said dividend.
Additional income taxes that arise from the distribution of dividends by the Group companies are recognized in income statement at the same time as the liability to pay the related dividend is recognized.
Deferred tax in respect of intra-Company transactions in the consolidated financial statements is recorded according to the tax rate applicable to the buying Company.
W. Discontinued operations
Discontinued operations are a component of the Group’s business that constitute operations that were sold or are classified as held for sale as aforesaid, and they represent a separate major line of business or a geographical area of operations that is significant and separate.
The operating results that relate to discontinued operations are presented separately in the Statement of Income net of the tax effect, also in respect of the comparative amounts that were restated for this purpose, as if the operations were discontinued at the beginning of the earliest comparative period. Furthermore, the Company presents the cash flows that relate to discontinued operations separately in the Statements of Cash Flows, including reclassification of comparative amounts. In this regard, see note 3.I.1 below.
X.
New standards and interpretations not yet adopted
1.         IFRS 9 (2014), Financial Instruments (“Final Version of IFRS 9”)
The final version of IFRS 9 includes revised instructions for the classification and measurement of financial instruments, as well as a new model for the measurement of impairment of financial assets. These instructions are added to the chapter on Hedge Accounting – General, which was published in 2013.
Classification and measurement of financial assets
According to the final version of IFRS 9, there are three main categories for the measurement of financial assets: amortized cost, fair value through profit or loss and fair value through other comprehensive income. The classification basis of debt instruments is based on the entity’s business model for financial asset management and the characteristics of the financial asset’s contractual cash flows. Investment in capital instruments will be measured by fair value through profit or loss (unless the company chose, upon initial recognition, to present the changes in fair value within other comprehensive income). As stated in section 1.C of this Note above, the Group adopted the classification and measurement rules under Standard 9 (2009) with regard to financial assets on an early basis since 2012, without adopting on an early basis the remainder of the rules stated in the final version of IFRS 9, which are stated below:

IDB Development Corporation Ltd.

Note 2 – Principles of the Accounting Policy (cont.)
X.
New standards and interpretations not yet adopted (cont.)
1.         IFRS 9 (2014), Financial Instruments (“Final Version of IFRS 9”) (cont.)
Classification and measurement of financial liabilities
The changes in the fair value of financial liabilities designated at fair value through profit or loss, which are attributable to changes in the entity’s credit risk will, in the majority of cases, be recognized through other comprehensive income.
Hedge accounting - general
According to the final version of IFRS 9, other hedging strategies applies for risk management may qualify for hedge accounting. The current 80%-125% test for determining the hedge effectiveness was replaced by a required economic link between the hedged item and the hedging instrument - without specifying any quantitative threshold. In addition, the Standard contains new models constituting alternatives for hedge accounting, with regard to credit exposures and certain contracts which are not in the scope of the final version of IFRS 9 and new principles for treatment of hedging instruments were determined. In addition, new disclosure requirements were set.
Impairment of financial assets
The final version of IFRS 9 contains a new model for the recognition of expected credit losses (“Expected credit loss model”). For most financial debt assets, the new model presents a dual method for the measurement of impairment: if the credit risk attributed to the financial asset did not significantly increase since the initial recognition, a provision for loss will be recognized at the amount of credit losses expected due to default events, the occurrence of which is possible during the twelve months subsequent to the reporting date. If the credit risk had increased significantly, in the majority of cases the provision for impairment will increase and be recorded at the amount of credit losses expected across the full life of the financial asset.
The final version of IFRS 9 will be implanted for annual periods commencing on January 1, 2018, with possibility for early adoption. The final version of IFRS 9 will be implemented retrospectively, excluding a number of reliefs.
The Group has not yet begun the examination of the implications of adopting the final version of IFRS 9 over the financial statements.
2.
IFRS 15, Income from Contracts with Customers (“IFRS 15”)
IFRS 15 replaces the current existing assumptions regarding income recognition and contains a new model for recognition of income from contracts with customers. IFRS 15 sets forth two approaches for income recognition: at one point in time or over time. The model includes five stages for transaction analysis in order to determine the timing of the recognition of income and its amount. In addition, IFRS 15 sets new, more extensive disclosure requirements than those that currently exist.
IFRS 15 will be applied to annual reporting periods commencing on January 1, 2018, with the possibility of early adoption. IFRS 15 includes various alternatives for the implementation of the transition instructions, so that companies can choose one of the following alternatives upon initial implementation: full retrospective implementation, full retrospective implementation that includes practical reliefs; or implementation through adjustment of the retained earnings balance to the date of initial implementation in respect of transactions which have not yet concluded.
The Group is examining the ramifications of adopting IFRS 15 on the financial statements.
3.         IFRS 16, Leasing (“Standard 16”)
Standard 16 replaces International Standard Number 17 – Leasing (IAS 17) and the related interpretations. The provisions of the Standard cancel the existing requirement for lessees to classify leasing as operating or as financing. In place of this, on the matter of lessees, the Standard presents one new model for the accounting treatment of all leasing, in accordance with which the lessor is to recognize an asset and a liability in respect of the leasing in its financial statements.
Furthermore, the Standard determines new disclosure requirements, which are broader than those currently in existence. The Standard is to be implemented for annual periods commencing on January 1, 2019, with the possibility of earlier implementation, provided that the Company also implements Standard 15 - Income from contracts with customers, by way of early implementation.
The Standard contains various alternatives for the implementation of the transition provisions, such that companies may select one of the following alternatives at the time of the initial implementation: full retrospective implementation or the implementation of the Standard as from the time of the implementation with the adjustment of the balance of retained earnings as at that time. The Group has not yet started the examination of the implications of the adoption of Standard 16 on the financial statements.

IDB Development Corporation Ltd.

Note 3 – Investments
For a list of the Group’s main companies – see Annex A of the financial statements.
A.
Composition of investments in equity accounted investees
	As at December 31
	2015 (unaudited)	2014
	NIS Millions
Value in Statement of Financial Position of the investment in shares	3,710	3,799
Loans and a capital note(2)	572	543
Less: provision for impairment	(713)	(588)
	(1)3,569	(1)3,754
(1)
The aforesaid value includes:
Balance of attributed excess cost – for amortization	74	106
Balance of goodwill	324	468
	398	574
 (2)
Loans and a capital note
	Interest rates as at December 31	As at December 31
	2015	2015 (unaudited)	2014
	%	NIS Millions
Dollars or linked thereto	3.3 – 8.0	403	369
NIS (CPI-linked and unlinked)	0 – 9.10	142	*146
Other currencies or linked thereto	2.07	27	28
		572	543

Most of the loans have no repayment dates.

*Reclassified, see Note 1.F.(1) above.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
B.
Movement in investments in investee companies treated according to the equity method (in this section – “associates”)
	For the year ended December 31
	2015 (unaudited)	2014
	NIS millions

Balance at beginning of the year	3,754	3,741(1)

Investments	61	49
Changes in loans and capital notes, net	31	29
Dividends that have been recognized	(193)	(24)
The Group’s share in profits of associates, net(2)	106	(10)
Provision for impairment, net(2)	(127)	(481) (1)
Capital reserves from translation differences in respect of associates	(57)	349
Decrease in investments due to the reclassification of an investment in an associate to a financial asset measured by fair value through profit or loss	-	(70)
Changes in investments in associates due to companies the consolidation of which was discontinued	23	(4)
The Group’s share in hedge funds of associates	82	120
The Group’s share in the recording of hedge funds of associates to profit or loss	(99)	53
The Group’s share in actuarial differences of associates	5	2
Changes in investments in associates, due to their first time consolidation (See also Note 3.H.6.a.)	(3)	-
Changes in investments as a result of sales to a third party	(14)	-
Balance at end of year	3,569	3,754

  (1)
Immaterial adjustment of the comparative figures, see Note 1.F.(2) above.
(2)
See Note 25 for additional details.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
C.
Details regarding associates and joint transactions
1.
Summary information on material associates
This section gives details of associates that meet one or more of the following criteria:
●
The Company’s share in the sum of the investment in the associate (in linkage) exceeds 10% of the total assets in the relevant consolidated Statement of Financial Position;
●
The Company’s share in the associate’s results (in linkage) is the higher of 10% (in absolute value) of the net profit attributed to the Company’s owners in the relevant period and 10% (in absolute value) of the "representative income" attributed to the Company's owners as defined in Note 1.E.(4) above.
The figures below* relate to Adama which is held at a rate of 40%. Adama is a global company, incorporated in Israel.
	2015 (unaudited)	2014
	NIS millions
Current assets	10,252	(1) 11,821
Non-current assets	6,650	(1) 6,602
Total assets	16,902	18,423
Current liabilities	(5,483)	(7,201)
Non-current liabilities	(5,305)	(5,034)
Total liabilities	(10,788)	(12,235)
Total assets, net	6,114	6,188

The Group’s share of the assets, net	2,446	(1) 2,476
Goodwill	988	983
Reconciliations for fair value made on the acquisition date	58	88
Impairment of investment	(691)	(532) (1)
Other reconciliations	(27)	(14)

Value of the associate in the Group’s books	2,774	3,001

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions
Income	11,909	11,474	11,130(2)
Profit for the period	431	498	471
Other comprehensive income (loss)	(156)	148	(171)
Total comprehensive income of the associate	275	646	300
Less other comprehensive loss attributable to non-controlling interests in the associate	1	2	-
Total comprehensive income attributable to the owners of the associate	276	648	300

The Group’s share in the associate’s comprehensive income	110	259	120
Amortization of reconciliations for fair value made on the acquisition date	(30)	(38)	(49)
Impairment of investment (see section 16.F.1.b. below)	(153)	(507) (1)	-
Foreign currency translation differentials for the associate	4	356	(223)
Other reconciliations	(4)	(5)	(5)
Total comprehensive income (loss) of the associate as presented in the books	(73)	65	(157)

*
Assets and liabilities have been translated according to the representative exchange rates as at December 31 of each year and income and profit or loss were translated according to average exchange rates in each year.
(1)
Restated; see note 1.F.(2) above.
(2)
Restated.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
C.
Details regarding associates and joint transactions (cont.)
2.
Summary information on associates and joint transactions that are not material
Aggregate sums with adjustment for percentages of ownerships held by the Group:
	For December 31
A. Summary of data on investee companies (1)	2015 (unaudited)	2014	2013
	NIS millions
Book value of investee companies	453	429(2)	451(2)
The Group’s share in the loss for the period	(28)	(121) (2)	(95) (2)
The Group’s share in other comprehensive income (loss)	(10)	158	(21)
The Group’s share in comprehensive income (loss)	(38)	37	(116)
B. Summary of Data on Joint Transactions
Book value of investments in joint transactions	342	324	354
The Group’s share in profit (loss) for the period	21	(22)	21
The Group’s share in other comprehensive income (loss)	(2)	2	(3)
The Group’s share in other comprehensive income (loss)	19	(20)	18
 (1)
The data includes sums for an investment in Credit Suisse Emerging Markets Credit Opportunity Fund LP (hereunder “EMCO Fund”), 12.2% of which is held by Koor. It should be noted that although the amount of the Group’s holding in the EMCO Fund is less than 20%, it will be subject to the equity accounting method. Koor has a material influence over the EMCO Fund since it has the power to participate in certain material decisions of the Fund, such as decisions pertaining to investment, through a joint representative of Koor and Clal Insurance group representative. Noted that the EMCO Fund statements were prepared for November 30, 2015, November 30, 2014 and November 30, 2013, and Koor made the necessary adjustments in its financial statements for the time gap between the aforesaid statements of the EMCO Fund and the financial statements of Koor as of December 31, 2013-2015, respectively.
(2)
Reclassified, see Note 1.F.(1) above.
D.
Additional details regarding the main consolidated investees that are directly held by the Company*
	Company rights in the share capital and voting	Scope of investment in investee	Loans and capital notes	Total	Country of incorporation
	% (rounded)	NIS Millions

As of December 31, 2015
Discount Investments	76	1,047	-	1,047	Israel
IDB Group USA Investment Inc.)1)	50	-	488	488	USA
IDB Tourism (2)	100	219	59	278	Israel
		1,266	547	1,813
As of December 31, 2014
Discount Investments	74	894	-	894	Israel
IDB Group USA Investment Inc.)1)	50	(650)	1,196	546	USA
IDB Tourism (2)	100	180	59	239	Israel
		424	1,255	1,679

*
The above investments do not include investments in headquarter companies that are fully owned by the Company.
(1)
The holding of capital is by way of a wholly owned subsidiary. An additional 50% is held by a company that is fully owned by PBC. The loans were granted directly to IDB Group USA.
(2)
For details regarding liens and guarantees, see Note 22 below.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
E.
Subsidiaries
Details regarding consolidated companies where the non-controlling interests are material(1)
	As of December 31, 2015	For the year ending December 31, 2015 (unaudited)
	Holding percentage of share capital and voting rights of non-controlling shareholders	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Total assets, net	Book value of non-controlling shareholders	Income (7)	Net profit (loss)	Other comprehensive income (loss)	Total comprehensive income (loss)	Profit (loss) attributed to non-controlling shareholders	Other comprehensive income (loss) attributed to non-controlling shareholders	Cash flows from current activity	Cash flows from investing activity	Cash flows from financing activity	Increase (decrease) net of cash and cash equivalents	Dividends to non-controlling shareholders
	%	NIS Millions
Subsidiaries that are directly held by the company
Discount Investments	23.6	10,140	26,067	8,608	22,829	4,770	3,759	17,962	408	(49)	359	312	(10)	2,526	128	(2,907)	(253)	61
IDBG (2)	(2) -	18	626	131	78	435	(57)	47	(80)	1	(79)	(20)	-	32	(51)	(6)	(25)	-
IDB Tourism (3)	-	180	617	466	29	302	24	1,052	25	(5)	20	3	(2)	130	(2)	(127)	1	5
Total in the Company’s consolidated financial statements							3,726					295	(12)					66
Subsidiaries that are indirectly held by the Company(4):
Elron	49.7	589	249	25	8	805	568	165	28	2	30	24	2	(85)	25	6	(54)	-
Property & Building Corporation	23.5	3,131	12,241	2,566	9,831	2,975	1,898	1,570	302	-	302	201	-	639	150	(297)	492	57
Cellcom (5)(6)	58.2	2,485	5,309	1,859	3,286	2,649	1,190	4,238	117	(1)	116	79	-	838	(98)	(1,136)	(396)	1
Shufersal (6)	47.1	2,928	5,173	3,295	2,969	1,837	903	11,547	68	7	75	43	4	950	9	(454)	505	-
Discount Investments (Company headquarters and other investments)							(800)					(35)	(16)					3
							3,759					312	(10)					61

Main location of all companies – Israel.

(1)
The data is after the necessary reconciliation to the consolidated statements of the aforementioned companies, for presentation in the consolidated statements of the Company including goodwill and excess cost attributed to the presented companies.

(2)
IDB Group USA Investments Inc. – the data relates to the 50% directly held by the Company. An additional 50% is held by Property & Building Corporation, the data relating to which are presented within the data of Discount Investments.

(3)
The Company holds 100% of the share capital of IDB Tourism. The balance of non-controlling shareholders relates to investee companies of IDB Tourism.

(4)
The holding percentages of subsidiaries indirectly held are the holding percentages that are not held by Discount Investments. The data relating to non-controlling shareholders include the share of non-controlling shareholders in Discount Investments.

(5)
The holding percentage of non-controlling shareholders in Cellcom - 54.8%.

(6)       Although Discount Investments holds less than half of the voting rights in Cellcom, it estimates that it has effective control in Cellcom (inter alia, due to the high holding percentage that the Group holds of votingrights, the diversity of the other voting rights, and in light of thevoting patterns in the General meeting of shareholders), and as such, their financial statements were consolidated in the Company’s financial statements.

(7)
Subsidiary income is included in the group of income in the Company’s consolidated income statement.

IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
E.
Subsidiaries (cont.)
Details regarding consolidated companies where the non-controlling interests are material(1) (cont.)
	As of December 31, 2014	For the year ending December 31, 2014
	Holding percentage of share capital and voting rights of non-controlling shareholders	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Total assets, net	Book value of non-controlling shareholders	Income (8)	Net profit	Other comprehensive income (loss)	Total comprehensive income (loss)	Profit (loss) attributed to non-controlling shareholders	Other comprehensive income (loss) attributed to non-controlling shareholders	Cash flows from current activity	Cash flows from investing activity	Cash flows from financing activity	Increase (decrease) net of cash and cash equivalents	Dividends to non-controlling shareholders
	%	NIS Millions
Subsidiaries that are directly held by the company
Discount Investments (2)	26.1	11,435**	*25,654	**7,931	*24,788	*4,370	*3,546	20,081	*(92)	870	*778	*231	336	2,279	1,254	(6,023)	(2,490)	345
IDBG (3)	-(3)	69	624	15	169	509	(37)	57	(38)	57	19	(16)	(3)	36	(34)	(14)	(12)	-
IDB Tourism (4)	-	241	**647	589	**31	268	30	1,004	(14)	18	4	4	-	**34	**(21)	(167)	(154)	4
Total in the Company’s consolidated financial statements							3,539					219	333					349
Subsidiaries that are indirectly held by the Company(5):
Elron	49.7	624	145	19	-	750	525	630	354	96	450	236	66	(38)	555	(408)	109	199
Property & Building Corporation	23.5	2,964	11,611	1,968	9,881	2,726	1,785	1,634	245	329	574	166	141	484	(359)	(638)	(513)	54
Cellcom (6), (7)	58.2	3,250	5,469	2,406	3,777	2,536	1,164	4,670	188	9	197	219	6	1,557	(350)	(1,106)	101	-
Shufersal (7)	50.4	2,887**	5,127	**2,828	3,425	1,761	916	11,673	(418)	(12)	(430)	(205)	(8)	331	(247)	(426)	(342)	37
Discount Investments (Company headquarters and other investments)							*(844)					*(185)	131					55
							3,546					231	336					345
Main location of all companies – Israel.

(1)
The data is after the necessary reconciliation to the consolidated statements of the aforementioned companies, for presentation in the consolidated statements of the Company including goodwill and excess cost attributed to the presented companies.

(2)
Including data for Koor, which was directly held by the Company at a rate of approximately 1.16% and indirectly by Discount Investments, until its merger with Discount Investments.

(3)
IDB Group USA Investments Inc. – the data relates to the 50% directly held by the Company. An additional 50% is held by Property & Building Corporation, the data relating to which are presented within the data of Discount Investments.

(4)
The Company holds 100% of the share capital of IDB Tourism. The balance of non-controlling shareholders relates to investee companies of IDB Tourism.

(5)
The holding percentages of subsidiaries indirectly held are the holding percentages that are not held by Discount Investments. The data relating to non-controlling shareholders include the share of non-controlling shareholders in Discount Investments.

(6)
The holding percentage of non-controlling shareholders in Cellcom - 54.8%.

(7)       Although Discount Investments held less than half of the voting rights in Cellcom and Shufersal, it estimates that it has effective control in them (inter alia, due to the high holding percentage that the Group holds of votingrights, the diversity of the other voting rights, and in light of thevoting patterns in the General meeting of shareholders), and as such, their financial statements were consolidated in the Company’s financial statements.
(8)
Subsidiary income is included in the group of income in the Company’s consolidated income statement.
*
Immaterial adjustment of the comparative figures, see Note 1.F.(2) above.
 (**) Reclassified, see Note 1.F.(1) above.

Note 3 – Investments (cont.)
E.
Subsidiaries (cont.)
Details regarding consolidated companies where the non-controlling interests are material(1) (cont.)

	For the year ending December 31, 2013
	Holding percentage of share capital and voting rights of non-controlling shareholders	Income(9)	Net profit	Other comprehensive income (loss)	Total comprehensive income (loss)	Profit (loss) attributed to non-controlling shareholders	Other comprehensive income (loss) attributed to non-controlling shareholders	Cash flows from current activity	Cash flows from investing activity	Cash flows from financing activity	Increase (decrease) net of cash and cash equivalents	Dividends distributed to non-controlling shareholders
	%	NIS Millions
Subsidiaries that are directly held by the company
Discount Investments (2)	26.1	19,936	808*	(525)	283*	563*	(241)	2,811	969	(3,043)	737	271
Clal Holdings Insurance Enterprises(3)		-	199	8	207	124	4	1,350	(4,097)	(659)	(3,406)	47
IDBG (4)	(4)	127	(61)	(39)	(100)	(16)	1	100	(27)	(75)	(2)	1
IDB Tourism (5)	-	1,090	-	(12)	(12)	5	(1)	41**	(4)**	(29)	8	-
Other subsidiaries with non-controlling shareholders						(4)	-					-
Total in the Company’s consolidated financial statements						672	(237)					319
Subsidiaries that are indirectly held by the Company (6)
Elron	49.7	40	42	(55)	(13)	24	(37)	(37)	(19)	-	(56)	-
PCB	23.5	1,695	155	(128)	27	121	(53)	600	(297)	(354)	(51)	86
Koor Industries	31.4	429	661*	(225)	436*	234*	(89)	2	2,423	(1,512)	(913)	4
Cellcom (7)(8)	58.1	5,086	342	(2)	340	233	(1)	1,557	(345)	(1,569)	(357)	49
Shufersal (8)	52.9	11,971	8	(4)	4	38	(3)	630	(802)	405	233	132
Discount Investments (Company headquarters and other investments)						(87)	(58)					-
						563	(241)					271
Main location of all companies - Israel.
(1)
The data is after the necessary reconciliation to the consolidated statements of the aforementioned companies, for presentation in the consolidated statements of the Company including goodwill and surplus cost attributed to the presented companies.
(2)
Including data for Koor, which was held directly by the Company and indirectly by Discount Investments.
(3)
The results of Clal Insurance’s activity until the date of cessation of consolidation on August 21, 2013, and include the effect of Clal Insurance’s holdings in the Group’s companies through profit sharing policies. For details on liability assets of Clal Holdings Insurance Enterprisesprior the exit from consolidation and its income until the date of cessation of consolidation, see note 3.I. below.
(4)
IDB Group USA Investments Inc. – the data relates to the 50% directly held by the Company. An additional 50% is held by Property & Building Corporation, the data relating to which are presented within the data of Discount Investments.
(5)
The Company holds 100% of the share capital of IDB Tourism. The balance of non-controlling shareholders relates to investee companies of IDB Tourism.
(6)
The holding percentages of subsidiaries indirectly held are the holding percentages that are not held by Discount Investments and/or the Company.
(7)
The holding percentage of non-controlling shareholders in Cellcom - 54.7%.
(8)
Although Discount Investments holds less than half of the voting rights in Cellcom and Shufersal, it estimates that it has effective control in them (inter alia, due to the high holding percentage that the Group holds of voting rights, the dispersal of the other voting rights, and in light of the voting patterns in the General meeting of shareholders), and as such, their financial statements were consolidated in the Company’s financial statements.
(9)
Subsidiary income is included in the group of income in the Company’s consolidated statement of income.
*
Immaterial adjustment of comparative figures, see note 1.F(2) above.
**
Reclassified, see note 1.F.(1) above.
IDB Development Corporation Ltd.

Note 3 – Investments (cont.)
F.
Information on marketable investments, held by the Company and Discount Investment:
	Balance sheet value in the holder’s books	Market Value
	31.12.2015 (unaudited)	31.12.2015 (unaudited)	27.3.2016(2)
Name of the company	NIS Millions
Held by the Company
Discount Investments (1) (consolidated)	1,047	500	526
Equity accounted partnerships
Modiin Energy	1	-	3
Consolidated by Discount Investments (1)
Elron Electronic Industries Ltd.	311	296	257
Cellcom	1,889	1,018	1,071
Properties and Building Company	1,355	1,324	(2) 1,300
Shufersal (3)	1,216	1,357	(2) 1,312
(1)
Including goodwill in an amount of NIS 60 million attributed to companies directly held by Discount Investments: Property and Building – NIS 55 million; Shufersal – NIS 5 million.
(2)
On the basis of the shares held by the Group companies as at December 31, 2015. The market value as at March 27, 2016 is stated after the distribution of dividends (according to Discount Investments’ share), which are detailed in Note 35.F below.

Each of the Group’s companies assesses, on its own level, the value of the assets that it holds and the allocated and unallocated excess cost included in its financial statements. The investments of the Group in associates are assessed in each holding company, at its overall investment level.

G.
Additional information on investments of the Company and its investee companies
1.
The Company and some of its investee companies are subject, in certain cases, to contractual restrictions and restrictions provided in the law with respect to realizing existing investments or lien holdings in investee companies as collateral for securing repayment of its liabilities, and restrict their ability with respect to carrying out new investments or increasing existing investments. For information on the restrictions that apply to the Company, including during the execution of new investments, in the realization and lien of holdings by virtue of agreements with the financing entities, see Note 16.E. below. The Company and some of its investee companies are subject, in certain cases, to legal restrictions with respect to business activity and in carrying out new investments or increasing existing investments in investee companies, including the need to receive approvals or permits from various regulators for crossing the holding rate prescribed in the law, such as directives regarding the supervision of insurance business, directives of the Ministry of Communications, directives regarding restrictive practices, directives regulating the oil industry, directives regarding the requirement to hold tenders, directives regarding price control of products and services, directives regarding consumerism and restrictions deriving from benefits or approvals from the tax authorities. For details regarding the letter of the Company and Cellcom to the Ministry of Communications, and Cellcom’s approach for a motion for the approval of the Ministry of Communication for a change in the (indirect) control structure of Cellcom, which also included a request to change the instructions included in Cellcom’s communications licenses, including with regard to the requirement for holdings of Israeli parties, see note 23.B.1. below.
In addition, the provisions of certain laws and some of the terms of licenses in the communications sector, which were granted to a number of the Company’s investee companies, include restrictions on cross ownership (which generally means holding means of control in competitors). Furthermore, the Company’s investee companies are affected by, inter alia, changes in the budgets of government offices and bodies and by the government’s policies on various matters (such as the monetary policy). In addition, some of the Company’s investee companies have foreign operations, sell products or services outside of Israel or their securities are traded outside of Israel. These companies are affected by the economic situation (including changes in the exchange rates and rate of inflation) the political situation and by legislative and regulatory arrangement in these countries.

Note 3 – Investments (cont.)
G.
Additional information on investments of the Company and its investee companies (cont.)
2.
The Company and some of its investee companies are affected by “Proper Conduct of Banking Business” directives of the Israeli Supervisor of Banks, which include, inter alia, restrictions on the amount of loans a banking entity in Israel can provide to a “single borrower”, to a single “group of borrowers”, and to the largest borrowers and “groups of borrowers” of a banking entity (as these terms are defined in the aforesaid directives). The Company, its controlling shareholders and part of their investee companies are considered a single “group of borrowers” for this purpose.
These restrictions may limit the ability of the Company and certain of its investee companies to borrow additional amounts from the banks in Israel, their ability to make investments for which they require bank credit, their ability to invest in companies that have taken large amounts of credit from certain banks in Israel, and their ability to make certain business transactions together with groups that have taken such credit. However from 2013 and until the date of publication of the report, there was a decrease in the amount of the utilized credit from the banking system in Israel for the borrowers’ group that includes the Company, including as a result of change of control in it as part of the debt arrangement in IDB Holdings.
3.
In December 2013, the official "Reshumot" published in Israel the Promotion of Competition and Reduction of Centralization Law, 5774-2013 (in this section: “the Law”).
Pursuant to the provisions of the law, a pyramidal structure of control in “reporting entities” (in general –corporations whose securities are held by the public) is limited to 2 layers of reporting entities (with the company in the first layer not including a reporting entity that has no controlling shareholder). For this purpose, on the date of publication of the law in Reshumot (“Date of Publication”), the Company was considered a second-tier company and Discount Investments was considered a third-tier company. According to the law, a third layer or higher tier company may no longer control reporting corporations apart from such corporations that are under its control on the date of publication and of which it will be required to cease controlling in December 2017, at the latest. As long as a reporting entity is considered by the Companies Law to be a second-tier company, it is not entitled to control reporting entities, and if on the Date of Publication it controls reporting entities, it must cease its control of them no later than December 2019.
The control of the Company has changed as part of the completion of a debt arrangement in IDB Holdings, subsequent to which the Company and Discount Investments are no longer considered as second and third-tier companies, respectively, and as at the date of the approval of these financial statements, the Company and Discount Investments are considered as first and second-tier companies, respectively, for the purpose of the aforesaid law. As long as Discount Investments is considered a second-tier company, it is required to cease, in December 2019 at the latest, from controlling reporting corporations under its control. In this context it is noted that in August 2014 the Company’s Board of Directors resolved to appoint an advisory committee to examine various alternatives for the Company to cope with the implications of the law and meet the restrictions set forth in it with regard to control in a pyramid structure, with the intention to enable the continued control of the Company and/or Discount Investments in “other tier companies” (currently held directly by Discount Investments) also after December 2019.
As at the date of approval of these financial statements, the alternatives examined by the Company include, inter alia: (a)  Changing either the Company or Discount Investments into a private company which is not a reporting corporation (and as a result not a “tier company”); and (b) A merger between the Company and Discount Investments. The Board of Directors of Discount Investments has appointed an advisory committee with a similar function. As at the date of approval of these financial statements, this is an examination only of the specified alternatives, and there is no certainty regarding the implementation of any of the specified structural changes. The implementation of an alternative that would be adopted is likely to take several years.
Based on an analysis made by the Company and Discount Investments, the Company estimates that it is more likely than not that the completion of one of the specified alternatives will be successful and constitute a solution for contending with the restriction on the pyramidal structure of the holdings, while allowing the Company to continue to control Discount Investments, and Discount Investments to continue to control Cellcom even after December 2019. Accordingly, the recoverable amount of the operations of Cellcom as of December 31, 2014, was calculated using the value in use method and the recoverable value of Cellcom's operations as at June 30, 2015, under the value in use method, as stated in note 10.D. below.

Note 3 – Investments (cont.)
G.
Additional information on investments of the Company and its investee companies (cont.)
3.
(cont.)
Property & Building, which on the date of publishing the report is a third-tier company, controls reporting corporations (Gav-Yam, Ispro and Mehadrin), is examining the implications of the law over its said holdings, with a view to maintaining its control over them and it estimates that it will maintain control over them, and therefore the aforesaid law has no implications over its financial statements as of December 31, 2015.
The Company, as a first-tier company, and Discount Investments, as a second-tier company, as stated above, do not have an obligation to include independent directors on their Board of Directors or a minimal number of outside directors as stated in the aforesaid law in relation to third-tier companies onwards.
Pursuant to the provisions of the law, the boards of directors of Cellcom, Property & Building, Elron, Gav-Yam, Ispro and Mehadrin include a majority of independent directors and the number of outside directors serving on their boards is at least half of the number of board members, reduced by one, rounded upwards. In June 2014, the Promotion of Competition and Reduction of Centralization (Classification of a Company as a Tier Company) Regulations, 5774-2014, came into effect, as part of which concessions were provided for certain corporations, which are considered as a “third-tier company”, from the updating of the composition of their board of directors to adapt it to the requirements of the Centralization Law. In October 2014, Koor received clarification letters from the Israel Securities Authority, with the opinion of the Ministry of Justice, according to which the Securities Authority will not intervene in the situation, according to which in respect of the composition of Adama’s Board of Directors, the aforesaid regulations apply to Adama.
Pursuant to the law and the Promotion of Competition and Reduction of Centralization (Concessions Regarding the Number of Outside directors) Regulations, 5774-2014, and in view of the number of directors whose identity requires the consent of the Bronfman-Fisher Group according to the shareholders’ agreement between it and Discount Investments with regard to their holding of Shufersal shares as stated below, the Board of Directors of Shufersal includes a majority of independent directors and the minimal required number of outside directors on the Board of Directors of Shufersal is at least one third of the total number of directors. In this context, it should be noted that in August 2014, Discount Investments entered into an agreement with a corporation of the Bronfman-Fisher Group (“Bronfman-Fisher”), which at the time held approximately 19% of the share capital of Shufersal, in an addendum to the shareholders’ agreement relating to the stipulation in the aforesaid agreement according to which Discount Investments will exercise its influence in Shufersal so that as long as Bronfman-Fisher holds the minimum defined amount of Shufersal shares, the list of directors whose appointment will be submitted for the approval of the shareholders’ meeting of Shufersal will include names of four directors whose identity will be given the consent of Bronfman-Fisher, and determines in this context that of the aforesaid four directors (out of a board of directors of fifteen members) two directors will be considered as outside directors the identity of whom was proposed by Bronfman-Fisher (and their appointment will naturally be subject to the approval of the meeting pursuant to the provisions of the law), whereas Discount Investments is entitled to object to the identity of those candidates (or any of them) on reasonable grounds.
The addendum to the shareholders’ agreement will be in effect as long as the restrictions according to section 25(d) to the Centralization Law apply to Shufersal. Accordingly, Discount Investments (which held on December 31, 2015, approximately 53% of Shufersal’s share capital) is effectively able to appoint the majority of the members of Shufersal’s Board of Directors.
The Centralization Law includes also provisions relating to a separation between significant real corporations and significant financial institutions, it should be noted that as long as the Company will be a significant real corporation, after December 11, 2019, the Company will not be able to control Clal Insurance and additional financial bodies in the Clal Holdings Insurance Enterprise Group or to hold more than 10% of any means of control in such bodies (or more than 5% of any means of a control in such a body if it is regarded as an insurer without a controlling owner). For details regarding the outline that has been set for the sale of control and the company’s holdings in Clal Holdings Insurance Enterprises, see Note 3.H.5.c. below.
In May 2015, updated lists were published on the website of the Ministry of Finance and the official gazette in connection with the centralization law, which includes a list of the centralization factors, the list of the significant corporations and a list of the significant financial institutions.

Note 3 – Investments (cont.)
G.
Additional information on investments of the Company and its investee companies (cont.)
3.
(cont.)
In accordance with the provisions of the centralization law, among others, a substantial financial institution, significant real corporation will be deemed as a centralization factor, and anyone belonging to a business group (corporation that controls a corporation and a corporation controlled by any of them) which includes significant financial entity or a significant real corporation. The Company and its controlling shareholders (Eduardo Elsztain and corporations through which he holds the Company) and the companies of the Group (including Discount Investment, Cellcom Property & Building Shufersal, Adama, Clal Holdings Insurance Enterprises, IDB Tourism, Noya Oil and Gas Explorations Ltd. and companies under the control of these companies) were included in the list of centralization factors, and the above companies, except for Adama (excluding Eduardo Elsztain himself), were also included in the list of significant corporations. In addition, companies of Clal Holdings Insurance Enterprises, including Clal Insurance (except Clal Holdings Insurance Enterprises) and Epsilon Investment House Ltd. (held by Discount investment Corporation) were included as well in the list of the significant financial institutions.
Insofar as Clal Holdings Insurance Enterprises will continue to be considered to be a significant real entity, this may affect its ability to hold control in Clal Insurance or to hold means of control in it, as aforesaid, and this will be as from December 2019, and in addition, this is affecting its ability to appoint joint directors in both of the companies (Clal Holdings Insurance Enterprises and Clal Insurance). In light of the directives issued by the Commissioner in connection with the appointment of a trustee for the holding of the means of control in Clal Holdings Insurance Enterprises, which are held by the Company and the letter from the Commissioner dated December 30, 2014, in accordance with which the Company is required to sell the control shares in Clal Holdings Insurance Enterprises, as detailed in Note 3.H.5.a below, Clal Holdings Insurance Enterprises has referred to the Concentration Committee in connection with its classification as a significant real entity.
In November 2014, the Company’s Board of Directors made a resolution to act, subject to the approval of the authorized organs of the companies, to promote a unification of functions at the Company and at Discount Investments, with a view to achieving costs savings.
The Company, together with Discount Investments, is examining possibilities for consolidating functions in the two companies and of appointing joint officers. On March 29, 2016, the Company's Board of Directors (following the receipt of the Remunerations Committee), approved the terms of office and of employment of Mr. Shalom Lapidot, as CEO of the Company and as CEO of Discount Investments (which was also following the receipt of the approval of Discount Investments' Remunerations Committee and Board of Directors; the terms of his office as aforesaid are subject to the approval of a general meeting of Discount Investments), see Note 33.C.(2) below.
H.
Development of investments in investee companies
The following are the main changes in investments held in 2015:
1.
Cellcom
a.
In November 2015, Cellcom signed on an agreement with Golan Telecom Ltd. ("Golan") and its shareholders, for the acquisition of 100% of the shares in Golan for consideration for an amount of NIS 1.17 billion, subject to certain adjustments in respect of Golan's receivables and payables as a result of certain significant changes for the worse in relation to Golan, insofar as they may occur, in accordance with the said agreement.
1.
Up to NIS 400 million of the purchase price is payable by means of a capital note that is convertible into shares, for a period of five years, which will be issued to the sellers by Cellcom. The note will be settled by means of the issuance of regular shares in Cellcom the quantity of which will be determined in accordance with the amount of the principal of the capital note divided by the average price of Cellcom's shares on the Tel-Aviv Stock Exchange Ltd. shortly after the time of the completion of the transaction and less a certain discount. The sellers are entitled to request the conversion of the capital note into shares in Cellcom, as aforesaid or to endorse the capital note to a third party at any time, after the passage of a period of two years from the time of the completion.Until the conversion, the note will entitle its holder to a fixed deferred payment that is equivalent to 3.5% of the principal a year, which is payable once every six months and in addition the note will be updated in respect of other generally acceptable adjustments.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
1.
Cellcom (cont.)
a.
(cont.)
1.
(cont.)
At the time of the conversion of the capital note or at the end of the period of the capital note, Cellcom is entitled to elect, in accordance with its sole judgment, to pay the note to the sellers by means of a cash payment in an amount that is equivalent to the market value of the shares in Cellcom, as aforesaid, at that time, and this instead of the issuance of shares in Cellcom. Golan's shareholders will receive generally acceptable rights regarding registration for trading and restrictions in relation to those shares.
2.
The previous network sharing agreements between Cellcom and Golan, which were subject to the approval of the Ministry of Communications and the Anti-Trust Commissioner, which were not received, are annulled. In accordance with the previous agreement between Cellcom and Golan, in the event that the said approvals were not received by December 31, 2015, Golan was required to pay to Cellcom the difference between the reduced payment that was actually paid and the full payment that it would have been committed to pay in accordance with the in-country roaming agreement, for the in-country roaming services that have been supplied and which were to be supplied by Cellcom to Golan from July 2014 to December 31, 2015. Cellcom and Golan have agreed to defer the date for the payment of this difference, which has been set at an amount of NIS 600 million, until the earlier of the time of the lawful cancellation of the agreement or the passage of 12 months from the date of the signing of the agreement, without the transaction being completed.
3.
Golan will continue to purchase in-country roaming services from Cellcom until the earlier of the time of the completion of the transaction or the particular time that was set in the agreement after the time of its cancellation, and as from January 2016, Golan will increase the monthly payment that it pays to Cellcom to NIS 21 million. After the completion of the transaction, Cellcom will not receive revenues from Golan for the in-country roaming services.
4.
The agreement includes declarations, commitments, indemnification arrangements, conditions for the completion of the transactions and the customary conditions for its cancellation. The specific conditions for the completion of the transaction include the receipt of approvals from the Ministry of Communications and the Anti-Trust Commissioner, and the absence of any significant change for the worse in Golan's position, as defined in the agreement. The agreement may be cancelled by each of the parties if the transaction is not completed until the passage of 12 months from the time of the signing of the agreement.
Cellcom plans to finance the acquisition by means of a combination of equity and debt. Cellcom expects that in addition to the convertible capital not that is mentioned above, it will issue equity in an amount of NIS 200 million (which may include a rights issue to individuals, see Section C below in this Note for additional details) and it will finance the balance from its internal sources and by means of the recruitment of debt. There can be no certainty that the agreement will be approved by the Israeli regulators, and neither is there any certainty that the transaction will be executed. On March 27, 2016, the Anti-Trust Commissioner informed Cellcom that she was considering objecting to the current outline for the proposed acquisition of Golan by Cellcom and that she was inviting Cellcom to a hearing in order to inform it of her concerns and in order to enable Cellcom to suggest solutions for those concerns before she makes a decision.
b.
In June 2015, Cellcom published a draft prospectus for the execution of an issue of shares by way of a rights offer to its shareholders, which was done as preparation for a possible rights issue within the framework of which Cellcom can raise NIS 120 to 150 million on the assumption of the full exercise of the rights. No time has yet been set for such a possible rights issue, its terms (including the number of shares that will be offered in respect of the holding of one share in Cellcom) and its extent, and it is subject to additional approval from Cellcom's Board of Directors as well as the receipt of the approvals that are required under the laws of Israel and the United States. There is no certainty regarding the timing of the rights issue, its terms or its extent.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
1.
Cellcom (cont.)
c.
In continuation of what is stated in section b above regarding Cellcom's possible rights issue, within the framework of which Cellcom may recruit NIS 120 to 150 million on the assumption of the full exercise of the rights, and in continuation of what is stated in section a above regarding the issuance of equity amounting to NIS 200 million, which Cellcom plans to execute for the purpose of the partial financing of the acquisition of Golan, insofar as such acquisition may be executed, in the event that Cellcom executes an issue for the raising of capital (whether by the issuance of shares, in the issuance of rights or in any other manner), insofar as Discount Investments cash flow requirements may enable this, Discount Investments intends to make an investment within the framework of such an issue such that Discount Investments' holding rate in Cellcom's shares shall not be reduced from its existing level, and also to execute an additional investment, if possible, such that Discount Investments' overall investment within the framework of the issue shall not exceed NIS 100 million.
d. See Note 10.D. below for details regarding the testing for impairment in value in connection with the goodwill that is attributed to Cellcom as at June 30, 2015.
e.
See Note 18.B below for details regarding Cellcom's commitment under a collective labor agreement with representatives of the employees and with the New Labor Federation regarding the launching of a voluntary retirement plan for Cellcom's employees.
2.
Property & Building and Las Vegas projects
a.
Credit facility agreement for IDBG
In August 2015, the Company's Audit Committee and Board of Directors approved the Commitment by the Company and by a company under its complete control (100%) with a company under complete control (100%) of Property & Building and with IDBG, under an agreement ("The agreement") for the making available of a credit facility to IDBG by Property & Buildings in an amount of up to five million Dollars ("The facility" and "The loan for IDBG transaction", respectively. IDBG is an American entity that is engages, inter alia, through Great Wash Park LLC ("GW") in the construction of a project that is designated for mixed usage, primarily for commerce and offices ("The project"), whose entire share capital is held by the Company and Property & Buildings in equal shares. The project covers approximately 78 thousand square meters and it is in three stages. The first stage is operating and generating revenues, the second stage is under construction and the third stage is in planning. GW is acting to obtain external financing for the project, which will include the refinancing of existing loans in an amount of 59 million Dollars and the financing of the completion of the construction and the leasing of the second stage, however, there is no certainty that such financing will indeed be received. In Property & Building and the Company's assessment, the completion of the second stage will cause the attraction of a critical mass to the project, which will enhance it, inter alia, by improving the volume of sales, with a range of tenants and with the movement of customers, both for the first stage of the project and also for the project as a whole.
In light of the restrictions that apply to the Company as at this time, it is unable to make its share of the facility that is required for IDBG available until the receipt of external financing for the project and/or for the purpose of its receipt, as aforesaid. Accordingly the making available of the facility shall be done by Property & Building alone.
In September 2015, the Company's and Property and Buildings' Audit Committees and Boards of Directors approved updated to the agreement and on September 20, 2015, the general meeting of Property & Building's shareholders approved the commitment under the agreement (after its updating as aforesaid) and accordingly all of the crucial conditions for the completion of the transaction in accordance with the agreement have been met.
The main points of the agreement are as follows:
The credit facility – the facility will be made available to IDBG by Property & Building as a facility for making collateral available in support of the financing body and/or for the extension of credit of up to 50 million Dollars, which may be exploited by IDBG from time to time over a period of 27 months from the business day following the time at which all of the crucial conditions for the making availability are fulfilled ("The exploitation period" and "The time of the completion", respectively). The amounts that are drawn down on account of the facility will be called "The amounts exploited".
The facility will serve IDBG for the purpose of the construction and the operation of the project and/or for various financing needs for such construction and operation.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
2.
Property & Building and Las Vegas projects (cont.)
a.
Credit facility agreement for IDBG (cont.)
The period of the loan – IDBG is to repay Property and Building's share of the balance of the debt1 after deducting the Company's share of the balance of the debt (insofar as there is on) ("The preference amount" by the end of the exploitation period (27 months from the time of the completion), in the manner and in the ways that are described below.
Despite the aforesaid, the Company shall be entitled to instruct, by giving notification in writing, which is to be delivered to IDBG and to Property & Building 30 days before the end of the exploitation period, of the extension of the period for the repayment of the preference amount for additional periods of 12 additional months and thereafter of an additional 9 months. The exploitation period, with the addition of the extension periods (insofar as they are exercised) will be called: "The period of the loan". When the preference amount becomes zero, the agreement will come to an end and the provisions of the existing shareholders' loans agreements will apply to the balance of the debt.
The repayment of the loan – During the course of the period of the loan, insofar as the cash balance in IDBG exceeds its cash flow requirements (in accordance with the definition of those terms in the agreement), IDBG will be committed to make use of the amount of the difference in order to repay the preference amount. IDBG will be entitled to repay the preference amount (or any part thereof) during the course of the period of the loan from any additional source and the Company will have the right at any time in the course of the period of the loan to inject money into IDBG, which will be used for the repayment of the preference amount. It should be mentioned that any debt, management fees, dividend or any other payment of any sort whatsoever, which is due to the Company from IDBG will be subordinated and deferred relative to the preference amount.
Interest and commissions – The interest rates (which have been determined in reliance on the determination by an external economic consultant) which the exploited amounts will bear are as follows: Up to the time at which a loan is actually taken up from an external party for the completion of the project ("The construction loan") and in respect of the part of the exploited amounts that is up to 20 million Dollars – interest at an annual rate of LIBOR with the addition of 8%; up to the time at which the construction loan that is actually taken up and in respect of the part of it that is in excess of 20 million Dollars – interest at an annual rate of LIBOR with the addition of 10%; as from the time at which the construction loan is received, in respect of the part of the exploited amounts that is up to 20 million Dollars and at any time that charges are registered in favor of Property & Building on the shares in Queensridge Towers LLC2 ("QT") and IDBG's rights to the repayment of the shareholders' loan from QT as detailed below ("The QT liens") – interest at the annual rate that is borne by the construction loan, with the addition of 20%; as from the time at which the construction loan is received and in respect of the part of the exploited amounts in excess of 20 million Dollars or in respect of any amount as from the time that the
QT liens are removed – interest at the annual rate that is borne by the construction loan with the addition of 3%.
The amounts that will be made available by Property & Building by way of a guarantee (which is not supported by a cash deposit) will bear an annual commission at a rate of 3%, all of which from the time of the relevant draw-down and until the time of the actual repayment.
Generally accepted provisions have been set in the agreement for the payment of arrears interest at an annual rate of 5% (additional) over and above the interest that is detailed above in the event of arrears in the payment of any repayment whatsoever of the debt. In addition to the interest that the loan will bear, as aforesaid, IDBG will pay Property & Building a commission on the non-exploitation of the facility at a rate of 0.5% a year on the unexploited facility.
The immediate repayment of the debt – the agreement contains a list of cases, which are customary in agreements of this sort, which if met will entitle Property & Building (but not require it) to make the preference amount repayable immediately, in whole or in part ("A breach event").

"The debt" is the exploited amounts, the interest, the arrears interest, commissions, expenses, and any other payment that IDBG is to bear in accordance with the provisions of the agreement.

A realty entity in which IDBG has a holding of approximately 88%, which operated in Los Vegas, primarily in the residential field.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
2.
Property & Building and Las Vegas projects (cont.)
a.
Credit facility agreement for IDBG (cont.)
The repayment of the debt in the event of the transfer of the rights in IDBG – in the event of the transfer of 50% or more of the Company's rights in IDBG, in existence at the time of the signing of the agreement, the Company will make a monetary loan available to IDBG, which will repay the preference amount such that the preference amount will become zero. In the event of the transfer of the Company's rights in IDBG at a rate that is lower than 50% of its rights in IDBG in existence at the time of the signing of the agreement, the Company will make monies available to IDBG as a loan in an amount that shall not be less than the consideration for the said transfer, and IDBG is to use that money to repay the balance of the preference amount to Property & Building, such that the ration of Property & Building's share of the balance of the debt shall not exceed Property & Building and the Company's cumulative holding rate in IDBG's share capital after the transfer.
Conversion mechanism - at the end of the period of the loan or prior to then on the occurrence of a breach event ("The timing of the end of the loan"), insofar as any preference amount may exist that has not been repaid to Property & Building, then the full balance of the debt will be converted into share capital in IDBG and in favor of the repayment of the shareholders' loans, which will be allocated to the Company and Property & Building proportionately to the balance of the debt, in accordance with IDBG's value at that time.
The value of IDBG as aforesaid as well as the conversion ratio will be determined by an external appraiser with a good reputation, who will be agreed upon by the Company and Property & Building. The agreement contains a mechanism for determining the identity of the appraiser in the event of an absence of agreement, despite the aforesaid, in the vent that at the time of the end of the loan a breach event has occurred, then Property & Building will be entitled to announce its desire not to operate in accordance with the conversion mechanism that is detailed above,  but rather to demand the full and immediate repayment of the preference amount in cash and within this framework, to dispose of all of IDBG's property in any way that is permitted under the law and to perform any actions that are required, for the purpose of the full and immediate repayment of the preference amount.
A lien on IDBG's rights and a negative pledge – As collateral for the repayment of the preference amount and the compliance with all of IDBG's commitments under the agreement and as a condition for the making available of the facility, first ranking fixed liens will be registered in favor of Property & Buildings on all of the shares in GW and QT that are held by IDBG and on all of IDBG's right vis-à-vis GW and QT for the repayment of the shareholders' loans that have been made available to GW and QT by IDBG (except in a case in which the agreement of the financing bank for the project has not been received to charge the shares in GW, in which case no lien will be recorded on the share in GW, a lien on the shares in GW will not constitute a condition for the making available of the facility and a negative pledge is to be provided in respect of them), in addition IDBG's bank accounts are to be charges in favor of Property & Building, insofar as this is possible. Within the framework of the agreement is has been agreed that insofar as this may be required, Property & Building will agree to the removal of the liens that have been given to it on the shares in GW and QT and it will also agree that the liens that have been extended to it on IDBG's rights to the repayment of the shareholder's loans that have been made available to GW and QT will become collateral that may be extended to the external party. In addition, the Company has given an undertaking that until the final repayment of the preference amount, it will not create lines or make its rights in IDBG or the project available as collateral and that all of its rights vis-à-vis IDBG will continue to be clean and free of any other third party's rights.
The receipt of a percentage of the profit in respect of the project – On the realization of the project, as defined in the agreement, Property & Building will be entitled to receive an amount from IDBG that is equivalent to 15% of the profit in respect of the project (As defined in the agreement).
The appointment of the Chairman of IDBG's Board of Directors – So long as the preference amount is at least 20 million Dollars in cash, then the Chairman of IDBG's Board of Directors will be appointed by Property & Building, and in the event of a lack of agreement in the Board of Directors on issues relating to the taking up of new financing for the project and the realization of the assets of GW, IDBG or QT, the Chairman of IDBG's Board of Directors shall have a casting vote, subject to certain conditions.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
2.
Property & Building and Las Vegas projects (cont.)
a.
Credit facility agreement for IDBG (cont.)
The amendment of the shareholders' agreement in IDBG – when the crucial conditions are met an amendment to the shareholders' agreement in IDBG will immediately and automatically come into force, which , inter alia, reflects the parties' holdings in IDBG's equity in the representation on IDBG's Board of Directors and including provisions and adjustments in the relationship between the parties, including certain mechanisms for a minority, which will apply so long as the holdings of the relevant party in IDBG are at least 10%. Until the time of the approval of these financial statements, an amount of 11.5 million Dollars has been exploited from the facility.
b.
In August 2015, Property & Building received a letter from its English partner in TPD Investment Ltd. ("TPD"), an investee company of Property & Building in England, whose main assets are hotels in England, and from TPD itself, which is directed at Property & Building, its officers, Property & Building's additional partner in TPD and officers therein. It is stated in the letter, which has not been presented as a claim in court, that damages are being claims, which were purportedly caused to TPD and to the English partner, in an amount that will not be less than 88.5 million Pounds Sterling. In Property & Building's assessment, the statement of claim is without foundation and it utterly rejects it from all perspectives.
c.
For details regarding the main revaluations of investment property that have been performed by Property & Building and its subsidiary companies in 2015, see Note 7.B. below.
3.
Shufersal
a.
In 2015, Discount Investments acquired approximately 3.4% of Shufersal's share capital on the Stock Exchange for an overall consideration of NIS 75 million. As a result of the said acquisitions, the Company recorded its share of a debit capital reserve on transactions with non-controlling interests in an amount of NIS 25 million in 2015. It should be mentioned in this connection that in January 2015 Discount Investments received notification of merger between itself and Shufersal from the Anti-Trust Commissioner, which enables Discount Investments to have a holding of more than 50% in Shufersal.
b.
As stated in Note 2.M.2, for the purpose of the impairment test, Shufersal branches are combined into geographical regions which constitute separate cash generating units (hereinafter, in this section: “Cash Generating Unit” or “Region”). According to Shufersal’s strategy, the closure of a losing branch in an area that includes additional branches may result in a reduction of the profitability of other branches located in the same geographical area, in other words, there is a dependence between the cash flows of branches in the same geographical area. In light of the foregoing, the impairment test for retail activity is performed on the level of the region, and the recoverable amount is calculated for the cash generating unit.
In 2015, Shufersal performed a renewed evaluation of branches with operational and cash flow losses in the geographical regions, and reached the conclusion that 15 branches out of all evaluated branches (which are mainly leased through operational leases) no longer contribute or make only a partial contribution, either in operational and/or strategic terms, to the geographical region (the cash generating unit) with which they are associated and therefore it decided to close 14 of the branches, and in addition it decided to reduce the size of the branch that is owned. As a result of this, non-recurring expenses were recorded in 2015, as follows:

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
3.
Shufersal (cont.)
b.
(cont.)
(1)
Non-recurring operating expenses with respect to the closure of branches (cont.)
NIS millions
The closure and reduction in the size of branches – impairment losses (*)	(22)
The closure of branches – provision of onerous contacts (**)	(20)
Total non-recurring expenses recorded by Shufersal	(42)
Total non-recurring expenses after the attribution of taxes recorded by Shufersal	(33)
Total non-recurring expenses after the attribution of taxes in the Company's consolidated statement of income (with the addition of the amortization of the attributed surplus cost in Discount Investments for the relevant assets	(57)
The Company's share in the aforementioned expenses after the attribution of taxes	(22)

(*)
In respect of 14 branches that are designated for closure, Shufersal has conducted testing of the recoverable amount in accordance with the provisions of IAS 36 separately from the cash generating unit to which they were associated, and it has calculated the recoverable amount for each branch on its own based on level 3 of the fair value hierarchy less disposal costs. The key assumption used in calculating the recoverable amount of the branches as stated is that these branches will not generate economic benefits until their closure, and therefore equipment and leasehold improvements that are assessed to be unsaleable, have been fully depreciated, whilst the remainder of the assets were examined based on Shufersal’s expectation regarding the economic benefits which will be produced from them in other branches. The recoverable amount of the branches intended for closure is lower than their book value and therefore an impairment loss has been recorded, in respect of the fixed assets that are located in them.
The recoverable amount of the area that has been reduced from the branch that is owned has been measured based on the fair value (level 3) less disposal costs, in accordance with an evaluation from an external appraiser.
(**)
Shufersal has a number of rental agreements for the rental of commercial space which are non-cancellable. If the 14 branches that it has been decided to close, 11 branches are leased by Shufersal under operational leases. These lease contracts are non-cancellable until the exit point specified in the contracts, which are between the years 2015 and 2020. Shufersal intends to exit the lease contracts on the earliest possible date, in accordance with an arrangement which will be reached with the property owners, or non-renewal of the extension option in the contract. In cases where it is not possible to immediately exit the lease agreement, Shufersal intends to close the branch’s activity and to rent the asset, if possible, to a sub-lessee until the end of the lease contract. In accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets, Shufersal evaluated whether the engagements regarding these branches include the embodiment of an onerous contract.
In accordance with Shufersal’s assessment, and based on an assessment performed by an external appraiser, due to changes in market conditions, income from subleases, and insofar as it is possible to lease the branches that are the subject of the commitments, are expected to be lower than the rent which is paid with respect to the properties, and therefore, Shufersal recognized a provision in the amount of the unavoidable expenses which are required to fulfill the obligations which are embodied in the lease agreements for the branches, and with respect to the operational losses, until the closure of the branches, in the total amount of NIS 20 million before taxes. This amount is measured using the risk-free interest rate.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
3.
Shufersal (cont.)
c.
In August 2015, Shufersal received notification from one of the partners in Lev Hamifratz ("Lev Ha'Mifratz"), partner hold Lev Hamifratz at rates of 37% and 26%, respectively), in which it stated its wish to sell to a third party its entire stake of 37% in Lev Hamifratz, including the entire shareholder's loan which was provided on its behalf to Lev Hamifratz, and the foregoing notice was submitted to Shufersal and to the additional partner in accordance with the right of first refusal that appears in the shareholders' agreement between the parties. Shufersal (and to the best of its knowledge, the additional partner as well), have not exercised the said right of first refusal, in January 2016, Shufersal received notification from that same partner, addressed to it and to the additional partner in Lev Hamifratz, in accordance with a transaction has been signed for the sale of its entire 37% holding in Lev Hamifratz to a third party and that this included the full amount of the shareholders' loans that had been extended on its behalf to Lev Hamifratz, for a consideration of NIS 72 million. Part of the said consideration is conditional upon crucial conditions. In Shufersal's assessment, the said consideration, subject to the crucial conditions in the transactions, reflects a value of close to NIS 69 million for the property being sold. As a result, Shufersal has cancelled a provision for impairment in value of NIS 26 million, which was recorded in the past in respect of a loan that had been extended by Shufersal to Lev Hamifratz and the Company's share in the cancellation of the said provision amounts to NIS 10 million.
d.
For details regarding the publication of a temporary directive in accordance with which the minimum salary will be raised in three tranches, following which Shufersal's salary expenses have increased in 2015, see Note 18.C. below.
4.
Adama
a.
In December 2015, Adama distributed a cash dividend in an overall amount of 100 million Dollars. Koor's share of the said dividend amounted to 40 million Dollars. Out of the dividend that Koor received from Adama, Koor made two cash payments in December 2015 and in March 2016 of the first interest payments and tax payments in respect of the agreement covering the non-recourse loan that Koor had received from the Chinese Bank that is mentioned in Note 16.F.1.b below (“The non-recourse loan”). The balance of the amount of the dividend will also be used for payments of interest (and the tax payments, insofar as they may apply) in respect of the non-recourse loan.
b.
Discount Investments in examining a possible transaction, within the framework of which Koor and China National Agrochemical Corporation ("ChemChina")will transfer all of their holdings (40% and 60%, respectively) in Adam to Hubei Sanonda Co. Ltd., which is a Chinese public company whose shares are traded on the Stock Market in the city of Shenzhen in China ("Sanonda"), in consideration for Type A shares on Sanonda, and such that following the transaction Adama will be a company that is wholly owned by Sanonda and Koor will be a shareholder in Sanonda. Adama will continue to be a bonds company, within the meaning of that term in the Companies Law. As the Company has been informed, as of the time of the approval of these financial statements, Sanonda is a company that is controlled by ChemChina indirectly, which holds Type A shares constituting approximately 20.1% of Sanonda's share capital. In addition, Adama holds Type B shares constituting approximately 10.6% of Sanonda share capital (see further on in this section for details regarding the sale of the said shares). The Company has been told that in accordance with the law in China Sanonda's shares that are held by Koor may be blocked for a period of up to 3 years after the completion of the transaction ("The blocking period"). In connection with the said transaction that is being examined, it has also been tested that: (1) Koor will charge its shares in Sanonda as collateral for its commitments in accordance with a non-recourse loan agreement. This is instead of the existing collateral consisting of a change on Koor's shares in Adams; and (2) before and close to the time of the completion of the transaction, Adama will distribute a dividend to its shareholders in a significant amount, which has not yet been determined. The overall amount of the dividend is estimated at an amount of 250 million Dollars, (of which an amount of 100 million Dollars was distributed in December 2015, as mentioned in Note 3.H.4.a above), where part of the dividend that Koor will receive will be used to pay some of Koor's interest in respect of the non-recourse loan.
The distribution of the additional dividend (in other words, the amount of the balance of 150 million dollars) has not yet been examined by the duly authorized bodies in Adama and its execution is subject to the confirmation of those bodies in Adam that the distribution meets the tests that are set in the Companies Law.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
4.
Adama (cont.)
b. (cont.)
Furthermore, the parties are examining the possibility of extending the original time for the repayment of the non-recourse loan (the amount of the principal, including the PIK interest, which is the interest that has accumulated up to the month of October 2015 and which has been added to the amount of the principal of the loan in accordance with the provisions of the non-recourse loan agreement) under terms that are subject to the agreements between the parties. Insofar as the original repayment time is extended, as aforesaid, Koor is expected to make a cash payment of the interest payments in the period of the non-recourse loan (as may be extended). Koor will only agree to enter into a commitment under the transaction if the non-recourse loan is extended for a certain period, as may be agreed between the parties, over and beyond the end of the blocking period, in order to enable the sale of Koor's shares on Sanonda.
Each of the parties is expected to receive a final evaluation for Adama, where at this stage such evaluations are being prepared by appraisers who have been appointed separately by each party and they are in their initial stages. In accordance with the preliminary indications (which are not final and which may be updated), Adama's value for the purposes of the transaction is expected to stand at approximately 2.4 billion Dollars.
As the Company has been informed, in accordance with Chinese Law, which determines that the price of the shares that are issued in this type of transactions is to be calculated on the basis of a formula that weighs the average traded prices in the course of particular periods, which are determined in the local law, so the transaction will be performed based on the value of Sanonda's shares, which is expected to be determined in accordance with 90% of the average price of Sanonda's Type A shares in the course of the twenty trading days preceding the expected announcement by Sanonda's Board of Directors in respect of the transactions, based on the present suspension of the trading in Sanonda's shares, as has been extended ("The current suspension of trading"), the price is 10.22 RMB Yuan a share ("The initial basic price of Sanonda"). The initial basic price of Sanonda may be adjusted downwards as a one-time action by Sanonda's Board of Directors, if certain event occur, which reflect a significant decrease in Sanonda's share price after it is traded again.
The Company has been informed that as part of the transaction Sanonda intends to raise financing in an amount of 900 million RMN Yuan, either by means of a private issue or by means of any other source of finance.
Based on the initial indication that is mentioned above, for Sanonda's initial basic price, on Chi china's and Koor's current holdings in Adama and ChemChina's and Adama's present holdings in Sanonda, on the distribution of the dividend that is being examined by Adama and on the additional private issue by Sanonda, ChemChina estimated that following on the completion of the transaction, ChemChina and Koor will hold approximately 47% and approximately 27% of the issued share capital in Sanonda, respectively. The share price, the value and the holding rates that are mentioned above are subject to negotiations between the parties and the parties have not yet agreed upon them.
Koor is performing tests and checks in connection with the transaction being considered, including due diligence in relation to Sanonda and independent evaluations in relation to Sanonda an Adama. In accordance with the preliminary indications that have been provided by the appraiser that was appointed by Koor, there are considerable variances, which may indicate that Sonanda's value is significantly lower than its value based on the regulatory formula in accordance with the Chinese law, which is detailed above. In parallel, Koor and ChemChina are continuing to negotiate with each other in relation to the structure and the terms of the transaction that is being considered, including, inter alia, the impact of the transaction being considered on the agreement for the purchase of the assets between Adama and ChemChina of October 2014 for the acquisition of the shares of the four companies that are held by ChemChina (including Sanonda) by Adama, which has not been completed.
In February 2016, the bodies in Adama approved its commitment under an agreement to sell the Type B shares in Sanonda that are held by Adam to Sanonda for an overall consideration of 62 million Dollars, subject to the completion of the transaction that is being examined with Sanonda. The transaction for the sale of the Type B shares in Sanonda is also subject to the approval of the bodies in Sanonda and the regulatory approvals in China.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
4.
Adama (cont.)
b. (cont.)
The parties are giving consideration to the said shares being cancelled by Sanonda following the acquisition. A of the reporting date, there are considerable variances between the parties in connection with significant components of the transactions, such as: (A) whether Koor will be subject to compensation mechanisms, which are intended to compensate Sanonda for differences between Adama's actual profits and its forecasts (in the course of a certain period after the time of the completion of the transaction and also for a decrease in the carrying value of Adama (in the course of the period between the date of the evaluation for the purposes of the transaction and the time of the completion of the transaction), which may be both shares that will be issued by Sanonda as part of the transaction and also in cash and (B) how and to what extend will Koor's existing rights in accordance with the shareholders' agreement that exists between Koor and ChemChina apply.
The Company has been informed that Sanonda's Board of Directors is expected to discuss and to approve the transaction, based on the initial indications, which are mentioned above, before the time of the renewal of the trading in Sanonda's shares (the approval of Sanonda's Board of
Directors, as aforesaid, insofar as it may be received, will be the first of two, where the need for the second approval will require Adama's final evaluation).
The Company has also been informed that Sonanda has had two extensions of the suspension of its shares, which as of the time of the approval of these financial statements is supposed to end by May 4, 2016.
In Adama's assessment, the transaction is expected to enable it to take advantage of significant synergies with Sanonda, and within this, in Adama's assessment after the execution of the transaction Adama will become a distributor of Sanonda's products globally and also that Adama will be able to make use of Sanonda's sales system in China in a manner that will enable Adama to increase its sales in China. These assessments of Sanonda's are very preliminary and the issues that are connected to taking advantage of the synergetic advantages that are inherent in the business potential have not yet been discussed or examined in depth with Sanonda's existing management. The implementation of the said synergies will require the receipt of the approval of Adama's and Sanonda's authorized bodies and a commitment under appropriate agreements between Adama and Sanonda and the achievement of the synergies as aforesaid is expect to take time and will not be immediate.
In continuation of the initial conversations that have been held on the subject, in Adama's assessment its global organizational structure is not expected to change following the transaction, and that after the completion of the transaction, Adama's management, include Adama's CEO, is expected to lead Sanonda's management as well. It should be clarified that at this stage this is merely and assessment and there is no certainty that all or some of the members of Adama's management will be appointed to hold office in Sanonda's management, inter alia, because such appointments will require the approval of Sanonda's Board of Directors.
The process of the negotiations and the approval of the transaction that is being considered is expected to take several months, and in the course of that period the parties will examine the relevant aspects of the transaction, which includes completing their due diligence checks and the evaluations, the tax and the accounting aspects of the transaction will be examined as will the future corporate structure and the future shareholders' agreement.
There is considerable lack of clarify in respect of the maturing of the said negotiations into binding agreements, and in respect of the exact structure and terms of such agreements and also in respect of the timetables for the transaction. Insofar as there may be consensus and agreements may be signed, the completion of the transaction will be subject to significant conditions, including inter alia, the receipt of all of the regulatory approvals that are required in China, including in connection with the commitment under an agreement for the sake of the Type B shares in Sanonda, which are mentioned above as well as any other term that may be required from Koor and/or ChemChina or by either of them.
c.
For details regarding the economic works in connection with the value of the investment in Adama as at December 31, 2015 and in connection with the hybrid financial instrument in respect of the non-recourse loan, which Koor received within the framework of the merger transaction between Adam and ChemChina, see Note 16.F.1.b. below.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.         Clal Holdings Insurance Enterprises
a.
The appointment of a trustee for the Company's holdings in the shares of Clal Holdings Insurance Enterprises
On August 21 2013, in accordance with the requirement by the Commissioner, the Company gave an irrevocable power of attorney to Mr. Moshe Tery (“Mr. Tery” or “the trustee”), who was appointed by the Commissioner as trustee for 51% of the issued share capital and voting rights of Clal Holdings Insurance Enterprisesheld by the Company (“means of control”). In addition it transferred the shares to a trust account, in the trustee’s name, for the purpose of exercising the powers granted by the means of control in accordance with the provisions of the trust deed, and in order to separate Clal Holdings Insurance Enterprisesand the financial institutions in the Clal Group (“the Clal Group”) from any possible influence of the control struggles in the IDB Group.
In accordance with the signed trust deed, Mr. Tery will exercise all of the powers given to him by virtue of the means of control for the good of the Company and in accordance with the Commissioner’s instructions, insofar as any will be given to him from time to time, in order to ensure the proper operation of Clal Insurance Company, Clal Credit Insurance Ltd. and Clal Pension and Provident Ltd. (hereinafter, jointly: “the Clal institutions”) and to protect the interests of the policyholders and savers, including with regard to the raising of equity for the benefit of the Clal institutions in any manner that he thinks fit. The transfer of the means of control to the trustee will not affect the Company’s right to receive dividends from Clal Holdings Insurance Enterprises, insofar as a decision is made to distribute any.
If and insofar as dividends are distributed for the Means of control, they will be the property of the Company and will be transferred to the Company by the trustee. In the event of any sale, transfer or charging of the means of control, the trustee will act in accordance with the Company’s instructions on condition that he receives the Commissioner’s prior written approval to do so. The trust will be terminated on the date that all of the means of control are actually transferred from the Trustee or after approval is given by the Commissioner.
In May 2014 the attorneys of the controlling shareholders of the Company (at that time) received a letter from the Commissioner with regard to the control of Clal Holdings Insurance Enterprises, in which it was stated, inter alia, that despite her aforesaid instruction in her letter of November 27, 2013, the Commissioner would be willing to consider not implementing the aforesaid instruction with regard to the appointment of directors in the Clal Group in accordance with the mechanism determined in the draft Centralization Law (and insofar as it would not be possible to do so – by a committee that would be appointed by the Minister of Finance or the Commissioner) in the event of a further term of office of an outside director in Clal Holdings Insurance Enterprisesand in Clal Insurance Company.
In addition, the Commissioner would be willing to consider not implementing the aforesaid instruction with respect to the appointment of directors in other financial institutions in the Clal Group and in Clal Agency Holdings Ltd., on the condition that directors that are or were employed in the companies controlling Clal Holdings Insurance Enterprisesor that are or were related to the controlling shareholders in the Company will not hold office in these bodies, all of which on the terms stated in the letter.
Pursuant to the Commissioner’s letter from December 2014, regarding the outline for the sale of the Company's control and holdings in Clal Holdings Insurance Enterprisesit was clarified, among others, that during the trustee's service term, the appointment of directors in Clal Holdings Insurance Enterprisesand Clal Insurance Company will be performed by the committee for the appointment of directors in the insurers, without control, as defined in the Supervision of Financial Services (Insurance) Law -1981 and if directors cannot be appointed by such committee, then the appointment of directors in these companies will be performed by another committee to be appointed by the Minister of Finance or by the Commissioner or by any other way instructed by the Commissioner.
Following such letter and as per the demand of the Commissioner, a revised appointment letter for a trustee was signed in January 2015 by the Company and the trustee regarding the Company's holdings in Clal Holdings Insurance Enterprises.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
a.
The appointment of a trustee for the Company's holdings in the shares of Clal Holdings Insurance Enterprises (cont.)
In June 2015, the Commissioner informed that in May 2015 the committee for the appointment of directors in Clal Group, pursuant to the aforesaid, intends to direct the appointment of directors that are not external) in Clal Holdings Insurance Enterprises) according to the recommendations of the committee and in July 2015 the committee commenced its operations. On December 31, 2015, the general meeting of Clal Holdings Insurance Enterprisesapproved the appointment of 3 new directors in Clal Holdings Insurance Enterprisesout of a list of 5 candidates recommended by the committee.
b.
The filing of an application to receive a new control permit and the determining of a timeframe for the sale of the Company’s control and holdings in Clal Holdings Insurance Enterprises
On June 29, 2014, the then controlling shareholders in the Company, Dolphin and CAA (which are controlled by Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, respectively), notified the Company that Messrs. Elsztain and Ben-Moshe filed an application with the Commissioner to receive a control permit in the Clal Group. On September 29, 2014 the Company was notified by Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe, inter alia, as follows: the Commissioner’s office notified Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe of its position as of that date, according to which significant gaps existed between the control structure and data submitted to the Commissioner and the requirements of a controlling shareholder, as stated in the Control of Financial Services (Insurance) Law, 5741-1981, and in a policy document regarding control of a financial institution that was published by the Commissioner in February 2014 (“the Control Policy Document”), and that as of the aforesaid date less than half of the information and documents required for examining the application had been received. The Commissioner’s office also gave notice that in view of the significant gaps (which it claimed as aforesaid), it was of the opinion that even after receipt of all of the required information, it would not be possible to approve the application of Mr. Eduardo Elsztain and Mr. Mordechai Ben-Moshe to receive a joint control permit in the Clal Holdings Insurance EnterprisesGroup.
On December 30, 2014 a letter was received from the Commissioner, addressed to Mr. Eduardo Elsztain, Mr. Mordechai Ben-Moshe and the Company, which included, inter alia, a timeframe for the sale of the Company’s control and holdings in Clal Holdings Insurance Enterprises, as well as instructions relating to the continued tenure of the trustee. As stated in the letter, the examination of the application of the controlling shareholders of the Company for joint control of Clal Holdings Insurance Enterprisesthrough the Company would no longer be reviewed, mainly in view of the fact that the Company did not comply with the criteria determined in the Control Policy Document.
The sale outline stated in the Commissioner’s letter includes the participation of the Company and the trustee in the sale process, the principles of which are as follows:
1.
The Company will act to sell the control in Clal Holdings Insurance Enterprises, so that it is no longer a part of the chain of control in Clal Holdings Insurance Enterprises. In accordance with the Control Policy Document it was determined that the minimal holding rate for control over Clal Holdings Insurance Enterprises, at the date of the specified letter, is 30% of the total means of control. The sale of control as specified will be done under the conditions and dates detailed below:
a.
The Company will engage with a recognized investment bank (Israeli or foreign) the identity of which will be confirmed by the trustee, to formulate an action outline to sell the control. The Company’s Board of Directors and the trustee will approve the outline, until and no later than June 30, 2015.
b.
The Company will sign an agreement to sell the control to a potential buyer for a price and commercial terms as it sees fit, until and no later than December 31, 2015.
c.
Should an agreement be signed as specified in section (B) above on the date, the possibility to complete the procedure to receive a control permit from the Commissioner will be given to the potential buyer, this until and no later than June 30, 2016.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
b.
The filing of an application to receive a new control permit and the determining of a timeframe for the sale of the Company’s control and holdings in Clal Holdings Insurance Enterprises(cont.)
2.
During the period until December 31, 2015 the Company will be entitled to sell some of the means of control in Clal Holdings Insurance Enterprises, so long as this will not impact the Company’s commitment to act to sell the control, as specified in section 1 above.
3.
Should any of the conditions stated in section 1 above is not complied with, on the dates stipulated alongside them, or if the control is sold to a potential buyer, and the Company retains means of control (“a terminating event”), then in each of these cases the Company will act to sell all of the means of control in Clal Holdings Insurance Enterprisesthat it owns, apart from the amount that it is permitted by law to hold in an insurer without a permit from the Commissioner, including by way of selling the means of control on the stock exchange or in off-exchange transactions, pursuant to the outline set out below and no later than the following dates:
a.
During a period of four months, starting from the occurrence of a terminating event, the Company shall sell at least 5% of the means of control in Clal Holdings Insurance Enterprises.
b.
During each of the subsequent periods of four months each, the Company shall sell in each period at least an additional 5% of the means of control in Clal Holdings Insurance Enterprises.
c.
If, in any four month period, more than 5% of the means of control in Clal Holdings Insurance Enterprisesare sold, then in such a case the amount of the means of control sold in excess of the aforesaid amount will be offset against the required amount in the following period.
4.
Should the Company not fulfill its obligation as set forth in section (3) above, then the trustee will be entitled to act in the specified outline in its place, in accordance with all of the authorities vested in it under the stipulations of the trusteeship letter provided to it. The consideration for the sale as specified will be transferred to the Company. Expenses in respect of executing the sale of means of control will be borne solely by the Company.
5.
Notwithstanding what is stated in sections (1) to (3) above, insofar as the control is sold to a potential buyer that received a control permit from the Commissioner, and the Company retains means of control in Clal Holdings Insurance Enterprisesin an amount that requires a holding permit by law, the Company may file an application to receive a holding permit for the means of control that it holds, but what is stated in this section shall not constitute prior approval for the receipt of such a permit. If the Company does not receive a holding permit as aforesaid within six months of the date on which the permit control is given to the potential buyer, this date will be regarded as a terminating event and the provisions of sections 3 and 4 above will apply, mutatis mutandis.
6.
At the end of each quarter, or upon a request of the Commissioner or the trustee, the Company shall deliver to the Commissioner or to the trustee, as applicable, a status report regarding the progress in the sale outline.
7.
It was further stated in the letter that prima facie the Commissioner did not see any reason why the Company should not sell the control also to its controlling shareholders, or to any of them (alone, or jointly with another third party), however the letter has emphasized that any request to receive a control permit, including a request by one of the controlling shareholders in the Company, will be examined, inter alia, also in light of the stipulations of the Centralization Law, and that that stated in the Commissioner’s letter does not constitute an approval that it is possible to perform the sale as specified in accordance with the stipulations of the Centralization Law.
8.
The Commissioner’s letter clarified that there is no practical possibility as far as the Commissioner is concerned, to examine a number of requests for control permits in the Clal Group simultaneously, and insofar as requests requiring such examination are submitted in the future, the examination of these requests will not be done simultaneously.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
b.
The filing of an application to receive a new control permit and the determining of a timeframe for the sale of the Company’s control and holdings in Clal Holdings Insurance Enterprises(cont.)
9.
As required by the Commissioner’s letter, the Company signed an amended trusteeship letter (in the format attached to the Commissioner’s letter). Additionally, it has been clarified in the letter that as long as no other instruction was given by the Commissioner, the following instructions will apply irrevocably:
a.
The trustee will continue to serve in his role as long as the Company holds means of control in Clal Holdings Insurance Enterprises, without a permit, in an amount that requires a permit by law, without holding such a permit, or alternatively the Commissioner instructs in writing of the termination of the trustee’s service.
b.
During the trustee’s term of service, the Company and its controlling shareholders will not activate the voting rights attached to the means of control in Clal Holdings Insurance Enterprisesand the corporations of the Clal Group listed in the Commissioner’s letter, including Clal Insurance Company (“Clal Group Companies”), and refrain from taking any action which may, directly or indirectly, constitute the direction of the business of Clal Holdings Insurance Enterprisesor the Clal Group Companies, including by way of serving as a senior officer in Clal Holdings Insurance Enterprisesor in Clal Group Companies.
c.
During the term of service of the trustee, appointment of directors in Clal Holdings Insurance Enterprisesand in the Clal Group Companies will be done in accordance with the mechanisms stated in the Commissioner’s letter of May 8, 2014 (as stated in note 3.H.5.a. above). In this regard, it has been clarified that appointment of directors in Clal Holdings Insurance Enterprisesand in Clal Insurance Company will be made by the Committee for the Appointment of Directors in Insurers with no Controlling Owner, according to the meaning thereof in the Control of Financial Services (Insurance) Law, 5741-1981. Insofar as it is not possible to appoint directors by the committee as specified, the appointment of directors in these companies will be done by a different committee appointed by the Minister of Finance or by the Commissioner, or by any other way instructed by the Commissioner.
10. Subject to compliance with the conditions and restrictions stated in sections (1) to (6) above and in section (9) above, and subject to the receipt of the consent in writing by the Company to all of the conditions stated in the specified letter, the Commissioner shall not view the continued holding of the means of control in the Company and in the Clal Group Companies, as an unlawful holding.
Accordingly, on December 31, 2014 the Company’s Board of Directors approved the provision of the Company’s consent to all of the conditions included in the Commissioner’s letter and the Company’s signature on an amended trusteeship letter which entrenches the terms of the specified letter. An amended trusteeship letter was signed by the Company and the trustee on January 6, 2015.
c. The process involving the sale of the control of Clal Holdings Insurance Enterprises
Further to the receipt of the Commissioner’s letter from December 30, 2014, and to the outline for the sale of the control of Clal Holdings Insurance Enterprises, as determined therein, as stated above, the Company conducted together with two international investment banks, who were appointed as joint advisors to the Company, a sale process in connection with a possible transaction for the sale of the control of Clal Holdings Insurance Enterprises, in accordance with the milestones which are the subject of the aforementioned outline.
In the sale process (second stage), three offers were received from groups of bidders, for the acquisition of the Company’s entire holding in Clal Holdings Insurance Enterprises. The offers which were received, as stated above (including clarifications and updates which were received for those offers) reflected, for Clal Holdings Insurance Enterprises, the following values: (A) A first offer, according to a value of NIS 4.783 billion (where the consideration will bear annual interest at a rate of 6%, from the signing date of the acquisition agreement until the completion date of the transaction); (B) A second offer, according to a value of NIS 5 billion (where the consideration will be adjusted downwards (proportionately) in the event that the equity of Clal Holdings Insurance Enterprises, on the completion date of the transaction, is lower than NIS 4.508 billion); (C) A third offer, according to a value of NIS 4.7 billion.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
c. The process involving the sale of the control of Clal Holdings Insurance Enterprises (cont.)
In December 2015, two groups of bidders notified the Company that they had decided to exit the sale process. In January 2016, following two short extensions which the Company received from the Commissioner, to complete the negotiations and the agreement with the third group of bidders, the third group of bidders announced to the Company that it had decided not to continue the process of negotiations for the acquisition of the control of Clal Holdings Insurance Enterprises, and stated, inter alia, that the uncertainty with respect to the regulatory approval process was of concern to the group, and that recent developments, news and other transactions in the Israeli insurance market had increased the aforementioned uncertainty.
On January 7, 2016, the Company and Mr. Eduardo Elsztain, the controlling shareholder in the Company, received a letter from the Commissioner, in which the Commissioner clarified, inter alia, that in light of the Company’s notice regarding the departure of the third group from the aforementioned sale process, in accordance with the Commissioner's outline dated December 30, 2014, on January 7, 2016, the terminating event had effectively occurred, and as a result, from that date onwards, the Company is required to act in accordance with the provisions of section 9.3 of the outline (which requires the sale of the control means in the stock exchange or by off stock exchange transactions at a rate of at least 5% in each period of 4 months as specified in Note 3.H.5.b.(3) above, and subject to the timetable specified therein.
Clal Holdings Insurance Enterprises Clal Holdings Insurance Enterprises Clal Holdings Insurance EnterprisesIn the Company's opinion, in the current circumstances in the market, it would be wrong to take action to sell its holdings in Clal Holdings Insurance Enterprises in accordance with the outline that has been instructed by the Commissioner and that there is room to formulate an alternative outline that would enable the Company to sell its shares in Clal Holdings Insurance Enterprises within the framework of a transaction for the sale of a control kernel, or any other outline that would prevent the damage that could be caused to the Company with the implementation of the Commissioner's outline. However, if and insofar as this may be required in order to service the Company's cash flows, and insofar as the Company may not have other sources available to it to service its cash flows, the Company will give consideration to realizing part of its holdings in Clal Holdings Insurance Enterprises, paying consideration to the timing of the sale and the conditions in the market, whilst maximizing the consideration that would be received in respect of the sale of those holdings. In parallel, the Company is continuing to examine the possibility of selling a control kernel in Clal Holdings Insurance Enterprises. For details regarding the filing of a lawsuit and an application for approval as a class action against Clal Holdings Insurance Enterprises and against the members of its Board of Directors’ and also regarding the filing of an urgent petition for a temporary restraining order, against the respondents and against additional respondents, including the Company, the members of its Board of Directors, the trustee and the Commissioner (“The restraining order”) within the framework of which the plaintiff requested that instructions be given for a stay of the proceedings for the sale of the shares in Clal Holdings Insurance Enterprises that are held by the Company through the trustee in accordance with the outline, until the peremptory decision in the action, as well as the parties’ responses to the application for a restraining order, including the responses of the Company and the Commissioner, see Note 23.C.(1) ..(L) below. It should be mentioned that within the framework of the response, the Commissioner noted, inter alia, that the sale of 5% of the shares in Clal Holdings Insurance Enterprises once every four months within the framework of the outline, could be halted at any time at which the Commissioner is convinced that there is a serious alternative to the outline in the form of an agreement for the sale of the control in Clal Holdings Insurance Enterprises. The Commissioner further noted in her response that the trustee, under the force of his duty of trust to the Company, will be required to try to sell the shares in accordance with the outline at a price that exceeds their price on the Stock Exchange, before turning to an alternative of the sale of the shares on the Stock Exchange in accordance with the share price on the Stock Exchange.
In light of the aforesaid, the investment in Clal Holdings Insurance Enterprises is presented in the Company's financial statements as at December 31, 2015 as a financial asset that is measured at fair value through profit and loss.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
c. (cont.)
The holding rate in the shares in Clal Holdings Insurance Enterprises, which the Company may be required to sell in accordance with directives issued by the Commissioner as aforesaid, in the course of 2016, (in total – 10% of Clal Holdings Insurance Enterprises' share capital) is presented under current assets as assets classified as held for sale in the statement of financial position as at December 31, 2015.
The balance of the investment that will remain after the execution of such a sale (approximately 44.92%) of Clal Holdings Insurance Enterprises' share capital), is presented under non-current assets, which are classified as held for sale. The impact of the results from the holding in Clal Holdings Insurance Enterprises (primarily changes in the fair value of the investment in Clal Holdings Insurance Enterprises) is presented under discontinued operations in the statements of income.
On February 11, 2016, the Company received a copy of a letter from the trustees for the bondholders (Series G, I and J) (the trustees) which was sent to the Commissioner. The trustees raise various allegations in the letter and request so as to prevent the considerable and disproportionate damage that will be caused to the public in Israel holding (in itself or through the institutional entities or the banks) the Company's debts (a damage estimated by the trustees to be hundreds of millions of NIS) that the Commissioner instructs the deferment of the subsequent event for the maximum possible period for such sale according to the centralization law.
The trustees further allege in their letter that all of the targets underlying the publication of the outline were achieved and implemented ab initio and today other targets can be achieved that will be required by the Commissioner by various means while mitigating the considerable damage that may be caused to the savers, as above (the trustees also attach to their letter an appendix containing calculations and economic analysis conducted in connection with the possible ramifications of selling the shares of Clal Holdings Insurance Enterprisesas well as a reference to solutions proposed in lieu of the sale of shares as above). In this context it should be noted that on February 14, 2016, the company received a copy of a letter from the Protection of Public Savings Organization, which was sent to the Commissioner and which raised similar claims to those raised in the trustees’ letter to the Commissioner.
It is noted that prior to the departure of the three groups of bidders from the aforementioned sale process, the Company received a letter from Bank Hapoalim Ltd. (hereinafter: the “Bank”), which holds, to the best of the Company’s knowledge, approximately 9.5% of the issued capital of Clal Holdings Insurance Enterprises, in which the bank claimed, by virtue of a shareholders’ agreement from 1998 between the bank and the Company, with respect to the parties' holdings in Clal Holdings Insurance Enterprises, that the bank is entitled to join the sale of shares of Clal Holdings Insurance Enterprisesto a strategic partner, and that it has veto rights with respect to the identity of the strategic partner. In light of the above, the bank requested that the Company inform it, within a reasonable period of time in advance, insofar as the transaction involving the sale of the shares of Clal Holdings Insurance Enterprisesis executed, in order to allow the bank to join the transaction, and to update it regarding the identity of the strategic partner, and to submit to it the text of the sale agreement, if any, in order to formulate its position regarding joining the transaction. The Company responded to the bank that, in light of the entire set of circumstances pertaining to the matter, the provisions of the shareholders agreement which pertain to the addition of a strategic partner do not apply to the aforementioned transaction, and accordingly, the bank does not have rights in connection with the aforementioned transaction. It is noted that a similar inquiry by the bank, from August 2013, in connection with a previous transaction for the sale of the Company’s holdings in Clal Holdings Insurance Enterprises(a transaction which was signed but not completed, received a similar response from the Company.
d.
The stock exchange value of the shares of Clal Holdings Insurance Enterprisesheld by the Company as of December 31, 2015 was NIS 1,445 million.
The difference between the value of the shares of Clal Holdings Insurance Enterprisesthat the Company held shortly before the date of the approval of these financial statements, which stood at NIS 1,361 million, and the value of the shares as of December 31, 2015, is negative and amounts to NIS 84 million.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
5.
Clal Holdings Insurance Enterprises(cont.)
e.
In March 2015, the Company wrote to the trustee, Mr. Moshe Tery, asking him to act, by virtue of his position as trustee for the company and within the framework of the powers granted to him, in order that Clal Holdings Insurance Enterprises, subject to the distribution tests provided in the law, would distribute a dividend to its shareholders, on the earliest possible date. In May 2015 the trustee replied that the Board of Directors of Clal Holdings Insurance Enterprisesresolved not to approve the distribution of dividends at this stage.
The Company contacted Clal Holdings Insurance Enterpriseswith a request for clarifications, which were received. In its financial statements for the second quarter of 2015, Clal Holdings Insurance Enterprisesclarified that the considerations underlying the decision reached by the Board of Directors of Clal Holdings Insurance Enterprises, on the date of its decision, included, inter alia, the uncertainties with respect to the capital ratio of Clal Insurance (the ratio between current capital and required capital), under the Solvency II-based solvency regime. The Company intends to continue monitoring the developments on the matter.
6.
Other
a.
In February 2015, Elron invested an amount of USD 4.5 million (in Pocared Diagnostics Ltd. ("Pocared"), an Israeli company that is developing an advanced technology system for the automatic and speedy diagnosis of infectious diseases by means of optical technology, in which Elron had a holding of 50.3% of its issued share capital, and of 44.3% in its share capital at full dilution and which has been treated at equity, out of an overall investment of USD 5 million, which was invested in Pocared by Elron and its additional shareholders).
As a result of the said investment, Elron's holding rate in Pocared increased to approximately 53.3% of its issued share capital and to approximately 50.1% of its share capital at full dilution and for the first time Elron holds the majority of the voting rights in Pocared, taking into account the tangible voting rights, within the meaning of the term in International Financial Reporting Standard 10, Consolidated Financial Statements, and for the first time Elron has the right to appoint most of the members of Pocared's Board of Directors, and as from February 2015, Elron has started to consolidate Pocared's financial statements in its financial statements. Following this change, Elron recorded a gain of USD 10.1 million in 2015 in respect of the remeasurement to fair value of the shares in Pocared that it held prior to such consolidation (a fair value of USD 10.8 million less the carrying value in Elron's accounting records of the previous holding, in an amount of USD 0.7 million). The Company’s share of Elron's profit, as aforesaid, amounted to NIS 15 million. The impact on the assets and the liabilities in the consolidated statement of financial position at the time of the start of the consolidation of Pocared in February 2015, was as follows:

Values recognized on the entry into consolidation
NIS millions
Cash and cash equivalents	25
Intangible assets	*56
Other assets	4
Liabilities	(5)
Non-controlling interests	(21)
Total cost of acquisition	**59
*
The amount is attributed mostly to research and development in progress, which have been amortized as from the start of the sales deriving from the relevant development, where the pace of the amortization being determined in accordance with an assessment of the time in which the development will generate sales.
**
Includes a payment in cash of USD 4.5 million in the acquisition and an amount of USD10.8 million Dollars in respect of the fair value of Elron's holdings in Pocared prior to the increase to control in it.

In July 2015, some of its shareholders extended a loan to Pocared in an amount of USD 3 million, of which an amount of USD 2.7 million was extended by Elron. In September 2015, an investment agreement was signed in Pocared in an amount of USD 10 million by Elron and additional shareholders, which was executed in two equal payments in September 2015 and in January 2016 (Elron's share of the said investment is USD 9 million). Following the said investment, Elron holds approximately 58% of Pocared's issued share capital.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
6.
Other (cont.)
a.
(cont.)
In February 2015, Pocared announced that with the completion of the collection of the samples in the trial that it was conducting and according to the results of the samples that have been connected, it would seem that the results do not accord with Pocared's expectations. Pocared is currently studying the significance of, the substance of and the reasons for the variances, which includes whether this was caused by technical faults in the system. In accordance with the examination that Elron has conducted with the assistance of an external appraiser regarding the need for the amortization of the research and development in progress that are recorded in its financial statements as at December 31, 2015 and which are attributed to its investment in Pocared, no amortization of the said research and development in progress is required. The said examination included, inter alia, the developments in Pocared’s technological development from the time of the execution of the previous valuation in February 2015.
b.
On February 17, 2015, an agreement was signed between IDB Tourism and a number of its subsidiaries and a third party, to sell the operations of Diesenhaus Ltd. (“Diesenhaus”) in the outgoing tourism and internal tourism sector and the shares of certain subsidiaries of Diesenhaus (“The Subsidiaries”) in consideration for a total amount of up to approximately USD 12.5 million, of which a total of USD 10.8 million has been received, and the remainder will be paid in a number of stages and a part of which is subject to meeting certain conditions. Within the framework of the transaction, the subsidiaries will repay their debt to Diesenhaus and these amounts will be used to reduce Diesenhaus’s credit facilities which were placed for the working capital funding needs of the subsidiaries. On July 8, 2015, the transaction was completed (the “Transaction Completion Date”), and the Company recorded its share in the profit in the amount of approximately NIS 13 million.
The aforementioned profit is based, inter alia, on estimates prepared by the management of IDB Tourism in connection with the goals which were specified in the agreement, which the sold operation will be required to meet, at the end of a one year period after the transaction completion date (the date when the final profit amount will be determined), where the aforementioned profit may increase or decrease by a total of approximately NIS 4 million.
c.
In March 2015, IDB Tourism and the Company approved the making of a settlement (“the agreement”) with S.H. Sky Investments (T.R.T.) Limited Partnership (“Sky Fund”), according to which, subject to the completion of the transaction to sell Diesenhaus’s operations (as specified in section B. above), in consideration of between USD 12.0-13.5 million, an amount of between NIS 17.4 million and NIS 19.4 million will be paid to Sky Fund out of the consideration for the Diesenhaus transaction (depending on the amount of the Diesenhaus transaction) as a success fee for the years in which Sky Fund managed the IDB Tourism group and for initiating the Diesenhaus transaction, and additionally an amount of NIS 0.6 million in respect of interest for funds deposited by the Company for Sky Fund in the trusteeship account of the trustee appointed by the Court (it should be noted that this amount reflects the same conditions according to which the remaining creditors of the Company were paid in respect of amounts deposited with the observer in accordance with a settlement with the same creditors that was proposed by the observer and approved by the court).
With the completion of the transaction as aforementioned in section b above, the settlement agreement with Sky Fund was completed. IDB Tourism paid to Sky Fund a total of NIS 18 million, which constituted full and final settlement of all commitments of IDB Tourism and of the Company towards the Sky Fund.
d.
In May 2015, the Company’s Board of Directors approved a deposit, in a designated account under the name of the Company in a banking corporation (the “Designated Account”), a total of USD 5 million, and the transfer, from time to time, of amounts from the designated account to IDB Tourism, for the purpose of the refinancing of the airplane loans which were taken by Israir and equipping Israir with a third Airbus airplane. In May and June of 2015, a total of USD 2 million and USD 3 million, respectively, were transferred to IDB Tourism.

Note 3 – Investments (cont.)
H.
Development of investments in investee companies (cont.)
6.
Other (cont.)
e.
In discussions that have been continuing recently between IDB Tourism and Sundor International Airlines Ltd. (“Sundor), it has been discussed that subject to the discussions between the parties maturing into binding agreements, IDB Tourism will enter into a commitment under a transaction for the merger of the activities of Sundor into Israir, where following the merger, the Company will have an indirect holding of 25% - 30% in the shares in Israir (“The transaction”). It has been agreed between the parties that they will act to complete the due diligence checking as soon as possible, so as to enable the conducting of negotiations on the details of the transaction. At this stage, no memorandum of understanding (or any other agreement) has been signed between the parties. Each of the parties retains the right not to hold the negotiations and there can be no certainty that a memorandum of understanding will be signed or that the transaction will be completed. Furthermore, it is clarified that such a transaction (insofar as it may be signed) will be subject to all of the approvals that are required under the law, including the approval of the Anti-Trust Commissioner. The Company expects that before the completion of the transaction, insofar as it may be completed, Israir will sell the aircraft that it owns (in whole or in part), including by way of a sale and lease back transaction). The immediate consideration that is expected from the sale of the aircraft is expected to amount to 70 to 85 million dollars, at this stage. Israir has signed with a banking entity regarding the spreading of its debts to the banking entity, as stated in Note 16.F.6.a below.
f.
Within the framework of the exercise of the option warrants (Series 3) in Discount Investments by the Company in December 2015 for consideration of NIS 92 million, which was received by Dolphin Netherlands, in accordance with Dolphin Netherlands’ offer to the Company and to Discount Investments dated June 29, 2015, as stated in Note 15.B.(4) below, The Company’s holding rate in Discount Investments increased from 73.92% to 76.43% and the Company recorded an increase of NIS 16 million in the capital reserve on transactions with non-controlling interests in 2015.
7.
Dividends
a.
Dividends received by the Company from directly held investees:
In the years 2014 and 2013, the company received dividends in the amounts of NIS 148 million from Discount Investments and NIS 66 million from Clal Holdings Insurance Enterprises, respectively. In 2015, the Company did not receive dividends from its investee companies.
b.
For details regarding the approval of distributions of dividends by Property & Building and Shufersal, after the date of the statements of financial position, see Note 35.F. below.
c.
For details regarding the Company’s letter to the trustee requesting that Clal Holdings Insurance Enterpriseswill distribute a dividend to its shareholders, see note 3.H.5.F. above.
d.
Balance of distributable profits
As at December 31, 2015, the companies that are directly held by the Company, Discount Investment, IDB Tourism and IDBG, had a negative balance of profits suitable for distribution and were unable to distribute dividends.
I.
Details regarding companies whose consolidation ceased during the reporting period and discontinued operations
1.
Discontinued operations
As stated in Note 3.H.5.a. above, in August 2013 the means of control in the shares of Clal Holdings Insurance Enterpriseswas transferred to the trustee, an action that entailed accounting loss of control.; Following this loss of control and in light of the outline directive issued by the Commissioner for the sale of the company's holdings in Clal Insurance, and on the occurrence of the cessation event as stated in Note 5.H.5.c above, Clal Holdings Insurance Enterprises' activity is presented as discontinued operations.
In September and October 2013 Koor realized part of its holdings and in January 2014 realized the balance of its holdings in Credit Suisse, in accordance with a resolution by its board of directors from August 2013, following which Credit Suisse's activity is presented in the Company's financial statements as discontinued operations.
See section 3 below in this Note for details of the results of the discontinued operations.

Note 3 – Investments (cont.)
I.
Details regarding companies whose consolidation ceased during the reporting period and discontinued operations (cont.)
2.
Assets held for sale
As stated in note 3.H.5.c. above, the investments in shares in Clal Holdings Insurance Enterprises have been presented as an asset held for sale as at December 31, 2015, with 10% of Clal Holdings Insurance Enterprises' share capital (NIS 263 million) being presented under current assets and the balance of the investment, approximately 44.92% of Clal Holdings Insurance Enterprises' share capital (NIS 1,182 million) being presented under non-current assets, which accords with the classification as an asset held for sale in accordance with International Standard No. 5.
The investment in Clal Holdings Insurance Enterpriseswas classified as of December 31, 2014, in non-current assets under Other investments, including derivatives, and this because of non-compliance with the provisions of International Standard Number 5.

Note 3 – Investments (cont.)
I.
Details regarding companies whose consolidation ceased during the reporting period and discontinued operations (cont.)
1.
Discontinued operations (cont.)
The following are details regarding the results of discontinued activities:
	For the year ended December 31 2015 (unaudited)	For the year ended December 31 2014			For the year ended December 31 2013
	Clal Holdings Insurance Enterprises	Clal Holdings Insurance Enterprises	Credit Suisse	Total	Clal Holdings Insurance Enterprises(1)	Credit Suisse	Total
	NIS millions
Income
Income from insurance and finance businesses	-	-	-	-	11,244	-	11,244
Company share of the net income of investees treated using the equity accounting method, net	-	-	-	-	1	-	1
Earnings from the disposal and increase in value of investments and assets	-	-	64	64	43	637(2)	680
Other income	-	-	-	-	7	-	7
Financial income	-	-	-	-	7	4	11
	-	-	64	64	11,302	641	11,943
Expenses
Cost of insurance businesses	-	-	-	-	8,933	-	8,933
Costs and expenses in connection with insurance businesses and financial services	-	-	-	-	1,693	-	1,693
Loss from the realization and impairment of investments and assets	255	360	-	360	106(1)	-	106
Other expenses	-	-	-	-	24	-	24
Financing expenses	-	-	-	-	183	-	183
	255	360	-	360	10,939	-	10,939
Income (loss) before taxes on income	(255)	(360)	64	(296)	363	641	1,004
Taxes on Income	-	-	-	-	(164)	6	(158)

Income (loss) for the period from discontinued activities	(255)	(360)	64	(296)	199	647	846

Net income (loss) from discontinued activities attributed to:
Company owners	(255)	(360)	33	(327)	72	414	486
Non-controlling rights	-	-	31	31	127	233	360
	(255)	(360)	64	(296)	199	647	846

 (1)
Including an amortization of NIS 83 million in respect of setting the balance of the investment in Clal Holdings Insurance Enterprisesaccording to the market value at December 31, 2013.
(2)
Includes NIS 12 million in respect of a distribution made by Credit Suisse in May 2013.

Note 3 – Investments (cont.)
I.
The following are details regarding the liquid resources the net financial debt of companies in the Group and significant restrictions upon the transfer of resources between entities within the Group, relating mainly to a restriction upon the transfer of cash as of December 31, 2015 (in NIS millions):
Name of the company	Liquid means	Gross financial debt (1)	Net financial debt	Amount of the restricted/ charged asset	Amount of the liability in the Statement of Financial Position (principal only)	Restriction	Note
The Company and directly and indirectly consolidated companies of the Company						Restriction on distribution of dividends Distributable profits – dividends distributions	15.D. 3.H.7. 3.K and L
The Company and wholly owned companies (except for IDB Tourism) Net financial debt Restriction on the transfer of resources	44	(3,062)	(3,018)	237	573
Financial covenants in connection with loans from banks and financial institutions:
   Grounds for making repayable early for cross acceleration and a change in control;
   Restrictions on the provision of liens to others;
   Restrictions on debt balances and on balances of liquid means;
   Compliance with a minimal value of the holdings in Clal Holdings Insurance Enterprises, Shufersal and Cellcom.
A lien on some of the shares in Discount Investments and Clal Holdings Insurance Enterprises
							16.E 16.C.2
Discount investments Net financial debt Restrictions on the transfer of resources	896(2)	(4,565) (3)	(3,669)	2,783	367 4,647 (4)
   Financial covenants in connection with loans from banks: Grounds for making repayable early for cross default or in cases of a change in control;
   The avoidance of the provision of liens in favor of others;
A lien on shares Adama
   Liens as collateral for a loan that Koor has received from a Chinese bank within the framework of the merger of Adama and ChemChina.
							16.F.1.d. and 22.E. 16.F.1.b.
Cellcom Net financial debt Restrictions on the transfer of resources	1,041	(3,788)	(2,747)		2,318
Financial covenants:
   Grounds for making repayable early for cross default, the cessation of rating, certain financial ratios, a "going concern comment;
   Restrictions on distributions of dividends;
   A negative pledge on the assets of Cellcom and Netvision
							16.F.2
(1)
 Exclusive of interest payable.
(2)
Includes NIS 98 million received within the context of a distribution of a dividend that was performed by Adama in December 2015, and which will be used by Discount Investments for payments of interest and payments of tax, insofar as they may apply, and in respect of the non-recourse loan that Koor received within the framework of the sale of Adama to ChemChina.
(3)
Exclusive of a non-recourse banking loan that Koor received within the framework of the sale of Adama to ChemChina.
(4)
The principal of the loan, with the addition of accumulated interest. It should be mentioned that the amount of the liability in the statement of financial position as at December 31, 2015 is NIS 2,900 million.

Note 3 – Investments (cont.)
I.
The following are details regarding the liquid resources the net financial debt of companies in the Group and significant restrictions upon the transfer of resources between entities within the Group, relating mainly to a restriction upon the transfer of cash as of December 31, 2015 (in NIS millions) (cont.)
Name of the company	Liquid means	Gross financial debt (1)	Net financial debt	Amount of the restricted/ charged asset	Amount of the liability in the Statement of Financial Position (principal only)	Restriction	Note
Property & Building: Net financial debt Property and Building and companies wholly owned by it
Financial covenants relating to bonds:
- Early repayment cause including due to cross default, cessation of rating and lowering rating;
- Restrictions on dividend distribution
Financial covenants with regard to a bank loan:
● Mortgage on HSBC Building and pledges on rental agreements and rental fees from the building etc.;
● Early repayment causes

	1,582	(6,911)	(5,329)
Bayside **	621	(2,963)	(2,342)
	2,203	(9,874)	(7,671)
Restrictions on the transfer of Property & Buildings' resources and property company that are wholly owned by it.					1,784	Financial covenants in connection with bonds: ● Early repayment grounds including due to cross default, the cessation of rating or the lowering of rating ● Restrictions on dividend distribution	16.F.3 and 22.I
				306	1,534	Financial covenants in connection with banking loans ● A mortgage on the HSBC building and liens on rental agreements and rental fees from the building and similar matters. Early repayment grounds

Shufersal: Financial debt, net Restrictions on the transfer of resources	1,026	(3,041)	(2,015)		1,113

Financial covenants:
● Early repayment grounds including due to cross default
● Meeting shareholders capital
● Non-creation of a floating lien on all of its assets
● Restrictions on dividend distributions
							16.F.4 and 22.H
(*)
Exclusive of interest payable.
(**)Held at a rate of 59% by Property & Building.

For additional details regarding charges and guarantees see note 22 below.

Note 3 – Investments (cont.)
K.
Capital requirements for insurance companies in Israel
Below are details relating to capital requirements according to the Control of Insurance Business (Minimum Equity Capital Required of an Insurer) Regulations, 5758-1998, including the amendments thereto (“the Capital Regulations”), and the Commissioner’s guidelines that apply to consolidated companies that are insurance companies in Israel.
	As at December 31		As at December 31
	2015 (unaudited)		2014
Insurance companies		Insurance companies
	Clal Insurance	Clal Credit	Clal Insurance	Clal Credit
	NIS millions
Minimum equity*:
Amount required pursuant to the amended Capital Regulations *	4,607	36	4,569	35

Current amount as calculated pursuant to the Capital Regulations:
Basic tier 1 capital	4,403	176	4,147	172

Tier 2 subordinated capital(1)	222	-	432	-
Tier 2 hybrid capital	2,600	-	2,081	-
Tier 3 capital	112	-	-	-
Total Tier 2 and 3 capital	2,934	-	2,513	-
Total current capital, calculated according to the Capital Regulations	7,337	176	6,660	172

Surplus	2,730	140	2,091	137

Activity after the reporting date:
Reduction of subordinated Tier 2 capital	(15)	-	(15)	-
Surplus taking into account Events Subsequent to the statements Date	2,715	140	2,076	137

The investment amount to be provided against surplus capital, in accordance with directives of the Commissioner, or which is actually held against surplus capital, and which therefore constitutes non-distributable retained earnings	(123)	-	(104) (2)	-
Reduction of capital required in respect of the original difference	(205)	-	(208)	-
Tax reserve in respect of provident fund acquisition	90	-	76	-
Surplus taking into account the activity performed after the reporting date and after the deduction of dedicated surpluses	2,477	140	1,840	137

* Total required amount, capital requirements in respect of:
Non-life insurance activities / required Tier 1 capital	578	30	628	30
Activities in long-term care insurance	106	-	104	-
Extraordinary risks in life insurance	419	-	411	-
Deferred acquisition costs in life insurance and disease and hospitalization insurance	1,297	-	1,248	-
Requirements in respect of guaranteed yield plans	4	-	5	-
Non-recognized assets, as defined in the Capital Regulations	66	-	78	1
Investment in consolidated insurance and management companies (including acquired management activities)	760	-	760	-
Reduction of capital required in respect of the original difference	(205)	-	(208)	-
Equity required in respect of investments	1,054	3	1,024	2
Catastrophe risks in non-life insurance	130	-	134	-
Operational risks	282	3	285	2
Guarantees	116	-	100	-
Total required capital	4,607	36	4,569	35
(1)
Issued up to December 31, 2009.
(2)
Restated.

Note 3 – Investments (cont.)
K.
Capital requirements for insurance companies in Israel (cont.)
Details relating to capital requirements according to the Control of Insurance Business (Minimum Equity Capital Required of an Insurer) Regulations, 5758-1998, including the amendments thereto (“the Capital Regulations”) and the Commissioner’s guidelines that apply to consolidated companies that are insurance companies in Israel (cont.)
1.
The Board of Directors of Clal Holdings Insurance Enterprisessupervises the yield on capital, which the Clal Holdings Insurance Enterprisesgroup defines as comprehensive income (loss) for the period, which is attributed to its shareholders divided by the equity attributed to the shareholders of Clal Holdings Insurance Enterprises. The Board of Directors of Clal Holdings Insurance Enterprisesdecides upon the amounts of the dividends for the shareholders. The Board of Directors of Clal Insurance determined the target capital at approximately 12% above the minimum equity required by law (herein: the “target equity”). It is hereby clarified that the above is not a binding equity requirement, but rather an equity level which Clal Insurance will strive to maintain, and no certainty exists that Clal Insurance will meet this target at all times. As of December 31, 2015, Clal Insurance complied with the target equity. The policy of the management of Clal Holdings Insurance Enterprisesis to hold a strong capital basis in order to retain its ability to continue its operations so that it can produce a return for its shareholders, and in order to comply with external equity requirements to which it is subject by virtue of its holding in Clal Insurance, and in order to support the equity needs of its consolidated companies, some of which are subject to external equity requirements, and future business development.
2.
In addition to the general requirements and the Companies Law, dividend distributions performed out of capital surplus in an insurance company are also subject to liquidity requirements, and to compliance with the terms of the Investment Regulations and additional directives published by the Commissioner from time to time, including the impact of the restriction on the ceiling for secondary and tertiary capital (40%). Accordingly, as at the reporting date, the amount of the dividend that can be distributed by Clal Insurance, without the approval of the Commissioner, is restricted to NIS 1,080 million. The regulatory capital requirements for insurance companies are expected to be determined as from the time of the implementation of the Israeli solvency regime, based on the provisions of the Solvency directive, in accordance with the principles for implementation that may be determined.
3.
Additional details regarding capital requirements in companies that manage pension funds and provident funds have been included in Part A of the Company’s periodic report for the year 2015.

Note 4 – Other investments, including derivatives
A.
Non-current investments
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Financial assets presented by fair value through profit or loss:
Shares registered for trade)	4	1,700 (1)
Shares not registered for trade (2)	206	266
Deposits	3	49
Derivatives not used for accounting hedging	2	4
Others	134	102
	349	2,121
Financial assets designated at fair value through other comprehensive income:
Shares listed for trading	-	1

	349	2,122

(1)
In 2014, including an investment in Clal Holdings Insurance Enterprisesshares in a sum of NIS 1,696 million. In 2015, the investment in Clal Holdings Insurance Enterprises is classified as held for sale (see also Note 13 below).
(2)
With regard to the valuation of the fair value of the Group’s investments in a number of private companies, see note 21.F.2. below.

B.
Current investments
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Financial assets at fair value through profit or loss:
Government bonds and short-term treasury bills	653	1,469
Mutual fund participation certificates	602	887
Non-convertible corporate bonds	479	651
Exchange traded notes	62	288
Shares	21	19
Derivatives not for hedging purposes	2	2
Other	2	1
	1,821	3,317

Note 5 – Loans, deposits, restricted deposits and debit balances
A.
Non-current loans, restricted deposits and debit balances
	As at December 31
	2015 (unaudited)	2014
	NIS Millions

Income receivable on the straight-line method	110	103
Short-term loans and deposits	13	179
Deposits in trust	14	-
Charged deposits	-	18
Long-term debit balances	16	(1)12
	153	312
Less current maturities of deposits	-	(156)
Less current maturities of income receivable	(6)	(4)
	147	152

(1)
Reclassified, see Note 1.F.(1) above.

B.
Current loans, deposits and charged deposits
	As at December 31
	2015 (unaudited)	2014
	NIS Millions

Deposits at banks	649	213
Restricted and charged deposits	112	145
Current maturities of non-current deposits	-	156
	761	514

Note 6 – Fixed Assets
A.
Composition and movement
	Buildings	Machinery, plant & equipment	Communications network	Installations and leasehold improvements	Aircraft	Computers, office furniture, equipment and other	Total
	NIS millions
Cost
Balance as at January 1, 2014	2,520	2,728	5,495	1,620	(2)470	592	13,425
Additions	113	176	340	142	(2)14	59	844
Disposals(1)(2)	(29)	(145)	(161)	(122)	-	(138)	(595)
Revaluation of assets transferred to investment property	6	-	-	-	-	-	6
Transfer from investment property	1	-	-	-	-	-	1
Transfer to investment property	(46)	-	-	-	-	-	(46)
Effect of changes in exchange rates	-	2	-	2	57	4	65
Balance as at December 31, 2014	2,565	2,761	5,674	1,642	541	517	13,700
Acquisitions within the framework of business combinations	-	-	-	1	-	6	7
Additions	127	168	205	124	(3)33	97	754
Disposals(1)	(4)	(37)	(84)	(25)	(5)	(102)	(257)
Transfer from investment property	12	-	-	-	-	-	12
Transfer to investment property	(4)	-	-	-	-	-	(4)
Effect of changes in exchange rates	-	-	-	-	4	(1)	3
Balance as at December 31, 2015 (unaudited)	2,696	2,892	5,795	1,742	573	517	14,215

(1)
The Group derecognizes assets that were fully depreciated and are not used by the Group.
(2)
Reclassified.
(3)
Includes advances of NIS 26 million in respect of the purchase of two Airbus aircraft, as stated in Note 16.F.6.(b) below, and an amount of NIS 5 million paid as an advance to suppliers of fixed assets for repairs.

Note 6 – Fixed Assets (cont.)
A.
Composition and movement (cont.)
Buildings	Machinery, plant & equipment	Communications network	Airplanes	Computers, office furniture, equipment and other	Installations and leasehold improvements	Total
NIS millions
Accumulated depreciation and impairment losses
Balance as at January 1, 2014	537	2,065	3,901	989	(2)76	369	7,937
Depreciation for the year	44	157	330	126	(2)27	60	744
Impairment loss	19	3	-	-	-	-	22
Reversal of impairment loss	(1)	-	-	(1)	-	-	(2)
Disposals(1)	(16)	(142)	(156)	(122)	-	(131)	(567)
Transfer to investment property	(11)	-	-	-	-	-	(11)
Effect of changes in exchange rates	-	2	-	2	11	3	18
Balance as of December 31, 2014	572	2,085	4,075	994	114	301	8,141
Acquisitions through a business combination	-	-	-	1	-	3	4
Depreciation for the year	46	140	304	93	28	69	680
Impairment loss(2)	5	-	-	-	-	-	5
Reversal of impairment loss	(1)	-	-	(1)	-	-	(2)
Disposals(1)	(1)	(30)	(81)	(21)	(5)	(94)	(232)
Transfer to investment property	(2)	-	-	-	-	-	(2)
Effect of changes in exchange rates	-	-	-	(2)	-	3	1
Balance as of December 31, 2015	619	2,195	4,298	1,064	137	282	8,595
Net carrying amount
As at January 1, 2014	1,983	663	1,594	631	394	223	5,488
As at December 31, 2014	1,993	676	1,599	648	427	216	(3)5,559
As at December 31, 2015 (unaudited)	2,077	697	1,497	678	436	235	(3)5,620

(1)
The Group derecognizes assets that were fully depreciated and are not used by the Group.
(2)
Reclassified.
(3)
The balance of fixed assets is presented after the deduction of a provision of NIS 102 million for impairment losses (as at December 31, 2014 – NIS 101 million).

Note 6 – Fixed Assets (cont.)
B.
Additional information
1.
The balance of borrowing costs capitalized as part of fixed assets as at December 31, 2015 amounts to NIS 45 million (as at December 31, 2014 – NIS 35 million). It is noted, that Shufersal acquired land with the intention of constructing a logistics center on it, which will be used for fixed assets. Costs invested in the land and equipment during 2015 amounted to NIS 125 million, and included borrowing costs which were capitalized to the fixed asset is under construction totaling NIS 10 million. The nominal discount rate used to determine the borrowing costs that have been capitalized by Shufersal is 3.65%. Shufersal has no specific borrowing costs.
2.
The cost of fixed assets as at December 31, 2015 and December 31, 2015 is presented after the deduction of investment grants received totaling NIS 39 million.
3.
During the ordinary course of business, the Group acquires fixed assets using credit. The cost amounts, which have not yet been paid as at December 31, 2015 are NIS 195 million (as at December 31, 2014 – NIS 203 million).
4.
Fixed assets under construction as at December 31, 2015 amount to NIS 420 million (as at December 31, 2014 – NIS 291 million).
5.
In the second quarter of 2015, Cellcom extended the estimated useful lifetime of the passive components in the cellular sites, which primarily include construction works and antennas, as part of the re-evaluation, beginning from the start of the second quarter of 2015, such that the end date of their depreciation will occur in 2025. In 2015, Cellcom invested in additional frequencies for the fourth generation network and it is expected to invest significant in radio equipment for the fourth generation technology that is positioned in the existing cellular cell sites.
The impact on Cellcom's financial statements of the change in the depreciation period in 2015 and in the following years is as follows:
	2015	2016	2017	2018	2019	2010 and thereafter
	NIS millions
Increase (decrease) in depreciation expenses	27	25	18	10	1	(81)

6.
The fair value of fixed assets, recognized as part of a business combination is based on an estimate of the amount for which the fixed assets could have been replaced on the day of the valuation with different assets of similar characteristics of use, in a transaction between a willing seller and a willing buyer, acting rationally in a transaction unaffected by a special relationship between the parties. Accordingly:
●
The market value of land and buildings was valued by a real estate appraiser.
●
The market value of leasehold improvements and equipment, facilities and vehicles in the branches was valued according to their depreciated cost on Shufersal’s books, which is a close approximation of their fair value, in light of the reasonable depreciation rates applied to them.
●
The market value of items located in the factories, equipment and fixtures, as well as facilities, is based on the quoted market values of similar items, insofar as such are available, and replacement costs when such quotes as specified are unavailable. The estimate of reduced replacement costs takes into account adjustments in respect of physical erosion and functional and economical obsolescence of the fixed asset item.
7.
The estimates of the balance of the lifetime and the residual value of the Airbus aircraft that are owned by a consolidated company (Israir) as at December 31, 2015 are approximately 19.5 years and USD 6.75 million, respectively. The estimated of the balance of the lifetime and the residual value of the ATR72 aircraft that are owned by Israir are approximately 18.5 years and USD 4 million, respectively.
8.
With regard to pledges – see note 22 below.

Note 7 – Investment Property
A.
Composition and changes in the carrying amount of investment property

	Investment property measured at fair value at level 3
	Available land	Rental buildings	Buildings under construction	Total
	NIS millions
2015	507	(1) 9,804	(1) 864	11,175
Balance as at January 1, 2015
Movement in the year
Acquisitions and investments in existing properties	22	73	432	527
Transfer from fixed assets	-	2	-	2
Transfer from investment property under construction	-	346	(346)	-
Capitalized costs and expenses	-	8	-	8
Disposals	-	(21)	(79)	(100)
Transfer to fixed assets	-	(12)	-	(12)
Classification to assets held-for-sale	-	(56)	-	(56)
Transfer to investment property under construction	(19)	(1)	20	-
Increase (decrease) in fair value, net	9	306	(6)	309
Translation differences, net resulting from translation of financial statements of foreign operations	-	11	2	13
Balance as at December 31, 2015 (unaudited)	519	10,460	887	11,866

	Investment property measured at fair value at level 3
	Available land	Rental buildings	Buildings under construction	Total
	NIS millions
2014	525	8,532	770	9,827
Balance as at January 1, 2014
Movement in the year
Acquisitions and investments in existing properties	3	51	448	502
Transfer from fixed assets	-	35	-	35
Transfer from investment property under construction	-	458 (1)	(458) (1)	-
Capitalized costs and expenses	-	2 (1)	-	2 (1)
Disposals	-	-	(4)	(4)
Transfer to fixed assets	-	(1)	-	(1)
Classification to assets held-for-sale	-	(4) (1)	-	(4) (1)
Transfer to investment property under construction	(42)	-	42	-
Increase in fair value, net	12	372	29	413
Translation differences, net resulting from translation of financial statements of foreign operations	9	359	37	405
Balance as at December 31, 2014	507	(1) 9,804	(1) 864	11,175

(1)
Reclassified.

Note 7 – Investment Property (cont.)
B.
Update of fair value
1.
On September 30, 2015, the fair value of the HSBC Building in New York City was updated to an amount of USD 820 million, according to a valuation that was received from an independent appraiser in the U.S.A. For details of the evaluation techniques used to determine the fair value of the investment property, see Section C. below. Consequently, income totaling NIS 200 million, has been recorded in 2015 from an increase in fair value of investment property, a provision for consultation services totaling NIS 31 million (included in these financial statements under the item “General and administrative expenses”) and deferred tax expenses totaling NIS 64 million.
The net profit arising for Property & Building from the update of value of the HSBC Building amounted to NIS 105 million and the Company’s share in this profit amounted to NIS 59 million.
2.
On June 30, 2015, Property & Building updated the fair value estimates for all of its income generating and investment property in Israel, within the framework of its policy of conducting evaluations at least once a year for its investment property.
The examination of the yields that are inherent in real estate transactions that have been conducted in the market in respect of similar realty to that of Property & Building as well as the stability of the high occupancy rates in those assets has led to a decrease in the discount rates that were used by the external appraisers, primarily at rated of between 0.15% and 0.25% a year on the yield by comparison with the discount rates that were used in the previous evaluations of all of Property & Building’s assets in Israel, which was performed in June 2014.
Additionally, in the first quarter and second half of 2015, the fair value of revenue generating properties under construction, and of a number of available lands owned by Property & Building and of assets that have been sold, was updated. The valuations were performed by external independent appraisers possessing the appropriate skills. For details of the valuation techniques used to determine the fair value of investment property, see section C below. As a result of the update of the fair value valuations, the Company’s consolidated statement of income for the year 2015 includes income in an amount of NIS 182 million.
3.
The value of the Tivoli project in GW's financial statements as at September 30, 2015 has been reduced by USD 281 million, in accordance that was prepared for the project by an independent external appraiser. The reduction derived primarily from a certain deferral in the timetables for the opening of Triad B in the project and from a change in the assumption regarding growth in the volume of the future revenues. Property & Building and the Company each recorded a loss of NIS 45 million in 2015 in respect of this reduction. The Company's share of the loss in the consolidated financial statements amounted to NIS 70 million.
In accordance with Regulation 49(A) of the reporting regulations, the economic work on the subject, which was attached to Property & Building's financial statements as at September 30, 2015, which was presented by it to the Securities Authority and published on November 18, 2015 (Document No 2015-01-157506), is attached to these financial statements by way of the referral.

Note 7 - Investment Property (cont.)
C.
Determination of fair value
1.
Data concerning fair value measurement of level-3 investment property
Asset class	Valuation techniques for determining fair value	Significant unobservable data							Interaction between significant unobservable data and fair value management
		Cash flows discount rate (% for the year)
					2015 (unaudited)		2014
					Range	Weighted average	Range	Weighted average
Rental properties
Fair value is estimated using revenue discount techniques*: the valuation model is based on the present value of the estimated NOI (Net Operating Income) arising from the property. The valuation of real estate is based on net annual cash flows, discounted by a discount rate that reflects the specific risks embodied therein, and, as generally accepted, in comparable assets. Actual lease agreements, in respect of which payments differ from appropriate rental, if any, are subject to adjustments in order to reflect actual lease payments in the period of the agreement. Valuations take into account the type of lessees actually occupying the leased property, or responsible for settling the liabilities resulting from the lease terms, or lessees that might occupy the property following the lease of a vacant property, including a general assessment of their credit worthiness; the distribution of responsibility between the Group and the lessee in respect of the maintenance and insurance of the property; the physical condition and the remaining economic life of the property, wherever these parameters are relevant.
		Revenue generating assets in Israel		Office use	6.5%-8.2%	8.1%	7.5%-8.25%	8.2
Estimated fair value will increase if:
● The market value of the lease payments increases.
● The cash flows capitalization rate decreases.
There is no internal interaction between significant unobservable data.

				Commercial use	7.2%-12.0%	7.8%	7.25%-12%	8.1%
				Industrial use	8.0%-10.0%	8.4%	8%-9.5%	8.5%
		Revenue generating assets in U.S.A	HSBC Building	Office use	5.0%-6.7%	5.8%	5.25%-6.75%	6.0%
			GW Project	Commercial and office use	8.75%	8.75%	9%	9%
			Value of rental fees (NIS per sq. meter per month)
		Revenue generating assets in Israel		Office use	NIS 14- NIS 111	NIS 62	NIS 41- NIS 104	NIS 61
				Commercial use	NIS 10- NIS 630	NIS 92	NIS 10- NIS 500	NIS 88
				Industrial use	NIS 7- NIS 86	NIS 32	NIS 7- NIS 56	NIS 32
		Revenue generating assets in U.S.A	HSBC Building	Office use	NIS 320- NIS 590	NIS 425	NIS 297- NIS 526	NIS 386
			GW Project	Office use	NIS 397	NIS 397	NIS 447	NIS 447
			GW Project	Commercial and office use	NIS 510	NIS 510	NIS 510	NIS 510
			Construction costs per sq. meter
Investment property under construction
The valuation is based on the estimated fair value of investment property after the completion of the construction thereof, less the present value of the estimated construction costs expected to be incurred in order to complete the construction, while taking into account a capitalization rate adjusted for the risks and characteristics relevant to the property.
		Assets under construction in Israel			NIS 4,000- NIS 7,000, depending on location	NIS 5,230	NIS 4,000- NIS 6,100, depending on location	NIS 5,452	Estimated fair value will increase if: ● Construction costs per sq.m. decrease. ● The cash flows capitalization rate decreases. There is no internal interaction between significant unobservable data.
		Assets under construction in U.S.A – GW Project			NIS 2,509	NIS 2,509	NIS 5,308	NIS 5,308
			Annual discount rate of the cash flows
		Assets under construction in Israel			7.75%- 10%	8.50%	7.75%- 9%	8.6%
		Assets under construction in U.S.A – GW Project			8.75%	8.75%	9%	9%
Available land
The fair value is determined while using a comparison technique. The technique is based on the sq.m. value of comparable assets resulting from transactions observable in the market, after various adjustments, such as for dimensions, location, etc.
									Estimated fair value will increase if the sq.m. value of comparable assets increases.
*
The valuation also takes into account negative cash flows, relating to betterment levies in respect of unrealized rights, in accordance with the Planning and Construction Law, 5725-1965, and the addendum to this law.

IDB Development Corporation Ltd.

Note 7 - Investment Property (cont.)
C.
Determination of fair value (cont.)
2.
Valuation processes implemented in the Group
The fair value of investment property is determined periodically by independent and external appraisers having the appropriate skills and experience relevant to the type and location of the property under valuation. External valuations are conducted at least once a year or whenever there are indications of changes in value (the earliest). All the valuations are examined by the management of the Group companies, and are subsequently reported to their Balance Sheet Committees.

The main data that are unobservable in the market refer to the following factors:
●
Capitalization rates, which are based on professional publications in the relevant markets, if any, and on comparison with similar transactions, after the necessary adjustments.
●
Market rent, which is based on professional publications in the relevant markets and on comparison with similar transactions, after the necessary adjustments.
●
Construction costs per sq.m. that are based on agreements with performance contractors and detailed budgets for each project.
3.
Adjustments to book value
Following are details of significant adjustments to the valuation received for purposes of presenting the investment property in the financial statements.
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Fair value as provided by external appraisers	12,032	11,282
Less amounts attributed to revenues receivable for rental, based on the straight-line method	(110)	(103)
Fair value, as presented in the financial statements	11,922 *	11,179 *

(1) Including realty classified as held for sale see note 13 below.

D.
Amounts recognized in the Statement of Income
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions
Income from the rental of investment property	845	780	772
Direct operating expenses deriving from investment property *	204	181	176
Increase in fair value of investment property (see Note 27 below)	439	439	417
Decrease in fair value of investment property(see Note 27 below)	130	26	97

*
Including expenses in insignificant amounts in respect of investment property that did not produce rental revenue.

Note 7 - Investment Property (cont.)
D.
Amounts recognized in the Statement of Income (cont.)
Gains (losses) from revaluations of fair value classified at level 3
	For the year ended December 31, 2015 (unaudited)
	Available lands	Rental buildings	Buildings under construction	Total
	NIS millions
Net changes in fair value attributed to investment property, not yet realized	7	287	(17)	277
Net changes in fair value attributed to investment property, realized	2	19	11	32
	9	306	(6)	309

	For the year ended December 31, 2014
	Available lands	Rental buildings	Buildings under construction	Total
	NIS millions
Net changes in fair value attributed to investment property, not yet realized	12	372	29	413

E.
Rental agreements
The following are the future minimum rentals receivable from rental agreements in force as of the date of the Statement of Financial Position:
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Up to one year	776	754
From one year up to five years	2,180	2,179
Exceeding five years	1,238	1,523
	4,194	4,456

Note 8 - Trade Receivables
A. Long-term trade receivables	As of December 31
	2015 (unaudited)	2014
	NIS millions
Long term trade receivables	1,079	1,142
Less – deferred interest income	(41)	(52)
	1,038	1,090
Less - current maturities	(563)	(606)
	475	484
Less - provision for doubtful debts	(8)	(8)
	467	476

The balance of long term trade receivables in respect of sales of equipment by payment schedule made by Cellcom (mainly in 36 payments) and their present values as of December 31, 2015, and December 31, 2014, were calculated based on discount rates of 3.3% and 3.9%, respectively.

B. Current trade receivables	As of December 31
	2015 (unaudited)	2014
	NIS millions
Trade receivables	966	1,153
Less - provision for doubtful debts	(228)	(259)
	738	894
Credit card companies	1,226	1,212
Current maturities of long term trade receivables	563	606
	2,527	2,712

Note 9 - Inventory
	As of December 31
	2015 (unaudited)	2014
	NIS millions

Inventory of purchased goods (mainly in respect of retail activities of Shufersal) (1)	640	748
Phones and other communication equipment (in respect of cellular and internet activities of Cellcom)	74	79
Inventory of manufactured products and inventory of spare parts	20	24
	734	851

(1)
The inventory of purchased goods is presented net of provisions for impairment of NIS 31 million in 2015 (2014 - NIS 22 million).

Note 10 - Intangible Assets
A.
Composition and changes
	Goodwill	Brands and trade names	Licenses	Customer relations	Information systems and software	Rental agreements	Technology, development in process, concessions and others	Total

Cost
Balance as at January 1, 2014	4,228	1,023	532	1,103	753	252	137	8,028
Acquisitions as part of a business combination	4	-	-	-	-	2	-	6
Acquisitions and additions	-	-	-	-	125	-	-	125
Derecognitions	-	(31)	-	(19)	(96)	(31)	(4)	(181)
Consolidation discontinuance	-	-	-	-	-	-	(17)	(17)
Adjustments to goodwill in respect of a put option to holders of non-controlling interests in a subsidiary	2	-	-	-	-	-	-	2
Withdrawal of profits by partners in a partnership	12	-	-	-	-	-	-	12
Effect of changes in exchange rates	6	2	-	2	3	-	3	16
Balance as at December 31, 2014	4,252	994	532	1,086	785	223	119	7,991
Acquisitions as part of a business combination (see Note 3.H.6.a. above)	1	-	-	-	-	-	56	57
Acquisitions and additions	-	-	20	-	96	-	-	116
Derecognitions	(9)	(25)	-	(21)	(165)	(11)	(35)	(266)
Consolidation discontinuance	-	-	-	-	-	-	(5)	(5)
Adjustments to goodwill in respect of a put option to holders of non-controlling interests in a subsidiary (see also comment (2) in Note 16.A.2. below)	17	-	-	-	-	-	-	17
Withdrawal of profits by partners in a partnership	15	-	-	-	-	-	-	15
Balance as at December 31, 2015 (unaudited)	4,276	969	552	1,065	716	212	135	7,925

IDB Development Corporation Ltd.

Note 10 - Intangible Assets (cont.)
A.
Composition and changes (cont.)
	Goodwill	Brands and trade names	Licenses	Customer relations	Information systems and software	Rental agreements	Technology, development in process, concessions and others	Total

Amortizations and impairment losses
Balance as at January 1, 2014	725	165	292	793	484	76	99	2,634
Amortization for the year	-	37	29	104	108	16	5	299
Derecognitions	-	(31)	-	(19)	(96)	(31)	(4)	(181)
Impairment loss	396	37	-	9	-	25	3	470
Consolidation discontinuance	-	-	-	-	-	-	(17)	(17)
Effect of changes in exchange rates	1	-	-	-	3	-	-	4
Balance as at December 31, 2014	1,122	208	321	887	499	86	86	3,209
Amortization for the year	-	33	30	81	112	14	3	273
Derecognitions	(1)	(25)	-	(21)	(162)	(11)	(35)	(255)
Impairment loss	7	21	-	2	-	9	-	39
Consolidation discontinuance	-	-	-	-	-	-	(5)	(5)
Balance as at December 31, 2015 (unaudited)	1,128	237	351	949	449	98	49	3,261

Carrying amount
As at January 1, 2014	3,503	858	240	310	269	176	38	5,394
As at December 31, 2014	3,130	786	211	199	286	137	33	4,782
As at December 31, 2015 (unaudited)	3,148	732	201	116	267	114	86	4,664

IDB Development Corporation Ltd.

Note 10 - Intangible Assets (cont.)
B.
The fair value of intangible assets acquired in various business combinations was determined on the date of each business combination, as follows:
Customer relations
The fair value was determined in accordance with the revenues approach, by the capitalized value of the cash flows expected to be derived from the existing customers on the date of the business combination, after deducting the fair return on the other assets that participate in the generation of the related cash flow. In the Shufersal business combination, the customer base was defined as the members of Shufersal’s customer club who visited branches of Shufersal at least 24 times during 2009, the revenues from whom constituted 59% of total revenues in that year.
Brands and trade names
The fair value was determined by the relief from royalty approach, according to which the fair value of the asset is determined by estimating the royalties that theoretically would have been paid to a third party for the use of the asset. The economic value of the brand derives from the fact that the ownership of the asset releases the owner from the need to pay royalties as aforementioned to a third party for the use of the asset. The percentage of royalties that was used to determine the fair value of the brands is 0.2%-2% (mainly 1%-1.5%) of the expected revenues.
Rental agreements
The fair value was determined by comparing the actual rent paid by branches of Shufersal to the estimated fair amount of rent for such assets, based on the opinion of a real estate appraiser, which is based mainly on comparison to similar commercial assets in the geographical location of each branch, while making necessary adjustments with respect to the size of the areas, their location, physical condition, etc. Options for extending the lease agreements were also taken into consideration. The fair value was determined according to the capitalized value of the differences between fair rent payments and actual rent payments.
Licenses
Rights to use cellular frequencies in Israel are assessed according to their amortized costs in the books of the acquired company on the date of the business combination, since there is no market for such rights in Israel.

C.
Additional details on principal cash-generating units that include goodwill or an intangible asset with an indefinite useful life
(1)
As at December 31, 2015, goodwill and a brand with an indefinite useful life attributable to Cellcom amount to NIS 2.135 billion and NIS 0.231 billion, respectively.
The recoverable amount of Cellcom’s activity as at June 30, 2015 was assessed by an external appraiser on the basis of the value-in-use thereof, as detailed in section D below.
(2)
As at December 31, 2015, goodwill attributable to Shufersal’s retail activity amounts to NIS 788 million. The value of Shufersal’s retail activity, based on Shufersal's value on the Stock Exchange as at December 31, 2015 (mutatis mutandis), was higher than the evaluation of those activities in the Group's financial statements.
(3)
The Group has a number of consolidated companies, the operations of which have been attributed goodwill in an amount that is immaterial compared to the balance of goodwill in the Company’s consolidated financial statements. The value of Property & Building’s operations is based on Property & Building’s stock exchange value as at December 31, 2015 (and in the required adjustments in respect of the fair value of Property & Building’s financial liabilities) which is higher than the value of the specified operations in these financial statements. The recoverable amount of the operations of other companies was determined on the basis of examinations for impairment performed, including economic studies, performed by external appraisers using the value in use method. The recoverable amount of the specified operations is higher than their value in the financial statements. In those cases where the recoverable amount was found to be lower than the carrying amount, impairment reductions of immaterial amounts were recorded.

Note 10 - Intangible Assets (cont.)
D.
Examination for impairment in investee companies in 2015
Discount Investments performed an annual examination for impairment of the goodwill attributed to Cellcom as at June 30, 2015. Further to what is stated in note 3.G.3 above with regard to the structural changes being examined, the recoverable amount of Cellcom’s operations as at June 30, 2015 was calculated using the value in use method. In accordance with Regulation 49(A) of the Reporting Regulation, the economic work on the subject on that subject at that date, which is stated by way of referral to the said work, which was attached to Discount Investments' financial statements as at June 30, 2015, which was presented by it to the Securities Authority and published on August 27, 2015 (Document No 2015-01-107427). The value of the assets attributable to Cellcom’s operations less the liabilities attributable to Cellcom’s operations in the financial statements of the Company as at June 30, 2015 (including deferred tax balances attributable to excess costs created upon the acquisition of Cellcom, against which Discount Investments recorded goodwill) (“The value of Cellcom’s operations in the financial statements”), is in the range specified in the aforesaid economic report for the recoverable amount of Cellcom’s operations as at that date. Accordingly, no impairment has been recognized in respect of the aforesaid goodwill.
The real after-tax capitalization rate and a long-term growth rate of 8.75% and 1.75%, respectively, were used in the aforesaid economic report for determining the upper threshold of the recoverable amount. A real after-tax capitalization rate and a long-term growth rate of 9.25% and 1.25%, respectively, were used in the aforesaid economic report for determining the lower threshold of the recoverable amount.

E.
During the ordinary course of business, Cellcom acquires intangible assets using credit.

The acquisition amount which has not yet been paid as at December 31, 2015, amounted to NIS 33 million (as at December 31, 2014 – NIS 34 million).

Note 11 - Accounts Receivable and Debit Balances
	As of December 31
	2015 (unaudited)	2014
	NIS millions

Prepaid expenses	114	116
Institutions	73	20
Advances to suppliers	44	58 (1)
Revenues receivable	29	41
Deposits in trust	9	7
Other	85	91 (1)
	354	333
(1) Reclassified, see Note 1.F.(1)

Note 12 - Inventory of buildings for sale
A.
Composition
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Costs incurred:
Land	325	253
Construction and other	377	336
	702	589
Inventory of finished buildings	40	102
	742	691

B.
Changes in inventory of buildings for sale:
	For the year ended December 31
	(unaudited)2015	2014
	NIS millions

Balance at the start of the year	691	849
Additions	223	154
Disposals	(267)	(329)
Translation differences from the translation of financial statements of foreign operations	-	10
Transfer from inventory of land	85	26
Decrease (increase) in provision for loss	10	(19)
Balance at the end of the year	742	691

Note 13 - Assets classified as held-for-sale
A.
Investment classified as held for sale – under non-current assets

	As of December 31
	(unaudited)2015	2014
	NIS millions
Investment in Clal Holdings Insurance EnterprisesLtd. (1)	1,182 (1)	-

B.
Assets classified as held for sale – under current assets

	As of December 31
	(unaudited)2015	2014
	NIS millions
Investment in Clal Holdings Insurance EnterprisesLtd. (1)	263	-
Investment property	56	4
Other assets	-	1
	319	5

 (1)
For details regarding the process for the sale of Clal Holdings Insurance Enterprises, the outline of the timeline for the sale of the control in it and the appointment of a trustee over the Company's main holdings therein, see sections A-C of Note 3.H.5. above.
Note 14 - Cash and Cash Equivalents

	As of December 31
	(unaudited)2015	2014
	NIS millions

Balances at banks	585	454
Call deposits	2,771	3,124
	3,356	3,578

Note 15 – Equity
A.
The Company’s registered and issued share capital
The Company’s registered share capital as at December 31, 2015, amounted to 2,000,000,000 ordinary shares with no nominal value each (“ordinary shares”). The issued and paid up capital as at December 31, 2015 amounted to 662,139,617 ordinary shares.
All of the ordinary shares are traded on the Stock Exchange and are registered to name (however, at the end of March 2016, the Company’s shares will cease being traded on the Stock Exchange and the Company is expected to become a private company in accordance with the provisions of the amendment to the debt arrangement in IDB Holdings, as detailed in Note 16.G.(2).(f) below). Each ordinary share grants the right to participate and vote in the Company’s general meetings, with one vote per share, and the right to participate in the distribution of dividends. In addition, as at December 31, 2015, 32,302,901 (Series 4) share options , 116,377,756 (Series 5)share options and 104,127,466 share options (Series 6) were traded, with each option being convertible to one ordinary share (see Note 15. B.(2) below for details regarding the terms of each option).
In May 2014, changes were made in the Company's registered share capital in accordance with the provisions of the creditors' arrangement in IDB Holdings, such that following the changes and as at December 31, 2014, the Company's registered share capital stood at 500,000,000,000 regular shares with no par value each ("Regular shares"). The issued and paid up share capital as at December 31, 2014 stood at 296,298,657 regular shares.
On May 12, 2014, following the completion of the debt arrangement at IDB Holdings, the Company’s shares commenced trading on the Stock exchange. For details regarding the increase in the registered share capital in the course of the year 2015, and subsequent to the date of the Statement of Financial Position, see Notes 15.B.(2) and 15.B.(8) below.
Proximate to the approval date of these financial statements, the Company’s registered capital amounts to 2,700,000,000 ordinary shares. The issued and paid-up capital as at March 27, 2016 amounts to 662,158,702 ordinary shares. For details regarding the balance of the Company's share options as at the time of the approval of these financial statements, se Note 15.B.(2) below. In December 2015, subordinated loans were provided to the Company by Dolphin Netherlands, in the total amount of NIS 210 million, which are convertible into Company shares beginning on January 1, 2016 (for details, see Note 16.G.(2).(e) below and on February 18, 2016, an additional subordinated loan was made by Dolphin Netherland in a sum of NIS 15 million (for details, see Notes 15.B.(8) and 16.G.(2).(f). below). Furthermore, in March 2016, the Company was transferred an amount of NIS 85 million by Dolphin Netherlands, in accordance with the provisions of the amendment in IDB Holdings, as a subordinated loan (see Note 16.G.2.f. below for details), such that the total amount of the controlling shareholder’s subordinated loans is NIS 310 million.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport
The following are the amounts of the investment made in the Company’s capital in the years 2014 and 2015 and until the date of publication of this report:
Method of investment	Amount in NIS millions	Date	Additional details in Note
In 2014
Conversion of convertible loans into capital	170	May 2014	15.B.(1).(a)
Injection of capital on the completion of the debt arrangement	480	May 2014	15.B.(1).(a)
Rights issue	321	July 2014	15.B.(1).(c)
Exercise of options	176	November 2014	15.B.(1).(d)
Total in 2014	1,147
In 2015
Rights issue	417	February 2015	15.B.(2)
Exercise of options	150	June 2015	15.B.(3)
	567
Subordinated convertible loan from the controlling shareholder	210	December 2015	16.G.(2).e
Total in 2015	777
In 2016
Subordinated shareholders' loan	15	February 2016	15.B.(8)
Subordinated shareholders’ loan	85	March 2016	16.G.(2).(F)
Total in 2016 (up to the time of the publication of the report)	100

Total investment in the Company	2,024

(1)
Investments in the Company's capital in the year 2014
(a)
Investments in the Company’s capital as part of the debt arrangement at IDB Holdings
Within the framework of the performance of the creditors' arrangement in IDB Holdings, in May and June 2014 an overall amount of NIS 650 million (an amount of NIS 170 million in respect of a bridging loan that the Company received in March 2014 from Dolphin fund and a company controlled by Mordechai Ben Moshe, which was converted into an investment in the Company's capital and an additional amount of NIS 480 million as an investment in the Company's capital)
(b)
Publication of a shelf prospectus
On May 29, 2014 the Company published a shelf prospectus, which includes the possibility for the Company to offer securities by virtue thereof, including shares, share options and bonds which are convertible to shares and bonds, as part of shelf offering reports, including by way of a rights offer.
(c)
Performance of a rights issue in July 2014
On June 9, 2014, the Company published a shelf offering report for an issue by way of rights to shareholders of the Company, in which the Company offered on ordinary shares in the Company, share options (Series 1), share options (Series 2) and share options (Series 3). All of the share options were exercisable into ordinary shares in the Company.
The immediate (gross) consideration from the issue amounted to a total of approximately NIS 321 million, of which a total of approximately NIS 231 million was with respect to the exercise of the rights by companies controlled by the controlling interests in the Company- Dolphin Netherlands and CAA, in equal parts (including additional rights units that were acquired from the trustees for the arrangement, and during routine trading on the stock exchange).
(d)
Exercising of share options (Series 1 - 3)
On November 2, 2014, Dolphin Netherlands and CAA each exercised all of the share options (Series 1) held by them, for a total consideration to the Company of approximately NIS 176 million. In addition, the public exercised additional share options (Series 1 - 3), for a negligible consideration. The remaining share options (Series 1 - 3) which were not exercised by the final exercise date (November 2, 2014) expired.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
 (2)Irrevocable offer received from Dolphin Netherlands to raise capital for the Company in December 2014; The increasing of the registered capital and the execution of a rights issue in February 2015. – On January 1, 2015, after having received the recommendations of the independent committee on this matter, the Company’s Board of Directors resolved, on the basis of Dolphin Netherlands’ offer (which was in effect until that date), to raise capital, which was received by the Company on December 29, 2014, that the Company will act to raise capital by way of a rights issue in accordance with the outline of the offer.
In January 2015, the special general meeting of the Company, following the receipt of approvals from the Audit Committee and the Company’s Board of Directors, approved increases of the Company’s registered capital by a cumulative amount of 1,500,000,000ordinary shares, in a manner by which the total registered share capital of the Company subsequent to its increase as stated amounted to 2,000,000,000 ordinary shares.
In accordance with the outline of Dolphin Netherlands' offer dated December 29, 2014, for the purpose of raising capital for the Company, as aforesaid, on January 19, 2015 the Company published a shelf offering report by way of a rights issue to the Company’s shareholders, as part of which the Company offered 533,337,615 ordinary shares of the Company, 237,038,940 share options (Series 4) which were exercisable for 237,038,940 ordinary shares of the Company until February 10, 2016 (for information regarding the court’s ruling to postpone the expiry date to May 10, 2016 see Note 15.B.(7) below), against cash consideration of an exercise price amounting to NIS 1.663 (unlinked) for each share option (Series 4); 225,186,993 share options (Series 5) exercisable to 225,186,993 ordinary shares of the Company until February 12, 2017 against cash consideration of an exercise price amounting to NIS 1.814 (unlinked) for each share option (Series 5); as well as 201,483,099 share options (Series 6) exercisable to 201,483,099 ordinary shares of the Company until February 12, 2018 against cash consideration of an exercise price amounting to NIS 1.966 (unlinked) for each share option (Series 6).
According to the offer report, the Company offered 11,851,947 rights units at a price of NIS 68.04 per rights unit (the rights unit included 45 ordinary shares, 20 share options (Series 4), 19 share options (Series 5) and 17 share options (Series 6)); the share options were offered without consideration.
Until the last date for exercising the rights, notifications were received for the exercise of rights to purchase 6,125,230 right units, by virtue of which the Company allocated 275,635,353 ordinary shares, 122,504,601 share options (Series 4), 116,379,371 share options (Series 5) and 104,128,911 share options (Series 6).
The immediate consideration from the issue (gross) amounted to approximately NIS 417 million, of which an amount of NIS 391.5 million is due to the exercising of rights by Dolphin Netherlands and Dolphin Fund. It should be noted that Dolphin Netherlands and Dolphin Fund exercised the full rights in respect of 31.27% of the issued share capital in their possession at that time, and Dolphin Netherlands also acquired additional rights units within the ordinary trade on the stock exchange, which constituted approximately 17.28% of the rights units, and exercised the additional rights units it acquired as specified and as a result increased its investment in the Company, and the percentage of its holdings in the Company’s shares (together with Dolphin Fund) to approximately 61.48% (approximately 70.33% with full dilution). In light of CAA not participating in the rights issue, CAA’s rate of holding in the Company was diluted to a rate of approximately 16.20% (approximately 12.43% in full dilution). (For details regarding the completion of the buy me buy you process in which CAA ceased being a shareholder in the Company, see Note 15.B.(5) below).
The table below specifies the details of the warrants as of the publication date:

Name of warrant	Number of warrants allocated to all Discount Investments shareholders	Number of warrants allocated to the Company	Exercise price (NIS)	Last date for exercise
Series 3	19,088,357	14,112,213	6.53	December 21, 2015(*)
Series 4	17,384,040	12,852,194	7.183	December 21, 2016
Series 5 (**)	17,384,040	12,852,194	7.183 7.836	December 20, 2016 December 21, 2017
Series 6 (***)	17,384,040	12,852,194	7.183 8.489	December 21, 2016 December 21, 2018

For details regarding the amendment of the creditors' arrangement in IDB Holdings, which includes, inter alia, provisions in respect of the holders of the share options, which are presented in the above table, see Note 16.G.(2).(f) below.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
 (3) Request by the trustees for the Company’s debentures to schedule earlier date capital injections into the Company by Dolphin Netherlands; Dolphin Netherlands’ proposal of May 6, 2015 to the Company regarding the performance of additional capital injections in the Company and the exercise of warrants (Series 4) by companies under the control of Mr. Eduardo Elsztain
In April 2015, the trustees for the Company’s debentures requested, inter alia, to schedule an earlier date, in June 2015, for the performance of an injection into the Company in the amount of approximately NIS 159 million, by Dolphin Netherlands, on account of Dolphin Netherlands’ undertakings as part of the rights issue which was performed by the Company in February 2015 (see Notes 15.B.(2) above). The trustees for the debentures noted that they may convene a meeting of debenture holders for the purpose of receiving instructions.
Further to the above, on May 6, 2015, a letter was submitted to the Company by the trustee for the Company’s debentures (Series I), in which the aforementioned trustee announced, inter alia, that if, by May 8, 2015, a written notice has not been received from Mr. Eduardo Elsztain, or from a corporation under his control, addressed to the Company and to the trustees for the debenture holders, stating that he or companies under his control will invest a total of NIS 159 million no later than May 20, 2015, the trustee will convene an urgent meeting of the debenture holders (Series I) to receive their instructions regarding the appropriate method of action, in light of the circumstances.
On May 6, 2015, the Company received an irrevocable proposal from Dolphin Netherlands (and on May 7, 2015, clarifications were received in connection with the above, which included, inter alia, the following provisions:
(a) The Board of Directors will appoint Mr. Eduardo Elsztain as the sole Chairman of the Board.
(b) Dolphin Netherlands will agree to schedule an earlier date for its obligation to exercise the warrants (Series 4), in the amount of NIS 150 million (the “Warrants”), provided that, prior to May 20, 2015, the Company will receive from the trustees for the Company’s debentures and irrevocable undertaking in writing, stating that by July 20, 2015, and except if they are required to do so by law, they will not independently initiate, or will not convene a meeting of debenture holders, the agenda of which will include any of the following subjects: (1) The appointment of any advisors whatsoever (financial, legal or others); (2) The appointment of a representative committee on behalf of the debenture holders; (3) The initiation of any legal proceedings against the Company; and (4) A demand for early or immediate repayment of any of the Company’s debts; or any other subject which is similar to the aforementioned subjects.
(c)
The Board of Directors will establish a Board of Directors’ committee which will be authorized by the Board of Directors, subject to any applicable law, as having the exclusive authority on behalf of the Company (with the assistance of Company management): (1) To perform, manage and conduct discussions and negotiations with the trustees for the debenture holders in connection with their requests; (2) To conduct negotiations with the Company’s financial lenders in order to establish new financial covenants; and (3) To prepare a business and financial plan for the Company. It was clarified that the committee will be authorized to act on each of the issues specified above, and to present its recommendations to the Board of Directors, but will not have the authority to reach final decisions.
 (d) Dolphin Netherlands (or any other entity which is under the control of Mr. Eduardo Elsztain) undertook, subject to the terms specified in the offer, to invest in the Company an additional amount of up to NIS 100 million, by way of an equity investment, as part of a public offering of the Company’s shares, (should such an offering be performed). The public offering will be performed between the dates October 1, 2015 and November 15, 2015.
On May 7, 2015, the Company’s Board of Directors resolved to accept the aforementioned proposal of Dolphin Netherlands (including the clarifications thereto). Additionally, the Company’s Board of Directors resolved to appoint Mr. Eduardo Elsztain as the Company’s sole Chairman of the Board and a Board of Directors committee as stated in the proposal.
The trustee for the Company’s debentures (Series I) notified the Company that following the resolution of the Board of Directors, he does not intend to convene a meeting of debenture holders.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
(3) Request by the trustees for the Company’s debentures to schedule earlier date capital injections into the Company by Dolphin Netherlands; Dolphin Netherlands’ proposal of May 6, 2015 to the Company regarding the performance of additional capital injections in the Company: exercise of warrants (Series 4) by companies under the control of Mr. Eduardo Elsztain (cont.)
(d)
(cont.)
On May 17, 2015, an undertaking was received from the trustees for the Company’s debentures to avoid convening a meeting of debenture holders, under conditions that were set as aforesaid.
On June 2, 2015, Dolphin Netherlands and IFISA (corporations under the control of Mr. Eduardo Elsztain) exercised warrants (Series 4) of the Company, in the total amount of NIS 150 million, in a manner whereby, after the exercise, companies under the control of Mr. Elsztain cumulatively held approximately 66.73% of the Company’s issued share capital.
(4) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015
In view of the financial situation, challenges and needs of the Company and of Discount Investments, on June 29, 2015, an additional irrevocable proposal from Dolphin was submitted to the Company and to Discount Investments, and on July 9, 2015 and July 16, 2015, clarifications to the proposal were submitted. The proposal included, inter alia provisions in accordance with which Discount Investments shall immediately take all the necessary actions in order to carry a rights offering at an aggregate scope of approximately NIS 500 million (including the public’s part, in which Discount Investment’s shareholders shall be issued, without consideration, rights units of Discount Investments which shall consist of four series of Discount Investments warrants, each warrant exercisable into one ordinary Discount Investments share as part of the Discount Investments Rights Offering, the Company shall undertake to exercise all of the first series that will be issued, as aforesaid, by Discount Investments , provided that the aforementioned amount does not exceed NIS 92.5 million, no later than December 21, 2015 and subject to compliance with the preconditions which were determined in the proposal, including: (A) the Company shall have obtained the written approval of the Relevant Lenders, to the extent required, for the exercise of the Warrants and to invest the said amount in Discount Investments; (B) the Company shall have received, capital injections against the issuance of Company shares or Company warrants in a cumulative amount of at least NIS 100 million; (C) the Company shall have received the written consent of the Relevant Lenders that any amount injected into the Company as capital injections after the date of this Proposal, exceeding NIS 100 million and up to an aggregate amount of NIS 350 million (i.e., a cumulative total of NIS 250 million may be injected at any time by the Company into Discount Investments by way of capital injections in Discount Investments to be made through a rights offering, private issuance, exercise of warrants, or by any other means In accordance with the aforesaid, Dolphin Netherlands has made a proposal to the Company to increase the size of the Company's issue to the public in accordance with Dolphin Netherlands' irrevocable proposal of May 6, 2015 (see Note 15.B.(3) below) such that it will not be less than NIS 200 million and will not be more than NIS 250 million.
On July 16, 2015, the Company’s Board of Directors resolved (following the approval of the Company’s Audit Committee) that the Company will act to raise capital by way of a public offering in accordance with the outline of Dolphin Netherlands’ proposal, as stated above, and to exercise warrants from the first series, which will be issued by Discount Investments, as part of the rights issues which it will perform, based other undertaking of Dolphin Netherlands dated June 29, 2015, to participate in the public offering. Discount Investment notified the Company that on July 16, 2015, following the approval of the Company’s Board of Directors, as stated above, the Board of Directors of Discount Investment resolved, inter alia, to accept Dolphin Netherlands’ proposal; to instruct the management of Discount Investment to perform the preparations necessary to perform the rights issue to the shareholders of Discount Investment, in accordance with the outline specified in Dolphin Netherlands’ proposal, and to convene a general shareholders’ meeting of Discount Investment, the agenda of which include increasing the registered capital of Discount Investment.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of this report (cont.)
(4) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015 (cont.)
In September 2015, Discount Investments allocated, by way of rights and without consideration to its shareholders, four series of warrants (Series 3, 4, 5, and 6). All of the warrants were exercisable into ordinary shares of Discount Investments. Assuming full exercise immediately after the issuance, of all warrants from all series, the exercise shares would constitute approximately 45.5% of the issued capital of Discount Investments and if the warrants are exercised in full, Discount Investments will receive a total (gross) amount of NIS 500- NIS 533 million (subject to the assumptions specified in the shelf offering report of Discount Investments).
As part of the rights issue, the Company received, for no consideration, warrants exercisable for shares of Discount Investments, as follows:

Name of warrant	Number of warrants allocated to all Discount Investments shareholders	Number of warrants allocated to the Company	Exercise price (NIS)	Last date for exercise
Series 3	19,088,357	14,112,213	6.53	December 21, 2015(*)
Series 4	17,384,040	12,852,194	7.183	December 21, 2016
Series 5 (**)	17,384,040	12,852,194	7.183 7.836	December 20, 2016 December 21, 2017
Series 6 (***)	17,384,040	12,852,194	7.183 8.489	December 21, 2016 December 21, 2018

(*)
Until the last date for exercise, 15.7 million warrants were exercised (Series 3) for a total consideration of NIS 102 million (such exercise included the exercise of all Series 3 warrants that were allocated to the Company for a total consideration of NIS 92 million.
(**)
The exercise price of NIS 7.183 per share is valid up to December 20, 2016, as from December 21, 2016 and up to December 21, 2017, the exercise price is NIS 7.836 per share
(***) The exercise price of NIS 7.183 per share is valid up to December 20, 2016 as from December 21, 2016 and up to December 21, 2018, the exercise price is NIS 8.489 per share.

In October and November 2015, in parallel to its preparations for the execution of an issue to the public in accordance with the outline that Dolphin Netherlands had proposed, the Company received letters from the representatives of the Company’s minority shareholders, in which it was claimed that the public issuance of shares in accordance with the said outline requires approvals in the Company in accordance with section 275 of the Companies Law (including approval of the general meeting by a majority of shareholders who are not interested parties) as a transaction in which the controlling shareholder has a personal interest. In these letters, it was claimed that Dolphin Netherlands has a personal interest in the determination of the minimum price in the issuance, due to the fact that, the lower this price, it is reasonable to assume that the more likely it will be that the response to the issuance in the institutional tender will be higher, and accordingly, the scope of Dolphin Netherlands' undertaking to inject funds will be lower, and vice versa. It was further claimed in the letters that there is a real concern that the issuance will not be valid and/or that a right will materialize for the Company to cancel the issuance and the allocation of shares thereunder. In response to these letters, the Company responded, inter alia, that it rejects the assertions specified therein regarding the existence of personal interest, that the issuance will not be performed until after the required approvals have been received, and that it appears that the assertions were raised due to a narrow personal interest of the minority shareholders in the prevention of a possible dilution of the economic value (from their perspective) embodied in the tender offers in accordance with the debt arrangement, which are entirely unrelated to the best interests of the Company.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
(4) Dolphin Netherlands’ proposal to the Company and to Discount Investments on June 29, 2015 (cont.)
For details regarding the interim arrangement that was approved by the Court, in connection with the undertakings to perform tender offers in accordance with the debt settlement in IDB Holdings,, which included the performance of an alternative injection from Dolphin Netherlands into the Company, by way of subordinated debt convertible into Company shares, which came in place of a public issuance of shares which the Company was supposed to perform and regarding the exercise of warrants (Series 3) of Discount Investment by the Company, see Notes 16.G.(2)(e) below.
For details regarding the amendment of the debt arrangement in IDB Holdings, which was signed between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the company instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement of IDB Holdings, which was approved by the Court in March 2016, see note 16.G.(2)(f) below.
(5)
Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure
The changes in the holding rates in the Company, following the Company’s rights issue from February 2015 (as specified in Note 15.B.(2). above) led to disputes between the Dolphin Group and CAA, inter alia in connection with the shareholders agreement which existed between them, and the rights to appoint directors to the Company by virtue thereof.
In April 2015, Dolphin Group and C.A.A. announced that they had reached an understanding in respect of an arbitration proceeding in order to resolve the disputes between them and in respect of the identity of the arbitrator, and in May 2015,the arbitration proceeding between the parties began, as stated in Note 15.B.(3) above, in May 2015, the Board of Directors of the Company resolved to appoint Mr. Eduardo Elsztain as the sole Chairman of the Company’s Board of Directors (prior to the aforementioned resolution, Messrs. Eduardo Elsztain and Mordechai Ben-Moshe served as joint chairmen of the Company).
On May 28, 2015, C.A.A. submitted to the Company a copy of a letter which it had sent to Dolphin Fund Limited (“Dolphin Fund”) and to Mr. Elsztain, in which C.A.A. notified the recipients, inter alia, that in accordance with the buy me buy you separation mechanism which existed in the shareholders agreement between them, C.A.A. demands to acquire all of the Company’s shares which are held by the Dolphin Group, at a price of NIS 1.64 per share (the “Buy Me Buy You Notice”).
C.A.A. noted that the party which will acquire the Company’s shares within the framework of the buy me buy you process will be exclusively responsible for fulfilling all of the other undertakings in accordance with the terms specified in the debt settlement in IDB Holding, including the undertaking to perform tender offers for the Company’s shares, in a total amount of NIS 512 million.
With reference to the buy me buy you notice, on June 1, 2015, the trustees for the debt settlement sent a letter to Messrs. Mordechai Ben-Moshe and Eduardo Elsztain, in which they noted that all of the undertakings in accordance with the debt settlement in IDB Holding apply both jointly and severally, including the undertaking to perform tender offers for the Company’s shares, and therefore, unless otherwise agreed and approved as required in accordance with the debt settlement and in accordance with the law, any sale of the Company’s shares will not release either of the parties which are bound under the debt settlement, from any of their undertakings.
Further to the buy me buy you notice, on June 10 and 11, 2015, Dolphin Fund, Dolphin Netherlands and IFISA, companies under the control of Mr. Eduardo Elsztain which hold shares of the Company (jointly: the “Dolphin Companies”) submitted their responses to the buy me buy you notice, according to which they will acquire all of the Company’s shares which are held by C.A.A., according to the price specified in the buy me buy you notice.
These notices were rejected by C.A.A., which claimed, inter alia, that the aforementioned notices did not constitute a response to the buy me buy you notice (in light of the disputes between the parties, with respect to the undertaking of the buying party in the buy me buy you process to perform tender offers, as aforesaid. On this matter, C.A.A.’s position was that the buying party in the buy me buy you process would be responsible for fulfilling all of the undertakings in the debt settlement in IDB Holdings, including the undertakings to perform tender offers.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
 (5) Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure (cont.)
The Dolphin companies rejected this interpretation, and claimed that also after the completion of the buy me buy you process, the two parties will continue to be obligated with respect to the balance of liabilities, in accordance with the debt settlement (including tender offers) and demanded turning to an arbitrator regarding the matter, in order to receive a binding decision regarding the prevailing interpretation).
The current legal disputes regarding the buy me buy you notice (including regarding the identity of the buying party in the process) were transferred to arbitration proceedings.
On June 1, 2015, the Company published a report announcing the convening of its annual general shareholders’ meeting, which was held on July 7, 2015, the agenda of which included, inter alia, the appointment of up to six directors in the Company. Prior to the meeting, six candidates were proposed on behalf of the Dolphin companies, as well as three candidates on behalf of C.A.A.. On June 30, 2015, C.A.A. notified the Company that it had petitioned the District Court of Tel Aviv-Jaffa with a motion to issue temporary orders against the Dolphin companies.
As part of the motion, the following injunctions were requested: a temporary injunction ordering the Dolphin companies to refrain from voting in the annual meetings  in favor of the appointment of more than three candidates which were proposed by the Dolphin companies as directors in the Company; ordering the Dolphin companies to vote in favor (and alternatively, preventing the Dolphin companies from voting against) the three candidates for the Company’s Board of Directors, who were proposed by C.A.A.; and ordering the Dolphin companies to vote against (or alternatively, preventing the Dolphin companies from voting in favor of) any other candidate for the Company’s Board of Directors. C.A.A. also requested, as part of the aforementioned petition, any other order deemed appropriate by the Court, which will prevent the modification of the balance of power in the Company’s Board of Directors between C.A.A.’s representatives and the representatives of the Dolphin companies. According to the notice given by C.A.A. to the Company, the Court was requested to determine that the temporary orders, which will be issued, would remain in effect until a decision has been given in the arbitration proceedings between the parties, regarding the identity of the buyer in the buy me buy you process, as specified above.
On June 30, 2015, the Court decided to leave the decision regarding the motion to the arbitrator who the parties had contacted to decide on the matter of the buy me buy you notice.
Further to the above, C.A.A. and the Dolphin companies notified the Company that on July 6, 2015, the arbitrator decided to issue a temporary injunction, which remained in effect until the arbitrator has given his final decision regarding the identity of the buyer in the buy me buy you mechanism.
This injunction prohibited the Dolphin companies, independently or through any other party on their behalf, or through power of attorney, from using their voting rights in the general meeting of the Company’s shareholders and from voting in favor of the appointment of more than three directors who were proposed by the Dolphin companies, and which prohibited the Dolphin companies from voting against the three directors proposed by C.A.A. On July 7, 2015, a general meeting of the Company’s shareholders was held, in which it was decided, inter alia, to appoint six directors for the Company, of which three were proposed by the Dolphin companies, and three by C.A.A.
On September 24, 2015, the arbitrator gave a partial ruling, according to which: the Dolphin Companies were the buyers in the buy me buy you process, and C.A.A. is the seller; C.A.A. was obligated to transfer to the Dolphin Companies all of the Company's shares which it held (approximately 13.99% of the Company's issued capital), according to a price which it specified in the buy me buy you notice (NIS 1.64 per share); the parties were required to complete the buy me buy you process within 16 days after the date of issuance of the partial ruling; the Dolphin companies will pledge, in favor of the trustees for the settlement, the shares which C.A.A. will sell to them within the framework of the buy me buy you process, which were pledged at that time in favor of the trustees for the settlement to secure the undertaking to perform the tender offers in accordance with the debt arrangement; it was further determined that the partial arbitration ruling has not effect on the parties’ undertakings in accordance with the debt arrangement, and that these remain unchanged. However, the Dolphin companies are obligated towards C.A.A. to fulfill, completely and exclusively, C.A.A.’s undertakings in accordance with the debt arrangement, including the undertaking to perform tender offers and the undertaking to participate in rights issues.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
 (5) Disputes between the Dolphin Group and C.A.A., completion of the buy me buy you process and changes in the Company’s control structure (cont.)
Additionally, it was determined that the temporary injunction which was given by the arbitrator on July 6, 2015 (as specified above) at the request of C.A.A., with respect to the appointment of directors in the Company, had expired upon the arbitrator’s issuance of the partial arbitration ruling.
On October 11, 2015, the buy me buy you process between the Dolphin Group and C.A.A. was completed, which included, inter alia, the performance of the following actions:
(a)
C.A.A. sold all of the Company’s shares, which were held by it to IFISA, and, in total, 92,665,925 ordinary shares in the Company with no par value each ("Ordinary Shares"), which constituted approximately 13.99% of the Company’s issued capital, in consideration of a price of NIS 1.64 per share, and for a total consideration of approximately NIS 151.97 million. IFISA thereby increased its holding rate in the Company’s issued capital from approximately 17.73% to approximately 31.72%, the overall holding rate of the Dolphin Group in the Company's shares increased to approximately 80.72%, respectively, and C.A.A. ceased being a controlling shareholder and a shareholder in the Company;
(b)
The shareholders agreement between the parties expired in accordance with its terms;
(c)
Dolphin Netherlands pledged additional ordinary shares of the Company, in place of the shares which had been pledged by C.A.A. in favor of the trustees for the settlement to secure the undertakings to perform tender offers in accordance with the terms of the settlement, and in total, after the completion of the buy me buy you process, 64,067,710 ordinary Company shares, which constitute approximately 9.68% of the Company’s issued and paid-up capital and which are held by Dolphin Netherlands, are pledged in favor of the trustees for the settlement to secure the undertakings to perform tender offers;
(d)
IFISA undertook towards the trustees for the settlement, with respect to 29,937,591 Company shares, out of the total number of shares which were transferred to it from C.A.A. (the "Relevant Shares"), that: (1) it will not sell, transfer, pledge or assign the relevant shares to any third party whatsoever (except Dolphin Netherlands) until a final decision has been reached by the Court regarding the motion, which was filed by the trustees for the settlement in connection with the parties who are entitled to participate in the tender offers (see the court ruling Note 16.G.(2)(d) below); and (2) that the relevant shares will be subject to all of the restrictions which apply to the Company’s shares which were held by Dolphin Netherlands on the completion date of the buy me buy you process, in connection with the right to participate in the tender offers, as will be determined by the Court with respect to the motion to issue orders; IFISA further agreed that the transfer of the relevant shares to IFISA, will not affect, in any manner whatsoever, the claims of the trustees for the settlement in the motion to issue orders in connection with the tender offers, and that each party reserves its rights and claims in this regard.;
(e)
As part of the completion of the buy me buy you process, Messrs. Mordechai Ben-Moshe (who also discontinued being an interested party in the Company), Oded Nagar and Yaniv Rog resigned, on October 11, 2015, from their positions as directors on the Company’s Board of Directors.
(6) Decision by the Company’s Monitoring Committee regarding the participation of the Company's controlling shareholders in the rights issue
Following the rights issue of the Company in February 2015, on March 10, 2015, a decision of the Committee for Monitoring the Implementation of the Company’s Finance Program, which was established on December 30, 2014 (“the Monitoring Committee”) was delivered to the Company, in which it was stated that after the Monitoring Committee received an opinion regarding CAA’s commitment to inject to the Company an amount of NIS 196.5 million and Dolphin’s commitment to inject the aforesaid amount separately and together with CAA, the Monitoring Committee members decided to adopt the aforesaid opinion, according to which the Company has reasonable cause for claim against CAA for the injection as aforesaid in a rights issue, and against Dolphin by virtue of its commitment separately and together with CAA therefore, the Monitoring Committee decided that it should cause the Company to claim, and if the Company does not oblige, to claim from the controlling shareholders and primarily from CAA to immediately inject as aforesaid to the Company as part of a rights issue.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
(6) Decision by the Company’s Monitoring Committee regarding the participation of the Company's controlling shareholders in the rights issue (cont.)
The Monitoring Committee and required the controlling interests, inter alia, and primarily of CAA, that they will announce their willingness to inject the aforesaid amount to the Company by participating in a rights issue. CAA rejected the claim that it was obliged to participate in the rights issue performed in February 2015.
Dolphin Netherlands announced that it rejected the conclusion of the Monitoring Committee with regard to its obligation to inject additional money into the Company in accordance with the terms of the debt arrangement in IDB Holdings.
In May 2015, the Monitoring Committee decided not to change its decision to file a claim against the Company’s (former) controlling shareholders, and particularly against C.A.A., in order to obligate them to inject into the Company a total of NIS 196.5 million, in light of their undertaking to do so in accordance with the debt arrangement in IDB Holding.
The Monitoring Committee further decided that the claim would be filed after the arbitration proceedings have concluded between Dolphin Group and C.A.A, and insofar as no circumstances have been created by then which are materially different from the known circumstances on the date of the decision, which could affect the decision of the Monitoring Committee.
Following the arbitration ruling which was given in September 2015, in which it was determined, inter alia, that "Dolphin is obligated towards C.A.A. to completely and exclusively fulfill the undertakings of C.A.A. in accordance with the debt arrangement, including the undertaking to perform tender offers and the undertaking to participate in the rights issue", the monitoring committee decided, in November 2015, that it would be not be appropriate to file any claim against C.A.A. or the Dolphin Group with respect to their participation in the rights issues.
The above was in light of the said arbitration award, following which the buy me buy you process was completed, in which C.A.A. sold all of the Company’s shares which were held by it to the Dolphin Group, and in light of the scope of the Dolphin Group's participation in the rights issues which were performed by the Company, and its undertaking at that time to participate in an issue in the future as well (see Note 15.B.(4) above regarding the offer of Dolphin Netherlands from June 29, 2015, and Note 16.G.(2)(e) below with respect to an outline regarding an alternative injection from Dolphin Netherlands into the Company, by way of subordinated debt convertible into Company shares, which came in place of a public issuance of shares, as stated above).
(7)
Ruling by the Court for the extension of the last time for the exercise of the Company's option warrants (Series4)
In continuation of the petition that was filed in the Court by petitioners who claimed that they counted among those who are entitled under the debt arrangement and who hold shares in the Company and option warrants (Series 4), on February 4, 2016, after the date of the statement of financial position, a ruling was handed down by the Court on the said petition, that the expiration date of the warrants (Series 4) of the Company would be postponed, but not less than 40 days after the date for performing the first tranche of the tender offers, namely May 10, 2016, where the last trading date of the warrants is May 5, 2016. As described in Note 15.B.(2) above, the original date in which the warrants (Series 4) were exercisable into ordinary shares of the Company was until (and including) February 10, 2016. See Note 16.G.(2).(f) below for details regarding the amendment of the debt arrangement in IDB Holdings, which includes, inter alia, provisions regarding the Company’s option warrants.
(8) Resolution of the Board of Directors of the company of January 24, 2016, to act to raise capital by way of an offering to the public and increasing the nominal capital of the company in February 2016
On January 24, 2016, the Board of Directors of the company resolved, in view of the Company’s cash flow and capital needs, to act swiftly, and no later than February 2016, in order to raise capital by way of an offering to the public of approximately 700 million ordinary shares, at a share price that will not be less than 71.4 Agorot per share (a price that reflects an offering on a scale of approximately NIS 500 million). Further to the aforesaid, on February 1, 2016, the company received a letter that was sent to the Company and the directors of the Company, from the attorney of shareholders of the Company, which claimed that the Company’s resolution to offer the shares as aforesaid requires approval pursuant to the provisions of section 275 of the Companies Law, including the approval of the general meeting of the Company’s shareholders with a majority that includes a majority of the shareholders that have no personal interest in the offering (‘triple approval’).

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of thisreport (cont.)
(8) Resolution of the Board of Directors of the company of January 24, 2016, to act to raise capital by way of an offering to the public and increasing the nominal capital of the company in February 2016 (cont.)
It is claimed in the letter, inter alia, that the controlling shareholder and the directors have a personal interest in making the offering, on the scale of the offering, on the date of making the offering and at the minimum price at which the offering will be made. In addition, it is claimed in the letter that the offering will cause economic harm to the minority shareholders of the Company. It is further claimed in the letter that in the absence of a triple approval, the offering can be cancelled and the Company is required to give notice as to whether it intends to approve the offering with a triple approval. Following the resolution of the Board and the letter from the attorney for the shareholder, as above, on February 2, 2016, the Company received a letter that was sent to the Company and the directors of the Company by the trustees for the Company’s bonds in which they claimed, inter alia, that there neither is nor can there be any doubt regarding the need for an immediate capital injection into the Company. It was further claimed in the aforesaid letter that all that the minority shareholders want is to prevent the dilution of their holdings when they have the right to participate in the raising of capital and thereby to try to maintain or even increase their share in the Company. It is further claimed that any resolution that the Board will make, apart from sticking to or even expanding the resolution to raise significant capital by way of an offering of shares, is likely to lead to a creditor preference when making any payment of the company to its financial creditors. The trustees for the bonds claimed that insofar as the making of the offering will be stopped, they should be compelled to act immediately to protect the rights of the bondholders. The trustees of the bonds also said that the IDB Holdings’ arrangement did not include, expressly or by implication, any dilution protection of the minority shareholders against future offerings, and moreover within the framework of the interim arrangement, which was approved by the court after approval of the minority shareholders (see details regarding the interim arrangement in note 16.G.(2)(e) below), consent of the minority shareholders was given to a compensation mechanism in the event of the raising of capital by the Company.
Further to the aforesaid, on February 9, 2016, the Company received a letter that was sent to the Company’s attorney by the attorney of the Company’s series 4 option holders, in which it was claimed that further to the decision of the court regarding the postpone of the date for exercising the Company’s series 4 options (as stated in note 15.B.(7) above), the Company was requested to join the series 4 option holders in any negotiations relating to the tender officer that the controlling shareholder is liable to make and/or the offering of the Company’s securities and/or any arrangement relating to the Company. In addition, according to the letter the Company is requested to perform the tender offer in its original format and to refrain from making any offering before the tender offer, since according to the series 4 option holders, the Company is prohibited from doing this in the present circumstances, including in view of the fact that owners of securities have an improper personal interest therein without obtaining their consent in a manner that is prohibited by law and/or that it will involve an improper personal interest of the controlling shareholder that was not settled in a suitable proceeding and/or that it will constitute prohibited trading in an asset that belongs to the holders of the Company’s securities, and in any case it will constitute a prohibited prejudice of the reliance of the holders of the Company’s options. In response to their letter, the Company rejected the demands that were raised therein for the reason that the decision of the court does not give the series 4 option holders the right to the aforesaid demands and that they have no legal basis.
Further to the resolution of the Board of Directors of the Company in January 2016 to raise capital on February 15, 2016, by way of an offering to the public on a scale that will not be less than a sum of NIS 15 million (as stated in note 16.H.(8) below), the resolution of the Board of Directors of the Company as stated above to act no later than the end of February 2016 to raise capital by way of an offering to the public at a share price that reflects an offering on a scale of approximately NIS 500 million, and in view of the postponement of the date for exercising the Company’s series 4 options (as stated in note 15.B.(7) above), on February 15, 2016, the Audit Committee and the Board of Directors of the Company gave their approval that the Company may receive from Dolphin Netherlands, no later than February 18, 2016, a loan in a sum of NIS 15 million (‘the subordinated debt’), by way of a subordinated debt, on identical terms to the subordinated debt that was given to the Company by Dolphin Netherlands on December 8, 2015 (as stated in note 16.G.(2)(e) below), but without a right to convert it into shares of the Company.

Note 15 – Equity (cont.)
B.
Investments in the Company’s capital in the years 2014 and 2015 and until the date of publication of this report (cont.)
 (8) Resolution of the Board of Directors of the company of January 24, 2016, to act to raise capital by way of an offering to the public and increasing the nominal capital of the company in February 2016 (cont.)
This amount (or a part thereof) shall be automatically converted into share capital within the framework of the offering (or within the framework of any other type of capital that the Company will raise, in an amount that will not be less than NIS 15 million, if it raises any), such that the amount that will be converted into capital as aforesaid will be the amount of the difference between NIS 15 million and (1) the amount of the capital that will be raised by the Company within the framework of the offering (or any other raising of capital, as aforesaid), and (2) any amount that will be injected into the Company as capital prior to the date of the offering (or the raising of other capital, as aforesaid), and the balance will be returned to Dolphin Netherlands in such a way that does not conflict with any other undertaking of the Company. It should be mentioned that in accordance with the provisions of the amendment to the debt arrangement in IDB Holdings, as detailed in Note 16.G.(2).(f) below, the subordinated loan will be convertible into shares in the Company in accordance with the exercise of judgment by Dolphin Netherlands and this will be as from the time of the said amendment of the arrangement. Since Dolphin Netherlands has a personal interest in the aforesaid resolution by virtue of the fact that it is a party to the subordinated debt agreement, the Audit Committee and the Board of Directors of the Company determined that the subordinated loan is a beneficial transaction and therefore it was approved pursuant to regulation 1(2) of the Companies (Concessions in Transactions with Interested Parties) Regulations, 5760-2000. On February 18, 2016, a sum of NIS 15 million was received in the Company’s account from Dolphin Netherlands.
Further to the aforesaid resolution of the Board of Directors of the Company regarding the offering of shares as aforesaid, on February 18, 2016, the general meeting of the Company approved the increase of the registered share capital of the Company by 700,000,000 ordinary shares with no nominal value, so that the registered share capital of the Company after the increase is 2,700,000,000 ordinary shares with no nominal value.
For details of the amendment to the debt arrangement in IDB Holdings that was signed between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public in an amount of NIS 500 million pursuant to the resolution of the Board of Directors of the Company of January 24, 2016, as stated above, which was approved by the Court in March 2016, and in accordance with which an amount of NIS 85 million was injected into the Company in March 2016, by way of subordinated debt. See Note 16.G.(2)(f) below.
C.
Equity management
The Company does not manage the shareholders’ equity (equity deficit).
The equity (equity deficit) attributed to the shareholders of the Company constituted and might constitute in the future, among other things, a parameter of the financial covenants vis-a-vis banks (see note 16.E. below), in respect of regulatory permits and dividend distributions. Said equity is exposed to volatility, due to, among other things, the fluctuations in the value of financial assets measured at fair value and changes in exchange rates, and translation differences from foreign operations.
Equity is affected, among other things, by the accounting policies of the Company. Equity may also be affected, in the future, by actions taken with regard to acquisitions or sales of shares of investee companies in accordance with International Accounting Standards (see Note 2.A above), and by the implications of the debt arrangement in IDB Holdings, including the injection of amounts of funds to the Company in accordance with the terms of the amendment to the arrangement, as stated in Note 16.G.(2).(f) below. The Boards of Directors of the group companies monitor the amounts of the dividends distributed to their shareholders by, among other things, assessing their ability to meet the existing and projected liabilities of the companies when they become due.
Within this framework, inter alia, the cash need of the companies in the Group as well as their potential for producing the cash is being examined, as reflected in certain financial indices and financial ratios, and in addition their compliance with the financial ratios, which the companies in the Group are committed to maintain within the context of the financing agreements and the bonds that have been issued, as set forth in Note 3.J, above is being examined.

Note 15 – Equity (cont.)
D.
Changes in comprehensive income (loss)
	For the year ended December 31
	2015 (unaudited)			2014			2013
	Total equity attributed to the owners of the Company	Non-controlling rights	Total equity	Total equity attributed to the owners of the Company	Non-controlling rights	Total equity	Total equity attributed to the owners of the Company	Non-controlling rights	Total equity
	NIS millions
Income (loss) for the year	(360)	295	(65)	(988)(1)	219 (1)	(769)	(1)(146)	672 (1)	526

Other components of comprehensive income (loss), net of tax
Foreign currency translation differences from foreign operations	9	3	12	237	111	348	(165)	(98)	(263)
Group’s share in other comprehensive income (loss) of investee companies accounted for by the equity method	(50)	(19)	(69)	359	216	575	(176)	(139)	(315)
Other components of other comprehensive income (loss)	-	4	4	18	6	24	7	-	7
Other comprehensive income (loss) for the year, net of tax	(41)	(12)	(53)	614	333	947	(334)	(237)	(571)
Total comprehensive income (loss) for the year	(401)	283	(118)	(374)	552	178	(480)	435	(45)

(1)       Non material adjustment of comparative figures, see note 1.F.(2) above.

E.
For details regarding subsidiary companies, where the non-controlling interests in them are immaterial, see Note 3.E. above.

IDB Development Corporation Ltd.

Note 15 – Equity (cont.)
F.
Earnings (losses) per share
The profit (loss) per share data in the year 2013 were retrospectively adjustedaccording to the changes in the Company’s issued share capital and the profit (loss) per share data have been reclassified in the years 2013 and 2014 as a result of the presentation of the results of Clal Holdings Insurance Enterprises as discontinued operations.

The profit (loss) per share data are based on the following data:
1.         Income (loss) attributed to the holders of ordinary shares (basic)

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Loss for the year from continuing operations	(105)	(1) (661)	(1) (632)
Difference from the Company’s share in losses of investee companies	(1)	-	-
Loss attributed to the holders of ordinary shares from continuing operations	(106)	(661)	(632)

Net income (loss) for the year from discontinued operations	(255)	(327)	486
Difference from the Company’s share in losses of investee companies	-	-	(1)
Profit attributed to the holders of ordinary shares from discontinued operations	(255)	(327)	485

2.
Income (loss) attributed to the holders of Ordinary Shares (diluted)
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Loss for the year from continuing operations	(105)	(1) (661)	(1) (632)
Difference from the Company’s share in losses of investee companies	(1)	-	-
Loss attributed to the holders of ordinary shares from continuing operations	(106)	(661)	(632)

Net income for the year from discontinued operations	(255)	(327)	486
Difference from the Company’s share in losses of investee companies	-	-	(1)
Profit attributed to the holders of ordinary shares from discontinued operations	(255)	(327)	485

3.
Weighted average number of ordinary shares – basic and diluted
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Weighted average number of ordinary shares used for the calculation of basic and diluted earnings (losses) per share	603,952	252,292	219,906

 (1)
Non material adjustment of comparative figures, see Note 1.F.(2) above.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost
A.
Non-Current Liabilities
1.         Bonds
	As at December 31
	2015 (unaudited)	2014
	NIS millions

Bonds	19,961	22,024
Less current maturities	(2,959)	(3,303)
	17,002	18,721

					As at December 31, 2015 (unaudited)
		Linkage basis	Nominal interest	Principal payment date	Nominal value	Book value
	Series		%		NIS millions
The Company (see also section D below)	Series G	CPI	4.50	2012-2018	802	977
	Series I	CPI	4.95	2020-2025	874	1,057
	Series J	Unlinked	6.60	2012-2018	309	307
					1,985	2,341
	Current maturities					430
						1,911
Discount Investment (see also section F.1. below)	Series D	CPI	5.00	2012-2016	103	127
	Series F	CPI	4.95	2017-2025	2,719	3,147
	Series H	CPI	4.45	2014-2019	124	148
	Series G	Unlinked	6.35	2012-2016	8	8
	Series I	Unlinked	6.70	2010-2018	660	660
					3,614	4,090
	Current maturities					301
						3,789
Property & Building (see also section F.3. below)	Property Series F(c)	CPI	4.95	2015-2023	974	1,040
	Property Series C	CPI	5.00	2009-2017	550	670
	Property Series D(b)	CPI	4.95	2020-2025	1,317	1,607
	Property Series G (b)	Unlinked	7.05	2012-2025	669	744
	Gav-Yam Series E	CPI	4.55	2014-2018	424	510
	Gav-Yam Series F	CPI	4.75	2021-2026	1,226	1,502
	Gav-Yam Series G	Unlinked	6.41	2013-2017	215	215
	Ispro Series B	CPI	5.40	2007-2021	306	377
					5,681	6,665
	Current maturities					889
						5,776

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.
Non-Current Liabilities (cont.)
1.
Bonds (cont.)

					As at December 31, 2014
		Linkage	Stated interest	Principal payment date	Nominal value	Book value
	Series	basis	%		NIS millions
Cellcom (see also section F.2 below)	Series B	CPI	5.30	2013-2017	370	441
	Series D(a)	CPI	5.19	2013-2017	599	702
	Series E(a)	Unlinked	6.25	2013-2017	327	327
	Series F	CPI	4.60	2017-2020	715	733
	Series G	Unlinked	6.99	2017-2019	285	286
	Series H(a)	CPI	1.98	2018-2024	950	801
	Series I(a)	Unlinked	4.14	2018-2025	558	498
					3,804	3,788
	Current maturities					734
						3,054
Shufersal (see also section F.4. below)	Series B	CPI	5.20	2015-2019	1,365	1,736
	Series C	Unlinked	5.45	2010-2017	227	228
	Series D	CPI	2.99	2014-2029	413	410
	Series E	Unlinked	5.09	2014-2029	392	389
	Series F(ca)	CPI	4.30	2020-2028	317	314
					2,714	3,077
	Current maturities					605
						2,472

(a)
In February 2015, Cellcom issued bonds to the public with an overall par value of NIS 844 million from its existing Series H (which is linked), by way of the expansion of the series, against the purchase of NIS 555 million par value of bonds of Series D (which is linked), and it also issued bonds to the public with an overall par value of NIS 335 million from its existing Series I (which is unlinked), by way of the expansion of the series, against the purchase of NIS 272 million par value of bonds of Series E (which is linked). The bonds from Series H and I that were issued as aforesaid, have been registered for trading on the Stock Exchange and the bonds from Series D and E that were purchased by Cellcom as aforesaid have expired and have been delisted from trading on the Stock Exchange.
(b)
In June 2015, Property & Building issued bonds to the public with an overall par value of NIS 213 million from its existingSeries F, at a price reflecting an effective interest rate of 1.73% a year, linked to the Consumer Prices Index, as well as bondswith an overall par value of NIS 182 million, from its existing Series G, at a price reflecting an effective interest rate 3.49% a year, which is not linked to any index or currency whatsoever. The overall consideration that Property & Building received in respect of the issue of the said bonds amounted to NIS 471 million.
In December 2015, Property & Building issued bonds to the public with an overall par value of NIS 203 million, from its existing Series D, at a price reflecting an effective interest rate of 3.58% a year, linked to the Consumer Prices Index, bonds with an overall par value of NIS 114 million, from its existing Series E, at a price reflecting an effective interest rate of 2.55% a year, linked to the Consumer Prices Index, as well as bonds with an overall par value of NIS 100 million, from its existing Series F, at a price reflecting an effective interest rate 3.68% a year, which is not linked to any index or currency whatsoever. The overall consideration that Property & Building received in respect of the said bonds amounted to NIS 512 million.
(c)
In September 2015, Shufersal issued bonds to the public with an overall par value of NIS 317 million from Series F (new) and for an overall gross consideration of NIS 317 million.

.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.
Non-Current Liabilities (cont.)
1.
Bonds (cont.)

					As at December 31, 2014
		Linkage basis	Nominal interest	Principal payment date	Nominal value	Book value
	Series		%		NIS millions
The Company	Series G	CPI	4.50	2012-2018	1,070	1,313
	Series I	CPI	4.95	2020-2025	874	1,067
	Series J	Unlinked	6.60	2012-2018	412	409
					2,356	2,789
	Current maturities					433
						2,356
Discount Investment	Series D	CPI	5.00	2012-2016	255	317
	Series F	CPI	4.95	2017-2025	2,772	3,222
	Series G	Unlinked	6.35	2012-2016	16	16
	Series I	Unlinked	6.70	2010-2018	813	814
	Series H and other bonds	CPI	4.45-5.50	1997-2019	170	205
					4,026	4,574
	Current maturities					353
						4,221
Property & Building	Property Series F	CPI	4.95	2015-2023	743	781
	Property Series C	CPI	5.00	2009-2017	825	1,014
	Property Series D	CPI	4.95	2020-2025	1,114	1,355
	Property Series G	Unlinked	7.05	2015-2025	450	490
	Gav-Yam Series E	CPI	4.55	2014-2018	566	687
	Gav-Yam Series F	CPI	4.75	2021-2026	1,226	1,518
	Gav-Yam Series G	Unlinked	6.41	2013-2017	322	322
	Ispro Series B	CPI	5.40	2007-2021	357	446
					5,603	6,613
	Current maturities					810
						5,803

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.
Non-Current Liabilities (cont.)
1.
Bonds (cont.)

					As at December 31, 2014
		Linkage	Stated interest	Principal payment date	Nominal value	Book value
	Series	basis	%		NIS millions
Cellcom	Series B	CPI	5.30	2013-2017	555	668
	Series D	CPI	5.19	2013-2017	1,454	1,722
	Series E	Unlinked	6.25	2013-2017	899	897
	Series F	CPI	4.60	2017-2020	715	741
	Series G	Unlinked	6.99	2017-2019	285	286
	Series H	CPI	1.98	2018-2024	106	105
	Series I	Unlinked	4.14	2018-2025	223	221
					4,237	4,640
	Current maturities					1,092
						3,548
Shufersal	Series B	CPI	5.20	2015-2019	1,706	2,210
	Series C	Unlinked	5.45	2010-2017	341	343
	Series D	CPI	2.99	2014-2029	443	439
	Series E	Unlinked	5.09	2014-2029	420	416
					2,910	3,408
	Current maturities					615
						2,793

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.
Non-Current Liabilities (cont.)
2.
Bank loans and other financial liabilities
	December 31
	2015 (unaudited)	2014
	NIS millions
Loans from banks (see details below)	3,147	3,614 *
Loans from others	639	507 *
	3,786	4,121
Less current maturities	(913)	(593) *
	2,873	3,528
Liabilities in respect of construction (1)	122	103
Other liabilities (2)	18	125
	140	228
Less current maturities	(115)	(92)
	25	136
	2,898	3,664

*
Reclassified
(1)
The liabilities are or will be paid in construction services or in cash, at a certain percentage of the sales receipts of the project.
(2)
Including a liability in connection with a partnership agreement (“The partnership agreement”), signed in August 2006 among Shufersal, Leumi Card Ltd. (“Leumi Card”) and Paz Oil Company Ltd. (“Paz”), for the founding of a limited partnership (“the partnership”) by the abovementioned parties, to centralize the ongoing administrative activity of credit cards of the Shufersal chain. The partners’ share in the partnership is as follows: Shufersal – 64%, Leumi Card Ltd. – 16% and Paz – 20%.The profits to be earned from the joint activity will be divided among the partners, based on the aforementioned percentages. Furthermore, in July 2006, an operating agreement was signed between Leumi Card and Shufersal, in accordance with which Leumi Card operates the Shufersal credit cards. The operating agreement is for a period of 10 years from July 2006 and it will be renewed automatically for additional periods of 18 months each, unless one of the parties has informed the other, at least 180 days in advance before the end of the period of the operating agreement or the extension period that it does not wish to renew it. As of the time of the approval of these financial statements, the period of the operating agreement has been extended automatically by 18 additional months as from July 2016.
As at the time of the publication of the report, as part of the partnership agreement, arrangements were set up among the partners regarding their holdings in the partnership, including the granting of a Call option to Shufersal to purchase the holdings of Leumi Card and Paz and the granting of a Put option to Leumi Card and to Paz to sell their holdings to Shufersal, all in accordance with the terms set out in the agreement. As at December 31, 2015, the Group recorded a liability for the purchase of the shares of Leumi Card and Paz in the partnership in an amount of NIS 133 million (2014 - NIS 108 million). The increase in the liability in 2015 was allocated to goodwill in an amount of NIS 17 million and to financing expenses in an amount of NIS 8 million.
The estimated amount of the liability was measured in accordance with the present value of the option, which is based on the cash flows of the actual results of operation for 2015, and on the basis of the forecasted future cash flows of the partnership. The estimated growth rate for 2017 is 2.5%, and beginning in 2018, is 1.2%. The pre-tax discount rate in real terms is 11.13% (after-tax – 10.16%).

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
A.
Non-Current Liabilities (cont.)
2.         Bank loans and other financial liabilities (cont.)
a.
Bank loans
			Book value as at December 31
	Linkage	Interest	2015 (unaudited)	2014
	basis	%	NIS millions
The Company (see also sections C.(1) and E in this Note)	Unlinked	6.49-7.55	*-	*-
	Unlinked	Prime + 1-1.3	*-	*-
			*-	*-
Discount Investments	Unlinked	5.39-5.90	*-	214
	Unlinked	Prime + 0.52-0.6	*-	307
			*-	521
Cellcom (see sections F.2.c and F.2.d in this Note below)			-	-

Shufersal	CPI	3.25-4.95	5	6

Property & Building (see also section F.3.a.and F.3. c. in this Note below)	Unlinked	3.6 (2014: 6.4)	20	35
	CPI	3.3 (2014: 4.3)	1,134	1,041
	USD	5.0	1,534	1,524
			2,688	2,600

Bartan	Unlinked	2.9 – 3.1	10	11

IDB Tourism	Unlinked	4.7	7	9
	USD	LIBOR + 4.95 – 5.6	207	239
			214	248
IDB Group	USD	LIBOR + 5	230	228

Total loans			3,147	3,614

*
Presented under current liabilities, see sections E.12 and F.1.d. in this note below.

3.
Net liability for non-recourse loan (1)
	As of December 31
	2015 (unaudited)	2014
	NIS millions

Host contract of a hybrid financial instrument in respect of non-recourse loan	2,911	3,162
Less the embedded derivative	(11)	(93) (2)
Hybrid financial instrument in respect of non-recourse loans (1)	2,900	3,069
 (1)
See section F.1.b. below.
(2)
Non material adjustment of comparative figures, see note 1.F.(2) above.
See Section F.1.b below in this Note for additional details regarding the non-recourse loans.
B.
Current Liabilities

Credit from banking corporations and current maturities of loans from banks and others

	As of December 31
	2015 (unaudited)	*2014
	NIS millions
Current maturities of loans from banks	898	579
Current maturities of other liabilities	130	106
Short-term loans from banks	1,083	1,089
Short-term loans	72	89
	2,183	1,863

*
Reclassified

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.
Developments in the Company’s Liabilities in 2015 and Subsequent to the date of the Statement of Financial Position
(1)
In December 2010, the Company signed an agreement with a banking institution that previously provided it with a loan of NIS 750 million. As part of the agreement, each of the (equal semi-annual) principal payments of the loan will be deferred for three years, so that instead of the payments being executed semi-annually commencing from March 2011 through March 2015, they will be executed semi-annually commencing from March 2014 through March 2018. In addition, each of the principal payments will bear, commencing from their initial dates of payment until the new dates of payment (i.e., for a three-year period), interest on the basis of the Prime rate plus a margin of 1.3% instead of the fixed interest that was paid until the original repayment dates. In accordance with the aforementioned consent, additional refinancing of current principal payments in respect of this loan was made in March 2015. For information pertaining to financial restrictions and covenants in connection with the aforementioned loan and additional loans of the Company, see note 16.E. below.
(2)
Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”))
In May 2012, the Company engaged with financial entities from the Menorah Group in an agreement to receive a loan secured by a charge in the amount of NIS 150 million. The loan is linked to the CPI and bears CPI-linked interest at an annual rate of 6.9%, payable quarterly. The loan principal will be paid in two portions: in 2017 – an amount of NIS 50 million will be paid, and in 2018 – an amount of NIS 100 million will be paid. As part of the aforesaid loan, the Company granted the lender options to purchase shares of Discount Investment held by the Company (constituting approximately 1.4% of the issued share capital of Discount Investment as at the date of this report) at an exercise price which amounts, as of the present date, to approximately NIS 21 per share, limited to a benefit ceiling of NIS 21 per share (the ceiling for the benefit reflects a price of NIS 42 per share at this time). The aforesaid options will be exercisable (fully or partly, in one or more portions, at the lender’s discretion) until May 2016. The actual exercise of the options will be executed, at the Company’s discretion, in cash (without a transfer of shares) or in shares of Discount Investment, according to the value of the benefit component on the exercise date. In September 2015, the Company’s Board of Directors approved the redeeming of the said options within the framework of the transaction in an amount of NIS 400 thousand. As of the date of this report, the Company’s Board of Directors has decided not to redeem options as aforesaid. According to the loan agreement, the loan was secured by a lien on the Company’s shares in Discount Investments, Clal Industries Ltd. and Clal Holdings Insurance Enterprises, with the initial mix of these shares being as determined at an initial ratio of 150% between the value of the charged shares to the outstanding balance of the loan according to stock exchange closing prices. In July 2012 (following the completion of a transaction for the sale of the shares in Clal Industries Ltd. that were held by the Company, in accordance with the provision of the loan agreement, the Clal Industries shares that were charged, were released from the lien and this against the depositing of an amount of approximately NIS 51 million in cash. According to the loan agreement, in the event that the ratio between the value of the charged shares and the outstanding balance of the loan falls below 150% during the loan period, the Company will provide the lender additional collateral by providing a charged monetary deposit and/or additional shares of Discount Investment and/or Clal Holdings Insurance Enterprises(at the Company’s discretion) so that the cover ratio will be 167% according to the stock exchange closing prices. Furthermore, various thresholds were provided, which may be higher, for releasing shares from the aforesaid lien and for releasing dividend receipts in respect of the charged shares. A condition for the aforesaid shares being qualified to serve as collateral is, inter alia, no change in the Company’s control over the aforesaid companies. A change in control as aforesaid will require providing a lien and monetary deposit in advance, as provided in the agreement.
The Company will be able to repay the loan in early repayment, under conditions, which were agreed, and subject to the payment of an early repayment fee, amounting, in accordance with the Company's calculation for the month of March 2016, to approximately NIS 18 million. The circumstances upon which the loan may required to be immediately repaid include, in addition to circumstances customary in these types of loans, inter alia, another loan of the Company being required to be repaid immediately, a transfer of control in the Company, a decision being made to merge the Company, Discount Investment and Clal Holdings Insurance Enterprises (prior to the completion of the merger transaction between Koor and Discount Investments, this condition related to Koor as well), except for a merger in which the relevant company is the absorbing company.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.
Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(2)
Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”)) (cont.)
The following are details regarding the liens on the Company’s assets provided in favor of the aforesaid secured lender as at December 31, 2015, and proximate to the date of publication of the report:
The pledged asset	As at December 31, 2015 (unaudited)		Proximate to the date of publication of this report
	Amount	Rate of pledged holdings	Amount	Rate of pledged holdings
	NIS millions nominal value	%	NIS millions nominal value	%
Discount Investments	20.4	20.2	29.3	29.0
Clal Holdings Insurance Enterprises	2.2	4.0	2.2	4.0

The following are details regarding the ratios of the value of the security to the net balance of the loan of the secured lender:
	Value of marketable shares pledged in favor of the lender (“security value”)	Balance of the loan, net	Ratio of security value to balance of the loan, net in percentages (“cover ratio”)	Minimal cover ratio required by the lender
	NIS millions		%
As of December 31, 2015	237.4	153.1	155%	150%
As of March 27, 2016	298.9	151.6	197%	150%

The following are brief details of main developments that occurred in 2015 and up to the date of publication of this report, with regard to the loan to the aforementioned secured lender, including with regard to the release and addition of collateral:
In light of the decline in the market value of the collateral provided by the Company in favor of the loan, and a decline in the cover ratio between the value of the collateral and the net balance of the loan (less the monetary deposit that was pledged at that time as collateral for the loan, in an amount of approximately NIS 18 million, which was deposited in respect of a dividend that was paid by Discount Investments on November 18, 2014, in respect of shares in Discount Investments that are charged in support of the loan), and in order to meet the required cover ratio in such case (approximately 167%, as stated above), the Company pledged, on January 18, 2015, 6,878,000 additional shares of Discount Investments, at values of approximately NIS 42 million, as at the date of the pledge as stated above, in a way that subsequent to the stated addition of lien as aforesaid, the balance of the loan (principal and interest) was secured by a pledge of approximately 23.9% of the issued and paid-up share capital of Discount Investments and approximately 4% of the issued and paid-up share capital of Clal Holdings Insurance Enterprises and by a cash deposit in a sum of approximately NIS 18.2 million.
Furthermore, due to the fact that in accordance with the loan agreement, the Company was entitled to demand the release of the pledged cash deposit as aforementioned, immediately after its distribution, or at any interest payment date, provided that the release does not cause the coverage ratio to decrease below 167%, on April 2, 2015, at the Company’s request, and in accordance with the provisions of the loan agreement, a total of approximately NIS 18.2 million in cash was released, which had been deposited in the pledged account, as stated above.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.
Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(2)
Loan from a guaranteed creditor of the Company (entities from the Menorah Group (“Menorah”)) (cont.)
The following are brief details of main developments that occurred in 2015 and up to the date of publication of this report, with regard to the loan to the aforementioned secured lender, including with regard to the release and addition of collateral (cont.):
As specified in Note 15.B.(4) above, as part of the rights issue which Discount Investment performed in September 2015, warrants of Discount Investment were allocated to the Company, some of which were deposited into the pledged account in favor of the repayment of the Menorah loan (by virtue of shares of Discount Investment which are pledged in favor of Menorah to secure the loan). In November 2015, further to the Company’s request to Menorah, and after the leveraging ratio fulfilled the required levels, all the entire remainder of the aforementioned warrants was released from the pledge.
In January 2016, in light of the decrease in the market value of the collateral, which the Company made available in support of the loan and the decrease in relation to the coverage ratio between the value of the collateral and the balance of the loan under the rate of 150% on January 12, 2016 and January 21, 2016 and in order to comply in 2 business days with the coverage ratio that was determined in the loan agreement for such a case (as stated above – approximately 167%), on January 13, 2016 and on January 25, 2016, the Company pledged an additional 5,000,000 and 3,900,000 shares of Discount Investments, respectively, at a value of approximately NIS 32 million and approximately NIS 22 million, at the time of each such pledge, such that following the addition of the said pledges, the balance of the loan (principal and interest) was secured by a pledge on approximately 29% of the issued and paid up equity of Discount Investments and approximately 4% of the issued and paid up equity of Clal Holdings Insurance Enterprises.
In this regard, with respect to the restriction included in the Company’s financing agreements with its lending corporations, with regard to the pledging limit of additional assets for additional collateral to lenders, it is noted that the Company pre-informed its lending Corporations in respect of those agreements where the aforementioned restriction is included (without any of them voicing objection), as follows: (a) that the Company intends to increase the collateral in favor of the repayment of the Menorah loan; and (b) that according to the Company’s position, subsequent to the release of the collateral in favor of the Menorah loan in July 2014 as stated above, the cumulative total of pledged assets is less than at the date of application of the additional pledges limit (June 2012). According to the Company’s position, the total cumulative amount available to it before the utilization of the full pledges limit as at December 31, 2015, and shortly before the date of publication of the report, is NIS 91 million and NIS 35 million, respectively.
(3) Provision of subordinated loans to the Company by Dolphin Netherlands
On December 2, 2015, the Company signed an agreement with Dolphin Netherlands, with respect to the outline of the alternative injection, in which the Company was given subordinated loans by Dolphin Netherlands, in the total amount of NIS 210 million (the "Subordinated Debt"). The subordinated debt was given in accordance with the provisions of the agreement between the parties, and was injected into the Company in December 2015. For additional details regarding the subordinated debt, the possibility of converting it into Company shares, and the authorizations of the Company’s relevant lending corporations for the outline regarding the alternative injection, see Note 16.G.(2)(e) below. The value of this subordinated loan, which had been received from the controlling interest, was evaluated by an independent external appraiser at an amount of NIS 53 million, at the time of the initial recognition and the variance between the cash that was received and the fair value in an amount of NIS 157 million has been reflected under a capital reserve on transactions with a controlling interest. The Company has designated the entire subordinated loan, including the embedded derivative that is inherent in it, as at fair value through profit and loss. As of December 31, 2015, the fair value of the subordinated loan was valued at NIS 49 million and accordingly the company has recorded an amount of NIS 4 million under financing income in 2015.
Similarly, on February 18, 2016, subsequent to the date of the statement of financial position, an additional subordinated loan was made by Dolphin Netherlands in a sum of NIS 15 million (for details, see Note 15.B.(8) above) and on March 15, 2016, an amount of NIS 85 million was transferred to the Company by Dolphin Netherlands in accordance with the provisions of the amendment to the debt arrangement in IDB Holdings, as a subordinated loan (see Note 16.G.(2).(f) below for details), such that the overall amount of the subordinated shareholder’s loan is NIS 310 million.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
C.
Developments in the Company’s Liabilities in 2014 and Subsequent to the date of the Statement of Financial Position (cont.)
(4)
On February 25, 2016 (as amended on March 1, 2016), an amendment to the debt arrangement in IDB Holdings was signed between the trustees of the debt arrangement of IDB Holdings, Dolphin Netherlands and the Company, which included an injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public pursuant to the resolution of the Board of Directors of the Company on January 24, 2016, The said amendment to the debt arrangement in IDB Holdings was approved by the Court on March 10, 2016. And on March 15, 2016, the Company received an amount of NIS 85 million by way of subordinated debt in accordance with the provisions of the amendment of the debt arrangement. For additional details, see Note 16.G.(2)(f) below. For details of correspondence with the trustees of the Company’s bondholders and the actions of the trustees for the bondholders, including actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid amendment of the debt arrangement outline, see Note 16.H below.

D.
Current Rating of the Company’s Bonds

On January 20, 2015, Maalot announced that there was no change in the Company's rating, as it was at that time (a rating of BB with a negative rating outlook), following the Company's intention at that time to issue rights for the purchase of shares.
On February 26, 2015, Maalot announced the lowering of the Company’s rating, and the ratings of its bonds, to a rating of B, with a negative outlook. As part of the main considerations involved in the determination of the rating, Maalot noted, inter alia, that the lowering of the rating is due to a continued increase in the leverage ratio and significant liquidity challenges in the short term.
On January 11, 2016, Maalot announced a reduction of the rating given for the Company and its debentures, to a rating of CCC, negative rating outlook. As part of the main considerations for the determination of the rating, Maalot stated, inter alia, that in its assessment, in light of the cancellation of the sale process with respect to Clal Holdings Insurance Enterprises, and due to the heavy burden of repayments in the near term, in combination with the current leveraging ratio, the risk of insolvency or a debt settlement in the Company in the next half year increased. Maalot further stated, in its notice, that it intends to reduce the rating to CC if a plan to strengthen the Company’s capital structure is not formulated in the weeks subsequent to its notice, and that it would reduce the rating to D in the event that the Company announces non-compliance with one or more of its proximate debt payments. On March 29, 2016, Maalot announced the awarding of a rating of CCC (with a negative rating outlook) for bonds with an overall volume of up to NIS 200 million (par value) which may be issued by the Company by means of the expansion of the Series I of bonds (as part of the outline for the amendment of the debt arrangement in IDB Holdings, as stated in Note 16.G.(2).(f) below). Within the context of the rating report, Maalot noted that it is monitoring the developments in the Company and examining the impact of the completion of the amendment of the debt arrangement and the additional processes, which are supposed to support the solution of the liquidity problem in the second half of 2016, and in particular, in connection with the Company’s continued holding in Clal Holdings Insurance Enterprises.
E.
Financial Restrictions and Covenants
Financial restrictions and covenants - In connection with the Company’s loans from its lending corporations, where their debit balance as at December 31, 2015, amounted to approx. NIS 897 million and the principal balance as at December 31, 2015 amounted to approximately NIS 573 million (“the lending corporations”3), the Company has undertaken, inter alia, to comply with financial covenants. On June 29, 2012, agreements were reached (materially similar agreements were reached vis-a-vis each lending corporation separately), 4 which include, inter alia, updates to previous financial covenants, which will apply and will be calculated with respect to the end of a reported quarter, in force as at June 29, 2012. Certain updates were made to these agreements from August 2012, and certain updates were performed in March 2013 (as specified in section 12 below).
Furthermore, as detailed below, in March 2016, the Company reached additional agreements with the lending corporations in connection with various restrictions that are included in the financing agreements.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
The following is a description of the principal aforementioned financial covenants and restrictions (including as amended in March 2016):
(1)
Net debt of the Company (solo) and of its wholly owned designated subsidiaries (directly or indirectly), will not exceed a limit of NIS 6.7 billion, net of an amount equal to total cash receipts actually received by the Company (after the deduction of taxes, levies and any other payments required with respect to the sale) with respect to the sale or transfer of the holdings of the Company (or of a subsidiary wholly owned by the Company5) in corporations in which the Company is an interested party.
(2)
The balance of cash and marketable securities will not fall below the amount of the forecasted current maturities for the two quarters following the reporting quarter (“the liquidity covenant”) (no change was made to this covenant as part of the understandings of June 2012). See section (12) below for details regarding consent to suspend this covenant.
(3)
Value of holdings in the relevant companies - the average aggregate market value (in accordance with the stock exchange closing price) of the Company’s holdings (concatenated, with full dilution) in Clal Holdings Insurance Enterprises, Shufersal and Cellcom, on the last day of the reporting quarter, together with the 19 consecutive trading days which preceded it, with the addition of the Company’s relative share (with consideration to its holding rates through subsidiaries) of the cash dividend amounts distributed by the aforementioned companies beginning on June 29, 20126 (“the value of holdings in the relevant companies” and “the relevant companies”, respectively), will be no less than NIS 1,692 million. The Company will not be considered as in breach of this condition if, during the ten consecutive trading days after the last day of the reported quarter, the average value of the holdings in the relevant companies exceeds the aforementioned amount. 7
Additionally, the value of the holdings in the relevant companies (including with the addition of the cash dividend amounts distributed by the relevant companies, as stated above), divided by the Company’s debit balance towards each relevant lending corporation, as at the last day of the reported quarter (“the debit balance at the end of the quarter”), will not fall below a ratio of 2.81. The Company will not be considered as in breach of this condition if, during the ten consecutive trading days after the last day of the reported quarter, the average value of the holdings in the relevant companies, divided by the balance at the end of the quarter of the debt towards the relevant lending corporation, exceeds 2.81.
The Company will be considered as in breach of the covenants specified above in this section including if the trading of the shares of any of the relevant companies is suspended or stopped for at least 10 trading days within the period, which includes the last day of the reported quarter and the 28 business days, which preceded it. In the event that the Company has given to any financier an undertaking to comply with a covenant involving the average value of the holdings to debt and/or another similar covenant, and the financier has provided debts towards it, partly or fully, for immediate repayment due to the breach of the same covenant in its favor, the above will be considered a breach of the aforementioned covenant, also towards the other financiers which have received from the Company an undertaking to comply with such covenant (Cross Default).
The aforementioned covenant with respect to the value of the holdings in the relevant companies (which occurred, as stated above, on June 29, 2012) replaced a covenant which is calculated based on “economic capital”. The calculation of economic capital was based on the total value of the Company’s share in corporations held by it, independently or through holding companies under its control (i.e., Discount Investments, and at that time also Koor and Clal Industries) (hereinafter, jointly,

In January, June and July 2015, the loans from three lending corporations, which were subject to the same financial covenants were finally repaid in accordance with the repayment schedules in the agreements covering them, such that as of the time of the publication of this report there were three relevant lending corporations.

4
In case of differences in the wording of the agreements vis-a-vis the lending corporations, the more stringent and restrictive wording is provided hereunder.
5
Excluding IDB Tourism.
6
And subject to the condition that as at the date of the examination, the addition with respect to the dividends distributed by Cellcom and Shufersal, and the addition with respect to the dividends distributed by Clal Insurance Enterprise Holdings, will be restricted by the cash amounts held by Discount Investment and the Company, respectively.

Except in the event that, during the 12 business days after the last date of the reported quarter, a suspension of trading of three or more days occurred.
IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(3)
Value of holdings in the relevant companies (cont.)
in this section: “the headquarter companies”), (in accordance with the Company’s actual concatenated rate of holding of the same held corporation), not including the value of its holdings in the headquarter companies themselves, less the total net financial debt of the Company and of each of the headquarter companies (according to the Company’s actual rate of holding of the headquarter companies).
As part of the economic capital covenant, the Company undertook that the Company’s economic capital will not fall below NIS 2 billion. The Company will be considered as being in compliance with the aforementioned covenant, even if at the end of the reported quarter the economic capital was lower than NIS 2 billion, but higher than NIS 1.5 billion, until the three quarters subsequent to the reported quarter have passed, where in each one of such quarters, economic capital did not surpass NIS 2 billion. Even in the event that, in any financial report published by the Company, the Company’s economic capital is lower than NIS 1.5 billion, the Company will not be considered as being in breach of its undertaking, if during the period which passed from the date of the date of the aforementioned financial report and the date of its publication, the Group (the “Group” - the Company, including its consolidated companies (including partially consolidated companies) and associates) took action where, if this action had been reflected in the published financial report, the economic capital would not have fallen below NIS 1.5 billion.
(4)
The loan agreements with the relevant lending corporations include provisions which require their advance consent in the following cases: the charging of any of the Company’s assets in excess of certain cumulative amount; the sale of the major holdings (on this matter, the shares of Discount Investment and Clal Holdings Insurance Enterpriseswhich are held by the Company, and, until the aforementioned understandings were reached with lending corporations in June 2012, also the shares of Clal Industries) to third parties in excess of a certain cumulative rate; and also in the case of the sale of major holdings together with the charging of the Company’s assets in excess of a certain cumulative rate. In continuation of the aforesaid, as a result of the Clal Industries transaction (which was completed in July 2012), the Company has exploited its entire magazine which was available to it in support of pledges and sales.
In the understandings reached with the lending corporations in 2012, as specified above, it was agreed that along with the aforementioned restrictions and covenants, the Company will not be entitled to create charges and to sell assets, other than in accordance with the following provisions: 9
(a)
The Company will be entitled to place additional charges on holdings in investee companies, beginning on June 29, 2012, without approval from the lending corporations, insofar as an addition of collateral is required for existing secured lenders only, up to a collateral value of NIS 100 million (less repayments to secured creditors, as specified below), where towards some of the lending corporations, the aforementioned limit will be calculated in accordance with the market value of the assets as at June 29, 2012, and for the other part, according to the market value of the assets on the date of the charge (“the charges bank” or “the restriction on additional charges”).
Additionally, the Company will be entitled to place additional charges in favor of the secured creditors, in place of any of the currently charged assets, provided that the value of the alternative assets does not exceed the value of the replaced asset, according to the agreed-upon terms. The aforementioned alternative charges will not reduce the series of charges.
Within the framework of the agreement with on of the lending banking corporations in March 2016 the said banking corporation agreed that despite the prohibition on creating lienes, as aforesaid, the said banking corporation’s agreement will not be required in writing for the creation of a lien or a charge in favor of any third party whatsoever, on the Company’s holdings in Discount Investments and/or Clal Holdings Insurance Enterprises, whether in whole or in part, subject to the compliance with the conditions that are detailed as follows: Any lien that may be created shall be solely and exclusively against new credit that may be made available to the Company, including by means if the issuance of bonds (“New credit”); the lien that may be created is to serve solely and exclusively as collateral for the new credit; the agreements between the Company and the third party that makes the new credit available to the Company is not to include a mechanism of the increasing of the extent of the collateral of any sort or type whatsoever; in amounts whatsoever are to be repaid on account of the principal of the new credit so long as the Company owes any amounts whatsoever to the said banking corporation in respect of the banking services;

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(4)
(cont.)
(a) (cont.)
the full amount of the new credit is to be used solely and exclusively for the repayment of the Company’s existing debts in accordance with their original repayment schedules. For this issue, “existing debts” means the total of all of the Company’s liabilities as of February 23, 2016 – (1) to banks and/or to other financial institutions, (2) which derive from straight bonds, (3) which derive from convertible bonds, (4) in respect of loans that the Company has related from any third parties whatsoever (except for shareholders’ loans and/or loans that the Company has received from any of the special purpose subsidiary companies and/or bodies under its control). As of the time of the publication of this report, the Company is continuing to hold contacts with the other two relevant lending corporations, in connection with this issue.
(b)
The Company will be entitled to schedule earlier repayments to secured creditors on account of the principal of existing debts, subject to the provision of an update to the lending corporations. However, the performance of such payments will reduce the amount of the series of charges specified above by half of the amount whose payment date was rescheduled for an earlier date, as aforesaid.
In this regard, early repayments to secured creditor that were made by the Company in August and September of 2012 reduced the series of additional to an amount of NIS 48.2 million. However, according to the Company’s position (of which the lending corporations were informed, who did not express any objection), following the release in July 2014 of surplus collateral provided in favor of the secured lender from the Menorah Group, as stated in note 16.C.2. above, the cumulative total of the charged assets as of December 31, 2015 is lower than at the date of application of the additional charge restriction in June 2012, and accordingly, the cumulative total that was available to the Company until full utilization of the additional charge limit as of December 31, 2015 and as of the time of the publication of this report, is NIS 91 million and NIS 35 million, respectively.
(c)
The Company was entitled to sell, holdings in Clal Holdings Insurance Enterprisesand in Discount Investment Corporation (“major holdings”), as from June 29, 2012 and until the receipt of the agreements in March 2016, as described below, without the approval of the lending corporation, subject to the following conditions: (a) The cumulative market value of the major holdings sold after June 29, 2012 must not exceed a total of NIS 100 million, where for some of the lending corporations, the aforementioned limit will be calculated according to the market value of the assets as at June 29, 2012, and for the other part, in accordance with the market value as at the date of the sale (“restriction regarding the sale amount of the major holdings”); (b) The Company will not dispose of its control holdings (at least 50.01% of issued and paid-up capital, with full dilution) of any of the aforementioned companies; and (c) The consideration with respect to the sale of the aforementioned holdings will be in cash only, and will be entirely used only for agreed and permitted uses, as these are defined in section 5 below.
Within the framework of the Company’s agreements with the relevant lending corporation in March 2016, it was agreed that as from February 23, 2016, the prior agreement of the said lending corporations will not be required in writing for the sale of the Company’s holdings in Clal Holdings Insurance Enterprises, and this subject to compliance with all of conditions that are detailed as follows: the consideration in respect of the sale will be received solely in cash; the full amount of the consideration that will be received from the sale is to be used solely and exclusively for settling the Company’s existing debts (within the meaning of that term in Section (4) (a) below), in accordance with their original repayment schedules. These agreements replace the agreements that are stated in Section 4(C)(a) and (b) above.
(5)
The balance of the Company’s liquid resources, from any source whatsoever, will only be used for the agreed-upon purposes, including repayment of existing debts according to their amortization schedules, early repayment of existing debts which are secured by charges, for the purpose of complying with financial ratios by virtue of existing debts towards the aforementioned financiers, for the purpose of financing current expenses in the ordinary course of business, and for the purpose of performing permitted investments, as defined below (hereinafter, jointly: “permitted uses”).

Where regarding some of the lending corporations, the restrictions applicable to charges and sales (as specified in subsections a. to c. below) will apply with respect to charges and sales, which are beyond the rates permitted as specified in section (4).

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(5)
(cont.)
“Permitted investments” - existing investments which have been specified in the agreements with the lending corporations (including in the petroleum sector, projects in Las Vegas, IDB Tourism and other investments in a cumulative total of up to NIS 2 million), according to the scope of the forecasted cash flows published by the Company in its report for the first quarter of 2012, in a total amount which will not cumulatively exceed NIS 239 million, where out of the total aforementioned sum, up to NIS 100 million could have been invested in the Plaza project in Las Vegas. Since the Company no longer holds the Plaza project in Las Vegas, the amount of permitted investments amounts to a total not to cumulatively exceed NIS 139 million. A breach event performed by the Company and still in effect, the performance of any investment will require advance approval from the lending corporations9.
With the objective of enabling the Company to implement the provisions of Dolphin Netherland’s offer to the Company and to Discount Investments, dated June 29, 2015, as detailed in Note 15.B.(4) above, the Company has referred and received the agreement of the relevant lending corporations in August 2015, and an updated agreement dated December 2015 that the amount of the permitted investment will increase by an additional amount of NIS 250 million for the purpose of the execution of an investment in Discount Investments and solely that the source of the amount of the additional investment in Discount Investments shall be solely and exclusively from the amounts that the Company received by way of the subordinated shareholder’s loan that the Company has received or capital injections (including by way of the issuance/ allocation of share capital of the Company or option warrants that are exercisable into capital, a rights issue, the exercise of option warrants or the allocation. Issuance of any other capital instruments), which are executed after June 29, 2015 in excess of an amount of NIS 110 million. From the Company’s perspective, the said agreement will also apply in relation to the subordinated loan that has been received/ will be received within the framework of the amendment of the debt arrangement in IDB Holdings (as detailed in Note 16.G.(2)(f) below. For details regading the shareholders’ loan that the Company received in December 2015, see Note 16.G.(2).(e) below.
Furthermore, within the framework of the agreements in March 2016, the Company received the agreements of the said lending corporations, for the execution of additional permitted investments in Modiin Energy –Limited Partnership(directly or indirectly) is permitted in an amount that shall not cumulatively exceed NIS 5,000,00 (NIS five million), which was executed after March 21, 2016, subject to the source of the amount of the investment being solely and exclusively from the monies that the Company has received by way of a capital injection (by way of the issuance/ allocation of the Company’s share capital and/or option warrants that are exercisable into capital, rights issues, shareholders’ loans and/or the exercise of option warrants), which are performed after February 23, 2016. For this issue, “shareholders’ loans” means the amounts that have been injected into the Company by its controlling shareholder (or other entities that are controlled by Elsztain by way of an interest bearing loan, which are convertible into shares, which will be subordinated to all of the other debts and liabilities of the Company (including in the case of insolvency) and they will be repaid (including interest) to the controlling shareholder solely after the repayment of all of the Company’s debts (if they have not previously been converted into shares).
(6)
The Company will not perform changes to the terms of the unsecured loans which have been provided to it, which will improve the condition of the relevant creditor, unless it will reach an understanding with the other lending corporations (the loan agreements with whom include the financial covenants specified above) regarding an identical improvement of their condition, including changes to the original amortization schedule of its existing credit, in a manner which will involve the earlier scheduling of any repayment date, except for an early repayment initiated by the Company in favor of secured creditors, and an improvement of the interest terms to a certain lender, including an undertaking according to which, in the event that the Company agrees to increase the interest rate with respect to any of its unsecured debts, the increased interest rate will apply at the same ratio also towards the other lending corporations.

9
The trustees for the bonds of the Company and IDB Holdings demanded that the Company does not make any additional investments without their consent. The Company updates, in certain cases, the trustees to the bonds with regards to making investments .
IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(7)
The Company will not perform (directly and/or through a wholly owned subsidiary) a buy-back, redemption or repayment of any bonds whatsoever which have been issued and/or will be issued by it, and will not finance any of the aforementioned activities. It is clarified that the foregoing does not apply to current repayments, in accordance with currently existing amortization schedules.
(8)
The Company undertook to provide 21 days notice before reaching a decision regarding a dividend distribution. On this matter, “dividend” means: including transaction with related parties and other companies in the Group. See also section (5) above that by virtue of the undertaking included in it, the Company is prevented from distributing dividends.
(9)
The Company has undertaken not to provide any loans to a shareholder or to any entity related to a shareholder, excluding as part of the permitted investments, as defined in section (5) above, and not to make repayment in any manner, to any entity in the group of existing and/or future shareholders, except as agreed. For details regarding a bridging loan given to the Company by the Elsztain Group and Extra, which was converted into the Company’s share capital, see Note 15.B.1.a. above. For details regarding the subordinated loans that the Company has received from Dolphin Netherlands, see Note 15.B.(8) above and Notes 16.G.(2).e. and f. below.
(10)
The Company has undertaken not to pay management fees to a shareholder or to a related party to a shareholder, without the advance written consent of the lending corporations, except as agreed.
(11)
In the event that an undertaking to fulfill certain financial covenants has been given to a certain lending corporation, which includes various and/or additional terms in addition to the terms specified in the letters of undertaking given to the other lending corporations (“the additional terms”), notice will be given to the other lending corporations, and at the request of any of the foregoing, the Company will agree to the application of the additional terms also with respect to it.
(12)
Negotiations to arrange the financial covenants
As part of the agreements from 2012, it was further agreed that until March 31, 2013, the parties will act towards formulating an arrangement to replace the aforesaid and which would be checked for the first time as from July 10, 2013 in relation to the data for the second quarter of 2013 And that in case the parties do not reach an agreement by March 30, 2013, the covenant with regard to the economic capital will be re-applied as of July 10, 2013, in relation to the data of the second quarter of 2013, and additionally the adjustment periods included within the economic capital will apply (as specified in section (3) above). In addition, the covenants with regard to cash balance and marketable securities and the covenant with regard to the net debt limit (in a formula to be amended). It has further been agreed that the amendments to the restrictions and to the covenants made on June 29, 2012 (as amended in August 2012) apart from the amendments stated in sections 3 and 4 (a) to 4. (c) above, will continue to apply even in case no such agreement is reached as stated.
In March 2013 the Company reached an understanding with its lending corporations, according to which the covenants described above will continue to apply on all matters pertaining to the evaluation of the results for all four quarters of 2013, and the results of the first quarter of 2014, while adding the following updates:
(1)Until the end of April 2014, the parties will work to formulate an arrangement, which will replace the existing financial covenants and apply for the first time to the results of the second quarter of 2014. If the parties do not reach an understanding, the financial covenants from before the understandings of June 29, 2012 will come into effect again (and particularly the “economic capital” mechanism, including the adjustment periods included in it).
(2)
The covenant involving the balance of cash and marketable securities (see section (B) above (has been suspended beginning in the second quarter of 2013, and it was agreed that it will be re-applied, unless otherwise agreed, with respect to the results for the second quarter of 2014 and thereafter.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(12)
Negotiations to arrange the financial covenants (cont.)
In June, September and December 2014, and in March, May and August 2015 and also in March 2016, the Company reached additional understandings with the relevant lending corporations with respect to additional extensions of the financial covenants in the loan agreements, inter alia, following the understandings in August 2015, the results for the third and fourth quarters of 2015 will also be evaluated according to the foregoing and following the agreements in March 2016, the results for the first and second quarters of 2016 would also be evaluated in accordance with them. As part of the extension of August 2015, it was agreed that the parties would work to formulate an arrangement, to replace the current financial covenant arrangements by September 30, 2016, and if such an arrangement has not been reached, then with respect to the results for the third quarter of 2016 and thereafter, the previous financial covenants will re-apply (and particularly, the covenant regarding the balance of cash and marketable securities will not fall below the projected scope of current maturities in the two quarters subsequent to the reported quarter (the “liquidity covenant”) and the “economic equity” mechanism (including the remedy periods specified therein as specified above).
As of the date of the report, the Company estimates that it will not be able to meet the levels that were determined in the past within the framework of the covenants regarding the economic capital and the liquidity covenant, if they are reapplied as aforesaid and this is in relation to the results of the third quarter of 2016. The Company is continuing to act in order to reach consents with the relevant financing corporations in order to arrange over time the calculated financial covenants that were determined in the provisions of its loan agreements as stated above, and additional contractual issues that exist in the loan agreements. For details regarding the establishment of the Board of Directors’ committee which is authorized, inter alia, to conduct negotiations with the Company’s financial lenders to reach the new financial covenants, see Note 15.B.3. above.
It should be noted that in parallel to the agreements that were signed opposite the lending entities dated March 2013, the Company has also made a commitment opposite one of its lending entities that an agreed decisive mechanism will apply in relation to any dispute with the said lender in connection with the question of whether grounds exist affording the lender the right to make it repayable immediately, if an event has occurred that might impair the Company's financial ability. In accordance with the said mechanism, if the lender informs the Company that an event has occurred, which in its opinion might impact its financial ability and the Company disputes this, the lender will be entitled to inform the Company that the dispute will be decided by two adjudicators (whose identity is agreed by the parties, a representative of the lender and a representative of the Company) and their decision shall bind the Company. In the event that the adjudicators do not reach a decision, the adjudicator who is a representative of the lender will be entitled to appoint an additional adjudicator, whose decision shall be binding. In addition, in March 2013, the Company gave an undertaking to one of the said lending corporations that no additional investment would be allowed in activities in the gas field, except with the approval in advance of the said lender (except for payments in respect of commitments that had been given in the past in an amount not exceeding NIS 4 million). In February 2016, the said lending corporation gave approval to the Company for an investment in Modiin Energy Limited Partnership (“Modiin”) in an amount not exceeding the balance of the permitted investment, which as at the time of the said agreement stood at an amount of NIS 3 million. In addition, the Company has reached new agreements with the relevant lending corporations in March 2016, for an investment in Modiin in an amount of up to NIS 5 million. (See Section 5 above).
Furthermore, the Company has informed the said lending entities that insofar as the covenant arrangements with one lending entity include a provision that is not included within the framework of the arrangements with another lending entity, the other lending entity will be entitled to request that the covenants arrangement with it will be updated such that it will include the said provision.
As at December 31, 2015, and shortly before the date of publication of this report, the Company is in compliance with the calculated financial covenants by which it was bound.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(12)
Negotiations to arrange the financial covenants (cont.)
As of December 31, 2015, loans of the Company, which are subject to the specified financial covenants, totaling NIS 367 million, were classified in the financial statements of the Company within current liabilities (the balance of the principal of the loans that were subject to the same financial covenants on that date was NIS 573 million), in accordance with International Accounting Standards and with note to the fact that the Company had reached agreements with those relevant lending corporations, as part of which the financial covenant arrangements existing within the loan agreements were extended to a period of less than 12 months and regarding the stipulation that those relevant lending corporations may have claims in connection with the covenant regarding a change in control of the Company as of the reporting date (see section 14 below).
(13) Additional grounds for immediate repayment
In addition to the aforementioned financial restrictions and covenants, in agreements with banks and financial entities (subject to certain provisions and to the various relevant definitions provided in each agreement) and in certain bonds issued by the Company, there are customary provisions regarding the right to require immediate repayment, including, inter alia, the following circumstances (in whole or in part, as applicable): provisions which grant the banks and the financial entities the right to demand early repayment in certain cases involving a change in control (with regard to this cause see section 14 below); provisions which grant the right to demand immediate repayment of the loans, in the event that another debt of the Company has been repaid through early repayment or immediate repayment, or through any repayment which is not in accordance with the original amortization schedule, at the demand of the creditor (cross acceleration) or the existing of grounds for making another date of the company repayable immediately (with respect to the bonds (Series G) of the Company - in the event that immediate repayment is required of another series of the Company’s bonds); Reaching of a decision to liquidate and/or submission of a petition for liquidation or for the appointment of a provisional liquidator against the Company, and the filing of a motion to suspend proceedings against the Company or the filing of a motion to issue an assets receivership order or to initiate rehabilitation proceedings, a debt arrangement / arrangement or convention or scheduling of creditors’ meetings in connection with an arrangement / insolvency or the filing of a motion for an arrangement or settlement, all in the event that the aforementioned motions have not been canceled / withdrawn within a certain period of time (according to the provisions of each agreement and/or trust deed); an approach by the Company to creditors for the receipt of a delay or compromise; negotiations or a declaration stating that the Company intends to conduct negotiations for the purpose of formulating an arrangement / settlement proposal between the Company and its creditors or shareholders, or approval of such an arrangement or settlement proposal; filing of a motion for assets receivership regarding all or part of the Company’s property, appointment of a temporary, permanent, or other liquidator, special manager, trustee, or temporary, permanent or other assets receiver, realization of charges, imposition of foreclosures or taking of similar enforcement actions, all in the event that the motions / actions have not been canceled within a certain period of time (in accordance with the provisions of each agreement and/or trust deed); the reaching of a decision or intention with respect to the performance of a structural change (such as a merger); discontinuance of the payment of debts or arrears in payment; announcement by the Company that it intends to stop paying its debts; the existence of reasonable fear or substantial fear that the Company will not be able to repay its debts or if it should discontinue its payments; a situation in which the Company may cease or there is reasonable fear that it will cease to conduct its business; an event that could harm the Company's financial ability or an event having a significant adverse impact on the Company or on its financial position; an event that constitutes a significant impairment or which could cause a significant impact on the rights of the holders of the bonds; the filing of a claim or initiation of regulatory or other proceedings or investigations in which the Company is involved, and where it is reasonable to believe that the foregoing will pose a material risk to its ability to fulfill its obligations; the cancellation/ suspension/ expiration/ restriction of an approval/ permit/ license/of a governmental authority, which is required by the Company in order to meet its commitments in a manner that might significantly adversely affect its ability to execute its commitments; all of the above - in case of certain circumstances as set forth in the agreements or in the debentures, as applicable.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
E.
Financial Restrictions and Covenants (cont.)
(14)
Change of control in the Company
Upon the completion of the debt arrangement at IDB Holdings in May 2014, Mr. Elsztain and Mr. Ben-Moshe (through companies controlled by them) became controlling shareholders in the Company. With respect to this change in control, the Company received consent from the relevant lending corporations in June and July 2014, regarding the stipulation that the transfer of control to Messrs. Elsztain and Ben-Moshe will not constitute grounds for requiring immediate repayment.
It is noted that one lender stipulated its consent upon the condition that if any of the controlling shareholders specified above (directly or indirectly, including through corporations under their control) no longer holds at least 26.65% of the Company’s issued capital (with full dilution), including no longer holding all of the rights associated with the shares, as these were in effect on the date of consent (July 3, 2014), the foregoing will constitute grounds for requiring the immediate repayment of the credit.
The Company notified the other relevant lending corporations that so long as the aforementioned stipulation vis-à-vis this lender was in force, the Company would consider the credit agreements which were signed vis-à-vis the aforementioned lenders as including a similar stipulation. It is noted that the Company’s secured creditor of the Menorah Group has not granted its consent for the change in the control of the Company (the Company has not contacted them on the matter).
Further to that stated in Note 15.B.(2) to the annual financial statements, in light of the rights issue which was performed by the Company in February 2015, the cumulative stake of Mr. Elsztain and Mr. Ben-Moshe (through corporations under their control) increased from 62.5% (31.27% each) to approximately 77.7% of the Company’s issued capital, although the stake of Mr. Ben-Moshe alone (through a corporation under his control) decreased to approximately 16.2% of the Company’s issued capital, immediately after the said rights issue.Additionally, following the exercise of the Company’s warrants (Series 4) on June 2, 2015 by companies under the control of Mr. Eduardo Elsztain, in the total amount of NIS 150 million (see Note 15.B.(3) above), the cumulative stake of Mr. Elsztain and Mr. Ben-Moshe (through corporations under their control) increased to approximately 80.72% of the Company’s issued capital, where the stake of Mr. Ben-Moshe alone decreased to approximately 13.99%.
In October 2015 (following the arbitrator's decision from September 2015), the buy me buy you process was completed, in a manner whereby Mr. Ben-Moshe sold (by means of a corporation under his control) all of the Company’s shares which were held by him to IFISA (a member of the Dolphin Group). Following the above, the total holding rate of the Dolphin Group in the Company’s shares increased to 80.72% of the Company’s issued capital, and Mr. Mordechai Ben Moshe ceased being a shareholder in the Company (for details, see Note 15.B.(5) above).
Beginning in January 2015, the Company contacted, several times, the aforementioned lending corporation (which was given the right to demand the immediate repayment of the loan if one of the controlling shareholders ceases independently holding at least 26.65% of the Company’s issued capital)10 and the two additional relevant lending corporations (including after the completion of the buy me buy you process, as stated above), and requested their consent for the establishment of the control covenant, in a manner whereby the changes in the holding rates in the Company, as a result of the rights issue, and as a result of the completion of the buy me buy you process, as stated above, will not be considered a breach of the provision of the loan agreements.In March 2016, the Company received the agreements of the relevant lending corporations for the arrangement of the control covenants in the Company and a new control covenant was set in accordance with which the lending corporations make the loan repayable immediately of Elsztain and/or entities that are controlled by him cease to hold directly and/or indirectly at least 51% of the Company’s issued and paid up share capital (on a fully diluted basis).

10 So long as the aforementioned stipulation against this lending corporation remains in effect, the Company considers the credit agreements, which were signed with the two additional lending corporations as including a similar stipulation.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2014 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.
Discount Investment Corporation

a.
In December 2014, the Board of Directors of Discount Investments approved a plan for repurchase of its bonds, as outstanding from time to time, by Discount Investments or a wholly owned subsidiary, in a total scope of NIS 200 million during a period of 12 months. In December 2014, a wholly owned subsidiary of Discount Investments acquired its bonds in an immaterial amount and in 2015, a subsidiary that is wholly owned by Discount Investments acquired on the Stock Exchange series D bonds of Discount Investments with a nominal value of NIS 46 million, series F bonds with a nominal value of NIS 53 million and series I bonds with a nominal value of NIS 5 million, for a total consideration of NIS 110 million. The aforesaid bonds have not been delisted from trade on the Stock Exchange. As a result of the aforesaid acquisitions, the Company recorded its share in the profit in an amount of NIS 13 million in 2015.

b.
As part of completion of the merger agreement between Adama and ChemChina in October 2011, Koor was given, through a Chinese bank (‘the Chinese bank’) a non-recourse loan in a sum of $960 million, secured by a charge on Adama’s shares held by Koor immediately after the completion of the merger transaction (hereafter in this section, “the charged shares” and ”the non-recourse loan”). The non-recourse loan was given to Koor and its wholly owned subsidiary, and was divided between Koor and the aforesaid subsidiary in proportion to the number of charged shares held by each one of them.

In December 2013, the aforesaid subsidiary was merged with Koor and liquidated without winding-up, and from that date, the loan agreement has been with Koor only. As part of the non-recourse loan agreement, it was held, inter alia, that the voting rights for the charged shares belong to Koor, except in a case of a ‘breach event’ (see below), in which case the Chinese bank will be entitled to the voting rights by virtue of the charged shares. Koor is entitled to transfer the charged shares (subject to restrictions in the shareholders agreement between Koor and ChemChina in connection with their holdings in Adama), in whole or in part, provided that in the case of a transfer to an unrelated third party, the consideration that it will receive will be used first to repay the proportional share of the loan (according to the number of charged shares that are transferred). In a case of a breach event (as defined below), the Chinese bank will be entitled to demand immediate repayment of the loan, and to realize the charge, unless Koor pays the loan within five working days of the date on which its immediate repayment is demanded. As a rule (apart from in exceptional cases), there is no repair period for breach events.
The following are details regarding the main terms of the non-recourse loan:
●
Payment of principal and interest: the principal of the non-recourse loan will be paid in full at the end of seven years from the date on which the loan is given. In the first four years from the date on which the non-recourse loan is given (hereafter ‘the period of the first four years’), the interest is not paid (apart from dividends received on the charged shares) but is added to the principal every three months and will be paid with the principal at the end of the seventh year. After the period of the first four years, the current interest will be paid in cash in accordance with the balance at the time of the payment of the interest at the end of each interest period (the interest period is every three months on fixed dates).
Koor is entitled to make early repayment of the non-recourse loan, in whole or in part, (in which case a proportional part of the charged shares would be released in accordance with the proportional part of the loan that was repaid) or by way of a transfer of the charged shares (in accordance with the proportional part of the loan that was repaid early) to ChemChina or the Chinese bank. The amounts of the early repayment (or the value that is attributed to early repayment in the case of the transfer of shares) will be attributed firstly to the payment of the interest that has accumulated but which has not yet been paid (as of the time of the transfer of the shares, in the case of a transfer of shares) and only afterwards for the repayment of the principal. For details regarding the examination of the possibility of extending the original repayment time for the said non-recourse loan, see Note 3.H.4.b above. As described in the said note, insofar as the original repayment time is extended as aforesaid then Koor is expected to pay the interest payments in the course of the period of the non-recourse loan (as extended) in cash. For details regarding payments of interest and taxes in respect of the said non-recourse loans, out of a dividend that Adama distributed to Koor in cash in December 2015, see Note 3.H.4.a above.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.
Discount Investment Corporation (cont.)
b. (cont.)
The following are details regarding the main terms of the non-recourse loan (cont.):
Interest: the non-recourse loan bears interest at a rate that does not exceed the finance cost that ChemChina will take for the purpose of paying the overall merger consideration, and in any case will not exceed the Libor rate (for six months) plus 4.5% per annum that will be fixed for each two consecutive quarters in advance. (Taking into account the Libor rate shortly before the date of approval of these financial statements, the effective interest (after grossing up the deduction of taxes insofar as any will be payable and before commissions) is estimated at approximately 5.45% Insofar as there will be a liability to deduct tax at source in Israel for the interest payments, Koor will pay these payments and will gross up the full tax. In addition, Koor undertook to indemnify ChemChina for business taxes that ChemChina will be liable to pay pursuant to the law in China for such interest payments (insofar as there will be no exemption for such taxes) up to an amount of 5% of the interest (plus grossing-up, insofar as it applies). For details regarding payments of interest and taxes in respect of the said non-recourse loans, out of a dividend that Adama distributed to Koor in cash in December 2015, see Note 3.H.4.a above.
It should be noted that the payment of the business tax in China is likely to be charged also during the period when the interest is accumulated (i.e., during the period of the first four years).
●
‘Breach event’: the non-payment of the loan principal or interest; Koor’s liquidation or insolvency, suspension of proceedings or creditors’ arrangements, or the filing of proceedings for liquidation, insolvency, a suspension of proceedings or creditors’ arrangements that are not cancelled within the stated period; an incorrect declaration on a material aspect or a material breach of the terms of the loan agreement; if the performance of Koor’s undertakings pursuant to the loan agreement will become unlawful.
●
The charged shares: realization of the charge on the charged shares will be the only remedy available to the Chinese bank for the purpose of repaying the loan and securing the liabilities pursuant to the loan, except in certain cases where the validity of the charge in favor of the Chinese is prejudiced during the period of 90 days from the date of transfer of Adama’s shares to an authorized transferee, insofar as they will be transferred, pursuant to agreements with ChemChina, in which case the loan will become a recourse loan (with a right of recourse against Koor for the lower of the balance of the debt for the loan or the value of the charged shares), but only as long as the defect is not remedied. Should the loan become a recourse loan, such a defect will constitute grounds for the Chinese bank to demand immediate repayment of the loan, if the defect is not remedied within the period of time determined.
The charge also applies to dividends and other distributions that will be received for the charged shares, except for dividend surpluses that were defined as dividends and other distributions that will be distributed for the charged shares in a calendar year in excess of the interest accrued and not paid or that accrued in that year (including the interest that will be added to the principal). The dividends and other distributions (apart from dividend surpluses) will be deposited in an account controlled by the Chinese bank and will be used for the purpose of making early repayment of the loan, and the release of dividend surpluses to Koor as stated above, and during the period of the first four years also for the payment of interest as aforesaid.
The non-recourse loan does not include covenants or stipulations with regard to the ratio of the collateral to the debt, but it does include several prohibitions relating to the charged shares themselves (such as a prohibition of an additional charge, a transfer of the charged shares that is not in accordance with the provisions of the agreement, and so on).
The hybrid financial instrument for the non-recourse loan, which Koor received, is estimated at 743 million dollars in the statement of financial position as of December 31, 2015. Based on an opinion from an independent appraiser.
See Section A.3. above in this noted for the components of the hybrid financial instrument for the non-recourse loan.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.
Discount Investment Corporation (cont.)
b. (cont.)
The book value of the host contract was determined on the basis of the future value of Adama’s shares, discounted at the effective interest rate that was determined on the initial date of separation (the completion of the Adama - ChemChina transaction). In the calculation of the carrying value of the host contract in the accounting records as of December 31, 2oi5, the use of cash that is sourced the in the dividend that was received from Adama in December 2015, as detailed in Note 3.H.4.a above and which is to be used for payments of interest (and payments of tax if applicable) in respect of the non-recourse loan, has been taken into account. The future value of the Adama shares has been calculated by means of the discounting of the value of the base asset until the time of the delivery of the shares (and alternatively, the time of the repayment of the loan), based on a yield rate on the equity at the time of the calculation.
The base asset (the value of the Adama shares) is estimated as follows:
●
As at December 31, 2015 – in accordance with the value of Adama's forecast operating cash flows as at that time, discounted using Adama's weighted average cost of capital, less Adama's net financial liabilities and less a component for the non-marketability of the shares and the absence of a control premium in respect of them – USD 13 per share in Adama. Based on the findings of a binomial model it was estimated that the date of delivery of the shares (and alternatively the date of repayment of the loan) is approximately half a year after the date of the estimate. The evaluation of the base asset as at that time did not take into account a possible transaction that is being examined in connection with the Adama shares as detailed in Note 3.H.4.b above, since the negotiating and the approval of the transaction being examined is expected to continue for several months and there is a lack of clarity regarding whether it will mature into binding agreements and in respect of the exact structure and the terms of such agreement.
●
As of December 31, 2014 – in accordance with the value of the Adama shares reflected in the lower range that was published within the context of the document for the registration of the Adama shared for trading in the United States, within the context of which Adama intended to issue shares (at USD 16 per share) and less a component for non-marketability – USD 14.7 per share in Adama. Based on the findings of a binomial model it was estimated that the date of delivery of the shares (and alternatively the date of repayment of the loan) is approximately one year after the date of the estimate.
In accordance with the value of the base asset, which was estimated as at September 30, 2015, (13.8 dollars per share in Adama after deducting the non-marketability component for the shares in the absence of a control premium, as aforesaid, Discount Investments performed testing for impairment in value in connection with its investment in Adama in its financial statements at that time.
As a result of all of the aforesaid, in 2015 the Company recorded it share of the profits (losses) as detailed below:
	As of December 31, 2015
	Consolidated	The Company’s share
	NIS millions
Write down of the investment in Adams	(153)	(105)
Updating of the value (in dollar terms) of the host contract in the hybrid financial instrument	265	197
Interest paid in respect of the non-recourse loan in December 2015	(58)	(43)
	54	49
Loss in respect of the updating of the value (in dollar terms) of the embedded derivative	(82)	(61)
Exchange rate differences on the hybrid financial instrument and the embedded derivative	(31)	(24)
	(59)	(36)

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.
Discount Investment Corporation (cont.)
b. (cont.)
The base asset (the value of the Adama shares) is estimated as follows (cont.):
The fair value of the embedded derivative is determined according to the binomial options pricing model, which is derived from the Black & Scholes formula, in consideration of estimates and parameters which are based on unobservable data used by the valuation model, such as the valuation of the base asset (as stated above), standard deviation and non-marketability discount, whilst using variables based on observable market data.
The main estimates used by the appraiser during the relevant periods in determining the fair value of the embedded derivative and the book value of the host contract in the hybrid instrument for the non-recourse loan:

	As of December 31, 2015	As of December 31, 2014
Standard deviation	33. 1%	33.05%
Non-marketability discount *
For the purpose of estimating the discount rate for non-marketability until the date of registration for trade or the making liquid of the base asset, a put option model was used (Average Put Option). Accordingly, a fixed discount rate was estimated at 10.4%.

For the purpose of estimating the discount rate for non-negotiability, up to the time of the registration for trading or the liquidation of the base asset, the average put option model was used The fixed discount rate was set at 8.2%.

Control premium	3.3%-6.6% and on average 4.95% of the value of the base asset**.	Not relevant *
Rate of return on the capital	13.1%	12.54%
*
The valuation as at December 31, 2014 was based on the value per share reflected in the lower range published within the registration document as aforesaid and as the aforesaid value does not reflect a control value, no control premium deduction was required at this date.
**
The control premium inherent in the value of the benefit as of the date of completion of the Adama-ChemChina transaction is estimated at a sum of $169 million. In May 2011 a decision was made by the court in a legal proceeding against Koor and Adama with regard to the aforesaid transaction, according to which the value of the surplus benefit should be divided between all of the shareholders of Adama, and the settlement in the aforesaid legal proceeding in which Koor paid $45 million to the other shareholders of Adam was given the force of a final judgment.

The host contract in the hybrid financial instrument for the aforesaid loan embodies an effective rate of return of approximately 12%.
Regarding the total finance expenses for the aforesaid financial instrument, which were recorded in these financial statements, see note 28.b below.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
1.
Discount Investment Corporation (cont.)
c.
Until January 15, 2014, Koor and private headquarter companies wholly owned by it, were engaged with a corporation from the Morgan Stanley Group and with a corporation from Citigroup (“the lending corporations”) in credit facility arrangements without right of recourse, which were secured by Credit Suisse shares (“Morgan Stanley Credit” and “Citigroup Credit,” jointly: the “Credit Arrangements with the Lending Corporations”).
As part of the realization of the entire balance of Koor’s holdings in Credit Suisse shares in January 2014, as stated above, Koor repaid the entire balance of the Morgan Stanley credit and the Citigroup credit, out of the consideration from the realization of Credit Suisse shares, as stated above, and as at the approval date of these financial statements, Koor has no liabilities in respect of the credit arrangements with the lending corporations.
d.
The decrease in Mr. Mordechai Ben Moshe's holding rate in the Company's issued share capital to under a rate of 26.65%, as stated in Note 16.E. (14) above could have constituted grounds for either of the two banking entities that had provided loans to Discount Investments, the balance of the principal of which was NIS 188 million and NIS 179 million as at December 31, 2015, for the immediate making payable of the loans and accordingly these loans have been classified as current liabilities in the consolidated statement of financial position as at December 31, 2015.
In March 2016, two said banking entities agreed that so long as the Company alone controls Discount Investments directly and/or indirectly (on a fully consolidated basis) and Mr., Eduardo Elsztain and/or entities under his control shall hold directly and/or indirectly at least 51% of the Company’s issued and paid up share capital (on a fully diluted basis), a change of control in Discount Investments, as aforesaid, will not constitute grounds for making their loans repayable immediately for Discount Investments. In light of the agreements that are detailed above, the said loans will be classified under non-current liabilities in Discount Investments’ consolidated statement of financial position as at March 31, 2016.
2.         Cellcom
a.
Cellcom undertook to comply with financial covenants and other restrictions with regard to the series F and series G bonds that it issued to the public in Israel in March 2012, including:
●
A debt to EBITDA12 ratio exceeding 5, or exceeding 4.5 over four consecutive quarters, shall be regarded as grounds for demanding immediate repayment of the aforesaid bonds. As of December 31, 2014, this ratio stood at 3.06.
●
An undertaking not to distribute more than 95% of the profits that may be distributed pursuant to the Companies Law (‘the profits’), provided that if the debt to EBITDA ratio11 exceeds 3.5, Cellcom shall not distribute more than 85% of the profits, and if the debt to EBITDA ratio11 exceeds 4, Cellcom shall not distribute more than 70% of the profits. A failure to comply with this criterion will be regarded as grounds for demanding immediate repayment of the aforesaid bonds.
●
A demand for immediate repayment of another debt of Cellcom (cross-default), except for immediate repayment of a debt in an amount of NIS 150 million or less, shall be regarded as grounds for demanding immediate repayment of the bonds.
●
An undertaking not to create charges, subject to certain exceptions. A failure to comply with this undertaking shall be regarded as grounds for demanding immediate repayment of the bonds.

Debt to EBITDA ratio – the ratio between Cellcom’s net debt and its EBITDA, neutralizing non-recurring effects. For this matter, net debt - credit and loans from banking corporations and from others and liabilities for bonds, less cash and cash equivalents and current investments in negotiable securities; EBITDA – profit before depreciation and reductions, other expenses/income, net, , finance expenses/income, net, and taxes of income, for the period of the 12 months that preceded the date of Cellcom’s last consolidated financial statements.

IDB Development Company Ltd.

Note 16 – Credit, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
2.         Cellcom (cont.)
a. (cont.)
An undertaking to pay additional interest of 0.25% per annum on the aforesaid bonds for a decrease of two ratings in their rating in comparison to the ratio given to the aforesaid bonds prior to their issue, and an undertaking to pay additional interest of 0.25% per annum on the aforesaid bonds for every additional rating up to a maximum addition of 1% per annum. In June 2013, Maalot revised the rating of Cellcom’s bonds traded on the Stock Exchange from a rating of AA- with a negative rating forecast to a rating of A+ with a stable rating forecast.
As a result of the aforesaid revision of the rating, and since it led to a decrease of two ratings in the rating of the aforesaid bonds in relation to their rating on their date of issue, the annual rate of interest that Cellcom will pay for the aforesaid series F and series G bonds was increased as of July 5, 2013, by 0.25% to 4.60% and 6.99%, respectively.
●
Where the aforesaid bonds stop being rated for a period exceeding 60 days, this shall constitute grounds for demanding immediate repayment.
As of December 31, 2015, and shortly before o the date of approval of these financial statements, Cellcom was in compliance with the covenants that were determined.
b.
In connection with the issuance of series H and I bonds of Cellcom to the public in Israel, which took place in July 2014, Cellcom undertook, pursuant to a new trust deed (“the new trust deed”), to comply with financial covenants and other additional covenants, beyond the obligations which it accepted as part of a trust deed in connection with the issuance of its bonds (Series F and G) (“the existing trust deed”) as specified in section a. above, including: (1) in addition to the financial covenant which Cellcom undertook in the past, in the existing trust deed, according to which, if the net debt to EBITDA ratio exceeds 5, or exceeds 4.5 for four consecutive quarters, the foregoing will constitute grounds for requiring the immediate repayment of the bonds, the aforementioned financial covenant, in accordance with the new trust deed, will also constitute a condition for distributing a dividend; and (2) compliance with the financial covenants will constitute a condition for the issuance of additional bonds from either of the two new series.
The new trust deed includes grounds for requiring the immediate repayment of the bonds, which are mostly similar to the grounds for requiring immediate repayment specified in the existing trust deed, excluding certain new grounds for requiring immediate repayment which are not included in the existing trust deed, and certain changes to the grounds for requiring immediate repayment which are in the existing trust deed, including: (1) breach of the aforementioned restriction regarding dividend distribution; (2) requiring the immediate repayment of another debt of Cellcom (cross default), in a minimum amount of NIS 150 million, which constitutes grounds for requiring the immediate repayment of Cellcom’s bonds. In accordance with the existing trust deed, the foregoing will not apply to any cross default which has been caused by another series of Cellcom bonds; (3) the existence of a real concern that Cellcom will not fulfill its material obligations towards the bond holders; (4) the inclusion of a warning in Cellcom’s financial statements of a concern regarding the continued existence of Cellcom as a going concern, for a period of two consecutive quarters; and (5) a breach of Cellcom’s undertakings regarding the issuance of new bonds.
As at December 31, 2015, and shortly before the approval of these financial statements, Cellcom was in compliance with the covenants that were determined.
c.
In May 2015, Cellcom entered into an agreement with two institutional investors (in this section: the “Lenders”) in which the lenders agreed, subject to certain standard conditions, to give Cellcom two deferred loans in a total amount of NIS 400 million, which are not linked, as follows:
1.
A loan in a sum of NIS 200 million will be given to Cellcom in June 2016 and will bear annual fixed interest at a rate of 4.6%. The loan principal will be repaid in four equal payments, in June of each of the years 2018 to 2021 (inclusive). The interest will be paid in semi-annual payments starting in December 2016.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
2.         Cellcom (cont.)
c. (cont.)
2.
A loan in an amount of NIS 200 million will be given to Cellcom in June 2017 and will bear annual fixed interest at a rate of 5.1%. The loan principal will be repaid in four equal payments, in June of each of the years 2019 to 2022 (inclusive). The interest will be paid in semi-annual payments starting in December 2017. Pursuant to the agreement, the interest rate is subject to certain adjustments. Until the loans are given, Cellcom is required to pay the lenders a commitment fee. Cellcom may cancel or make early repayment of either or both of the loans, subject to a certain cancellation fee or early repayment fee, as applicable. The agreement includes standard terms and undertakings and also includes, in general, the negative charge, the restrictions on a distribution, immediate repayment events and the financial covenants, which apply to Cellcom’s debentures (Series F-I), as stated in sections 2.a. and 2.b. of this Note.
d.
In August 2015, Cellcom entered into an agreement with an Israeli bank (hereinafter, in this section "The lender"), in accordance with which the lender has agreed, subject to certain customary conditions, to make a deferred loan available to Cellcom in December 2016 in an amount of NIS 140 million, which is unlinked and which will bear fixed annual interest at a rate of 4.9%. The principal of the loan is repayable in five equal payments in the month of June in each of the years 2018 to 2022. The interest rate is subject to adjustments in certain cases. Until the loan is made available, Cellcom is required to pay a commitment fee to the lender and if it does not take up the loan – certain agreed compensation. Cellcom is entitled to bring forward the timing at which the loan is made available, and in such a case, the repayment dates for the loan will be brought forward. In addition, Cellcom is entitled to repay the loan by way of early repayment, subject to the payment of an early repayment commission. The agreement also contains certain events, which in the event that they are not approved by the lender, enable the lender to inform Cellcom of the acceleration of the repayment time of the loan.
The said agreement contains a negative pledge, a restriction on a distribution, financial covenant and early repayment events, which also apply to Cellcom's bonds of Series F and I, mutatis mutandis, including an attachment, the exercise of a lien, debt collection activity, receivership and subject to a number of exceptions -the sale of assets in a particular lower amount that has been set, the discontinuation of a field of activity that is significant to Cellcom's operations and a merger and a structural change (with more limited exceptions), which will constitute grounds for early repayment. In the event that Cellcom agrees to more stringent financial covenants vis-à-vis another financing body or bondholder, they will also apply to this agreement.
3.
Property & Building
a.
In June 2012, a corporation that is wholly owned by Property & Building, which directly holds the HSBC building (“the building corporation”) and a special purpose American corporation that directly holds all of the rights in the building corporation (“the additional corporation,” and jointly, “the property companies”) entered into loan agreements (jointly, in this section: “the agreement”) with the American bank, J.P. Morgan Chase Bank, N.A. (“Morgan Bank”), in which Morgan Bank gave the property companies a loan in a total amount of $400 million for a period of ten years. The loan is comprised of a main loan in an amount of $300 million, which was given to the building corporation (‘the main loan’), and a secondary loan in an amount of $100 million, which was given to the additional corporation (“the secondary loan,” and jointly with the main loan hereafter in this section, “the loan”). The following are details of the main terms of the loan:
●
The balance of the loan as of December 31, 2015: $400 million (NIS 1,561 million).
●
The date of repaying the principal: the principal of the main loan is repayable starting from the sixth year after it was given in accordance with a thirty-year payment schedule, in monthly payments. The balance of the principal of the loan (including the secondary loan) is repayable in one payment at the end of the loan period in July 2022.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3.
Property & Building (cont.)
a. (cont.)
●
The rate of interest: fixed annual interest in an average amount of 5.04% (calculated on the basis of 360 days per annum – reflects an effective interest rate of 5.23% per annum). The interest is paid each month.
●
The loan currency: US dollar.
●
Collateral: as collateral for the repayment of the main loan (in a sum of $300 million), a first degree mortgage was registered on the HSBC building and the land on which it is constructed, and additional charges as customary on the lease agreements and rent accruing from the property, on the bank accounts involved in operating the property, a change on insurance receipts, rights to tax returns with regard to the asset and so on. As collateral for the repayment of the secondary loan (in a sum of $100 million), a first degree charge was registered on all of the rights in the building corporation.
●
A right of recourse against Property & Building and/or the property companies: the loan is without any right of recourse against Property & Building and/or the property companies. A wholly owned subsidiary of Property & Building, which indirectly owns the property in its entirety (in this section “the subsidiary”), gave a carve-out guarantee for an unlimited amount for the payment of all of the losses that may be caused to Morgan Bank as a result of special defined cases only, which are customary cases in agreements of this kind (such as fraud, false representation, and so on). In addition, Property & Building gave a limited carve-out guarantee up to an amount of $125 million. Moreover, each of the property companies and the subsidiary undertook to indemnify Morgan Bank for any loss that it may suffer, for an unlimited amount, as a result of cases concerning hazardous substances and environmental protection.
●
Cross-default mechanism: a breach of the main loan constitutes a breach of the secondary loan, but not vice versa.
●
Additional restrictions:
1.
All of the money received from operating the HSBC building are deposited in designated accounts that are charged to Morgan Bank (as of December 31, 2013 – a sum of NIS 40 million). This money is transferred during the lifetime of the loan to the building corporation after the current payment of the loan principal and interest thereon. In the following cases, the money received will be held in the designated accounts until the incident is repaired or terminated:
■
A breach of the agreement that constitutes a ground for demanding immediate repayment of the loan.
■
The existence of insolvency and/or bankruptcy proceedings of Property & Building.
■
When the quarterly debt service cover ratio (the ratio between the net operating income for the period and the total payments of principal and interest for the loan during that period) is less than 1.05.
■
In a case of non-renewal of the lease agreement by HSBC Bank (the main tenant of the HSBC building) or the vacating of the premises by it before the end of the lease agreement without it being replaced by another tenant in accordance with the terms stipulated in the agreement.
2.
The taking loans and additional debts by the property companies requires approval of Morgan Bank, but it is possible to receive additional finance by complying with certain criteria that are stipulated in the agreement.
3.
It is not possible to create additional charges on the HSBC building or with regard thereto.
4.
The ownership rights in the HSBC building and the ancillary rights may be transferred subject to an assignment of the loan and Morgan Bank’s consent. Morgan Bank’s consent will not be required in a case of a transfer of rights insofar as Property & Building (directly or indirectly) will continue to hold at least 25% of the HSBC building and the rights ancillary rights thereto and it will continue to retain control of the building corporation. There are no restrictions on a change of the holdings in Property & Building as long as Property & Building is a public company.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3.
Property & Building (cont.)
a. (cont.)
●
Additional restrictions (cont.:
5.
Transactions with major tenants, related parties or with regard to main parts of the HSBC building are subject to the approval of Morgan Bank.
6.
It is not possible to sell, transfer, charge or issue securities of Property & Building, except as stated above and in other permitted transfers.
7.
It is not possible to change the type of incorporation of the property companies and they undertook to act in a single field of activity as the property corporation and not to change the field of activity.
●
Grounds for demanding immediate repayment of the credit: in a case of a breach of the aforesaid restrictions with regard to the charge on the HSBC building or a transfer of the rights therein without the prior consent of Morgan Bank, and if customary grounds in agreements of this kind arise, Morgan Bank may demand immediate repayment of the loan, make use of money deposited in the aforesaid designated accounts, take control of the building and manage it, and act to realize the collateral. As at December 31, 2015, and as at the time of the approval of these financial statements, the property company is in compliance with all of the aforesaid restrictions.
b.
The following are details of main terms relating to the series F and G bonds that Property & Building issued to the public in 2012 (the other series of Property & Building's bonds and those of its subsidiary companies are not secured by liens and there are not committed to meeting financial covenants):
●
Collateral: Property & Building’s aforesaid bonds from series F and G are not secured by charges, but Property & Building undertook not to charge its assets (apart from certain exceptions stated in the Trust Deed), in addition to charges existing on the date of issuing the aforesaid bonds. Property & Building will be entitled to cancel its undertaking not to create charges, subject to creating collateral in favor of the trustee of the bonds as stated in the Trust Deed.
●
Financial covenants: with regard to the series F and G bonds, Property & Building undertook to comply with the following financial covenants:
Description of the covenant	Covenant	As at December 31, 2015 (unaudited)
Minimal equity attributed to the shareholders of Property & Building	NIS 700 million	NIS 1,717 million
The maximum ratio between the net financial debt and the net consolidated assets of Property & Building	75%	59.2%
The maximum ratio between the net financial debt and the annual EBIDTA of Property & Building consolidated	17	13.3

The financial covenants are examined each calendar quarter, on the basis of the audited consolidated financial statements of Property & Building. As of December 31, 2015, Property & Building complied with the aforesaid financial covenants and to the best of its knowledge it also complied with them shortly before the date of approval of these financial statements.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
3.
Property & Building (cont.)
b. (cont.)
●
Additional restrictions: Property & Building undertook not to make a distribution, if as a result thereof the net financial debt ratio to the net amount of consolidated assets exceeds 70% or if the equity attributed to its shareholders will be less than NIS 900 million. In addition, if the rating of the bonds of Property & Building will decrease by two ratings in comparison to their rating on the date of the aforesaid issue, the rate of interest for the bonds from the aforesaid issue will increase by 0.5%. For each decrease in rating by a further rating, the interest rate for the bonds of the aforesaid issue will increase by an additional 0.25%, but not more than 1% in aggregate.
●
Grounds for demanding immediate repayment of the bonds from the aforesaid issue: in addition to standard grounds for immediate repayment (including, inter alia, insolvency events and various enforcement operations against Property & Building, a significant deterioration in its business and a real concern of non-payment, delisting, a merger subject to exceptions, a change in its field of operations, and so on), immediate payment of the aforesaid bonds may be demanded in the following cases:
Non-compliance with the aforesaid financial covenants in two consecutive quarters.
●
Cross-default – if immediate payment is demanded for another series of Property & Building’s bonds or a bank loan in an amount of more than NIS 300 million.
A decrease in the credit rating of Property & Building below Baa2 or the rating company stops rating its bonds.
c.
In 2015, Property & Building and its subsidiary companies received a number of loans from banks:
Details	Linkage basis	Effective interest	Timing of the repayment of the principal	Amount of the loan (NIS millions)
Refinancing of 3 index-linked banking loans in Property & Building, repayable in the years 2015 – 2016 and at an interest rate of 5.6%	Index	3.0%	2015 – 2020	150
Receipt of a loan by Gav-Yam	Index	1.75%	2015 – 2023	120
Receipt of a loan by Matam (a consolidated company of Gav-Yam)	Index	2.19%	2015 – 2022	140
Receipt of a loan by Ispro	Index	2.50%	2016 - 2023	98

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
4.
Shufersal
a. The following are details of the main terms relating to the Series D and E bonds (that Shufersal issued to the public in October 2013 and in connection with the bonds Series F, which Shufersal issued to the public in September 2015 (hereinafter, jointly in this section "The bonds"):
●
A mechanism that adjusts the interest rate as a result of a change in the rating of the bonds: the bonds of Series D and E were rated by Maalot with an A+ rating. In the event of a change in the rating of the Series D and E bonds will be two ratings (two "notches" lower than an A+ rating (or a corresponding rating), the annual interest (hereinafter: "The base interest" will increase by an amount of 0.25%. The Series F bonds were rated by Maalot with an A rating. In the event of a change in the rating of the Series F bonds will be one rating (one "notch" lower than an A rating (or a corresponding rating), the base interest in respect of them will increase by an amount of 0.25%. In any case of an additional decrease in the rating of the bonds, the annual interest rate will increase by an additional 0.25% for each additional rating as aforesaid. In any case, the additional annual interest for the reduction in the rating as aforesaid shall not exceed 1% in addition to the annual interest determined on the date of issuing the bonds. If the bonds are rated lower than (BBB-) (or any corresponding rating) and the rating is not increased within 60 days to above the aforesaid level, it shall constitute a ground for demanding immediate repayment.
●
Right to early repayment: from October 2014, Shufersal will be entitled to opt to carry out an early redemption of its bonds, of Series D and E, in whole or in part. As from September 2106, Shufersal is entitled to execute an early redemption of the Series F bonds at its own initiative, in whole or in part.
●
Financial covenants which Shufersal undertook to comply with (Shufersal will be regarded as in breach of its liabilities stated below only if it does not comply with the relevant financial covenants during two consecutive calendar quarters).
a. The ratio between Shufersal’s net debt and its total balance sheet on the date when each calendar quarter ends, as these figures appear in its consolidated reviewed or audited financial statements, as applicable, for the relevant calendar quarter, shall not exceed 60%. For this purpose, “net debt” – the cumulative amount of the following statement of financial position items: current maturities of long-term loans, current maturities of bonds, long-term liabilities to banking corporations and others, and long-term liabilities for bonds, less cash and cash equivalents, short-term deposit and negotiable collateral.
b. Shufersal’s total equity (including rights that do not grant control) on the last day of each calendar quarter, as this figure appears in the consolidated reviewed or audited financial statements, as applicable, for the relevant calendar quarter, shall not be less than NIS 550 million. As at December 31, 2015, Shufersal is in compliance with the financial covenants that have been set for it.
An undertaking not to create a current charge: Shufersal undertook not to create a current charge on all of its assets in favor of any third party, unless it receives approval in advance of a meeting of the bondholders to do so by a special resolution. Cross-default: grounds for demanding immediate repayment of the bonds was determined in a case where immediate repayment of another debt that Shufersal took from a banking corporation or a financial institution was demanded (except for a debt where there is no right of recourse against Shufersal), provided that the total amount of the demand for immediate repayment as aforesaid exceeds NIS 300 million; or immediate repayment is demanded, for another series of bonds that was issued by Shufersal and which is in circulation, not on Shufersal’s initiative (in respect of the Series D and E bonds alone), provided that the total amount for which the demand for immediate repayment was made exceeds NIS 40 million.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
4.
Shufersal (cont.)
●
Restrictions on distributing dividends: Shufersal undertook not to make a distribution of dividends to its shareholders and/or a self-purchase of its shares and/or any other distribution as defined in the Companies Law:
a.
Insofar as the result of a distribution as aforesaid is that Shufersal’s total capital (including rights that do not grant control), according to its consolidated financial statements, will fall below NIS 750 million;
b
Insofar as in consequence of such a distribution, the ratio between Shufersal’s net debt (as defined above), calculated in accordance with Shufersal’s most recent audited or reviewed (as applicable) consolidated financial statements prior to the date of the distribution and its annual EBITDA (as defined below), taking into account such a distribution, will exceed 7.
For this purpose, ‘annual EBITDA’ means the cumulative amount during a period of twelve calendar months of Shufersal’s operating profit (before expenses and other income), plus depreciation and amortization, calculated in accordance with the figures as stated in Shufersal’s audited or reviewed (as applicable) consolidated financial statements for the last four quarters that preceded the date of the distribution.
c.
In respect of the Series F bonds alone, insofar as at the time of the passing of a resolution by Shufersal's Board of Directors to make a distribution, as aforesaid, in accordance with the provisions of the law, Shufersal is in breach of any of its commitments to comply with the financial covenants that it has committed to in the trust deeds or if any of the grounds for immediate repayment that are set in the trust deed have arisen.
5.
Adama
a.
In February 20145, Adama performed a private offering of 533,330 units of securities in Adama, as detailed below:
Component	Additional details	Quantity in each unit	Quantity of units issued
Bonds Series B	(1)	NIS 1,000 par value	NIS 533 million par value
Option warrants	(2)	5 Option warrants(1)	2.67 million option warrants
The overall net from the issue amounted to NIS 690 million.

(1)
The Series B bonds were issued by way of the expansion of the series and they are index-linked, bearing interest at a rate of 5.15% a year, with the payment of the principal to be performed in 17 equal payments in the years 2020 to 2036.
(2)
The option warrants have not been registered for trading on the Stock Exchange and they were exercisable until May 10, 2015 (inclusive). Each option warrant was exercisable into NIS 100 par value of Adams's existing serried B of bonds against a cash payment (which was not linked to any indexation basis whatsoever) in an amount of NIS 127. Up to May 10, 2015, all of the option warrants were exercised for an overall consideration of NIS 339 million and within the framework of their exercise, Adama issued an additional NIS 267 million par value of bonds of Series B.
b.
Adama has an obligation to various banks to comply with financial covenants by virtue of the financial documents that regulate the long-term bank credit of Adama and its consolidated companies (“the finance documents”), of which the main ones, as of December 31, 2015, are as follows:
1.
The ratio between Adama’s interest-bearing financial liabilities (the net debt) and its equity shall not exceed 1.25. As of December 31, 2014, this ratio stood de facto at 0.8.
2.
The ratio between the interest bearing financial liabilities (the net debt) and its earnings before interest, taxes, depreciation and amortization (EBITDA) for 12 months shall not exceed 4. As of December 31, 2015, this ratio stood at 2.5.
3.
Adama’s equity shall not be less than $1.22 billion. As of December 31, 2015, the equity amounted to a sum of $1.567 billion.
4.
The finance documents of one of the banks stipulate further that the amount of Adama’s surplus balance or profit balance according to its financial statements as of any date shall not be less than a sum of $700 million. As of December 31, 2015, Adama’s surplus balance amounted to a sum of $1.126 billion.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
5.
Adama (cont.)
b.
(cont.)
Pursuant to that agreed between Adama and the bank with which it entered into the securitization agreement mentioned in section 5.c of this Note, and with the banks to which Adama has an obligation to comply with financial covenants by virtue of the finance documents, the balance of the debt is not included as part of the securitization agreement as a component of the financial liabilities for the purpose of examining the financial covenants.
In addition, sections exist in financing documents that provide that a change of control (according to the definition of this term in the relevant finance documents) in Adama and/or in its subsidiaries –Adama Makhteshim and Adama Agan – which will be done without the prior written consent of the relevant banks, will constitute a ground to demand immediate repayment of all of the relevant liabilities. Adama obtained the consents of the relevant banks for the transfer of control, pursuant to the transaction of its merger with a company from the ChemChina group completed in October 2011.
c.
Adama and its consolidated companies are committed under a securitization agreement with Rabobank International for the sale of the debts of their customers in various currencies to a foreign company that was set up for this purpose and which is not owned by the Adama Group (hereinafter in this section: "The purchasing company"). The purchase of the customers' debts by the purchasing company is financed by an American company that is part of the Rabobank International Group. The customers that are included within the framework of the securitization transaction are customers who meet a number of criteria, as set in the agreement.
Each year, the credit facility is re-approved in accordance with the securitization agreement and as at the time of the approval of these financial statements, the credit facility has been approved until July 21, 2016. The maximum volume of the securitization is between USD 250 million and USD 350 million, as adjusted to the seasonal changes in the volumes of Adama's operations.
In March 2015, the said securitization agreement was updated. Up to March 26, 2015, Adama and its consolidated companies bore all of the losses that arose for the purchasing company as a result of the non-settlement of the debts of customers included in the securitization transaction, up to the total balance of the debt price, which has not yet been paid. In addition, Adama engaged, on behalf of the purchasing Company, with an insurance company in a policy for insuring the customers included in the securitization transaction. Pursuant to the updated securitization agreement, (a) the purchasing Company bears 90% of the credit risk of the customers whose debts were sold; (b) the purchasing company appoints a policy manager who manages on its behalf the credit risks of the sold customers, including the commitment with the insurance company; (c) the consideration that is received in cash in the month following the timing of the sale of the customers' debts has been raised.
Following the update of the securitization agreement as described above, Adama ceased to control the purchasing Company, and from that date onwards, no longer consolidates it in its financial statements. Adama is continuing to recognize customers' debts that are included in the securitization agreement in accordance with the degree of the continuing involvement therein. Regarding the part of the customers’ debts included in the securitization transaction in respect of which no cash consideration was received, but Adama transferred in their respect the credit risk, Adama records a deferred debt note. The loss from the sale of customers’ debts was charged in the financial statements of Adama at the date of sale to the statement of profit and loss. The securitization agreement and the updated thereto include commitments by Adama to comply with financial ratios, of which the main ones are as follows:
1.
The ratio between Adama’s interest-bearing liabilities (net debt) and its equity shall not exceed 1.25. As of December 31, 2015, this ratio stood at 0.8.
2.
The ratio between Adama’s interest-bearing liabilities (net debt) and its EBITDA for 12 months shall not exceed 4. As of December 31, 2015, this ratio stood at 2.5.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)
5.
Adama (cont.)
c.
(cont.)
In the securitization agreement and in the agreements with the banks, there are cross-default clauses according to which the party with which Adama entered into an agreement will be entitled to demand immediate repayment of the debts to it, in circumstances where an event has occurred that entitles another financer to demand immediate repayment of Adama’s debts or those of its consolidated companies, in whole or in part, to that other financer, all of which provided that the amount of Adama’s debts and liabilities and those of its consolidated companies to that other financer exceeds a minimum amount as determined in the various finance agreements.
In addition to the aforesaid, Adama undertook letters of consent to the financers, to comply with additional standard terms, which in Adama’s estimation, shortly before the time of the approval of these financial statements were not capable of materially restricting its operations.
As of December 31, 2015, Adama was in compliance with the financial covenants determined by the financing banks as part of the finance agreements and it also complied in the reporting period with all of the financial covenants and restrictions applying to it that were determined in the finance agreements and in the aforesaid securitization agreement.
6.
Other consolidated companies
a.
Israir took a loan from a banking corporation, whose balance, as of the date of the Statement of Financial Position, is approximately NIS 52 million, for the purpose of financing the purchase of airplanes. For this debt, the company gave a comfort letter in favor of the bank, in accordance with which in the event of non-compliance with payment, the controlling interest will take action to help to sell the aircraft and thus to repay the debt to the bank.
At the beginning of November 2015, the management of Israir reached oral agreements with the banking entity whereby the banking entity will extend the renewal of the loan and will not call for its immediate repayment, until the end of March 2016, to allow the management of Israir to complete the finding of alternatives for financing its fleet of aircraft and as part of the understandings for the extension of the period of the loan from the banking entity, Israir undertook to make bi-monthly repayments of the principal in an amount of USD 1 million, as from November 2015 until March 2016. Cumulatively, from the beginning of 2015, Israir has repaid balances of principal in an overall amount of USD 10 million. After the date of the Statement of Financial Position, Israir signed with the bank on an agreement regarding the rescheduling of its debts to the bank, within the framework of which the loan in an amount of approximately 50 million dollars, which is classified in the Company’s financial statements as a short-term debt, will be repaid as follows: 15 million dollars in the course of the year 2016 (most of which will be in the second half of the year, which will be repaid from IDB Developments’ and Israir’s independent resources) and the balance of the debt in an amount of 35 million dollars will be repaid in four years commencing in 2017. Furthermore, the control covenant has been arranged such that so long as Mr. Elsztain and/or entities directly and/or indirectly under his control hold at least 51% of Israir’s issued and paid up share capital (on a fully diluted basis) and the rights that are attached to the said share capital, and the Company through IDB Tourism) shall hold control in Israir and its holding rate shall not be less than 85%, this shall not constitute a change in ownership and/or control. In light of the aforesaid, the Company will reclassify an amount of approximately 35 million dollars from current liabilities to non-current liabilities in its financial statements for the first quarter of 2016. The loans bear interest at a rate of LIBOR + 4% a year and Israir is committed to meet financial covenants in respect of them in connection with the debt cover ratio and in connection with the ratio of the balance of the loans for the aircraft to the value of the aircraft. In order, inter alia, to meet its commitments to the bank, Israir is acting to perform a sale and lease-back of the third Airbus aircraft, see also Section b below.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)

F.
Main changes in 2015 in long-term liabilities and financial covenants of the corporation’s held companies (cont.)

6.
Other consolidated companies
b.
In February 2016, Israir’s management signed with a foreign company ( “the lessor”) for a sale and lease transaction for the third Airbus aircraft. According to the terms of the letter of intent, after the purchase of the aircraft, which is expected to occur in May 2016, Israir will sell the aircraft to the lessor and will lease it back f.Israir and the lessor are taking action in order to formulate a final leasing agreement.
c.
Within the framework of the financial covenants that have been set in the IDB Tourism Group’s loan agreements with banks, the balance of which loans stands at approximately NIS 215 million as of December 31, 2015, it was determined that in the event of a change of control in the Company, directly or indirectly, the said banks have the right available to them to demand the immediate repayment of the loans that have been extended to IDB Tourism and/or companies under its control.
See Section a above regarding new financial covenants, which have been determined within the framework of the arrangement for the loans for Israir’s aircraft, after the date of the statement of financial position.
d.
Additional consolidated companies are a party to loan agreements in which financial covenants were determined. As of the date of the Statement of Financial Position, the aforesaid companies were in compliance with the criteria determined as aforesaid.
G.
Legal proceedings regarding the Company’s financial position; the creditors’ arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company

1.         Legal proceedings regarding the Company’s financial position

On April 21, 2013, a “Motion for the Recovery of IDB Development Corporation Ltd.” (“the involuntary arrangement motion”) was filed pursuant to section 350 of the Companies Law, in the Tel-Aviv-Jaffa District Court, by Hermetic Trust (1975) Ltd., as trustee for the Company’s series G and I bonds and by Strauss Lazar Trust Company (1992) Ltd., as trustee for the Company’s series J bonds (jointly “the applicants”), against the Company and inter alia against IDB Holdings, the lending banks and the Company’s unsecured and secured financial creditors, and S.H. Sky Investments (T.R.) Limited Partnership. In the aforesaid motion it was claimed that the Company is in a state of insolvency without any practical possibility of raising capital and without any ability to comply with all of its future liabilities, and therefore the court was requested to order the convening of meetings in order to approve a debt arrangement. At the same time, the applicants filed an urgent motion for temporary remedies in which the court was requested to appoint an officer of the court who would be authorized to supervise the management of the Company and whose consent would be required for carrying out certain operations and to instruct that the payments to the Company’s financial creditors will be deposited in a trust account opened by the officeholder. Accordingly, on April 30, 2013, the Court ordered the appointment of Attorney Hagai Ulman as an officeholder who was given powers of an observer (“the observer”) and Mr. Eyal Gabbay as economic expert. On June 9, 2013 the Court order, inter alia, that the amounts intended for paying the Company’s creditors should be deposited with the observer. On October 17, 2013, the Court ordered the release of 65% of the funds deposited in the observer’s account to the creditors entitled to them and the continued making of payments to the creditors at the aforesaid percentage. and in January 2014, the balance of those funds was released by the observer in full, in accordance with the Court's ruling.
On January 8, 2014 a notice was filed to the Court by the trustees to the aforesaid bonds, according to which in light of the approval of the debt arrangement at IDB Holdings, as described in Note 16.G.(2) below, the trustees to the aforesaid bonds agree to the deletion of the motion for an involuntary debt arrangement.
On January 15, 2014, the Court ruled on the striking-out motion and held that, as at that date, the proceeding relating to the involuntary debt arrangement motion would remain as it was, in order, inter alia, to complete the debt arrangement in IDB Holdings, which was also relevant to the corporation, and in order to allow the observer to supervise what was being done in the corporation.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

1.         Legal proceedings regarding the Company’s financial position (cont.)

In the assessment of the Company's legal advisors, the involuntary arrangement motion that has been presented within the context of the said process and which has not yet been dismissed, as aforesaid, is no longer relevant and nor are there proceedings that are being heard within its framework any more.
It should be mentioned that on May 15, 2014, the trustees for the Company’s (series G and J) bonds gave notice that after the completion of the debt arrangement at IDB Holdings, the activity of the representatives of the Company’s bond holders has ended.
See Note 16.H.(10) below for details regarding the appointment of representatives for the holders of the Company’s bonds (Series I) in March 2016.

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company

The following are the main updates with regard to the debt arrangement at IDB Holdings and the legal proceedings with respect to it, which occurred mainly during 2015 and up to the date of publishing the report, whilst focusing on matters relating to the Company.
It should be noted that the Company has published and regularly publishes most of the motions, Court notices and rulings that are relevant to it with regard to the matters specified below on Magna.
a.
The ratification and performance of the debt arrangement at IDB Holdings
On December 17, 2013, a judgment was given and on January 5, 2014, a supplementary judgment was given by the Tel-Aviv-Jaffa District Court, in which it approved a debt arrangement in IDB Holdings, in accordance with a debt arrangement outline that was filed with the aforesaid court on November 26, 2013, by Mr. Eduardo Elsztain and a corporation under his control, Dolphin Fund Limited (“Dolphin Fund”) together with E.T.H. M.B.M Extra Holdings Ltd. (“Extra”) (under the control of Mr. Ben-Moshe), and as a result control of IDB Holdings and the Company was taken away from the previous controlling shareholders. In the supplementary judgment, the court appointed Mr. Eyal Gabbay and Adv. Hagai Ulman as trustees for implementing the creditors’ arrangement in IDB Holdings (“the trustees,” or “the trustees for the arrangement”), and it authorized them to carry out the operations necessary to implement and execute the creditors’ arrangement as aforesaid.
On January 22, 2014, the shares of the Company, which had been held until that date by IDB Holdings directly, were transferred to IDB Holdings through the trustees for the arrangement.
Within the framework of the provisions of the debt arrangement, it has been determined, inter alia, that:
(1)
The balance of the debt of IDB Holdings that not yet paid to its creditors shall not bear any interest or linkage differentials whatsoever and will be paid, if at all, out of additional future receipts that will be received as part of the arrangement, if any. Inter alia, those entitled under the arrangement (in other words – IDB Holdings' creditors) will be entitles to the receipts from the lawsuits, which may be received by IDB Holdings in the future, after the completion of the arrangement (less the fees and the expenses that are involved in the conducting of the legal proceedings)12
(2).
Undertakings for a future purchase of shares of the Company
As part of the arrangement, the investors undertook to offer to buy shares of the Company from its shareholders from among the public, as part of (one or more) secured tender offers13, as stated below:

It should be mentioned that to the best of the Company's knowledge, in July 2015, a decision was made by the Court, which approves the petition by the trustees for the arrangement for the sale of the shell of IDB Holdings for consideration of NIS 10 million, and in accordance with which, inter alia, any right of IDB Holdings will be transferred to the credit of the trustees' fund and will remain in their hands and they will be entitled to act in connection with any such right, as a company, for all intents and purposes, including on all matters connected to an action by IDB Holdings against any third party. The transaction for the sale of the shell of IDB Holdings was completed in August 2015.

As collateral for carrying out the undertaking to make tender offers, the investors will charge, on the first completion date in favor of thetrustees for the arrangement, a number of shares of IDB Development equal to half the number of the shares that the investors undertook to offer to buy as part of the tender offers. As part of the Letter of Consent of April 8, 2014, as stated in note 16.G.2.(a).(4) below, it was resolved to increase the number of shares to ensure the making of the tender orders as aforesaid for all of the shares that the investors undertook to acquire as part of the tender offers (instead of half).

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

a.
The ratification and performance of the debt arrangement at IDB Holdings (cont.)
(2).
Undertakings for a future purchase of shares of the Company (cont.)
According to the arrangement offer, which has been implemented, (one or more) tender offers will be published on a total scale of approximately NIS 512 million, as follows.:
(a)
Tender offers up to December 31, 2015, for shares of the Company held by the shareholders from among the public, with a share value according to the arrangement (as defined in the arrangement), in return for a sum of at least NIS 249.8 million.
(b)
Tender offers up to December 31, 2016, for additional shares of the Company held by the shareholders from among the public, with a share value according to the arrangement plus 5%, on an overall scale that, together with the amount in the tender offers up to December 31, 2015, will amount to at least NIS 512.09 million.
For details regarding the interim arrangement in which updates were implemented with respect to the undertakings to perform tender offers, as stated above, see Note 16.g.(2)(e) below. For details of an amendment to the debt arrangement in IDB Holdings, which was signed between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for an injection of money into the Company instead of the undertaking to make tender offers for the Company’s shares as stated above, which was approved by the Court in March 2016, see note 16.G.(2)(f) below.
(3)
)
It was further determined in the arrangement that Extra and Dolphin Fund will participate, proportionally, in issues of rights that the Company will carry out, insofar as it will decide to carry them out, to raise capital in order to implement its business plans in 2014 and 2015, in amounts that will not be less than the following: in 2014, not less than NIS 300 million, and in 2015, not less than NIS 500 million, respectively.
(4)
On April 8, 2014, a letter of understanding was signed (“the Letter of Understanding”), according to which Dolphin Fund, Mr. Eduardo Elsztain and Extra notified the trustees of the arrangement, in accordance with the provisions of the arrangement, that:
a.
The “Investor”, as defined in the settlement, will be a designated limited liability company, with the name of “D.H. the Investor in the Settlement Ltd.” (“The designated company”), which is owned (in equal parts) by Dolphin Fund and by Extra.
b.
The trustees for the settlement were notified of the designated company’s decision and announcement that the Company’s shares to which it is entitled under the settlement should be transferred to the two corporations specified below (“the holding corporations”):
1.
Half of the shares to Dolphin Netherlands.
2.
Half of the shares to CAA Extra Holdings Ltd. ("CAA"), which is wholly owned by Mr. Mordechai Ben-Moshe.
c.
In accordance with the provisions of the settlement, the entities which are obligated by the provisions of the settlement, jointly and severally, are only the designated company, due to its status as the “Investor,” as defined in the settlement, and the holding corporations, 26 and for the avoidance of doubt, Extra, ExtraEnergie GmbH, Extra Holding GmbH Dolphin Fund and Eduardo Elsztain are not bound by any obligation whatsoever under the settlement including all documents comprising the settlement, as well as all annexes or clarifications submitted with respect thereto or by virtue thereof. See Note 16.g.(2).(f) below with respect to C.A.A.'s claims in connection with the amendment to provisions of the debt settlement which was approved, despite its objection and also Note 16.G.(2).(f) below on the subject of the ruling by the Court in connection with expiration of CAA's obligation to perform tender offers in accordance with the debt arrangement at the time of the approval of the amendment of the debt arrangement, as detailed in that note.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

a.
The ratification and performance of the debt arrangement at IDB Holdings (cont.)
(4) (cont.)
On April 8, 2014, the Court approve the letter of agreements and the designated company, Dolphin Netherlands and CAA (together: “the undertaking companies”) have confirmed and notified the Israel Securities Authority and the Company as follows: CAA and Dolphin Netherlands have each confirmed that by the end of 2016: (a) the sole and exclusive activity of each of them is and will be the holding of the Company’s shares, and no other activity whatsoever is being or will be conducted by them, of any type or kind, save such holding of the Company’s shares; and (b) that none of them have or will have any undertaking, of any kind whatsoever, save their undertakings in accordance with the debt arrangement. The designated company has confirmed that by the end of 2016 it does not have and will not have any activity or undertaking, of any kind whatsoever, save its undertakings in accordance with the debt arrangement.
Before the performance of any change in the circumstances described above in any of the undertaking companies, by the end of 2016, the undertaking companies regarding which the aforementioned change will apply, as the case may be, will reach an understanding with the staff of the Israel Securities Authority regarding an agreed-upon outline for disclosure of the financial statements of the undertaking companies, to which the foregoing change applies, or any other agreed-upon alternative.
Performance of the creditor’s arrangement and the distribution of the consideration for the arrangement. In May 2014, the debt arrangement at IDB Holdings was completed. Inter alia, the Company shares constituting 53.3% of the Company’s issued and paid-in share capital were transferred to Dolphin Netherlands and to CAA in equal parts, and (indirect) control of the Company was transferred to Mr. Eduardo Elsztain and to Mr. Mordechai Ben-Moshe, such that IDB Holdings stopped holding any Company shares (for details regarding the completion of the BMBY process in October 2015, within the framework of which Mr. Mordechai Ben Moshe ceased to be a controlling interest in the Company, see note 15.B.(5) above); 25.95% of the Company's share capital at that time was distributed to those entitled under the arrangement and 20.75% of the Company's share capital at that time was deposited in trust with the trustees for the arrangement; the Company's shares were registered for trading on the Stock Exchange and the Company became a public company.
Furthermore, within the framework of the performance of the debt arrangement, in May and June 2014, the injection of funds in an amount of NIS 650 million was completed (see also Note 15.B.(1).(10 above).
At the time of the completion of the debt arrangement in IDB Holdings and until December 2015, the trustees for the arrangement distributed the balance of the considerations from the arrangement to those entitled thereunder (shares in the Company and cash in an amount of NIS 444 million) (and leaving an amount of NIS 10.65 million in their hands for the purpose of the execution of a compromise arrangement in connection with conditional debt claims that had been filed by the Company and by former Board members and officers of the Company, with respect to derivative claims for reimbursement of dividends distributed by the Company to IDB Holdings, as detailed below).
On February 9, 2015, the trustees to the arrangement filed to the Court a motion to instruct the distribution of consideration to the beneficiaries to the arrangement, despite the Company’s objection and the granting of a warrant preventing the Company from objecting to the settlement agreement with regard to the derived claims against IDB Holdings (for details regarding the aforesaid derived claims and the settlement agreement as specified, see Note 23.C.1.d. below). Within the framework of the said motion, the Court was asked to approve the distribution of the balance of the consideration that are due to those entitled under the arrangement in accordance with the debt arrangement, which were held in trust by the trustees for the arrangement at that time (except for the amount that was paid in accordance with the said compromise arrangement in an amount of NIS 7 million to the Company).

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

a.
The ratification and performance of the debt arrangement at IDB Holdings (cont.)
On March 10, 2015, the Company's response to the said motion was filed, within the framework of which the Court was asked to reject the said motion out of hand and utterly, since for its part, there is no provision in the provisions of the arrangement that prevents the Company from filing a claim for a debt to the trustees.
On March 26, 2015, the trustees of the arrangement filed a reply to the response of IDB Development, in which the trustees of the arrangement reiterated what was stated in the motion and rejected the Company’s opposition, mainly for the reason that it conflicts with the provisions of the debt arrangement in IDB Holdings. See Note 23.C.(1).d below for additional developments in connection with a compromise agreement on the matter of the said derivative claims and the motion for the handing down of instructions for the distribution of the considerations to those entitled under the arrangement despite the Company's objection, including regarding the Court's approval for the amended compromise agreement that the parties (including the Company) had reached and its approval for the distribution of the balance of the considerations that were being held up to those entitled under the arrangement, as aforesaid.
b.
On January 18, 2015 the Company received a letter from the trustees to the arrangement, in which they raised claims against the rights issue the Company performed in accordance with a shelf offer report dated January 19, 2015 (as specified in note 15.B.2 above), which included claims that the rights issue of the Company does not reflect the value of control of the Company, rather the value of the interest of the minority shareholders derived from the obligation of the Company’s controlling shareholders to perform tender offers on the Company’s shares in accordance with the provisions of the debt arrangement at IDB Holdings and that the interest of the minority shareholders will be diluted if minority shareholders participate in the rights issue; and that dilution of the entitlement of the minority shareholders to participate in the tender offers and the increase of the Company’s issued share capital amount to an interested parties’ transaction that benefits the controlling owners and requires the approval of the general meeting. The trustees of the arrangement asked the Company to act to carry out only a private placement of rights, with the approval of the shareholders’ meeting, in accordance with the Company’s liquidity needs, and they requested that the controlling owners would undertake to refrain from trading their shares until the date of realizing their whole undertaking to carry out tender offers or until the end of 2016, whichever is the earlier. Alternatively, the Company was requested to examine a possibility of separating the entitlement to participate in the tender offers from the Company’s shares prior to the rights issue, so that the right to participate in the tender offers would be given solely to the existing minority shareholders in the Company. Moreover, the Company was requested to give notice of its consent to release the shares deposited in trust with the trustees of the arrangement, unconditionally.
On January 22, 2015, the Company responded to the trustees of the arrangement in a letter in which it rejected all of their claims against the rights issue, and it stated in the letter, inter alia, that: while the need to raise capital for the Company immediately could not be in dispute, the other possibilities that the trustees of the arrangement proposed (such as making a private placement or separating the entitlement to participate in the tender offers from the Company’s shares prior to the rights issue so that the right to participate in the tender offers would belong only to the minority shareholders that existed prior to the rights issue) are not within the Company’s ability, are not within its exclusive control and were not proposed to the Company by its controlling shareholders;
that the beneficiaries of the arrangement were not given protection that the undertakings to make tender offers would be solely to them, but from the outset it was clear that the right would belong to all of the minority shareholders on the date of making the offers; that the rights issue is beneficial and by its nature treats the shareholders equally and is not an interested parties’ transaction; to the request of the trustees of the arrangement that the Company would agree unconditionally to release the shares which were deposited with them in trust,

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

b.
(cont.)
the Company replied that it already gave its conditional consent to the release of these shares, there is no reason why the trustees of the arrangement should not agree to the Company’s offer and that the trustees of the arrangement are fully liable for the release of the shares which were deposited with them to the beneficiaries of the arrangement and they will be liable for all of the damage that will be caused to them, if any, as a result thereof. The Company emphasized that if the trustees of the arrangement would apply to the court with regard to the rights issue, they should take into account the huge damage that might be caused as a result thereof to the Company and the derivative liability for that.
In addition, on January 26, 2015, a motion was filed with the court by the Organization for Protection of the Public’s Savings and Mr. Ohad Aloni, in which the court was requested to approve the publication of a specification of an ordinary/ involuntary tender offer for the purchase of ordinary shares with no nominal value of the Company, issued to the minority shareholders of the Company in accordance with the shelf offer report published by the Company on January 19, 2015, in order to protect the aforesaid minority shareholders from the dilution of their entitlement to participate in the tender offers which Dolphin Netherlands and CAA undertook to perform in accordance with the provisions of the debt arrangement at IDB Holdings (as specified in note 16.G.(2).a.2 above) (“the Motion to Publish a Tender Offer”).
On January 28, 2015, the Court approved the motion by Hermetic Trust (1975) Ltd., in its role as a trustee for the bond holders (Series G and I) of the Company, an urgent motion to join the procedure in light of the expected implications of the motion to publish a tender offer on the rights of the bond holders of the Company and on the Company’s ability to serve its debt. On January 29, 2015, the Israeli Securities Authority filed its position on the motion to publish a tender offer, in which the Authority gave notice that the petitioners’ motion is not legally possible. At the same date the Company filed its response to the motion to publish a tender offer, as part of which it was claimed that the motion is bound to be rejected both due to lack of authority of the Court to discuss the motion as well as the fact that the motion contradicts the Companies Law. It was also claimed, that the motion adversely impacts the Company’s ability to raise capital.
On February 1, 2015, the trustees to the arrangement filed their response to the motion to publish a tender offer, according to which the petitioners’ motion is inapplicable and entails significant disadvantages. As part of this response, the trustees of the arrangement proposed an alternative solution, according to which Dolphin Netherlands would buy from the trustees of the arrangement the rights that would be issued for the shares which were held by them in trust and it would acquire additional rights from the minority public shareholders that would choose to transfer their rights to the trustees of the arrangement for the purpose of selling them, and they asked the Court to approve the agreed arrangement as aforesaid.
On February 3, 2015, the trustees for the arrangement filed a motion to allow them not to trade the rights issued within the rights issue at the Company in respect of the Company’s shares which were held in trust by them, and cause their expiry, since the alternative solution proposed by the trustees of the arrangement as stated above had turned out to be incapable of implementation.
On February 3, 2015, the response by Hermetic Trust (1975) Ltd. was filed to the Court, in its role as a trustee to the bond holders (Series G and I) of the Company, as part of which it was noted that it objects to any motion which may prevent the trade in the rights and cause their expiry, as this would reduce the potential injection of capital into the Company.
On February 4, 2015, a discussion was held in Court on the matter as part of which the Organization for Protection of the Public’s Savings and Mr. Ohad Aloni accepted the Court’s offer not to insist on their motion to publish a tender offer. In addition, the Court noted that it is aware of the impact on the minority shareholders at the Company, which was pointed out by the aforesaid petitioners and the trustees to the arrangement with regard to the intended issue, however this is not sufficient to prevent the performance of the issue.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

b.
(cont.)
Additionally, the Court instructed the trustees to act according to their understanding and judgment with regard to their motion not to trade the rights in respect of the shares held by them in trust.
Accordingly, the trustees to the arrangement did not trade the issued rights as stated and caused their expiry.
c.
A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function – further to the motion by the trustees to the arrangement, a legal adviser was appointed to conduct investigations and represent the trustees to the arrangement in legal proceedings of IDB Holdings (the legal firm Naor-Gersht) (‘the legal adviser” or “the investigators”). On February 1, 2015, the Court approved the granting of an injunction for the copying of IDB Holdings’ computer material by the aforesaid legal adviser, as part of which the Court was requested to grant an injunction, which allows the aforesaid legal adviser or anyone on his behalf to copy, through a skilled professional, all of the magnetic media relating to IDB Holdings saved on the computer servers at the offices of IDB Holdings, and this, inter alia, because of the mixed use of the servers of the Company and IDB Holdings. On February 51, 2015, after the company had filed a motion for clarification regarding the Court’s decision with regard to the copying of IDB Holdings’ IT material with regard to the manner of its application (pursuant to a decision of the Company’s Audit Committee and Board of Directors), (since in order to comply with the Court’s decision and to transfer to copy all of the material belonging to IDB Holdings, screening and filtering work must first be done between the material belonging to IDB Holdings and the material belonging to the Company (which, in the Company’s opinion, the aforesaid legal adviser is not entitled to receive)), a notice was filed to the Court regarding a procedural agreement with regard to the copying of the computer materials, according to which it was agreed, inter alia, that the computer drives of the legal adviser, kept in the IDB Holdings safe and the information copied onto them, will be transferred at this point, as is, to a trustee who will be determined with the parties’ consent, who will keep the computer drives sealed in his office without any one being granted permission to view them and who will transfer them to either of the parties pursuant to the Court’s decision or pursuant to written consent delivered to him by the trustees of the arrangement and the Company
On March 8, 2015 a notice was filed to the Court with regard to the reaching of an agreed settlement and a motion to grant it the effect of a decision, as part of which the parties reached an agreement with regard to the delivery of the material on the magnetic media, and according to which all of the documents on the magnetic media which relate to IDB Holdings will be transferred as is to the aforesaid legal adviser and all of the documents on the magnetic media which relate to the Company only, will not be transferred at this point to the legal adviser, and this without derogating from any claim either of the parties may have with regard to this.
The Company will deliver to the legal adviser, documents that belong to it according to the requests of the legal adviser on specific issues, and this unless it can provide reasonable justification not to do so, in which case, in the lack of agreement between the parties a ruling will be made by the Court. All of the documents on the magnetic media belonging to the two companies or whose ownership is questionable will be delivered to the legal adviser. It was further agreed that at the first stage the information and the documents for which such separation is done as stated and which will be delivered to the legal adviser will relate to the years 2007-2013 only and later on documents will be delivered to the legal adviser with respect to the other years according to the demand by the legal adviser, if he believes there is a need to do so.
On April 27, 2015, the former directors and shareholders of IDB Holding filed their response to the motion, in which it was claimed that the agreed-upon arrangement which was presented to the Court as part of the notice regarding the reaching of an agreed-upon arrangement, dated March 8, 2015, causes damage to the rights of the aforementioned investigated parties, and therefore should not be permitted, and instead a more balanced arrangement should be implemented, as proposed in their aforementioned response.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

c.
A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
On May 17, 2015, the Court proposed that the review of documents stored on the servers of IDB Holding will be carried out, in the first stage, by the trustees for the settlement, and that they will be prohibited from transferring certain documents specified by the Court to the investigators.
On May 26, 2015, the former directors and shareholders filed a motion with the Court to order the removal of the investigators from one of the two functions which they fulfill: (1) legal advisors responsible for conducting the investigations and exercising IDB Holding’s rights of action; (2) the representative attorneys of IDB Holding in the motion to approve a derivative claim in connection with the dividend distributions which were performed by IDB Holding, due to an abuse of investigative authorities. The Court was also requested to prohibit the investigators and/or the trustees for the settlement and/or IDB Holding and/or any other party on their behalf from making any use whatsoever of information which has been collected by the investigators with respect to the aforesaid derivate claim, and to order them to submit to the former directors and shareholders all of the material that has been collected by them until now (the “Motion to Remove the Investigators from Their Function”).
On July 15, 2015, the Court’s decision was issued regarding the motion to remove the investigators from their function, in which the Court partially accepted the motion, and prohibited the investigators or any other party on their behalf from making use, as part of the claim in connection with the dividends which were distributed by IDB Holding, of the information and evidence which they collected, by virtue of their authority as investigators, and ordered the investigators to submit to the former directors and shareholders any material which was collected, as stated above. The Court noted, in its decision, that investigative authorities had been conferred upon the investigators for the purpose of exercising the right of action of IDB Holding, excluding with respect to the dividend claim, and for the time being, investigative authorities were not conferred upon the investigators, as defined in section 288 of the Companies Ordinance, with respect to the dividend claim. However, the Court determined that there is no reason to remove the investigators from one of the two functions which they fulfill, and that they are fit to fulfill both functions in parallel.
On August 6, 2015, a notice and motion to grant a short extension to submit a joint notice were filed with the Court, in which the parties announced that they had reached a (partial) understanding regarding the arrangement in connection with the review of the documents stored on the servers of IDB Holding, according to which, inter alia, the Company’s secretariat will submit to the trustees, and to the former directors and shareholders, the minutes of the meetings of IDB Holding’s Board of Directors (meetings of the board committees) which dealt with the dividend distributions in IDB Holding, as well as any document which was presented in such meetings, or which was sent to the Board members of IDB Holding in advance of the meetings. In the notice, it was further stated that the parties had not yet completed their negotiations regarding the other documents. On August 6, 2015, the Court approved the parties’ initial agreement, and granted it the force of a ruling. On October 22, 2015, the Court gave force of ruling to the Court's proposal from May 17, 2015, with respect to the review of documents stored on the servers of IDB Holdings (and the request of the former directors and shareholders in IDB Holdings, that the review of the documents be done in the presence of a representative on their behalf, was not accepted a requested by them in the notification that they presented to the Court on July 12, 2015).
On February 22, 2016, a motion was filed with the Court by the trustees of the arrangement, to appoint a court-appointed officeholder to locate specific documents from the Company’s computer servers that are held by a trustee, which shall be determined by the court to be necessary for completing the discovery process within the framework of the legal proceeding in a derivative action relating to the distributions of dividends that were made by IDB Holdings, and to transfer them to the parties

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

c.
A motion to provide an injunction to copy the IT materials of IDB Holdings and a motion to remove the investigators regarding IDB Holdings from their function (cont.)
On March 6, 2016, the Company filed its response to the petition, in accordance with which, in order to increase the efficiency and to promote the completeness of the process of the disclosure of the documents in the said processes, the Company does not object in principle to the petition, however it is of the opinion that in the circumstances of the case there is no need for an additional external officer to find the documents that are being demanded; instead of this, the Company offers to transfer all of the information that is saved on the Company’s servers to the trustees for filtering and to find the documents that are required which will be performed by the trustees for the debt arrangement, subject to a requirement that every document that is found, as aforesaid, will be used within the framework of the legal proceedings in the derivative action in connection with the distributions of dividends that were performed by IDB Holdings.
On March 9, 2016, in continuation of the response that was filed by the trustees for the debt arrangement, in accordance with the proposal that was presented by the Company, that the computer servers that are held in trust will be transferred into the hands of the trustees immediately in order to filter and to find the information that is required for the purpose of the completion of the process of the disclosure of documents within the framework of the legal proceedings in the derivative action in connection with the distributions of dividends that were performed by IDB Holdings, the Court approved the proposal as requested. On March 10, 2016, the former directors of the Company filed a petition in the Court for a review of the Court’s decision of March 9, 2016, as aforesaid, and for instructions that until such a review after the presentation of the response on the matter of the grounds, the Company’s servers should not be transferred to the trustees for the debt arrangement. On March 22, 2016, the trustees for the debt arrangement filed their response to the petition for a review, in accordance with which the Court was asked to reject the petition for review and to charge the petitioners with costs.
d.
The disputes between the Dolphin Group and the trustees for the settlement with respect to thetender offers
During the course of 2015, disputes arose between the Dolphin Group and the trustees for the arrangement, on matters relating to the tender offers in accordance with the provisions of the debt arrangement in IDB Holdings. Further to these disputes,
On November 26, 2015, the Court decided to accept the motion of the trustees for the settlement, and issued a permanent injunction prohibiting Dolphin Netherlands and IFISA from participating as offerees in the tender offers, as well as a permanent injunction prohibiting a disposition with the Company’s shares which are owned by Dolphin Netherlands and IFISA, until the completion of the tender offers, excluding with respect to transactions in which the buyer will be aware, and will approve in advance and in writing, that it will not participate as an offeree in the tender offers. The aforementioned injunctions have not been applied to 515,607 of the Company’s shares, which are currently held by IFISA. The Court dismissed an additional remedy, which was requested by the trustees for the settlement, with respect to the depositing in trust of the Company’s shares, which are held by Dolphin Netherlands and IFISA, until after the completion of the tender offers.
For details regarding the approval for the interim arrangement between the trustees for the debt settlement in IDB Holdings and Dolphin Netherlands and IFISA, inter alia, in connection with the undertakings to perform tender offers, in which Dolphin Netherlands and IFISA gave an undertaking not to file an appeal against the ruling which was given by the District Court on November 26, 2015, see Note 16.G.(2)(e) below. For details regarding the amendment of the debt arrangement in IDDB Holdings, which was signed between the trustees for the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company in the place of a commitment to perform the tender offer for shares in the Company, within the framework of the debt arrangement in IDB Holdings, which was approved by the Court in March 2016, see Note 16.G.2.f.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

d.
The disputes between the Dolphin Group and the trustees for the settlement with respect to thetender offers (cont.)
In the course of the months of May to December 2015, the Company was informed that contacts had been held and various proposals had been exchanged between Dolphin Netherlands and the trustees for the debt arrangement in IDB Holdings, including the injection of money into the Company instead of the performance of the tender offers, in continuation of the aforesaid,
e.Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the debt settlement in IDB Holdings in connection with the undertakings to perform tender offers
In the course of the months of May to December 2015, the Company was informed that contacts had been held and various proposals had been exchanged between Dolphin Netherlands and the trustees for the debt arrangement in IDB Holdings, including the injection of money into the Company instead of the performance of the tender offers, in continuation of the aforesaid,on December 2, 2015, Dolphin Netherlands, IFISA (with respect to certain undertakings) and the trustees for the settlement signed a wording of an interim arrangement (the "Interim Arrangement") which includes, inter alia, deferral of the date by which Dolphin Netherlands will propose the first tranche of the tender offers in accordance with the debt settlement in IDB Holdings to March 15, 2016 (in a manner whereby the performance of the tender offer will be until March 31, 2016). Against the deferral of the aforementioned date, it was determined, in the interim arrangement, inter alia, that the amount of the first part with respect to the tender offers will increase in the amount of NIS 7 million, in a manner whereby the amount of the first part will be NIS 256.8 million (instead of NIS 249.8 million), without any change implemented to the number of shares which are entitled to participate in the tender offers, and an adjustment of the price per share will be implemented, in a manner whereby the price per share in the first part will amount to a total of NIS 8.0165 (the price per share in the second part of the tender offers will be determined in accordance with the provisions of the debt settlement, and without being affected by the aforementioned adjustment).
Additionally, Dolphin Netherlands undertook to increase the securities in favor of the trustees for the settlement to secure the performance of the undertaking to perform the tender offers (by way of a pledge on all of Dolphin Netherlands' rights by virtue of the loan agreement of subordinated debt, which was signed between Dolphin Netherlands and the Company, as specified below).
In the interim arrangement, it was further agreed that in the event that the Company will perform an issuance of shares and/or securities convertible into shares in the period until the date of the performance of first part, and in the aforementioned issuance, shares and/or securities convertible into shares will be issued to Dolphin Netherlands or to other corporations under the control of Eduardo Elsztain, or to other entities, which are not entitled to participate in the tender offers (if any), then the amount of the first part will be increased by NIS 53 million.
In the interim arrangement, it was noted, inter alia, that the parties are conducting negotiations in an attempt to formulate an agreed-upon outline, according to which the amounts which Dolphin Netherlands is obligated to pay as part of the undertakings to perform tender offers will be injected into the Company in cash, and that the offer to amend the terms of the debt settlement in accordance with the provisions of the interim arrangement was intended to allow the parties the time period necessary to formulate the aforementioned outline.
Additionally, subject to the Court's approval of the interim arrangement by December 8, 2015, Dolphin Netherlands and IFISA undertook not to file an appeal against the ruling, which was given by the District Court on November 26, 2015 (see Note 16.G.(2)(d) above.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

e.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the debt arrangement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)
In addition to the interim arrangement, Dolphin Netherlands and the Company signed a text of the outline which includes an alternative injection by way of subordinated debt (the "Subordinated Debt"), which will come in place (in accordance with its terms, as specified below) of the immediate performance of a public issuance of shares (the "Outline Regarding the Alternative Injection"). The Company’s Audit Committee and Board of Directors (after the receipt of the recommendations of the independent committee, and without the participation of the directors Eduardo Elsztain and Saul Zang, who are considered as parties with a personal interest in the resolution), approved the acceptance of Dolphin Netherlands' offer with respect to the outline regarding the alternative injection.
In the outline regarding the alternative injection, it was determined that by December 2, 2015, Dolphin Netherlands will transfer to the Company a cash total of NIS 110 million, as subordinated debt (the "First Subordinated Debt"). Additionally, it was determined that by December 9, 2015, a total of NIS 100 million will be transferred to the Company (subject to the receipt of the required authorizations for the outline regarding the alternative injection), which will also be considered subordinated debt (the "Second Subordinated Debt"), for the purpose of exercising the warrants (Series 3) of Discount Investment.
The following are the main terms of the subordinated debt: (A) The subordinated debt is subordinated, including in case of insolvency, to all of the Company’s current or future debts; (B) The debt will be repaid after the repayment of all of the Company’s debts towards all of its; (C) The debt will bear annual interest at a rate of 0.5%. The interest will be accrued for the amount of subordinated debt, and will be paid only on the repayment date of the subordinated debt; (D) Dolphin Netherlands will not have the right to participate or to vote in the meetings of the Company’s creditors by virtue of the subordinated debt.
Right to convert the subordinated debt into capital: (A) Beginning on January 1, 2016, Dolphin Netherlands will be entitled, in its exclusive discretion, to decide to convert the remainder of the subordinated debt, as of that date, in whole or in part, including the interest which has been accrued on the subordinated debt until that date, into share capital (the "Capital Conversion Option"); (B) In the event that Dolphin Netherlands has chosen to activate the capital conversion option after January 1, 2016, the balance of subordinated debt, including the interest which has been accrued on the subordinated debt until that date (the "Balance of Subordinated Debt") will be converted into share capital, in a manner whereby Dolphin Netherlands will receive fully paid-up Company shares, against the balance of the subordinated debt, according to a share price which is lower by 10% than the average price on the stock exchange of the Company’s stock during the 30 trading days which preceded the date of the activation of the conversion option. In the event that there is no market price for the stock, the price per share will be determined as the average of three valuations, which will be given by external and independent valuers, whose identity will be determined by agreement, and in the absence of agreement, by the President of the Institute of Certified Public Accountants in Israel. The capital conversion option will be enabled after Dolphin Netherlands will deposit, with the trustees for the settlement, the documents which are required for the registration of the pledge on the shares which will result from the conversion, in favor of the trustees for the settlement, or 150 million shares, whichever is higher, before the performance of the conversion.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

e.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the debt arrangement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)
It was further determined in the outline regarding the alternative injection that the Company is aware that Dolphin Netherlands intends to pledge, towards the trustees for the settlement, all of its rights in connection with the subordinated debt, and in case of the conversion of the subordinated debt, the pledge will apply in favor of the trustees for the settlement to the shares which will be issued to Dolphin Netherlands following the conversion of the debt, or to the 150 million shares, whichever is higher, as stated above.
According to the outline regarding the alternative injection, on December 2, 2015, a total of NIS 110 million was received into the Company’s account from Dolphin Netherlands, and a total of NIS 100 million was deposited in the trust account.
The Court ordered the urgent convention of a shareholders’ meeting in the Company on December 6, 2015, for the purpose of voting regarding an interim arrangement (in which the minority shareholders voted), and for the purpose of voting regarding the outline regarding the alternative injection. On December 3, 2015, C.A.A. filed with the Court a response to the motion by the trustees for the settlement to convene a meeting, in which it was requested to order the trustees for the settlement to submit to the meeting necessary clarifications pertaining to the implications of the approval for the amendment to the debt settlement, with respect to C.A.A. On December 6, 2015, the Company received, from the trustees for the settlement, a copy of the letter which was sent by the trustees for the settlement to C.A.A., in which, inter alia, the trustees for the settlement rejected the aforementioned response of C.A.A. which was filed with the Court, and noted that the interim arrangement is in the best interest of C.A.A., and does not pose harm to its status. See Note 16.H.(6) below for details regarding a letter from the trustee for the holders of the Company's bonds (Series I) dated December 3, 2015, in connection with the outline for the alternative injection.
On December 6, 2015, the general meeting of the Company’s shareholders approved the outline regarding the alternative injection of Dolphin Netherlands into the Company, and the meeting of the Company’s minority shareholders approved the amendment to the debt arrangement in IDB Holdings, the debt arrangement in IDB Holdings in connection with the tender offers (the interim arrangement).
Additionally, approvals were received from all of the Company’s relevant lending corporations, whose approval was required for the outline regarding the alternative injection. On December 8, 2015, the Court accepted the motion of trustees for the settlement to approve the amendment to the debt settlement in IDB Holdings, in connection with the undertaking to perform tender offers, and approved the interim arrangement. As part of an objection which was filed with the Court by C.A.A., the Court was requested not to approve the interim arrangement, or alternatively, to determine that if the amendment to the debt settlement is approved, then the undertakings of C.A.A. by virtue of the original debt arrangement (i.e., the debt arrangement in IDB Holdings) have expired, and that it is no longer bound by them. The Court determined, at that time, that there is no need to hear the significance of the interim arrangement with respect to C.A.A.'s obligations by virtue of the original arrangement, and that C.A.A. reserves its claims if the need arises to bring them again. Upon the fulfillment of all of the conditions for the performance of the outline regarding the alternative injection into the Company by Dolphin Netherlands and for the performance of the interim arrangement, as stated above, on December 9, 2015, a total of NIS 100 million was transferred to the Company, of which a total of approximately NIS 92 million was used by the Company on December 9, 2015, in accordance with a resolution passed by the Company’s Board of Directors, to exercise all of the warrants (Series 3) which were allocated to it by Discount Investment (see Note 15.B.(4) above).

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company

e.
Approval of an outline regarding an alternative injection into the Company, by way of an injection of subordinated debt, in place of the performance of a public issuance of shares and approval of an interim arrangement which includes an amendment to the provisions of the debt arrangement in IDB Holdings in connection with the undertakings to perform tender offers (cont.)
For details regarding the correspondence with the trustees for the Company’s debenture holders, and the actions taken by the trustees for the debenture holders, regarding the resolution passed by the Company’s Board of Directors to raise capital on February 15, 2016, by way of a public offering at a scope which will not fall below NIS 15 million, and regarding the undertaking of Dolphin Netherlands to participate in the intended public offering, at a scope which will complete the amount which will be raised by the Company in the aforementioned public offering, to a total of NIS 15 million, see Note 16.H. below. For details of a subordinated loan in a sum of NIS 15 million that the Company received from Dolphin Netherlands in February 2016, see Note 15.(B).(8) above.
For details regarding the decision by the Company's Board of Directors on January 24, 2016, to act no later than the end of February 2016 in order to raise equity by way of an issue to the public at a price per share not falling below 71.4 Agorot per share (a price reflecting an extent of the issue of approximately NIS 500 million) and regarding a letter from a shareholder in the Company in connection with the issue that is planned, as aforesaid, see Note 15.B.(8) above. For details of an agreed outline that was signed between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, for the injection of money into the Company instead of the undertaking to make tender offers for the shares of the Company within the framework of the debt arrangement in IDB Holdings and instead of the making of an offering to the public pursuant to the resolution of the Board of Directors of the Company on January 24, 2016, as stated above and regarding the Court's approval for the said amendment to the debt arrangement in IDB Holdings in March 2016, see Note 16.G.(f) below.
f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings
Further to the contacts that took place between Dolphin Netherlands and the trustees of the debt arrangement in IDB Holdings to change the terms of the undertaking to make tender offers pursuant to the terms of the debt arrangement, on February 24, 2016, the Board of Directors of the Company resolved, after a resolution of the Audit Committee and after a recommendation of the independent committee, to suspend the proceedings with regard to the offering to the public pursuant to the resolution of the Board of Directors of the Company on January 24, 2016 (as stated in Note 15.B.(8) above) and to approve a proposed outline for an injection of cash by Dolphin Netherlands into the company within the framework of a proposed amendment of the debt arrangement in IDB Holdings Ltd., including by means of an offering of the Company’s bonds, as stated below. It was further resolved that this resolution regarding a suspension of the offering proceedings would be valid until the aforesaid outline would be cancelled or expire, whether pursuant to its terms or pursuant to a resolution that will be adopted at a meeting of the shareholders of the Company or by the District Court.
On February 25, 2016, Dolphin Netherlands and the trustees of the arrangement signed an amendment to the debt arrangement, which the Company signed as a party to it with regard to the provisions that relate to it. In addition, on the same day the trustees of the debt arrangement filed an urgent motion for instructions, with the consent of the parties, in which the court was petitioned to order the urgent convening of a meeting of the Company’s shareholders and option holders for March 2, 2016, in order to vote on the amendment to the debt arrangement, and a meeting of shareholders for approval of the amendment to the debt arrangement pursuant to section 275 of the Companies Law (as a transaction in which the controlling owner of the Company has a personal interest).
On March 1, 2016, Dolphin Netherlands, the trustees of the debt arrangement and the Company (with regard to the provisions that concern it) signed a revised version of the aforesaid amendment of the debt arrangement, which was submitted for the meeting’s approval.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)
The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (as updated on March 1, 2016):
(1)
On March 31, 2016 (“the effective date”), Dolphin Netherlands will acquire from the minority shareholders all of the shares of the Company that they held on March 29, 2016, in such a way that Dolphin Netherlands (or any corporation related to it) shall hold 100% of the Company’s shares, which shall become a private bond company (according to the meaning thereof in the Companies Law), and all of the options of the Company (series 4, 5 and 6) shall expire.
(2)
The consideration for the minority shareholders for the acquisition of the acquired shares and the cancellation of the tender offer undertakings shall be paid by Dolphin Netherlands and shall be made up of the following components:
(a)
A cash payment – which shall be paid on March 31, 2016, in an amount of NIS 1.25 for each acquired share (‘the cash payment’).
(b)
A payment in the Company’s series I bonds, which shall be paid on March 31, 2016, at the adjusted liability value of the bonds (i.e., principal plus accrued interest up to the date of making the payment and linkage differentials for the principal and interest) in a sum of NIS 1.20 for each of the acquired shares (‘the bond payment’). In accordance with Dolphin Netherlands’ instructions, the aforesaid bonds will be issued by the Company directly to the minority shareholders, in return for a transfer by Dolphin Netherlands to the Company of a sum equal to the adjusted liability value of each bond that the Company will issue as aforesaid (a total sum of approximately NIS 165-180, where the precise amount depends on the number of option holders that exercise the options that they own before the effective date) – see the amounts that have actually been injected, as below.
Within the framework of the motion for approval of the amendment to the arrangement, the court was requested to order that the issue of the series I bonds will be done pursuant to the arrangement (and without any need for an exchange tender offer process by Dolphin Netherlands or the Company), and with an exemption from a prospectus and the blocking provisions pursuant to the provisions of the Securities Law.
After the payment in cash and the payment of the bonds and the expiration of the Company’s series 4, 5 and 6 options, the Company’s shares and options will be delisted on March 31, 2016.
(c)
Additional payment in a sum of NIS 1.05 for each acquired share, which is conditional upon the sale of Clal Holdings Insurance Enterprises(‘the Clal payment’). Pursuant to the amendment to the arrangement, the Clal payment is subject to the fulfillment of one of the following conditions: (1) a control permit will be received from the Commissioner of the Capital Market or from any other competent party to control Clal Insurance Company Ltd. (such that Dolphin Netherlands controls Clal Holdings Insurance Enterprises); (2) the completion of a sale of control in Clal Holdings Insurance Enterprisesby the company to any party (which will receive a control permit from the Commissioner of the Capital Market), such that the Company shall no longer be a part of the control chain in Clal Holdings Insurance Enterprisesand within this framework the Company will actually receive consideration in an amount that reflects a share price of Clal Holdings Insurance Enterprisesof 75% or more of the equity of Clal Holdings Insurance Enterprisesattributed to its shareholders, as it was on the date of sale of the control in Clal Holdings Insurance Enterprisesas aforesaid (i.e., on the date when a binding sale agreement will be signed).

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)
The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (as updated on March 1, 2016) (cont.)
(2)
(cont.)
The equity of Clal Holdings Insurance Enterpriseson the date of sale of the control will be calculated in accordance with the most recent financial statements published by Clal Holdings Insurance Enterprisesbefore the date of sale of the control, less any amount that it will distribute as a dividend or as a self-purchase from the date of the aforesaid financial statements until the date of sale of control, plus any capital amount that it will raise between the date of the aforesaid financial statements and the date of the sale of control; (3) if the sale of control is made by or at the request of the trustee for the shares of Clal Holdings Insurance Enterprises(for details regarding the aforesaid trustee, see Note 3.H.5.a. above) or will be made by the Company after some of the shares of Clal Holdings Insurance Enterprisesheld by the Company were sold by the aforesaid trustee or at his request (‘involuntary sale’), then (i) insofar as the average share price that the Company will receive for the sale of all of its shares in Clal Holdings Insurance Enterpriseswill exceed a price that reflects a share price of Clal Holdings Insurance Enterprisesof 75% or more of the equity of Clal Holdings Insurance Enterprises, as it will be on the date of signing an agreement for the sale of control in Clal Holdings Insurance Enterprises, Dolphin will pay the full amount of the Clal payment; (ii) insofar as the condition stated in section (i) above is not fulfilled, but the sale of the control of Clal Holdings Insurance Enterprisesis done at a price that reflects a share price of Clal Holdings Insurance Enterprisesof 75% or more of the equity of Clal Holdings Insurance Enterprisesas it will be on the date of signing an agreement for the sale of control in Clal Holdings Insurance Enterprises, then the minority shareholders will be entitled to receive a proportional part of the Clal payment, which reflects the ratio between the amount of the Company’s holdings that was sold within the framework of the sale of the control nucleus in Clal Holdings Insurance Enterprisesand 54.92%.
The amount of the Clal payment will be linked to half of the increase or decrease, as applicable, of the equity of Clal Holdings Insurance Enterprisesas determined in the amendment to the arrangement. The undertaking to pay the amount of the Clal payment will expire on the date when the sale of all of the shares of Clal Holdings Insurance Enterprisesis completed and neither of the aforesaid scenarios has materialized.
(3)
28% of the Company’s shares held by Dolphin Netherlands and the subordinated debt note in a sum of NIS 210 million held by Dolphin Netherlands (see Note 16.G.(2)(e) shall be charged by Dolphin Netherlands in favor of the trustees, as collateral for the performance of the Clal payment on the terms determined in the amendment to the arrangement. Dolphin Netherlands undertook that starting from the date of signing the amendment to the arrangement until the date of removing the aforesaid charge that was given as collateral for the making of the Clal payment, it will not act in accordance with its right pursuant to the subordinated debt to convert it into share capital of the Company. It was further agreed that the percentage of the shares that will be charged in favor of the trustees of the arrangement by Dolphin Netherlands shall not in any case exceed 35% of the Company’s issued and paid up share capital, and if as a result of a conversion of the subordinated debt, insofar as it will be converted, the percentage of the charged shares will exceed 35% as aforesaid, shares shall be automatically released from the charge in an amount that will result in the percentage of the shares that will be charged in favor of the trustees of the arrangement shall not exceed 35%.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)
The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (as updated on March 1, 2016) (cont.)
(4)
Payment to the option holders:
(a)
The holders of the Company’s series 4, 5 and 6 options that exercised the options before the effective date for exercising the options (namely, March 28, 2016) shall be regarded as minority shareholders for all intents and purposes and shall be subject to the amendment to the arrangement.
(b)
The options that have not been exercised for shares before the date for exercising the options as aforesaid shall expire on the effective date. The entitled holders, as defined in section (c) below (including the entitled holders that chose the expert track) shall not have any property or other right in the options which they held and which shall expire finally and irrevocably as aforesaid on the effective date, with the exception of the financial right as stated in sections (c) and (d) below.
(c)
Option holders that do not exercise the options by the effective date for exercising the options (except for corporations from the Dolphin Group) (“the entitled holder”) will receive consideration from Dolphin Netherlands in return for the options that will expire on the effective date by means of payment in bonds of the Company with a value (according to an adjusted liability value) that reflects the difference, insofar as there is one, between (a) 2.45 and (b) the price of exercising the option pursuant to its terms, as stated in the amendment to the arrangement; they shall also receive the Clal payment on the terms stated in the amendment to the arrangement (all of which unless they choose the expert track as stated in section (d) below).
(d)
An entitled holder that gave notice to arrangement member of the Stock Exchange by March 28, 2016, that he chooses the expert track, as stated below, shall receive from Dolphin Netherlands in return for the option that will expire on the effective date consideration that will be determined by an independent expert with expertise in options, who will be appointed by the court (“the expert”). Accordingly, the Company has been informed by the members of the Stock Exchange that 84,126.60 par value of the holders of the options (Series 4), 4,003,059.69 par value of the holders of the options (Series 5) and 5,322,013.50 par value of the holders of options (Series 6) have announced that they have elected for the expert’s track. According to this track, inter alia, the expert will determine the economic value of the options from each series on the basis of the Black and Scholes formula and each party will have the right to state his arguments before the expert. The expert’s opinion shall be final and binding, and shall be filed by the trustees of the arrangement for the approval of the court, while the parties will have the right to present their arguments to the court. In addition, on the effective date Dolphin Netherlands shall deposit in trust with the trustees of the arrangement, for each option held by an entitled holder who chose the expert track, series I bonds of the Company. Such bonds will be issued by the Company directly to the trustees of the arrangement in return for the transfer of the amount of the payment for them (as determined in the provisions of the amendment to the arrangement) by Dolphin Netherlands, and will be used, subject to the conditions determined in the amendment to the arrangement, for the purpose of paying the consideration to the entitled holders that chose the expert track.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

a.
The ratification and performance of the debt arrangement at IDB Holdings (cont.)
(5)
The total money to which the Company will be entitled pursuant to the amendment to the arrangement shall be NIS 515 million (of which a sum of NIS 100 million has already been actually received and the balance of the amount, in a total amount of NIS 415 million, shall be injected later), in accordance with the following details:
(a)
Dolphin Netherlands will inject into the Company (in capital, a capital note or by way of debt that is subordinated to all of the Company’s other debts (on the same terms as the subordinated debt as stated in the interim arrangement, but without it being charged in favor of the trustees of the arrangement), all of which at the sole discretion of Dolphin Netherlands) a sum (which will be called hereinafter: ‘the amount of the capital injection’) equal to (i) NIS 515 million, less (ii) the amounts in sections (b) to (d) below.
(b)
Dolphin Netherlands will inject into the Company, in return for the issue of the Company’s series I bonds, a sum of NIS 165-180 million, which will constitute the bond payment. (This amount includes the amount for the series I bonds that will be issued as stated in section (4)(c) and section 4(d) above, in return for the adjusted liability value). See the amounts that have actually been injected as below.
(c)
A sum of NIS 15 million, which has already been injected into the Company by Dolphin Netherlands on February 18, 2016 (see note 15.B.(8) above) on account of future injections by Dolphin Netherlands (and which will remain as subordinated debt or will be converted into capital, at Dolphin Netherlands’ discretion).
(d)
An amount of NIS 85 million, which has already been injected into the Company by Dolphin Netherlands on March 15, 2016, which was used by the Company for the repayment of a loan that had been extended to the Company by a banking entity. The said amount was transferred to the Company as a subordinated loan, which is convertible into shares in the Company, under the same terms as the subordinated debt in an amount of NIS 210 million, which was transferred to the Company in December 2015, as detailed in Note 16.G.(2).(e) above.
(e)
Any amount that will be injected as capital into the Company up to and including the effective date for exercising the options, within the framework of the exercising of options by any of the holders of the Company’s series 4, 5 and 6 options that are not Dolphin Netherlands or other corporations controlled by Dolphin Netherlands and/or controlled by Mr. Eduardo Elsztain, directly or indirectly (‘the consideration for exercising the options’) (the maximum amount that will be received for exercising options as aforesaid in a case where all of the existing options in series 4, 5 and 6 are exercised before the effective date is approximately NIS 37.5 million).
(6)
The amount of the capital injection will be injected by Dolphin Netherlands into the Company, as follows: Up to March 15, 2016, an amount of NIS 85 million will be injected into the Company by Dolphin Netherlands (as stated above, this amount has actually already been injected) and up to March 31, 2016, the balance of the amount of the capital injection will be injected into the Company.
(7)
The amount of the consideration for the bonds will be injected into the Company by March 31, 2016.
(8)
The amount of the consideration for the exercise of the options will be injected into the Company (insofar as options will be exercised by an option holder as stated in section 5(c) above) by March 28, 2016.
(9)
Subject to the actual making of the cash payment and the bond payment, the undertaking to make tender offers determined in the debt arrangement of IDB Holdings shall be cancelled and converted into the undertakings pursuant to the amendment to the arrangement as stated above.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)
The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (cont.)
(10)
Upon making the cash payment and the bond payment and registering the charge as collateral for the undertaking to make the Clal payment, in full and in a timely manner, the undertakings pursuant to the amendment to the arrangement shall be the only valid undertakings to the minority shareholders pursuant to and/or with regard to the debt arrangement, all of which as stated in the amendment to the arrangement. Consequently, from this date the minority shareholders shall not have any contentions, claims or demands against Dolphin Netherlands and against Mr. Eduardo Elsztain (or against any corporation controlled by him) or against any other party to the debt arrangement (including CAA and any other party related to it), or against the Company, the directors and officers therein that hold office or held office since May 7, 2014, all of which with regard to the debt arrangement and with regard to the consideration paid by the Dolphin Group in order to become the owner of 100% of the issued and paid-up capital of the Company. This waiver shall be cancelled retrospectively if the undertaking to make the Clal payment in full and in a timely manner and subject to its conditions is breached (except insofar as the undertaking to make tender offers is concerned).
(11)
The amendment to the arrangement is subject to conditions precedent, which include approval of the amendment to the arrangement by the shareholders and options holders and the court, with the majority required pursuant to sections 275 and 350 of the Companies Law. Moreover, the injection of the capital into the Company is conditional upon no order being made against it for insolvency, liquidation, suspension of proceedings, appointment of a receiver, a judicial decision that a debt shall be immediately repayable or any order with a similar meaning or with similar implications.

On February 25, 2016, the trustee for bonds (Series I) filed a preliminary urgent response to the petition by the trustees for the debt arrangement in IDB Holdings for the calling of a general meeting of the holders of the Company’s options in order to vote on the amendment to the debt arrangement.

Within the framework of his response, the trustee for the aforesaid bondholders requested that the motion of the trustees of the arrangement should be struck out and that the court should order the applicants to file the motion anew in accordance with the provisions of the law as a motion for an arrangement pursuant to Section 350 of the Companies Law between the Company, its shareholders and debtors, or alternatively that the motion should be heard as a motion for approval of an arrangement of the company, with all that this implies. The court was also requested to order the joining of the company’s creditors, the Official Receiver and the Israel Securities Authority as respondents to the aforesaid motion of the trustees for the arrangement.
On February 25, 2016, a preliminary response was filed with the court on behalf of the trustees for the holders of the Company’s Series G and J bonds with regard to the motion of the trustees of the debt arrangement to convene meetings of the shareholders and option holders in order to vote on the amendment to the debt arrangement, and further to the preliminary response that was filed with the court on the matter by the trustee for the series I bonds as stated above. Within the framework of their response, the trustees for the series G and J bondholders petitioned the court to dismiss the response of the trustee for the series I bonds summarily, inter alia because the holders of the Series I bonds had not yet considered the matter and had not yet made a decision as to whether they wished to file legal proceedings on the matter.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)
The following is a description of the main points of the consents between the parties within the framework of the aforesaid amendment to the debt arrangement (cont.)

(11)
(cont.)

On February 26, 2016, a reply was filed with the court by the trustee for the series I bonds to the preliminary response of the trustees for the series G and J bonds as aforesaid, in which framework the trustee for the series I bondholders said, inter alia, that the filing of the preliminary response by him with the court was done on the basis of the option of very significant holders of the series I bonds and it represented the position of the main holders of the series I bonds.
For additional details of actions of the trustee for the holders of the Company’s Series I bonds and the trustees for the holders of the Company’s bonds (Series G, I and J bonds) to the amendment of the arrangement, as aforesaid, see note 16.H.(10) below.

On February 26, 2016, the court granted the motion of the trustees for the debt arrangement to convene a meeting of the Company’s shareholders, but the court said in its decision, inter alia, that the aforesaid approval did not constitute a decision on the question of whether it would be sufficient to obtain the required majority at the shareholders’ meeting, insofar as such a majority will be obtained, in order to amend the arrangement in the requested manner, as well as the additional claims raised by the trustee for the holders of series I bonds, as stated in note 16.H.(10) below, including the claim regarding the need to file a new motion for an arrangement pursuant to section 350 of the Companies Law, claims that will be heard if and when the required majority is obtained at the shareholders’ meeting.

Further to the approval of the court, on February 28, 2016, the Company published an immediate report regarding the convening of a meeting of the Company’s shareholders and the option holders (series 4, 5 and 6) (and on February 29, 2016, it published a supplementary report regarding the aforesaid meeting). The aforesaid general meeting was convened for March 2, 2016, and its agenda is: (1) approval of the provisions of the amendment to the debt arrangement in IDB Holdings relating to the Company, including the issue of the Company’s series I bonds by way of an expansion of the series and the injection of the capital into the Company, as stated above, which shall be at the shareholders’ meeting only, pursuant to the provisions of sections 270(4) and 275 of the Companies Law; (2) Approval, at a joint meeting of the minority shareholders and the series 4, 5 and 6 option holders, pursuant to the provisions of section 350 of the Companies Law, to amend the provisions of the debt arrangement in IDB Holdings, and approval of the performance of all of the operations in order to implement the amendment to the arrangement. The amendment to the debt arrangement as aforesaid is between the trustees of the arrangement and Dolphin Netherlands and the minority shareholders of the Company, and with the exception of the approval of certain aspects as stated in the resolution in section (a) above, the organs of the Company were not required to approve, and did not approve, the amendment to the debt arrangement.

On March 2, 2016, the meeting of the shareholders of the Company approved, pursuant to the provisions of sections 270(4) and 275 of the Companies Law, the provisions of the amendment to the debt arrangement relating to the Company, as stated above. Moreover, at a joint meeting of the minority shareholders and the option holders it was resolved to approve, pursuant to the provisions of section 350 of the Companies Law, the amendment to the debt arrangement in IDB Holdings and all of the operations required for implementing its as aforesaid.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

On March 1, 2016, the Company received from the attorney of C.A.A. a copy of a letter from C.A.A., which was sent to the trustees of the debt arrangement, in which, inter alia, C.A.A. reiterated its position that in view of the making of the interim arrangement (as stated in note 16.G.(2)(e) above), C.A.A. has no further liability by virtue of the original debt arrangement that was approved by IDB Holdings. It was further stated in the aforesaid letter that the amendment to the debt arrangement as stated above was also reached without any involvement of C.A.A. and it was a result of negotiations between the trustees of the arrangement and Dolphin Netherlands, and it was clear that if the meeting of the shareholders of the Company that was convened for March 2, 2016, in order to approve the amendment to the debt arrangement as aforesaid chose to approve it, C.A.A. would no longer have any liability pursuant to the original debt arrangement or pursuant to any amendment that has been made or will be made to it.

It was further stated in C.A.A.’s letter that if the meeting of the Company’s shareholders would choose to approve the amendment to the arrangement as aforesaid, it would not be possible to raise any claims or demands whatsoever against C.A.A. if Dolphin Netherlands did not comply with the terms of the amendment to the arrangement. In view of the aforesaid, the trustees of the arrangement were requested, inter alia, to clarify the aforesaid to the meeting of the Company’s shareholders and to emphasize this also in the motion that would be filed with the court for the purpose of approving the amendment to the debt arrangement.

On March 3, 2016 the trustees for the arrangement and Dolphin Netherlands presented a notification in the Court regarding the results of the meeting on the matter of the amendment of the debt arrangement and an urgent petition for the approval thereof (with the agreement of the Company). Responses and replies were presented to the trustees petition for the amendment of the debt arrangements, were filed, inter alia, by: The trustees for the holders of the Company’s bonds (Series G and J) agreed to the amendment of the debt arrangement and requested to reject the objection of the trustee for the holders of the bonds (Series I) (“The trustee for the Series I bonds:); CAA requested to make it clear that upon the approval of the amendment to the debt arrangement, CAA or anyone acting on its behalf or in connection with it will not be responsible for any of the commitments in the original arrangement (including, but not only, the commitment to perform the tender offers), without dependency on the question of whether Dolphin Netherlands fulfills its commitments in accordance with the amendment to the debt arrangement; the petitioners in the proceedings for the approval of the class action, details of which appear in Note 23.C.(1).l below, requested that the Court should approve the amendment to the debt arrangement without sections relating to the exemption in it, and that is should make it clear that there shall be nothing in this that affects the claims and the grounds for the claim that have been detailed in the said class action; the trustee for the Series I bonds made his agreement conditional upon the amendment of the debt arrangement, inter alia, by giving collateral to the holders of the bonds (Series I), which would allow “reverse engineering” in the event of the Company becoming insolvent, where the debt that may be issued within the framework of the amendment to the debt arrangement shall be subordinate to the existing bonds (Series I), and that the amount that is to be injected into the Company shall not be less than the amount that is required in order for it to meet its commitments, at least until the end of the year 2016, that the approval of the amendment of the debt arrangement should be made conditional upon the holding of type meetings for the Company’s creditors in accordance with Section 350 of the Company’s Law. The trustee for the Series I bonds claimed that the Company is conducting itself in an environment of insolvency and that the proceedings are camouflage for a request for a compromise or an arrangement the objective of which is a recovery program for the Company.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

In its response, the Company requested that the Court should approve the amendment of the debt arrangement and that it should reject the objections and the claims raised by the trustee for the Series I bonds, including the allegations regarding the Company’s (purported) insolvency. Dolphin Netherlands and IFISA noted in their response, inter alia, that the amendment of the debt arrangement will significantly improve the Company’s position and that of the holders of the Series I bonds, and also that there is no substance to the allegations by the trustee of the Series I bonds regarding the Company’s economic position or the need for a debt arrangement fort eh Company in place of the existing amendment to the debt arrangement. The trustees for the debt arrangement asked the Court to reject the objections to the amendment to the debt arrangement and to approve the petition.

On March 10, 2016, the Court responded favorably to the petition and approved the said amendment to the debt arrangement in IDB Holdings, inter alia, whilst rejecting the objections of the trustee for the Series I bonds. The Court determined, inter alia, that the trustee for the Series I bonds cannot force upon the Company to take action in accordance with Section 350 of the Companies Law if it is not interested in initiating such a process, all the more so when he is entitled to initiate such a process by himself. The Court did not accept the claims made by the petitioners in the proceedings regarding the approval of a class action, which is detailed above, and determined that it would be appropriate for this question to be clarified in the Court that is hearing the petition for the approval of the said claim as a class action. The Court accepted CAA’s claim and determined that immediately upon the approval of the amendment to the debt arrangement (without this being dependent upon the actual performance of the duties in accordance with the amendment to the debt arrangement), its duties to perform the tender offers for shares in the Company in accordance with the original debt arrangement would expire.

On March 27, 2016, the trustees for the debt arrangement in IDB Holdings presented an application in the Court for the appointment of an expert for the purpose of the determination of the value of the Company’s options, in accordance with the provisions of the amendment of the debt arrangement, as aforesaid. It was noted in the application that the Company and Dolphin Netherlands would bear the expert’s fees.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
G.
Legal proceedings regarding the Company’s financial position; the debt arrangement in IDB Holdings and additional proceedings relating thereto; The amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

2.
The debt arrangement in IDB Holdings and additional proceedings relating thereto; the amendment of the debt arrangement, which includes the injection of funds into the Company (cont.)

f.
Approval of an amendment to the debt arrangement in IDB Holdings, which includes an injection of money into the Company by Dolphin Netherlands instead of the undertaking to make tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings (cont.)

The following are details of the amounts of the injections into the Company and the payments to the minority shareholders that have been performed by Dolphin Netherlands at the time of the completion of the amendment to the debt arrangement as well as details regarding the allocation of the bonds (Series I):

Payments and injections executed by Dolphin Netherlands at the time of the completion of the amendment of the debt arrangement
NIS millions
Injections into the Company
Against the allocation of bonds (Series I)	167
Against subordinated debt/ equity	248
Total injections into the Company (1)	415
Payment to the minority shareholders	160
Total injections and payments by Dolphin Netherlands	575
(1) This is in addition to the injections that were injected into the Company in the amounts of NIS 15 million and NIS 85 million in February and March 2015, respectively, as stated in Sections F.(5).(c) and (d) above.

Allocation of bonds (Series I) by the Company at the time of the completion of the amendment of the debt arrangement
NIS millions
Par value
To the minority shareholders	127.3
To the holders of option warrants (Series 4) (*)	4.8
To the holders of option warrants (Series 5) (*)	3.7
To the holders of option warrants (Series 6) (*)	2.5
Total par value allocated	138.3

(*) Both the holders of the option warrants who elected for the disposal value track and also the holders of the option warrants who elected for the expert’s track, as detailed in the provisions of the amendment of the debt arrangement. As such, based on the information that has been presented to the Company by the members of the Stock Exchange, bonds (Series I)) in an amount of 4.3 million par value will be deposited with the trustees for the arrangement in accordance with provisions of the amendment of the debt arrangement

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.
Correspondence with the trustees for the Company’s debenture holders and actionstaken by the trustees for the debenture holders
(1)
In connection with the offers that were exchanged between Dolphin Netherlands and the trustees for the settlement, from May and August 2015, prior to the signing of the amendment to the debt arrangement in IDB Holdings (as specified in Note 16.G.(2)(e) and (f) above), both of which included an issuance of Company debentures to its shareholders, the trustees for the Company’s debenture holders (Series G, I and J) demanded, in October 2015, that: the Company refrain from any undertaking towards the trustees for the settlement or the Company’s controlling shareholders to issue any debt whatsoever of the Company, or to provide any compensation not in the form of shares to the trustees for the settlement or any other party on their behalf through the use of the Company’s assets or increasing its debts, to involve the trustees and the representatives of the debenture holders in any negotiations with the trustees for the settlement whose results may have implications as to the rights of the Company’s debenture holders, and to announce the objection of the trustees for the debenture holders to any issuance of debt by the Company in the legal proceedings.
(2)
On November 12, 2015, the Company and its Board members received a letter from the trustee for the Company’s debentures (Series I), in which, inter alia, the aforementioned trustee announced that outline for the replacement of the tender offers under the debt arrangement in IDB Holdings, which was included in the notification that was delivered by Dolphin, is not acceptable to the debenture holders (Series I), that the debenture holders (Series I) demand the convention of an urgent meeting of debenture holders on the matter; and that insofar as the aforementioned outline is not immediately ruled out by the Company’s Board of Directors, the trustee will convene the debenture holders for a discussion in order to reach operative decisions on the matter, including initiating proceedings, insofar as may be required.
(3)
On November 15, 2015, the Company’s Board of Directors resolved as follows: (1) To appoint the two outside directors who are serving in the Company as members of the independent committee which will participate and represent the Company (with respect to the relevant aspects) in the negotiations regarding the outline for the conversion of the tender offers. (2) The Company will undertake towards the trustee for the Company’s debentures (Series I) to issue notice to him, and to report to the public, immediately upon the Company’s receipt for discussion of an outline regarding the conversion of the tender offers (by means of an issuance of debentures and any other similar outline in connection with the aforementioned tender offers), and that no decision will be reached, by any of the Company’s various organs, before the passage of 7 business days after the date of the aforementioned notice and report, if and insofar as such decisions will be reached. Against the aforementioned undertaking, the trustee changed, at that time, his intention of convening an urgent meeting of debenture holders (Series I) on the matter.
(4)
On November 16, 2015, a letter was sent to the Company and to its Board members from the trustee for the Company’s debentures (Series I), in which, inter alia, the Company was required to complete, immediately and without any delay whatsoever, the capital raising for the Company in the amount of NIS 200 million, in accordance with Dolphin Netherlands’ proposal from June 29, 2015 (as specified in Note 15.b.(4) above).
Additionally, the Company received a copy of the letter by the trustee for the Company’s debentures (Series I) towards the trustees for the debt settlement in IDB Holdings, from that same day, in which, inter alia, it was noted that, according to information which was given to the trustee for the Company’s debentures (Series I), actions and demands which are raised by the trustees for the settlement may delay or prevent an immediate capital raising for the Company, and therefore, the trustee for the debentures (Series I) announced that he would consider actions of this kind, insofar as they prevent or delay the completion of the guaranteed capital raising for the Company, as an action which breaches the duties of good faith which are prescribed in law for the minority shareholders which are represented by the trustees for the settlement.
(5)
On November 18, 2015, a letter was sent to the Company and to its Board members and to Dolphin Netherlands by the trustee for the Company’s debentures (Series I), in connection with the proposal that had been presented by Dolphin Netherlands to the trustees for the settlement from November 2015, which included an amended arrangement with respect to the undertakings to perform tender offers in accordance with the debt settlement in IDB Holdings.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.
Correspondence with the trustees for the Company’s debenture holders and actionstaken by the trustees for the debenture holders (cont.)
(5)
(cont.)
In the letter it was noted, inter alia, that the amended outline which was proposed by Dolphin Netherlands is not acceptable to the Company’s debenture holders (Series I), and that the Company and its corporate officers are required to sign, verify and report to the public, without delay, that any amount which will be injected into the Company by the controlling shareholder, in accordance with its undertaking with respect to the raising of capital for the Company, will be provided as a capital investment, or alternatively, against an allocation of debt which is fully subordinated to the terms of the debentures (Series I), and that the Company will be entitled, at all times, to convert the aforementioned debt into capital, insofar as the Company’s requirements and liabilities to its creditors require the above.
In the Company's letter of response, dated November 25, 2015, it is stated that as of the timing of its letter, the Company is continuing to progress the issuance of shares to the public and that as of that time, the Company does not have an agreed outline other than the planned issue of capital, and that if and when such an outline is presented to it, the Company will examine it thoroughly (see Note 16.G.2.e above for details regarding the approval for an alternative outline for an injection into the Company by way of the injection of subordinated debt. It was further noted that the Company does not agree with the position taken by the trustee for the Company's bonds (Series I) regarding the financial position and that the Company always acts and will continue to act with full transparency opposite the trustee for the holders of the bonds (Series I) and that there is nothing to prevent him from stating his position regarding the outline that may be proposed, insofar as it may be proposed and it has even agreed to inform the trustee, as aforesaid, sufficient time in advance for any agreed outline that it may receive for discussion, as aforesaid.
(6)
After the Company reported that consent had been reached with regard to the alternative outline for an injection, by way of the injection of subordinated debt by Dolphin Netherlands, as detailed in Note 16.G.2.e. above, on December 3, 2015, the Company received a letter from the representatives of the trustee for the holders of the Company's bonds (Series I), in which it was claimed, inter alia, that the liability that the debt will be subordinate to all of the Company's debts must be given opposite all of the creditors (and not only between the parties to the outline as is written in the outline) and also that Dolphin Netherlands' offer, within the context of the alternative outline for an injection is not equivalent to its commitment to inject equity in to the Company as part of Dolphin Netherlands’ offer of June 29, 2015. Accordingly, it is claimed in the letter, the Company is required to reject the outline for an alternative outline and to take action immediately for the completion of the public offering. Dolphin Netherlands clarified on December 3, 2015, that the Company's creditors would have the right to claim that the debt is subordinated.
In accordance with the aforesaid, in a letter dated December 6, 2015, IDB Development rejected the said claims by the trustee for the holders of the Company's bonds (Series I), and noted that in view of the clarification of Dolphin Netherlands the need to respond to the bond holders' trustee (Series I) in this regard become unnecessary. Furthermore, the Company indicated in such letter, inter alia, that the proposal of Dolphin Netherlands regarding the subordinated debt was reviewed by the relevant organs and committees of the Company and was lawfully approved after an elaborate and in-depth review of the Company's needs and the existing alternatives and that the outline contained in said proposal will result in an immediate injection of funds to the Company in a scope exceeding the amounts Dolphin Netherlands is committed to inject according to its commitments by virtue of its proposal dated June 29, 2015.
(7)
On January 7, 2016, the trustees for the Company’s debenture holders (Series I), and on January 11, 2016, the trustees for the Company’s debenture holders (Series G and J), published a notice regarding the convening of a meeting of debenture holders from the aforementioned series, whose agenda will include, inter alia, reporting by the Company’s representative to the holders of the aforementioned debentures regarding the expected impact on the Company’s ability to service its liabilities, due to the non-success of the negotiations for the sale of the Company’s holding in Clal Holdings Insurance Enterprises, and the passage of the time set in the Commissioner's outline for the signing of an agreement for the sale of the control of Clal Holdings Insurance Enterprises, (see Note 3.H.5.c. above).

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.
Correspondence with the trustees for the Company’s debenture holders and actionstaken by the trustees for the debenture holders (cont.)
(7)
(cont.)
Moreover, on January 7, 2016, the Company received a letter from the trustee for the holders of the Company’s debentures (Series I), in which, inter alia, the aforementioned trustee claimed that following the non-success of the negotiations for the sale of the Company’s holding in Clal Holdings Insurance Enterprises, in consideration of the Company’s cash requirements, as reflected in the cash flow forecast which was included in the Company’s reports for the third quarter of 2015, and in the outline which was ordered by the Commissioner for the sale of parts of the Company’s holding in Clal Insurance Enterprises (see Note 3.H.5.b above), there is an immediate need to perform a significant capital raising for the Company, with the support of the Company’s controlling shareholders. In light of the above, the Company is required: (A) to prepare for a capital raising in the amounts which are required by the Company, including the receipt of an undertaking from the controlling shareholder to participate in the capital raising, in accordance with its share in the Company’s issued capital; (B) To immediately secure any other certain external source to finance the amounts which the Company lacks to service its liabilities in 2016, without causing discrimination between the status of its various creditors; (C) To refrain from the performance of any payment to a financial creditor without securing external financing in the amount of the payment to the aforementioned creditors, which will prevent concern regarding preference of creditors; and (D) In connection with payment to a financial creditor of the Company, in the amount of NIS 15 million, which is due on January 15, 2016, the trustee for the holders of debentures (Series I) stated that if a solution is not presented to him which ensures that the payment to this creditor does not constitute preference of creditors, he intends to add to the agenda of the meeting of debenture holders which he convened, as stated above, additional issues, including the passing of resolutions for the purpose of the initiation of legal proceedings.
(8)
Further to the demands of the trustee for the holders of debentures (Series I), as stated above, and his convention of a meeting of debenture holders, on January 11, 2016, the Company’s Board of Directors resolved, in consideration of the Company’s financing requirements, that if by February 15, 2016 the Company has not raised a total of NIS 15 million, by way of exercise of warrants and/or any other capital raising and/or by way of subordinated debt ("Previous Capital Raising"), then the resolution of the Company’s Board of Directors will enter into effect, with no need for an additional resolution, to raise capital on February 15, 2016, by way of a public offering at a scope which will not fall below a total of NIS 15 million. Additionally, further to the aforementioned resolution, Dolphin Netherlands announced to the Company that it undertakes to participate in the aforementioned public offering, which will supplement the amount that will be raised by the Company within the framework of the aforementioned public offering to a total of NIS 15 million (less any amount which will be received by the Company as a previous capital raising), according to a price per share which will be determined in accordance with conventional market conditions.
In light of the aforementioned resolution, on January 12, 2015, the trustees for the debenture holders (Series G, I and J) announced to the Company the cancellation of the meetings of the holders of the aforementioned debentures, which had been convened, as stated above.
(9)
For information regarding a letter that was sent to the Company and directors in the Company by the trustees for the holders of 3 bond series of the Company, on February 2, 2016 following the resolution of the Board about the planned share issuance and a letter from a shareholder in the Company regarding the planned share issuance, see Note 15.B.8 above.

IDB Development Company Ltd.

Note 16 – Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.
Correspondence with the trustees for the Company’s debenture holders and actionstaken by the trustees for the debenture holders (cont.)
(10)Actions of the trustee for the holders of the Company’s series I bonds and the trustees of the series G and J bonds of the Company with regard to the debt arrangement in IDB Holdings – following the Company’s reports regarding the contacts that took place between Dolphin Netherlands, the trustees for the debt arrangement in IDB Holdings and the Company, and the signing of the amendment to the debt arrangement subsequent thereto, as stated in note 16.G.(2)(f) above, on February 23, 2016, the trustee for the Company’s series I bonds gave notice of the convening of a meeting of the series I bondholders which took place on February 28, 2016, at which the agenda included the following matters: a report and discussion of the proposal of the Company and its controlling owner and the proposal of the trustee for the series I bonds for an alternative outline, pursuant to the letters that he sent to the Company in February 2016 as stated below, and a discussion regarding the ways available to the holders of the series I bonds to protect their rights, including the filing of legal proceedings in order to stop payments to other financial creditors. In a letter that was sent by the aforesaid trustee to the Company and the members of its Board of Directors on February 16, 2016, included an alternative outline to the outline with regard to which contacts were taking place at that time between Dolphin Netherlands, the trustees of the arrangement and the Company. Within the framework of the alternative outline that was proposed as aforesaid, it was stated, inter alia, that the amount of the promised injection should guaranteed in advance the ability of the Company to pay its undertakings at least until the end of 2016, and it also included a provision that the holders of the series I bonds would be given suitable charges in order to allow ‘reverse engineering’ of the situation so that the position of the series I bondholders would be similar to their position had the Company entered into insolvency on the date of the aforesaid letter.
In an additional letter that was sent by the trustee for the series I bonds on February 23, 2016, to the Company, the members of its Board of Directors and Mr. Eduardo Elsztain, it was stated that on the basis of express representations of the Company and the controlling shareholder, the trustee for the series I bondholders and his advisers agreed to delay the convening of meetings of the aforesaid bondholders and receiving clear instructions to begin proceedings in order to prevent the making of payments to short-term creditors. However, in view of the Company’s notice that instead of raising capital for the Company from the public it intends to issue capital and bonds to the controlling shareholder, and the issue of the bonds is expected to be done by way of expanding the long term series I bonds (see the provisions of the amendment to the debt arrangement, as stated in note 16.G.(2)(f) above), the trustee for the series I bonds decided to convene a meeting of the bondholders as aforesaid. In addition, within the framework of his aforesaid letter, the trustee for the series I bondholders repeated his demand to make any payment to the short-term creditors conditional upon finding a secure mechanism that will be able, by way of ‘reverse engineering,’ to ensure that no preference of creditors will take place. and he claimed that the company is insolvent and therefore it should use all of its rights and assets, including its ability to raise capital from the public or from the controlling shareholders, for the benefit of all of the creditors.
In an additional letter of the trustee for the series I bonds to the Company, the members of its Board of Directors and Mr. Eduardo Elsztain dated February 25, 2016, the trustee for the aforesaid bonds reiterated, inter alia, his opposition to an expansion of the Company’s series I bonds pursuant to the amendment to the arrangement as aforesaid, and demanded, inter alia, the sending of copies of his aforesaid letters to the insurance company that insures the liability of the Company’s officers.
On February 25, 2016, the trustee for the series I bonds published a supplementary report regarding the convening of a meeting of the holders of bonds from the aforesaid series, in which he added to the agenda of the general meeting a discussion and report with regard to the motion that was filed with the court to convening a meeting of the shareholders and option holders in order to vote on the amendment to the debt arrangement, and the preliminary response that was filed by the trustee as aforesaid with the court. Within the framework of the meeting that took place as aforesaid on February 28, 2016, a report was given, inter alia, by a representative of the Company, and a report was given by the economic adviser of the trustee and the series I bondholders with regard to the financial position of the Company.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.
Correspondence with the trustees for the Company’s debenture holders and actionstaken by the trustees for the debenture holders (cont.)
(10) Actions of the trustee for the holders of the Company’s series I bonds and the trustees of the series G and J bonds of the Company with regard to the debt arrangement in IDB Holdings (cont.)
Moreover, on February 25, 2016, the trustee for the series I bonds published an invitation to hold an additional meeting of the series I bondholders without an actual meeting on February 29, 2016, at which the agenda proposes authorizing and instructing the trustee for the series I bondholders to oppose, and for this purpose to take all of the legal steps required at his discretion, the proposed outline for amending the debt arrangement in IDB Holdings, unless collateral will be given for the series I bonds or subordinated debt to the aforesaid bonds will be issued, all of which as will be approved by the meeting of the holders of the aforesaid bonds.
On February 28, 2016, the Company received a copy of a letter from the trustees of the series G and J bonds of the Company that was sent to the trustee for the Company’s series I bonds, in which the trustees for the series G and J bonds said that the actions that were carried out on behalf of the holders of the series I bonds were likely to cause all of the interested parties very serious damage, including the frustration of an injection of more than NIS 500 million into the Company (of which approximately NIS 335-350 million by means of a capital injection or subordinated debt). Therefore, the trustee for the series I bondholders was requested, inter alia, to withdraw the claims that were raised by him within the framework of the responses that he filed with the court.
On February 28, 2016, the trustee of the series I bonds gave notice of the calculation of the meeting of the series I bondholders that was convened for February 29, 2016, and subsequently he gave notice of the convening of an additional meeting of the series I bondholders for March 1, 2016, where the agenda would include authorizing and instructing the trustee for the series I bonds to start all of the legal proceedings required at his discretion in order that the proceeding of approving the outline of the arrangement proposes by the company would be done within the framework of a proceeding of the Company pursuant to section 350 of the Companies Law (and not merely as an amendment to the debt arrangement of IDB Holdings as the Company requested), and that the position of the trustee and the holders of the series I bonds would be required in order to approve the amendment of the arrangement between the Company, the controlling owner and the trustees of debt arrangement in IDB Holdings as stated in note 16.G.(2)(f) above. Despite the aforesaid, it was clarified that a motion for an injunction against the amendment of the arrangement will be subject to separate and additional approval of the meeting of the series I bondholders.
It was further clarified in the notice of the convening of the aforesaid meeting that the trustee for the holders of the series I bonds will be entitled to remove his opposition, insofar as an amendment or replacement of the outline will be agreed between the Company and the trustee for the holders of series I bonds, which will allow “reverse engineering,” the issue of debt that is subordinated to the series I bonds and an investment in the capital of the Company in a total amount of at least NIS 800 million, or any other offer, providing that it will be approved by a meeting of the series I bondholders. On March 1, 2016, the Company was told by the trustee of the series I bonds that a meeting of the series I bondholders that took place on that day approved the aforesaid resolution.
On March 1, 2015, the Company received a letter from the representative of the trustee for the series I bonds in which the Company is required to furnish the trustee with an economic and legal opinion that the Company has received, including an opinion that relates to the question of the Company’s settlement capacity. On March 3, 2015, the Company replied, inter alia, that the objection of the trustee for the series I bonds to the application that has been presented to the Court for the amendment of the debt arrangement and the other moves that have been made out of the narrow interest of the holders of the series I bonds alone, in an attempt to further improve their situation and that his demand to receive such documents constitutes a lack of good faith and the Company does not agree to it.

IDB Development Company Ltd.

Note 16 – Bonds, Bank Loans and other Financial Liabilities at Amortized Cost (cont.)
H.  Correspondence with the trustees for the Company’s debenture holders and actions taken by the trustees for the debenture holders (cont.)
(10) Actions of the trustee for the holders of the Company’s series I bonds and the trustees of the series G and J bonds with regard to the debt arrangement in IDB Holdings (cont.)
On March 1, 2016, the trustee for the holders of series I bonds gave notice of the convening of an additional meeting of the series I bondholders, which would take place without convening on March 6, 2016, on the agenda of which would be the appointment of a representation for the series I bondholders, which would have the authority, inter alia, to assist the trustee for the holders of the series I bonds and to act as the agent of the trustee and holders of the series I bonds in examining the possibility with the Company and/or the controlling shareholder of giving collateral to the holders of series I bonds, in examining the financial position of the Company and its ability to comply with the terms of the Series I Trust Deed and in taking action in order to protect the holders of the series I bonds.
The trustee for the holders of the bonds (Series I) announced that a meeting of the holders of the said bonds, which was held on March 6, 2016, had decided to appoint representative of the holders of the bonds (Series I) as aforesaid. In continuation of the aforesaid, the trustee for the holders of the bonds (Series I) announced the calling of a meeting of the holders of the said series for March 22, 2016 (without actually meeting (in order to elect a number of members of the representation and their identities. At the said meeting, it was decided to appoint such representation and to appoint a single member as representative.
For details regarding the various responses and replies that were presented to the Court by the trustees for the holders of the Company’s bonds (Series G, I and J) with regard to the amendment of the debt arrangement in IDB Holdings, see Note 16.G.(2).(f) above, , on March 10, 2016, the Court approved the amendment of the debt arrangement in IDB Holdings, whilst rejecting the objections raised by the trustee for the Company’s bonds (Series I) to the amendment of the debt arrangement.
On March 17, 2016, an additional letter was delivered from the trustee for the bonds (Series I) to the Company and to the members of its Board of Directors, in which, inter alia, the said trustee repeated his position regarding the state of the Company and the concern about its being in an environment of insolvency even after the execution of the injections that are expected from the controlling shareholder within the framework of the amendment of the debt arrangement in IDB Holdings. In addition, the trustee once more called upon the Company and its representative to go back and to discuss the possibility of reaching agreements that would remove the shadow of harm from the long-term creditors (the holders of the bonds (Series I) of the Company). On March 22, 2016, the Company once again rejected the claims made by the trustee for the bonds (Series I) and noted, inter alia, that it has settlement capacity and that it benefits from a significant portfolio of assets, furthermore, it also has significant, proven financial support from the controlling shareholder in it and that is making and will continue to make use of its resources, including the monies that have been injected and will be injected into it within the framework of the amendment of the debt arrangement, for the purpose of settling payments to its creditors in accordance with the existing repayment schedules.
In March 2016, the trustees for the holders of the Company’s bonds (Series G and J) announced the calling of a meeting of the holders of the bonds of those series, where on the agenda, inter alia, there were updates and consultations in the light of the Company’s recent publications, which preceded the notification of the calling of the said meeting as well as a discussion and consultation on the question of the need to appoint representatives of the holders of the bonds of those series.

IDB Development Company Ltd.

Note 17 - Provisions
A. Composition
	Site dismantling and remediation(A)	Legal claims(B)	Contractual obligations and onerous contracts(C)	Provision for warranty and other provisions	Total
	NIS millions

Balance as at January 1, 2015	21	95(1)	282	20	418
Provisions made during the year	3	41	60(2)	1	105
Provisions utilized during the year	-	(10)	(48)	(1)	(59)
Provisions reversed during the year	(4)	(19)	(7)	(2)	(32)
Balance as at December 31, 2015 (unaudited)	20	107	287	18	432

Non-current portion	20	-	203	18	241
Current portion	-	107	84	-	191
Balances as at December 31, 2015 (unaudited):	20	107	287	18	432

Non-current portion	21	-	196	18	235
Current portion	-	95(1)	86	2	183
Total as at December 31, 2014:	21	95	282	20	418

(1) Reclassified, see note 1.F.1. above.

(2) See Note 7.B.(1) above and below regarding a provision that has been recorded in Property & Building in connection with HSBC and Note 3.H.3.b. above regarding a provision that has been recorded by Shufersal in respect of onerous rental contracts, for the leasing of commercial areas, which are not cancellable.

A.  Site dismantling and remediation - The Group companies are required to recognize certain costs of removal of assets and remediation of sites on which the assets were located. The aforesaid expenses are calculated based on the dismantling value in the current year, while taking into consideration the best assessment of future changes in price, inflation, etc., and are capitalized at a risk-free interest rate. The forecasts regarding the volume of the removed or constructed assets are updated according to expected changes in regulations and technological requirements.
B. Legal claims - Legal claims are filed against Group companies in the ordinary course of business, and regarding part of the claims, motions are filed for approving them as class actions. Where provisions were necessary to cover the exposure resulting from said claims, provisions were included, which are adequate in the opinion of the managements of the Group companies, based on, inter alia, legal opinions regarding the chances of such claims. For details on claims, see note 23.C. below, and for details on contingent liabilities, see note 23.A. below.
C. Contractual obligations - Provisions for contractual obligations include a number of obligations arising from a contractual liability or legislation, in respect of which there is a high component of high uncertainty in terms of the timing and the amounts required in order to settle the liability.

IDB Development Company Ltd.

Note 18 - Employee benefits
Employee benefits include post-employment benefits, other long-term benefits, termination benefits, short-term benefits and share-based payments The Group’s liability for employee severance benefits in respect of its Israeli employees is calculated in accordance with Israeli severance pay law.
As regards post-employment benefits, Group companies have defined benefit plans for which they contribute to central severance pay funds and insurance policies. The Group companies also have defined contribution plans for some of their employees who are subject to section 14 of the Severance Pay Law, 5723-1963. Regarding share-based payments in a main investee company, see Annex II of the Financial Statements.
A. Employee benefits that are presented under non-current liabilities:
	As at December 31
	(unaudited)2015	2014
	NIS Millions

Present value of unfunded obligations	103	104
Present value of funded obligations	422	449
Total present value of defined benefit obligations (post-employment)	525	553
Fair value of plan assets (1)	369	392
Recognized liability for defined benefit obligations	156	161
Liability for other long-term benefits	10	12
Additional employee benefits that are presented under assets (2)	1	1
Total	167	174

(1) Plan assets comprise:
Equity instruments	61	73
Government bonds	143	146
Corporate bonds	87	100
Cash and other	78	73
Total	369	392

Total employee benefits presented in the following sections:
(2)Assets designed for payment of benefits for employees(presented under loans, deposits, restricted deposits and non-current receivables	1	1
Long-term employee benefits	167	174

B. Employee benefits that are presented under current liabilities:
Additional amounts are presented under other payables in respect of employee benefits:

As at December 31
(unaudited) 2015	2014
NIS Millions
383	344

IDB Development Company Ltd.

Note 18 - Employee benefits (cont.)
C. Significant changes in employee benefits in Cellcom
1. In February 2015, Cellcom entered into a commitment under a collecting labor agreement with representatives of the employees and with the New General Federation of Labor for a period of three years (from 2015 to 2017). The agreement applies to the employees of Cellcom and of Netvision, Cellcom's subsidiary company, except for certain management and other positions. The agreement relates to various aspects of policies and terms of employment, including the minimum salary, annual pay rises, incentives, benefits and other non-recurring or annual payments for employees, the welfare budget, as well as procedures for the manning of positions, moving positions and dismissal and the authorities of Cellcom's management and of the representatives of the employees in relation to such procedures. The agreement includes conditions in accordance with which the employees have the right to participate in Cellcom's operating profits above a certain threshold and to enjoy additional benefits under certain conditions. In Cellcom's assessment, the cost of the agreement to Cellcom, throughout its period is expected to be approximately NIS 200 million, before tax. Cellcom recorded a non-recurring expense of NIS 30 million in respect of the agreement in 2015 and the Company's share of the expense is NIS 10 million.
2. In April 2015, in cooperation with the workers' committee, Cellcom launched a voluntary retirement program for employees. As a result, Cellcom recorded an expense in 2015 in an amount of NIS 25 million in respect of the total amount of the grants for employees who have signed up for this program, and the Company's share of this expense is NIS 7 million.
D. Significant changes in employee benefits in Shufersal
In January 2015, a temporary directive was published in the Official Gazette in accordance with which the minimum salary will be increased in three tranches, as follows: As from April 2015, the minimum salary was increased to NIS 4,650 a month, as from July 2016, the minimum salary will be increased to NIS 4,825 a month and ad from January 2017, the minimum salary will be increased to NIS 5,000 a month. In addition, in March 2015, the New General Federation of Labor and the Presidents of the Employers' Organizations announced an updating of the minimum salary agreement was being updated, in accordance with which an additional tranche will take place in December 2017, such that the minimum salary will be increased to NIS 5,300. As a result of the raising of the minimum salary, Shufersal's salary expenses increased by NIS 43 million in 2015 as compared with 2014.

Note 19 - Accounts Payable and Credit Balances
	December 31
	2015 (unaudited)	2014
	NIS millions

Accrued expenses - interest	388	491
Accrued expenses - other	147	131
Liabilities to employees	383	344
Institutions	59	62
Advances from purchasers of apartments	251	204
Provisions for expenses	149	90
Advance payments from customers	348	367
Advanced revenues	143	77
Liabilities in respect of option for the purchase of a partnership (2)	133	-
Other accounts payable and credit balances	136	108 (1)
	2,137	1,874
(1) Reclassified; see note 1.F.1 above.
(2) See footnote (2) in Note 16.A.2 above.

IDB Development Company Ltd.

Note 20 - Trade Payables
	December 31
	2015 (unaudited)	2014
	NIS millions

Outstanding debts	2,163	2,130 (1)
Post-dated checks	455	338
	2,618	2,468
(1) Reclassified; see note 1.F.1 above.

Shufersal purchases from a main supplier amount to NIS 986 million in 2015 and to approximately NIS 1.2 billion in 2014.

Note 21 - Financial Instruments
A. Management of financial risks
The Group is exposed to the following risks, which arise from the use of financial instruments:
- Credit risks
- Market risks (comprised of index risk, currency risk, interest risk and other price risk)
- Liquidity risks
- Operating risks
The Company does not determine the risk management policy of its investee companies.
The person responsible for the management of financial risks in the Company is the chief financial officer.
The direct handling of the Company’s financial exposures, the formulation of hedging strategies, the supervision of their implementation and the provision of an immediate response, if possible – taking note of the various restrictions that apply to the Company (see note 16.E above), to unusual developments in the various markets that have a direct impact on the Company’s risks, if they are relevant to the Company, is in the hands of the person responsible for the management of risks in the Company, who is assisted by a team, and all such matters are discussed and examined by the Company’s audit committee and Board of Directors.
As at the reporting date, the principal risk that the Company faces is the liquidity risk (see below).
Exposure to fluctuations in the market value of investee companies
Most of the assets of the Company are direct investments in two companies, the shares of which are traded on the stock exchange: Discount Investments and Clal Holdings Insurance Enterprises. The investment in Discount Investments is usually a long-term investment and is not presented in the Statement of Financial Position at fair value. The investment in Clal Holdings Insurance Enterprisesis measured at fair value through profit and loss (see notes 3.H.5.a-d above). Changes in the prices of the securities of these companies and of companies held by them can affect, directly or indirectly, the reported business results, capital, cash flows, the value of the Company and/or the equity value; they can also have an impact on the possibilities and terms of realization of these assets, that are and can be used as collateral to secure credit, on the rating of the Company’s bonds, on the degree to which the Company complies with the financial covenants of lenders and supervisory agencies, on the ability to distribute a dividend, on the availability of credit and financing and the terms thereof. In this respect, a negative change in prices, may result, among other things, in a decrease in the consideration and/or the equity (directly in equity or through profit and loss – pursuant to generally accepted accounting principles) of the Company and of the investment companies held by it, a decrease in the profitability of the investee companies and reductions recorded by the Company and investee companies thereof in their investments in investee companies.
The Company does not usually use hedge instruments against these risks.
The security and economic situation in Israel and around the world may also have a negative impact on the business results of the investee companies, and accordingly, on the business results, equity, cash flows and value of the Company.
The Company is indirectly exposed, mainly through its major investments and their investee companies, to changes in the prices of raw materials, the prices of securities, other prices and other economic indices, which may have a material impact on the assets and liabilities of the companies, including the liabilities of the companies to vendors, customer debts to the companies, the value of inventories held by the companies and of other assets and liabilities. In addition, the Company is exposed to inflation, interest and exchange rate risks.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)
Exposure to fluctuations in the market value of investee companies
The major companies impacting on the market risks of the Company are the direct investee companies – Discount Investments and Clal Holdings Insurance Enterprises(“Clal Insurance”), and a number of Discount Investments' investees: Cellcom, Koor, Adama, Shufersal and Property & Building.
1. Risk management policy of the Company and its wholly-owned companies (excluding IDB Tourism)
Market risks - The Company is directly exposed to market risks as a result of changes in the tradable value of its holdings, primarily for the Company's holding in shares of Clal Holdings Insurance Enterprises changes in the consumer price index, and changes in interest rates, which may affect its assets and liabilities and impair the business results, equity, cash balances and cash flows, and the value of the Company. Considering the situation of the Company and the restrictions applying to it, the ability of the Company to manage market risks has significantly decreased, since, as at the reporting date the Company is not able to engage in new hedge contracts.
The Company is exposed to the various market risks, also indirectly, due to the impact thereof on its investee companies.
Direct exposure of the Company’s liabilities to the CPI increase – As at the date of the statement of the financial position, the Company has CPI-linked liabilities totaling NIS 2.2 billion with a duration of 3.1 years, compared with CPI-linked liabilities totaling NIS 2.6 billion with a duration of 3.5 years as at December 31, 2014. These index-linked liabilities constitute 71% and 66% of the Company’s debt as at December 31, 2015 and 2015, respectively.
In the past, the Company executed a swap transaction for the exchange of a CPI-linked liability (the Company’s bonds ((Series G) for a nominal liability. The balance at the date of the Statement of Financial Position replaces NIS 21million nominal value of the Series G in the fixed interest Shekel cash flows.
It should be noted, that the value of the contract of the stated type is measured in the statement of financial position according to fair value, and it is effected not only from the actual increase in CPI, but also and primarily from the expectations reflected in the market with regard to the remaining period (and which may change from one period to the next). This causes the economic hedge by the contract not to reduce the volatility of the accounting expense, and sometimes even increase it.
Exposure to variances in the market value of the Company’s assets and the effect of market variables on these values – as a general rule, the Company does not perform hedging transactions against these exposures, mainly because these assets are held, usually, for an extended period. However, in some cases in the future such hedges may be performed as said.
Effects of NIS exchange rates - The Company is exposed to the effect of exchange rates on the fair value of investee companies, which operate abroad, and/or mostly in foreign currency.
Liquidity risks
For details regarding the Company’s financial position and plans, see note 1.B above.
The Company has included a forecast statement of cash flows for the Company and its wholly owned head office companies (apart from IDB Tourism) in the Report of its Board of Directors as at December 31, 2015, in which details are provided of the liabilities and the financial sources from which the Company expects to settle them in a period of two years starting from the date of the statement of financial position.
The Company’s activity (repayment of debts, general and administrative expenses, investments and in the past) is financed mainly by proceeds from the sale of assets, and in the past, generally, by dividends that have been received from investee companies, issuances of bonds and loans from financial corporations, including from banks. Since the completion of the debt arrangement at IDB Holdings, the Company’s payments include primarily repayments of debts and general and administrative expenses and they are financed by raising capital, in which the controlling shareholder takes a significant part. As at December 31, 2015, the liquid means held by the Company totaled NIS 244 million as at December 31, 2014. The Company manages liquidity risks in order to ensure a sufficient degree of liquidity for meeting its obligations and expected payments on time, to the extent possible without damaging the assets value as stated. For this purpose, the Company recently performed raisings of capital, primarily from the controlling interest, inter alia by way of rights issue to its shareholders, the exercise of option warrants and the raising of convertible subordinated debt from the controlling interest. Among other methods, the Company uses cash flow forecasts, to the extent possible given the nature of its businesses, in order to monitor cash flow requirements.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)
1. Risk management policy of the Company and its wholly-owned companies (excluding IDB Tourism) (cont.)
Liquidity risks (cont.)
The duration of the gross outstanding debts of the Company, which as at December 31, 2015 amounted to NIS 2.6 billion, is 3.1 years (compared to 2.9 years as at December 31, 2014).
The Company has bank loans of NIS 510 million and a loan from a financial institution of NIS 63 million as at December 31, 2015, in respect of which the Company undertook to comply with financial covenants. For details on the financial covenants and causes for immediate repayment, including due to change of control, and agreements reached with regards thereto, see note 16.E. above.
For details on a secured loan from a financial institution, against which the Company pledged a deposit and part of its investments, including additional charges subsequent to the date of the Statement of Financial Position, see Note 16.C.2. above.
The Company is exposed to a liquidity risk deriving also from it being part of one of the major borrower groups in the Israeli economy and as such – it is subject to the restriction of a group of borrowers or an individual borrower in Israeli banks.
For details on guarantees and comfort letters furnished by the Company to a subsidiary, see Note 22.C-D.1. below.
As at the date of the statement of financial position, the bonds of the Company were rated B with a negative outlook. In January 2016, subsequent to the date of the Statement of Financial Position, Maalot lowered the rating of the Company’s bonds to CCC, with the rating outlook remaining negative. See Note 16.D. above for details. See also in the said note regarding the CCC rating that was set by Maalot in March 2016 in connection with the expansion of up to NIS 200 million of bonds (Series I) of the Company.
For details regarding the approval of the amendment of the debt arrangement in IDB Holdings, which includes the injection of funds into the Company (including by way of the expansion of the Company’s Series I of bonds) see Note 16.G.(2).(f) above.
Exposure to changes in interest rates – The Company has NIS-denominated liabilities at variable interest rates, to banks and a financial institution, at a total amount of NIS 573 million. Therefore, an increase in the interest rate will cause an increase in the Company’s future interest payments.
Credit risks – In accordance with the policy of the Board of Directors, the Company’s management invests liquidity surpluses mainly in deposits in local banks, which are not creditors of the Company, with the aim of maintaining the liquid balances at low risk. As at December 31, 2015, the Company’s total liquid balances amounted to NIS 44 million, which have been deposited in deposits, primarily in a bank to which the Company is not indebted.
The Company’s policy with regard to risk management, as specified above, is only performed for the Company itself and wholly owned subsidiaries, apart from IDB Tourism.
The Company does not set policy and does not manage the risks of its investee companies. The policy of the investee companies is set directly by the companies themselves. Furthermore, the Company does not engage in activities designed to hedge market risks deriving from the operations of its investees, or from the operations of companies held by them. Moreover, the Company does not manage the aggregate risks of the investee companies and/or the companies held by them.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)

2. Risk management policy of subsidiaries

a. Discount Investments
Market risks - Discount Investments is directly exposed to market risks resulting from changes in exchange rates and in the rate of inflation in Israel, as well as from market variables that affect the markets on which its holdings are traded and accordingly the value of such. Discount Investments is also exposed indirectly to various market risks that affect the performance of its investee companies.
Approximately 77% of Discount Investments’ debt as at December 31, 2015, is in CPI-linked NIS-denominated bonds, and the rest of the debt is in unlinked NIS-denominated loans and bonds. The bonds bear fixed interest, and their fair value is affected from time to time by changes in the market interest rate.
Direct effects of the NIS exchange rates – As at December 31, 2015, Discount Investments held USD 25 million, which was received within the context of a distribution of a dividend , which Adama executed in December 2015, which will be used to pay interest in respect of a non-recourse loan, which Koor received from a Chinese bank (see Note 3.H.4.a above for details regarding the distribution of the dividend and Note 16.F.1.b above for details regarding the non-recourse loan). Occasionally, Discount Investments sells or purchases holdings, the consideration of which is denominated in foreign currency, usually the dollar. The exposure in these transactions is present in the period before the closing of the transaction.
Discount Investments is also exposed to the effect of exchange rates on the NIS market value of its investee companies that operate abroad and/or mainly in foreign currency.
In addition, the non-recourse loan specified in Note 16.F.1.b. above, which Koor received as part of the completion of the merger transaction of Adama with ChemChina, is exposed to changes in the exchange rate of the U.S. Dollar.
Direct exposure to the increase in the CPI – As at December 31, 2015, Discount Investments has debt in respect of CPI-linked bonds in an amount of NIS 3.5 billion, with a duration of approximately 4.46 years.
Discount Investments partially hedges this exposure by acquiring CPI forward contracts for periods between 1-3 years. As at December 31, 2015, the contracts held amounted to NIS 850 million, for an average remaining period of 12 months.
It should be noted that these kind of contracts are measured for accounting purposes at fair value, which is affected not only by the actual increase in the CPI until the date of measurement, but also by the market’s anticipations for the rest of the period (and which may change from one date of measurement to the other). The effect of the aforementioned is that the economic hedge obtained by using these contracts may not reduce the fluctuations in the accounting result, and sometimes may even increase it.
Exposure to fluctuations in the market values of Discount Investments’ assets and to the effect of market variables on these values – Discount Investments does not hedge against such exposures.
Exposure to changes in interest rates – Bonds issued by Discount Investments and bank loans received by it, amounting to NIS 4.2 billion and NIS 147 million, respectively as at December 31, 2015, bear fixed interest, and are therefore not exposed to cash flow fluctuations from changes in interest rates. Bank loans received by Discount Investments, totaling NIS 219 million at December 31, 2015, and have variable interest rate, are exposed to changes in the prime interest rate. In addition, the non-recourse loan specified in Note 16.F.1.b. above, received by Koor as part of the completion of the merger transaction of Adama with ChemChina, is exposed to changes in the LIBOR interest rate of the US Dollar for 6 months (this interest rate moved in 2015 between 0.4% and 0.8%, and proximate to the date of approval of these financial statements, is approximately 0.9%). As at the date of approval of these financial statements, Discount Investments does not hedge this risk. In the past, Discount Investments did not engage in hedges against the value exposure deriving from the fixed interest rates of its bonds, and that was the situation also as at the date of approval of these financial statements.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)

2. Risk management policy of subsidiaries (cont.)

a. Discount Investments (cont.)
Credit risks - In accordance with the policy of the Board of Directors of Discount Investments, the management of Discount Investments invests its surplus liquidity so as to obtain a fair return on it, while maintaining a suitable return-risk ratio, in solid channels – mainly short-term shekel deposits in a number of major Israeli financial institutions, and it also invests in liquid securities, which mainly include trust funds, exchange traded funds, government and corporate bonds with a rating of at least A+ and corporate bonds abroad have been rated with the international rating of Investment Grade and above. In addition, the maximum percentage of securities of a single issuer, which Discount Investments holds in its portfolio does not exceed 10% of the value of its investment portfolio. Discount Investments carries out transactions in derivative financial instruments only through banking corporations and entities that are required to maintain collateral levels in accordance with scenarios. Except for the above, Discount Investments has no other material financial assets that are exposed to credit risks.

Liquidity risk – The policy of Discount Investments is to act so that it has sufficient liquid resources to meet its liabilities when due. Within this framework, Discount Investments aspires to maintain an appropriate cash balance. It is noted, that as at December 31, 2015, Discount Investments has a liquid resources balance of NIS 798 million, exclusive of an amount of NIS 98 million, which was received within the context of the distribution of a dividend, which was executed by Adama in December 2015, and which will be used by Discount Investments for payments of interests (and any tax payments that may apply) in respect of a non-recourse loan that Koor received within the context of the sale of Adama to ChemChina, where the total repayments of the principal and the interest in respect of Discount Investments' debt (without taking into account payments in respect of the said non-recourse loan( in the years 2016 and 3017 amounting to NIS 699 million and NIS 1,029 million, respectively. Discount Investments conducts continuous examinations of the future cash flow projections and the various sources available to it, which include, among others, the following:
●
Expected dividends from investee companies - in such respect, Discount Investments monitors the profitability of the investee companies, the available cash flows thereof and their ability to distribute dividend. See also Note 35.F. below a dividend that Discount Investments is expected to receive from Shufersal in April 2016 and the decision by Elron to act to present a petition in the Court for the execution of a distribution, Discount Investments expects that its investee companies will continue to distribute additional dividends in the course of the years 2016 and 2017.
●
Koor is acting to exercise reality assets that it owns, for a net consideration that is estimated at NIS 90 million.
●
The consideration from the exercise of 3 series of option warrants that are exercisable into shares in Discount Investments, with an overall extent of between NIS 375 million and NIS 409 million (see Note 15.B.4 above for details) and/or from other recruitments of equity.
●
The sale of holdings in investee companies – In light of Discount Investments significant cash requirements in 2016 and in accordance with the business developments that may occur, Discount Investments has the ability to realize limited percentages or more of the share capital of its investee companies whilst retaining control in the, and it also has the ability to realize all or most of its holdings in the shares of one of the investee companies, in accordance with the business developments that may occur and in accordance with Discount Investments’ liquidity requirements. It should be noted, that Discount Investments controls major public companies, leading their fields of operation, whose shares are highly tradable, and the holdings of Discount Investments therein are not pledged under specific pledge.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)

2. Risk management policy of subsidiaries (cont.)

a. Discount Investments (cont.)
Liquidity risk (cont.)
Debt recycling - Discount Investments examines periodically the possibility of receiving loans, including loans that are secured by a lien on assets from financial institutions or institutional bodies, for enlarging an existing bonds series, replacing existing bonds series of short duration with existing bonds series of longer duration. It should be mentioned that Discount Investments' debt is not subject to financial covenants and since July 2015, there has been an increase in the market value of market value of its main assets and a certain decrease in its gearing level and in the yields to redemption on its bonds. It should be noted that the value of Discount Investments’ assets (based on the market value of its main investments) has also been favorably affected by the increase in the market value of the investments since July 2015, as aforesaid and shortly before the time of the approval of these financial statements amounts to a positive amount of NIS 607 million.
b. Cellcom
Credit risk – The management of Cellcom monitors the exposure to credit risk on an ongoing basis. Cellcom conducts credit assessments on customer accounts exceeding a certain amount, and requires collateral against them. The management of Cellcom regularly monitors outstanding customer debts.
Cellcom’s cash and cash equivalents are deposited in major banking institutions in Israel. Cellcom invests only in highly liquid bonds and only when the counterparty has a credit rating of at least AA- granted by Maalot. Cellcom actively monitors credit ratings, and in view of these high credit ratings, Cellcom’s management does not anticipate that the counterparties will not meet their obligations.
As at December 31, 2015, Cellcom does not have a substantial concentration of credit risks. Financial instruments that could potentially subject Cellcom to credit risk consist mainly of trade receivables balances. Credit risk from trade receivables balances is limited due to the composition of the customer base, which includes a large number of individual customers and businesses.
Liquidity risk – Cellcom invests surplus cash not required for funding its current operations in interest-bearing investment channels, such as short-term deposits and bonds. Such investment channels are selected according to forecasts of Cellcom’s future cash needs for meeting its obligations. Cellcom examines current forecasts of its liquidity needs, in order to ensure that cash balances are sufficient to cover its operating needs. Cellcom verifies the availability of unutilized credit lines, in order to avoid exceeding the determined credit limits and deviating from financial covenants that it must meet. Said forecasts take into account factors such as Cellcom’s plans to use debt for funding its operations, meeting binding financial covenants, and also meeting external instructions, e.g. laws or regulation.
Market risk - Cellcom purchases and sells derivatives in the regular course of business, and also undertakes financial liabilities for the purpose of managing market risks, in accordance with the policy determined by Cellcom’s board of directors.
Interest and CPI risk – Cellcom is exposed to fluctuations in the interest rate, including changes in the CPI, since the majority of its borrowings are linked to the CPI. As part of the risk management policy, Cellcom has entered into forward contracts that partially hedge its exposure to changes in the CPI.
Currency risk – Cellcom’s operating income and cash flows are exposed to currency risk, mainly due to handset and network- related acquisitions and its international roaming services activity. Cellcom also has bank accounts that are denominated in foreign currencies other than its principal currency, primarily in USD and Euro. As part of its financial exposures hedging policy, Cellcom uses forward and option transactions to partially hedge its exposure to fluctuations in foreign exchange rates.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)

2. Risk management policy of subsidiaries (cont.)

c. Property & Building
The operations of Property & Building are financed mainly by CPI-linked long-term shekel loans. The revenues of Property & Building in Israel are all linked to the CPI and any surplus cash is invested for short periods, mainly in shekel deposits and marketable securities. Property & Building’s foreign operations are financed, to the extent possible, with credit in the operating currency of the local market in which the operations are carried out.
Market risks - The nature of its business exposes Property & Building to market risks deriving from changes in external factors, such as the level of activity of the real estate sector in the economy, changes in the consumer price index, changes in the Construction Inputs Index, and changes in market interest rates. Property & Building is also exposed to changes in foreign currency exchange rates in its investments abroad. Such exposure derives from both the current operations of the investee companies thereof abroad and the methods of financing the investments.
Property & Building hedges the financial exposures to the risks described above that derive from its operation in Israel by matching the linkage bases of the expenses to those of its revenues, and also by diversifying its financing sources and types of credit. Accordingly, Property & Building regularly examines the credit conditions in the various alternatives and the assessments regarding changes in forecasted inflation rates and market interest rates.
According to the degree of current exposure, Property & Building assesses that there is no room for the use of derivative financial instruments for purposes of hedging against market risks.
Regarding the exposure to changes in foreign currency exchange rates in its investments abroad, Property & Building acts to reduce the exposure by investing in companies whose operating currency is the foreign currency of the target countries, and also by matching the linkage basis of these investments to those of the revenues and sources of financing.
Interest rate risk - Property & Building’s interest rate risk primarily arises from long-term liabilities (bonds and loans), most of them at fixed interest.
Credit risks – Regarding surplus cash, the policy of Property & Building is to invest it for short periods of time, mainly in deposits and marketable securities (mainly bonds). The deposits are held in a number of financial institutions of the highest level in Israel.
d. Shufersal
Credit risks - Shufersal does not have significant concentrations of credit risk, since its policy ensures that retail sales are for the most part transacted in cash or credit cards. In addition, the wide spread of its customers significantly reduces credit risk.
Shufersal has a procedure for granting credit to customers. According to the procedure, the customer provides identifying documents, the details of those authorized to make purchases, and collateral, such as post-dated security checks and bank guarantees, personal guarantees or promissory notes. Obligo approval authority according to credit amounts is conferred to credit managers, finance manager and up to the deputy CEO and CFO, according to the credit amounts. In addition, an aging report of the customers’ credit debt is monitored on a monthly basis.
Shufersal limits its exposure from investments of liquid means thereof, by investing in rated securities only, with a rating of at least A by Maalot and at least “a2” by Midroog.
The opposing parties to the derivatives currently held by Shufersal, are banks rated between AA and AAA with a stable outlook based on Maalot’s rating.
Market risk - Shufersal purchases and sells derivatives in the regular course of business, and also undertakes financial liabilities for the purpose of managing market risks.
Currency risk - Most of Shufersal’s activity is carried out in Israeli currency. Shufersal manages the currency exposure that arises from fluctuations in exchange rates, in respect of liabilities and cash flows denominated in foreign currency due to the import of products denominated in Dollars and Euros. Shufersal has taken measures to reduce the currency exposure by purchasing futures contracts.
CPI risk - Shufersal occasionally applies a policy of hedging the risks deriving from CPI-linked rental contracts and its CPI-linked bonds, by executing hedging transactions.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
A. Management of financial risks (cont.)

2. Risk management policy of subsidiaries (cont.)

e. Elron
Credit risk - Elron holds the majority of its deposits and cash and cash equivalents balances in solid channels, in various financial institutions with a high rating, and disperses its investments among the various institutions. In addition, as at December 31, 2016, Elron has invested approximately USD 23 million in corporate bonds having an international rating of Investment Grade or above, where most of them are rated A- and above. .
Currency risk - Elron’s operation currency and that of the majority of its investee companies is the US Dollar. Accordingly, Elron holds a significant amount of its deposits and its balances of cash and cash equivalents in US Dollars.
Interest risk – As part of its risks management, Elrcon invests part of the balance of its liquid resources in dollar bonds, which are linked to changes in the LIBOR interest rate.
3. As at December 31, 2015, the investment in Clal Holdings Insurance Enterpriseshas been classified as an investment that is and accordingly, as at December 31, 2015, the investment in shares in Clal Holdings Insurance Enterprisesand Given’s assets and liabilities have not been included in this note.
B. Credit risks
As at December 31, 2015, cash and cash equivalents amounted to NIS 3,356 million, investments in marketable bonds amounting to NIS 1,132 million and short term deposits amounting to NIS 761 million. The deposits are held with banking corporations of the highest rating.
The revenue from sales and services of the consolidated companies are mainly from customers in Israel. The consolidated companies continually monitor customer debts, and the financial statements of the aforesaid companies include provisions for doubtful debts, which properly reflect, according to the assessment of the consolidated companies, the loss embodied in debts whose collection is doubtful.
The consolidated companies have no significant concentrations of credit risk, in light of the policy in place at the consolidated companies, which ensures that sales are in the majority of cases made in cash or by credit card, and in the real estate sector are secured by the units themselves until their delivery, which is only made when payment for them is completed.
1. The maximum exposure to credit risk was as follows:
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Non-current assets
Other investments*	137	151
Loans, deposits, restricted deposits and debit balances	132	140
Long-term trade receivables	467	476
Current assets
Current investments, excluding derivatives*	1,134	2,121
Short-term loans, deposits and pledged and restricted deposits	761	514
Financial receivables	113	132
Trade receivables	2,527	2,712
Cash and cash equivalents	3,356	3,578
Derivatives
Exchange rate forward contracts	1	1
Index forward contracts	3	5
	8,631	9,830

* Excluding shares, participation certificates in trust funds and exchange trade funds.

IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
B. Credit risks (cont.)
2. The maximum exposure to credit risk due to trade receivables, accounts receivable, loans and other investments, by geographic regions:
	As of December 31
	2015 (unaudited)	2014
	NIS millions

Israel	7,860	9,005
United States	621	707
United Kingdom	111	106
Other regions	39	12
	8,631	9,830
3. The maximum exposure to credit risk due to trade receivables, accounts receivable, loans and other investments, by counterparties, according to the book value, was as follows:
	December 31
	2015 (unaudited)	2014
	NIS millions

Financial corporations	4,121	4,117
End customers	1,614	1,703
Credit card companies	1,062	1,039
Short term loans and bonds issued by the Israeli government	655	1,469

Bonds issued by other corporations*	479	651
Loans, investments and other receivables	382	405
Communication operators	133	206
Retail customers	102	100
Distributors and agents	28	25
Lessees	23	21
Other customers	13	17
Wholesale customers and private customers	19	77
	8,631	9,830

* As at December 31, 2015 and December 31, 2014, bonds at an amount of NIS 442 million and NIS 647 million, respectively, are rated A- or higher.

4. The aging of the maximum exposure to credit risk:
	December 31
	2015 (unaudited)
	Gross	Provision for doubtful debts	Gross	Provision for doubtful debts
	NIS millions
Not past due	8,495	(28)	9,679	(30)
0 - 30 days past due	15	(1)	34	(1)
31 - 120 days past due	17	(3)	16	(4)
Above 120 days past due	340	(204)	369	(233)
	8,867	(236)	10,098	(268)
5. The changes in the provision for impairment in respect of trade receivables and accounts receivable balances and loans granted during the year:
	For the year ended December 31
	2014	2013
	NIS millions

Balance at the beginning of the year	268	310
Increase in expenses from doubtful debts	36	37
Bad debts written off	(68)	(79)
Balance at the end of year	236	268
IDB Development Company Ltd.

Note 21 - Financial Instruments (cont.)
C. Liquidity risks
The following are the contractual maturities of financial liabilities, including estimated interest payments. Amounts are not discounted.
	As at December 31, 2015 (unaudited)
	Carrying amount(1)	Forecast cash flow(2)			Third year
			First year	Second year		Forth year	Fifth year	Over 5 years
	NIS millions
Non-derivative financial liabilities
Bonds	20,273	(24,559)	(3,906)	(4,260)	(3,116)	(2,118)	(1,973)	(9,186)
Loans from banks(3)	4,048	(4,744)	(1,408)	(588)	(439)	(209)	(299)	(1,801)
Host contract in hybrid financial instrument in respect of non-recourse loan(4)	2,911	(5,374)	(314)	(268)	(4,792)	-	-	-
Loans from others(3)	702	(767)	(44)	(92)	(136)	(32)	(32)	(431)
Subordinated loan from the controlling interest (6)	49	(221)	-	-	-	-	-	(221)
Liabilities in respect of construction	122	(122)	(27)	(66)	(29)	-	-	-
Other liabilities	18	(18)	-	(6)	-	(3)	(1)	(8)
Overdraft	27	(27)	(27)	-	-	-	-	-
Short-term loans from banks	206	(206)	(206)	-	-	-	-	-
Short-term loans from others	10	(10)	(10)	-	-	-	-	-
Financial accounts payable and credit balances(5)	899	(899)	(899)	-	-	-	-	-
Trade payables	2,619	(2,619)	(2,619)	-	-	-	-	-

Financial liabilities - Derivative instruments
CPI forward contracts	50	(50)	(26)	(8)	(16)	-	-	-
Total	31,934	(39,616)	(9,486)	(5,288)	(8,528)	(2,362)	(2,305)	(11,647)

(1) The carrying amount includes current maturities and accrued interest as at December 31, 2015. The forecast cash flow includes all future interest payments.
(2) The forecast cash flow has been calculated based on the known CPI, interest rate and exchange rate as at December 31, 2015.
(3) The loans of the Company and of Discount Investments. the balance of the principal of which was NIS 573 million and NIS 367 million, respectively, as at December 31, 2015, have been included in the above table in accordance with their repayment times in accordance with their original repayment schedules, even though they were presented under current liabilities in the statement of financial position as at December 31, 2015. See Note 16.E.12.j and 16.F.1.d above for additional details.
(4) Represents the contractual cash flows of the non-recourse loan, which is secured by and repayable through shares of Adama, and includes Koor’s obligations to indemnify ChemChina in respect of business taxes that ChemChina will be charged, in accordance with Chinese law, in respect of interest payments on the aforementioned loan (to the extent that there will be no tax exemption on such taxes), see Note 16.F.1.b. above.
(5) A commitment in respect of an option for the purchase of a partnership, as detailed in the footnote in Note 16.A.(2), in an amount of NIS 133 million, has not been included in the table. This commitment related to an option, which as at December 31, 2015 was exercisable as from 2016. As of the time of the approval of these financial statements, the period of validity of the option agreement has been extended automatically by an additional 18 months as from July 2016.
(6) For details, see Note 16.C.3 above.

Note 21 - Financial Instruments (cont.)
C. Liquidity risks
The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding amounts in respect of which netting agreements are in place. Amounts are not discounted. (cont.)
	As at December 31, 2014
	Carrying amount(1)	Forecast cash flow(2)			Third year
			First year	Second year		Forth year	Fifth year	Over 5 years
	NIS millions
Non-derivative financial liabilities
Bonds	22,451	(27,099)	(4,400)	(4,208)	(4,520)	(2,866)	(1,861)	(9,244)
Loans from banks(4)	4,462	(5,301)	(1,076)	(1,279)	(546)	(398)	(168)	(1,834)
Host contract in hybrid financial instrument in respect of non-recourse loan(3)	3,162	(5,444)	(60)	(264)	(263)	(4,857)	-	-
Loans from others(4)	584	(652)	(42)	(39)	(87)	(131)	(26)	(327)
Liabilities in respect of construction	103	(103)	(35)	(7)	(55)	(6)	-	-
Other liabilities	125	(125)	-	(113)	-	-	(4)	(8)
Overdraft	80	(80)	(80)	-	-	-	-	-
Short-term loans from banks	266	(266)	(266)	-	-	-	-	-
Short-term loans from others	14	(14)	(14)	-	-	-	-	-
Financial accounts payable and credit balances	635	(635)	(635)	-	-	-	-	-
Trade payables(5)	2,468	(2,468)	(2,468)	-	-	-	-	-

Financial liabilities - Derivative instruments
CPI forward contracts	62	(62)	(49)	(9)	-	(4)	-	-
Other derivatives	1	(1)	(1)	-	-	-	-	-
Total	34,413	(42,250)	(9,126)	(5,919)	(5,471)	(8,262)	(2,059)	(11,413)

(1) The carrying amount includes current maturities and accrued interest as at December 31, 2014. The forecast cash flow includes all future interest payments.
(2) The forecast cash flows have been calculated based on the known CPI, interest rates and exchange rate as at December 31, 2014.
(3) Represents the contractual cash flows of the non-recourse loan, which is secured by and repayable through shares of Adama, and includes Koor’s obligations to indemnify ChemChina in respect of business taxes that ChemChina will be charged, in accordance with Chinese law, in respect of interest payments on the aforementioned loan (to the extent that there will be no tax exemption on such taxes), see Note 16.F.1.b. above.
(4) The Company's loans, the balance of the principal of which was NIS 898 million as at December 31, 2014, have been included in the above table in accordance with their repayment times in accordance with their original repayment schedules, even though they were presented under current liabilities in the statement of financial position as at December 31, 2014.
(5) Reclassified, see Note 1.F.(1) above.

Note 21 - Financial Instruments (cont.)
D. Linkage basis of assets and liabilities in the Statement of Financial Position
	As at December 31, 2015 (unaudited)
	CPI- linked	Dollar- linked	Other currency- linked	Unlinked	Non-monetary items(1)	Total
	NIS millions
Assets(2)
Investments in investee companies accounted for by the equity method	-	-	-	-	(3) 3,569	3,569
Other investments, including derivatives	2	26	104	7	210	349
Loans, deposits, restricted deposits and debit balances	4	124	-	10	15	153
Fixed assets	-	-	-	-	5,620	5,620
Investment property	-	-	-	-	11,866	11,866
Non-current trade receivables and accounts receivable	-	-	-	1,030	-	1,030
Inventory of land and other	-	-	-	-	304	304
Deferred expenses	-	-	-	-	318	318
Deferred tax assets	-	-	-	-	45	45
Intangible assets	-	-	-	-	4,664	4,664
Current investments, including derivatives	467	103	-	566	685	1,821
Short-term loans, deposits and restricted deposits	-	262	-	499	-	761
Accounts receivable and debit balances	15	20	2	72	239	348
Current tax assets	-	-	-	-	36	36
Trade receivables	-	133	41	1,790	-	1,964
Inventory	-	-	-	-	734	734
Inventory of buildings for sale	-	-	-	-	742	742
Assets held for sale	-	-	-	-	1,501	1,501
Cash and cash equivalents	-	504	29	2,823	-	3,356
Total assets	488	1,172	176	6,797	30,548	39,181

Liabilities(2)
Bonds	16,299	-	-	3,662	-	19,961
Loans from banks and other financial liabilities	1,696	2,127	-	103	-	3,926
Hybrid financial instrument in respect of non-recourse loan (4)	-	2,900	-	-	-	2,900
Financial liabilities presented at fair value	50	-	-	49	-	99
Other liabilities	-	-	-	2	190	192
Non-current provisions	-	-	-	-	241	241
Deferred tax liabilities	-	-	-	-	1,648	1,648
Employee benefits	-	-	-	-	167	167
Current credit from banking corporations and others	-	-	-	1,155	-	1,155
Creditors and credit balances	339	128	2	766	828	2,063
Trade payables	-	380	24	2,214	-	2,618
Current tax liabilities	-	-	-	-	136	136
Overdraft	-	17	10	-	-	27
Current provisions	-	-	-	-	191	191
Total liabilities	18,384	5,552	36	7,951	3,401	35,324
Net balance as at December 31, 2015	(17,896)	(4,380)	140	(1,154)	27,147	3,857

(1) Including shares, participation certificates in mutual funds, exchange-traded notes and monetary items excluded from the scope of IFRS 7.
(2) Non-current assets and liabilities in this table include the current maturities in respect thereof.
(3) Including loans totaling NIS 403 million and NIS 27 million, linked to the exchange rates of the dollar and the euro, respectively.
(4) Regarding the right of Koor and its consolidated company to repay the loan by way of a transfer of shares of Adama, see note 16.F.1.b. above.

Note 21 - Financial Instruments (cont.)
D. Linkage basis of assets and liabilities in the Statement of Financial Position (cont.)
	As at December 31, 2014
	CPI- linked	Dollar- linked	Other currency- linked	Unlinked	Non-monetary items(1)	Total
	NIS millions
Assets(2)
Investments in investee companies accounted for by the equity method	-	-	-	-	3,754(5),(4), (3)	3,754
Other investments, including derivatives	4	-	98	53	1,967	2,122
Loans, restricted deposits and debit balances	20	262	-	18	11	311
Fixed assets	-	-	-	-	5,559	5,559
Investment property	-	-	-	-	11,175	11,175
Assets designated for payment of employee benefits	-	-	-	-	1	1
Long-term trade receivables and accounts receivable	-	-	-	1,082	-	1,082
Non-current inventory	-	-	-	-	375	375
Deferred expenses	-	-	-	-	284	284
Deferred tax assets	-	-	-	-	51(6)	51
Intangible assets	-	-	-	-	4,782	4,782
Current investments, including derivatives	858	1	-	1,264	1,194	3,317
Short-term loans and deposits	5	245	-	108	-	358
Accounts receivable and debit balances	10	25	3	90	201(6)	329
Current tax assets	-	-	-	-	46	46
Trade receivables	-	179	75	1,852	-	2,106
Inventory	-	-	-	-	851	851
Inventory of buildings for sale	-	-	-	-	691	691
Assets held for sale	-	-	-	-	5	5
Cash and cash equivalents	-	373	56	3,149	-	3,578
Total assets	897	1,085	232	7,616	30,947	40,777

Liabilities(2)
Bonds	17,810	-	-	4,214	-	22,024
Loans from banks and other financial liabilities	1,458	2,101	-	790	-	4,349
Hybrid financial instrument in respect of non-recourse loan (4)	-	3,069(5)	-	-	-	3,069
Financial liabilities, presented by fair value	61	2	-	-	-	63
Other liabilities	-	-	-	2	172	174
Non-current provisions	-	-	-	-	235	235
Deferred tax liabilities	-	-	-	-	1,510(6)	1,510
Employee benefits	-	-	-	-	174	174
Short-term credit from banking corporations and others	-	-	-	1,178	-	1,178
Creditors and credit balances	362	88	2	637	719(6)	1,808
Trade payables	-	310	60	2,098 (6)	-	2,468
Current tax liabilities	-	-	-	-	133	133
Overdraft	-	66	14	-	-	80
Current provisions	-	-	-	-	183(6)	183
Total liabilities	19,691	5,636	76	8,919	3,126	37,448
Net balance as at December 31, 2014	(18,794)	(4,551)	156	(1,303)	27,821	3,329

(1) Including shares, participation certificates in mutual funds, exchange-traded notes and monetary items excluded from the scope of IFRS 7.
(2) Non-current assets and liabilities in this table include the current maturities in respect thereof.
(3) Including loans totaling NIS 369 million and NIS 28 million, linked to the exchange rates of the dollar and the euro, respectively.
(4) Regarding the right of Koor to repay the loan by way of a transfer of shares of Adama, see note 16.F.1.b. above.
(5) Immaterial adjustment of the comparative figures, see Note 1.F.(2) above.
(6) Reclassified, see Note 1.F.(1) above.

Note 21 - Financial Instruments (cont.)
E. Market risks
The Group’s interest rate risk derives primarily from the ramifications of changes in the interest rate on the value of long-term liabilities (bonds and loans), most of them at fixed interest. Some of the long-term loans are at variable interest. In this case, the Group is exposed to a cash flow risk in respect of a change in interest.
Following are details regarding the type of interest of the Group’s interest-bearing financial instruments and according to their book value:

	As of December 31
	2015 (unaudited)	2014
	NIS millions
Instruments at fixed interest
Financial assets*	4,884	5,919
Financial liabilities	(23,637(	(25,799)
	(18,753)	(19,880)
Instruments at variable interest
Financial assets	169	106
Financial liabilities**	(1,291)	(1,617)
	(1,122)	(1,511)
*  Primarily deposits, which are recorded under cash and cash equivalents.
** Not including the non-recourse loan provided to Koor by a Chinese bank, which is repayable with Adama shares – see Note 16.F.1.b above.

The following is the impact on the equity and on the total profit or loss, of changes in the interest rates in respect of instruments at fixed interest rate, which are measured at fair value:
	As at December 31
	2015		2014
	Impact on the total equity and on the total profit or loss	Impact on the shareholders' share	Impact on the total equity and on the total profit or loss	Impact on the shareholders' share
	NIS millions
Absolute increase of 1% in the interest rate	(58)	(29)	(106)	(54)

Sensitivity analysis of the annual anticipated cash flow for instruments at variable interest rates
An absolute change of 1% in the interest rates at the reporting date would have increased or decreased total equity and total annual expected profit or loss by the amounts shown below. This analysis was performed assuming that the other variables, particularly the foreign currency rates, remain constant.

	As at December 31
	2015 (unaudited)				2014
	Profit (loss)		Equity		Profit (loss)		Equity
	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
	NIS millions
Instruments at variable rate – sensitivity of cash flow, net	(12)	12	(12)	12	(16)	16	(16)	16

* Not including the effect of the change in interest rate on the non-recourse loan Koor received from a Chinese bank, which is repayable with Adama shares – see Note 16.F.1.b above.

Note 21 - Financial Instruments (cont.)
E. Market risks (cont.)
2. Price risk – sensitivity analysis
(a) A change in the fair value of securities, which are measured at fair value through profit and loss, would impact the profit or loss by the following amount, after tax:

	For the year ended December 31
	2015* (unaudited)		2014		2013
	Impact on the total equity and on the total profit or loss	Impact on the shareholders' share	Impact on the total equity and on the total profit or loss	Impact on the shareholders' share	Impact on the total equity and on the total profit or loss	Impact on the shareholders' share

An increase of 5%	92	53	250	175	148	67
An increase of 10%	184	105	498	348	296	136
A decrease of 5%	(92)	(53)	(250)	(175)	(148)	(67)
A decrease of 10%	(184)	(106)	(498)	(348)	(296)	(136)
* As stated at the beginning of this Note, the impact does not include the impact on the investment in Clal Holdings Insurance Enterprises, which is presented under assets held for sale.

(b) A change in the fair value of financial assets, which are designated at fair value through other comprehensive income, would affect the equity by immaterial amounts.

Note 21 - Financial Instruments (cont.)
E. Market risks (cont.)
3. Index and foreign currency risks - Sensitivity analysis
A change in the exchange rates of the Dollar and a change in the CPI as at December 31, would have increased (decreased) the equity and profit or loss by the amounts shown below. This analysis was performed assuming that all other variables, particularly the interest rates, remained constant.
		As at December 31, 2015 (unaudited)
		Effect on profit and loss		Effect on equity
	Rate of change	Effect on total profit (loss)	Effect on profit (loss) attributed to the shareholders	Effect on total equity	Effect on equity attributed to the shareholders
	%	NIS millions
CPI	1	(147)	(90)	(147)	(90)
Dollar	5	(156)	(115)	(156)	(115)

CPI	2	(298)	(180)	(298)	(180)
Dollar	10	(310)	(229)	(310)	(229)

CPI	(1)	145	89	145	89
Dollar	(5)	156	115	156	115

CPI	(2)	291	178	291	178
Dollar	(10)	309	229	309	229

		As at December 31, 2014
		Effect on profit and loss		Effect on equity
	Rate of change	Effect on total profit (loss)	Effect on profit attributed to the shareholders	Effect on total equity	Effect on equity attributed to the shareholders
	%	NIS millions
CPI	1	(144)	(90)	(144)	(90)
Dollar	5	(154)*	(110)*	(154)*	(110)*

CPI	2	(290)	(181)	(290)	(181)
Dollar	10	(308)*	(220)*	(308)*	(220)*

CPI	(1)	144	90	144	90
Dollar	(5)	154*	110*	154*	110*

CPI	(2)	290	181	290	181
Dollar	(10)	308*	220*	308*	220*

* Non material adjustment of comparative figures, see note 1.F.(2).b. above.
Notes to the above sensitivity analysis:
(1) The analysis was performed in respect of monetary financial instruments only. Shares, participation certificates in mutual funds and exchange-traded notes were excluded from this sensitivity analysis.
(2) The analysis including effects of financial derivatives.
(3) Changes in exchange rates of other currencies did not have a material effect on equity and profit or loss.

Note 21 - Financial Instruments (cont.)
E. Market risks (cont.)
3. CPI and foreign currency risks
Positions in derivatives as at December 31, 2015, in NIS millions:
	CPI / NIS
	Nominal value	Fair value	Nominal value	Fair value
	Up to one year		More than one year
	Long
1. Future contracts for hedging purposes* – not eligible for hedge accounting	1,350	(26)	700	(24)
Future contract - SWAP**	7	1	14	2

* These contracts are designed to hedge CPI-linked liabilities, so that if the CPI actually increases by more than the index stipulated in the contract, the Group will receive the difference; in the opposite case, the Group will pay the difference.
** This future contract swaps the CPI-linked liability cash flow for a nominal Shekel cash flow at fixed interest.

	USD / NIS
	Nominal value		Fair value
	Long	Short	Long	Short
2. Derivatives for hedging purposes – not eligible for hedge accounting
Future purchases of dollars	106	-	1	-
Call options	20	-	-	-
Put options	98	19	1	-

Positions in derivatives as at December 31, 2014, in NIS millions:
	CPI / NIS
	Nominal value	Fair value	Nominal value	Fair value
	Up to one year		More than one year
	Long
1. Future contracts for hedging purposes* – not eligible for hedge accounting	3,053	(49)	700	(14)
Future contract - SWAP**	7	1	22	4

* These contracts are designed to hedge CPI-linked liabilities, so that if the CPI actually increases by more than the index stipulated in the contract, the Group will receive the difference; in the opposite case, the Group will pay the difference.
** This future contract swaps the CPI-linked liability cash flow for a nominal Shekel cash flow at fixed interest.

	USD / NIS
	Nominal value	Fair value
	Up to one year
	Long	Short
2. Derivatives for hedging purposes – not eligible for hedge accounting
Up to one year
Future purchases of dollars	18	-
Call options	25	1

Note 21 - Financial Instruments (cont.)
F. 1. Fair value of financial instruments
The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, trade receivables, accounts receivable and debit balances, short-term loans and deposits, other investments, derivatives, overdraft from banking corporations, short-term loans and credit, other liabilities, accounts payable and credit balances and trade payables, are identical or proximate to their fair value.

The fair value of the other financial assets and liabilities and the carrying amounts as shown in the Statement of Financial Position, are as follows:
	2015 (unaudited)
		Fair value(6)				Capitalization interest rate used in the calculation of fair value
	Carrying amount	Level 1	Level 2	Level 3	Total

Financial Assets
Long-term trade receivables(1)	467	-	-	467	467	5.20
Financial liabilities
Bonds(2),(3)	(20,273)	(19,790)	-	-	(19,790)	0.54-25.39
Long-term loans from banks(2),(3)(4)	(4,048)	-	(3,876)	(14)	(3,890)	1.66-53.30
Host contract in compound financial instrument in respect of non-recourse loans(5)	(2,911)	-	-	(2,802)	(2,802)
Subordinated loan from controlling interest (7)	(49)	-	-	(49)	(49)
Loans from others(4)	(702)	-	(547)	-	(547)	2.08-21.92
	(27,983)	(19,790)	(4,423)	(2,865)	(27,078)

	2014
		Fair value(6)				Capitalization interest rate used in the calculation of fair value
	Carrying amount	Level 1	Level 2	Level 3	Total

Financial Assets
Long-term trade receivables(1)	476	-	-	476	476	5.20
Financial liabilities
Bonds(2),(3)	(22,451)	(22,214)	(19)	-	(22,233)	1.09-17.93
Long-term loans from banks(2),(3)(4)	(4,462)	-	(4,259)	(18)	(4,277)	1.90-110.27
Host contract in compound financial instrument in respect of non-recourse loans(5)	(3,162)	-	-	(3,150)	(3,150)	12.54
Loans from others(4)	(584)	-	(525)	-	(525)	2.59-15.96
	(30,659)	(22,214)	(4,803)	(3,168)	(30,185)

(1) The fair value of long-term trade receivables was determined on the basis of the present value of the future cash flows, discounted by the market interest rate as at measuring date.
(2) The carrying amount includes current maturities and accrued interest. The fair value as at the date of the report includes principal and interest paid in January of the subsequent year, and in respect of which the Ex Day fell before the date of the report.
(3) The fair value of bonds traded on the stock exchange was assessed based on their quoted price, and the related interest rate reflects the yield-to-maturity embodied in such quoted price. The fair value of long-term loans from banks was estimated using the future cash flows discounting technique, in respect of the principal and interest component, discounted by the market interest rate as at the measurement date.
(4) Includes loans received by the Company and Discount Investments, which are presented under current liabilities, as detailed in Note 16.H.12.h and 16.F.1.d above. The carrying value in the accounting records of the host contract as at December 31, 2015, takes into account the use of cash that is sourced in a dividend that was received from Adama in December 2015, as detailed in Note 3.H.4.a. above and which will be used for payments of interest (and tax if applicable) in respect of the non-recourse loan.
(5) The fair value of the host contract in the compound financial instrument related to the non-recourse loan was determined by external appraisers based on the value of the shares of Adama, see note 16.F.1.b above. The carrying value of the host contact in the accounting records as of December 31, 2015, brings into account cash that is sourced in a dividend that was received from Adama in December 2015, as detailed in Note 3.H.4.a. above and which will be used for payments of interest (and tax if applicable) in respect of the non-recourse loan.
(6) For details on the different levels in the fair value hierarchy, see note 1.E.3.b. above.
(7) The fair value of the loan, which is presented in the Company’s accounting records at fair value, has been determined by an external appraiser on the basis of a calculation for an indicative estimate of the company’s equity.

Note 21 - Financial Instruments (cont.)
F. (cont.)
2. Fair value hierarchy of financial instruments measured by fair value
For details on the different levels in the fair value hierarchy, see note 1.E.3.b above.
The fair value of financial assets measured at fair value is determined with reference to the quoted closing bid price at the date of the Statement of Financial Position, and in lack of such quoted price – by other accepted valuation methods, whilst giving maximal consideration to observable market data (such as use of an interest curve).
As at December 31, 2015 and 2014, the Group has financial assets amounting to NIS 94 million and NIS 55 million, respectively, and financial liabilities amounting to NIS 50 million and NIS 62 million, respectively, which are measured at fair value at level 2.
The financial instruments measured at fair value at level 2 include, among others:
●
Forward contracts, the fair value of which is estimated based on quotes by banks/ brokers or based on the discounting of the difference between the forward price, as denominated in the contract, and the current forward price for the remaining period of the contract until redemption, using appropriate market interest rates for similar instruments, including adjustments required due to credit risks of the parties, when appropriate.
●
Foreign currency options, the fair value of which is determined according to Black & Scholes model, and the Garman-Kohlhagen model.
The reasonableness of the quotes is examined by discounting an estimate of future cash flows based on the terms and length of period until the settlement of each contract and whilst using market interest rates of similar instruments as at the date of the measurement.
The rest of the Group’s financial instruments, presented at fair value, are measured at fair value at level 1, excluding that detailed in the tables below:

Note 21 - Financial Instruments (cont.)
F. (cont.)
2. Fair value hierarchy of financial instruments measured by fair value (cont.)

Financial Insteuments measured at fair value at level 3

	For the year ended December 31, 2015 (unaudited)
	Financial assets	Financial liabilities
	Financial assets measured at fair value through profit and loss	Subordinated loan from the controlling interest	Embedded derivative in non-recourse loan and other	Total
	NIS millions
Balance as at January 1, 2015	370	-	92 (b)	92
Total income (losses) recognized:
In Statement of Income (a)	20(d) (c)	4	(98)	(94)
Amounts paid or accumulated	-	-	17	17
Acquisitions	2	-	-	-
Initial recognition of subordinated loan from the controlling interest	-	(53)	-	(53)
Sales	(51)	-	-	-
Redemptions	(1)	-	-	-
Balance as at December 31, 2015	34014	(49)	1511	(38)
(a) The total profits (losses) for the period that were included in the Statement of Income for assets and liabilities held as of December 31, 2015:
Financial income (expenses)		4	(98)	(94)
Net income (loss) from realization and increase in value (impairment) of investments and assets	(19)

(b) Immaterial adjustment of the comparative figures, see Note 1.F.(v).b. above.
(c) Not including income from dividends in a sum of NIS 54 million.
(d) Including the recognition of conditional income in an amount of NIS 24 million in respect of the sale of investment.

14  The Group holds several private companies, and the fair value of the Group’s investments of which was assessed by using the following assessment methods:
● The discounted cash flow method was implemented where the companies under assessment are capable of estimating the future cash flows thereof.
● The transactions method - according to this method, the value of the Group’s investments in the companies under assessment was assessed on the basis of the price determined in other transactions involving the securities thereof, while carrying out the relevant adjustments.
● Option Pricing Model - An option-pricing model based on the Black & Scholes model or on the binomial model. This method is based on the assumption that the securities of an entity may be considered as call options on the value of such entity as a whole.
The value of investments in venture capital funds which are not registered for trade is determined on the basis of the Group’s share in the funds’ equity based on the financial statements thereof, which are based on fair value or valuations of the investments thereof.
15  Including an embedded derivative in respect of a non-recourse loan received by Koor as stated in note 16.F.1.b. above. The fair value estimate of the embedded derivative will increase following an increase in the standard deviation and the underlying asset, and also following a decrease in the non-tradability discount rate.

Note 21 - Financial Instruments (cont.)
F. (cont.)
2. Fair value hierarchy of financial instruments measured by fair value (cont.)

Financial Insteuments measured at fair value at level 3 (cont.)

	For the year ended December 31, 2014
	Financial assets	Financial liabilities
	Financial assets measured at fair value through profit and loss	Embedded derivative in non-recourse loan and other
	NIS millions
Balance as at January 1, 2014	296	615(b)
Total income (losses) recognized:		-
In Statement of Income	15 (c)	(527)
In other comprehensive income (in the ‘Reserves from translation differences’ item)	12	-
Amounts paid or accrued	-	19
Acquisitions	3	-
Sales	(44)	-
Redemptions	(2)	-
Issue of series T bonds in Discount Investments	-	(15)
Initial recognition in fair value***	90	-
Balance as at December 31, 2014	370(1)	92(2)
(a) The total profits (losses) for the period that were included in the Statement of Income for assets and liabilities held as of December 31, 2014:
Financial expenses		(527) (b)
Net income (loss) from realization and increase in value (impairment) of investments and assets	(10)
(b) Immaterial adjustment of the comparative figures, see Note 1.F.(2).b. above
(c) Not including income from dividends in a sum of NIS 24 million.
(d) A financial asset measured at fair value in the Statement of Income as a result of a decrease in the amount of the holding and the loss of material influence.

Note 21 - Financial Instruments (cont.)
F. (cont.)
2. Fair value hierarchy of financial instruments measured by fair value (cont.)

Fair value sensitivity analysis with respect to financial instruments measured by Level 3 fair value
Although the Group believes that the fair value amounts determined for measurement and/or disclosure are appropriate, using different assumptions or measurement methods may change the fair value amounts.
●
With respect to the measurement of the fair value of the embedded derivative in the non-recourse loan, a possible and reasonable change in any of the following unobservable data would have (decreased) the profit or loss and the equity as follows (after tax):
	As at December 31, 2015 (unaudited)
	Effect on total equity		Effect on the profit or loss
	Increase of	Decrease of	Increase of	Decrease of
	NIS millions

Change of 5% in the standard deviation of Adama shares	4	(3)	4	(3)
Change of 2.5% in the discount rate in respect of the non-marketability of Adama shares	(3)	3	(3)	3
Change of 5% in Adama’s value	7	(5)	7	(5)

	As at December 31, 2014
	Effect on total equity		Effect on the profit or loss
	Increase of	Decrease of	Increase of	Of
	NIS millions

Change of 5% in the standard deviation of Adama shares	* 28	(27)	* 28	(27)
Change of 2.5% in the discount rate in respect of the non-marketability of Adama shares	(21)	* 23	(21)	* 23
Change of 5% in Adama’s value	* 44	(38)	* 44	(38)

* Immaterial adjustment of the comparative figures, see Note 1.F.(2).b. above

●
With respect to the measurement of the fair value of a convertible, subordinated loan from the controlling interest,, a possible and reasonable change in any of the following unobservable data would have (decreased) the profit or loss and the equity as follows (after tax):
	As at December 31, 2015 (unaudited)
	Effect on total equity		Effect on the profit or loss
	Increase of	Decrease of	Increase of	Decrease of
	NIS millions

Change of 25% in the estimate of the indication of the Company’s equity value.	(11)	12	(11)	12
Change of Change of 5% in the exterice price of the assets	49	(59)	49	(59)
Change of 5% in the probability of the exercise of Clal Insurance Enterprise Holdings on the promeium that is reflected from the transaction that was on the agenda (for details, see Note 3.H.5.C below)	(49)	49	(49)	49

Note 21 – Financial Instruments (cont.)
F. (cont.)
2. Fair value hierarchy of financial instruments measured by fair value (cont.)

	As at December 9, 2015 (unaudited)
	The time of the initial recognition of the commitment
	Impact on the total equity
	Increase of	Decrease of
	NIS millions
A change of 25% in the estimate of the indication of the estimate of the equity value of the company	(11)	12
A change of 5% in the factor for the disposal price of the assets	53	(56)
A change of 5% in the probability of the disposal of Clal Holdings Insurance Enterprises at a premium that is reflected from transactions that were on the agenda (see Note 3.H.5.c above for details)	(46)	53
●
With respect to the other financial instruments classified as Level 3 in the fair value hierarchy, the possible effect as a result of a reasonable change in unobservable data is not material.

G. Offsetting financial assets and financial liabilities

The following are details of the book value of financial instruments recognized, which were offset in the statements of financial position:
	As at December 31, 2015 (unaudited)			As at December 31, 2014
	Gross amounts of financial assets (liabilities) recognized	Gross amounts of financial assets (liabilities) recognized and offset in the Statement of Financial Position	Net amounts of financial assets (liabilities) presented in the Statement of Financial Position	Gross amounts of financial assets (liabilities) recognized	Gross amounts of financial assets (liabilities) recognized and offset in the Statement of Financial Position	Net amounts of financial assets (liabilities) presented in the Statement of Financial Position
	NIS millions
Financial assets
Trade receivables	362	(303)	59	342	(238)	104
Financial liabilities
Trade payables and accrued expenses	(336)	303	(33)	(264)	238	(26)

See also Note 16.F.1.b. above with regard to the embedded derivative presented offset by the host contract in a hybrid financial instrument in respect of a non-recourse loan received by Koor.

Note 22 – Charges and Guarantees
A.
The Company and several consolidated companies registered fixed and/or floating liens on their assets (including shares, real estate assets, investment property and fixed assets) to secure repayment of the liabilities. In addition, certain consolidated companies, as detailed above, have undertaken not to register liens on their assets in favor of third parties without prior written consent from the lenders (negative pledge). In certain events, creation or realization of liens is subject to regulatory permits, including pursuant to the terms of various permits and/or licenses. See Note 16.E.4.a and b above for information pertaining to the provisions that were set out in agreements between the Company and banks, which determine, inter alia, a limit on charging additional assets in order to give additional collateral to secured lenders.
B. With respect to a loan received by the Company from a financial institution, the book value of which as of December 31, 2015, is NIS 149 million, the Company charged shares of Discount Investments and shares of Clal Holdings Insurance Enterprises. See Note 16.C.2 above regarding the developments in connection with the loan, including the addition of collateral after the date of the statement of financial position.
C. The Company gave a bank a comfort letter with respect to its holdings in Israir, by which, inter alia, it will make all efforts to help Israir obtain financial means to meet its liabilities to the bank, and if necessary will act to assist in the sale of the airplanes so that the sale proceeds may serve to repay the debt. The comfort letter states that it does not create of an undertaking to repay the credit and/or security and/or guarantee. In the comfort letter, the Company undertook to retain control of IDB Tourism and/or its subsidiary (see also Note 16.F.6.a above).
D. Guarantees
1. Guarantees for loans received from banking corporations
The Guarantor	Details	Sum of the guarantee as at December 31, 2015 (unaudited)
		NIS Millions
The Company	Guarantee to wholly owned consolidated company of the Company for a loan from a banking corporation	7
Property & Building	Guarantees to wholly owned consolidated company of the Company for loans from banking corporations	389
Property & Building	A carve out guarantee for a wholly owned consolidated company in respect of a loan from a banking entity. See also Note 16.F.3.a. above.	1,534
Property & Building	Guarantees for associates and joint transactions for their loans from banking corporations	104
IDB Tourism (2009)	Guarantee to a consolidated company for a loan from a banking corporation	204
Andim Tourism and Aviation Ltd.	Guarantee for consolidated companies to banking corporations	For an unlimited amount *

* The balance of the debt to the banking corporation as at December 31, 2015, is NIS 10 million.

Note 22 – Charges and Guarantees (cont.)
D. (cont.)
2. Other guarantees
The Guarantor	Details	Sum of the guarantee as at December 31, 2014
		NIS Millions
Consolidated companies of Property & Building	Guarantees and insurance policies that were provided by banks and insurance companies at the request of consolidated companies of Property & Building to secure the money of the purchasers of the apartments, in accordance with the Sales (Apartments)(Assurances of Investments of Purchasers of Apartments) Law 5735-1974.	320
Property & Building and its consolidated companies	Bank guarantees for institutions, service providers, land owners and others during the ordinary course of their business.	220
Cellcom and its consolidated companies	Bank guarantees on behalf of the Israeli government to assure implementation of the terms of the licenses.	124
Cellcom and its consolidated companies	Bank guarantees on behalf of suppliers, government institutions and others	227
Shufersal	Various guarantees	6
Terminal 1 Holdings) Ltd.	Bank and other guarantees to consolidated companies to secure credit from suppliers and lessees and performing tenders	2
Open Sky Ltd.	Bank guarantees in favor of airlines	5
Israir Flight and Tourism Ltd.	Bank guarantees in favor of suppliers	5
IDB Tourism (2009)	Guarantee in favor of a supplier of a consolidated company	10

E. Discount Investments undertook to two banks that provided it loans whose balance as at December 31, 2015, amounted to NIS 367 million to avoid granting liens on behalf of others, subject to certain exceptions set forth in the aforesaid loan agreements (these exceptions include with regards to the two said banks an instance of a fixed pledge on an asset on behalf of a third party that financed its purchase, in order to secure credit for the purchase of said asset only, and with regards to one of the aforesaid banks - even in the case of a fixed pledge on behalf of a third party, when simultaneously said asset will be charged with an identical charge on behalf of said bank to secure Discount Investments’ loans from it).
F. • Adama shares owned by Koor are charged to secure the loan received by Koor from a Chinese bank, as stated in Note 16.F.1.b. above.
• To secure the undertakings of the other consolidated companies and their subsidiaries to banks and others, in the total amount of NIS 3,251 million, and to secure bank guarantees amounting to NIS 540 million, these companies pledged various assets, including the share capital of investee companies and property rights (sum of said undertaking also includes loans from Morgan Bank, as stated in Note 16.F.1.b. above, some of which was also registered as a first class mortgage as specified in the said note).
G. As part of the issuance of Cellcom bonds (see also Note 16.F.2.b. above), Cellcom undertook not to register liens on its assets, with the exception of certain unusual cases.
H. As part of the issuance of Shufersal bonds from Series D, E and F (see Note 16.F.4. above), Shufersal undertook not to register a fixed lien on all of its assets to any third party, unless it obtained approval of the meeting of holders of bonds.
I. As part of the issuance of Cellcom bonds of Series F and G (see Note 16.F.3.b. above), Property & Building undertook not to register liens on its assets, with the exception of certain exceptions listed in the trust deed, in addition to existing liens on the date of issuance of said bonds.
J. To secure the undertakings of the other consolidated companies and their subsidiaries to banks and others, in the total amount of NIS 251 million, and to secure bank guarantees amounting to NIS 10 million, these companies pledged various assets, including their and investee companies share capital and property rights, planes, insurance rights of property and land rights.

Note 23 – Contingent Liabilities, Commitments and Lawsuits
A. Contingent Liabilities
1. The Group has issued to certain officers and employees in the Group, as well as to certain officers in a number of investee companies, advance letters of undertaking to indemnify those officers on account of their responsibility and liability for acts in the course of their duties, same being subject to certain terms and conditions and pertaining to certain pecuniary liabilities, applied to them in the setting of their said responsibilities and which, pursuant to law, indemnification is permitted in relation thereto. See also note 33.B.3. below.
2. In the preparation of economic papers, economic opinions and actuarial declarations prepared for the Company and investee companies, by external experts, the Company and its investee companies gave the said experts undertakings to indemnify them on account of damages that are caused to them as a result of third party actions against them pertaining to those economic papers, economic opinions and actuarial declarations.
3. In relation to the implications of legislation to promote competition and minimize market concentration, on the Company’s ability to control reporting corporations, see note 3.G.3 above.
B. Commitments:
1. Cellcom has undertakings relating to the license granted to it in 1994, the principal ones of which are:
Not to mortgage any asset that serves to perform the license without the Ministry of Communication’s prior consent, and the joint equity of all of Cellcom’s shareholders, together with Cellcom’s equity, will be no less than USD 200 million. In this regard, a shareholder who holds less than 10% of the capital rights in Cellcom will not be taken into consideration.
In Cellcom’s estimation, it is in compliance with the aforesaid obligations.
As a result of exercising rights issued by the Company as stated in February 2015 and following changes that applied in October 2015 as detailed in Note 1(a) above resulting in Mr. Mordechai Ben Moshe cessation to be a controlling shareholder in the Company (and indirectly in Cellcom) a change occurred in its control structure, as a result of which the control structure in Cellcom also changed which will require a permit from the Ministry of Communication, including regarding the Israeli holding requirement included in Cellcom’s licenses since Mr. Eduardo Elsztain is neither a citizen nor a resident of Israel. Cellcom contacted the Ministry of Communication to formally request approval of said changes and change the communications licenses of Cellcom, including with regard to the Israeli holding requirement pursuant to the aforesaid licenses and a request for an extension of the period required to meet the updated requirements by Cellcom (as yet approved). If the request is not approved and the Ministry of Communication does not offer another arrangement, Cellcom may be subject to sanctions, which according to the conditions of its licenses may include suspension or concellation of its licenses.
2. As of December 31, 2015, Cellcom and its investee companies have obligations to purchase equipment for the communication network, cellular telephone equipment and software, system maintenance and accompanying content and services in a sum of approximately NIS 414 million.
3. During 2003-2015, Netvision entered into several agreements with Mediterranean Nautilus Ltd. and Mediterranean Nautilus (Israel) Ltd. (hereinafter jointly: “Med Nautilus”). Under the agreements with Med Nautilus, Netvision acquired IRUs in certain communication capacities on Med Nautilus’ communication lines, as well as maintenance and operation services in connection with the aforesaid communication lines. Over recent years, Netvision has increased its purchase capacity for significant low prices as well as reduced maintenance costs. The duration of the agreement pertaining to the capacity purchased from Med Nautilus is until May 2032. Netvision has the option of terminating the agreements pertaining to certain portions of the capacity in 2022 and 2027. The balance of Netvision’s liabilities to Med Nautilus in respect of the IRUs of international communication lines under all the agreements extant as of December 31, 2015, is NIS 204 million.
4. In September of 2014, Cellcom entered into an agreement with Pelephone Communication Ltd. (“Pelephone”) for cooperation in maintaining passive components in cellular sites, including merger of passive components and reduction of costs, through a joint contractor. In July of 2015, the antitrust commissioner approved said agreement for a period for ten years, subject to certain conditions. However, the parties were unable to make progress in implementing it. There is no certainty that said cooperation will begin in the future.
5. For details regarding the agreement signed by Cellcom in November of 2015 with Golan and its shareholders for the purchase of 100% of Golan shares, see Note 3(H)(1)(A) above.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
B. Commitments (cont.)
6. There are engagements entered into by Properties and Building and by its consolidated subsidiaries in Israel, principally pertaining to the acquisition of land, residential construction and development and erection of buildings, which are estimated, as of December 31, 2015, at an aggregate sum of NIS 423 million.
7. A consolidated subsidiary of Property and Building engages in the ordinary course of its business in combination transactions with land owners (including “demolition and construction” projects) according to which, in consideration of the purchase of the land, the vendors will receive a share of the proceeds of the project and/or some of the units to be built. The transactions are partly conditional on approval of a city building plan allowing residential building on the land.
8. In December of 2015, the (indirect) subsidiary of Adama in China entered into a commercial cooperation agreement with five agrochemical companies controlled by ChemChina, a controlling shareholder in Adama, including Sandonda, (hereinafter in this clause “CNAC”), according to which Adama will gradually become an exclusive distributor of CNAC formalized agrochemical products in China.
9. In April 2007 Israir entered into a contract with Airbus to purchase three airplanes. Two of the airplanes were received during 2010, and the third airplane, in respect of which Israir has paid an advance of approximately $8 million, has not yet been received. Pursuant to the terms and conditions of the agreement, Israir was supposed to transfer an additional advance sum in respect of the third airplane by the end of the first half of 2012. In May 2015, Israir reached an understanding with Airbus, inter alia, with respect to the amounts and dates of the payments for completing the purchase of the third airplane, which is expected to be delivered to Israir in the second quarter of 2016. The payments reflect a discount relative to the price of the airplane pursuant to the purchase agreement of 2007, in exchange for Israir’s agreement to buy a fourth Airbus-320 airplane for which significant advance payments are supposed to be executed only starting in August 2016 and which is supposed to be delivered in the third quarter of 2018. If Israir does not complete the purchase of the fourth airplane, the discount for the third airplane will be canceled, except in a case of structural changes in certain circumstances. The total sum of the advance payments paid by Israir with respect to the airplanes proximate to the approval date of the report amount to USD 13.5 million.
 For details regarding the signing of a letter of intent with a financing entity for the sale and lease back of the third Airbus aircraft, see note 16.F.6.(B) above.
10.As of December 31, 2015 the Company and its consolidated subsidiaries had liabilities to pay rent as follows:
Consolidated
NIS millions
Up to one year	600
One year to five years	1,738
More than five years	649
2,987

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits
The Company and other Group companies are party to lawsuits. Costs which may be incurred due to these lawsuits is provided for on the Company’s financial statements, or those of relevant Group companies, as the case may be, only if it is more likely than not (i.e. a probability higher than 50%) that a liability may arise due to past events and the liability amount may be reasonably quantified or estimated. The amounts of provisions made are based on estimates by relevant Group companies with regard to the risk associated with each lawsuit (except for some lawsuits, for which – due to the early stage of handling these lawsuits - the likelihood of success cannot be estimated). Note, on this matter, that events that take place during litigation may require re-assessment of such risk. Estimates by relevant Group companies with regard to such risks are based on the opinion of their legal counsel and on estimates by these relevant Group companies with regard to amounts of reasonable settlement agreements which these companies are likely to incur should both parties agree on such settlement agreements.
Below is a concise overview of lawsuits pending against the Company and other Group companies, categorized by groups with similar features.
In recent years there has been an increasing trend of filing derivative and class action claims in the area of corporate and securities law. While taking into account such issues and the financial position of the Company and the holding structure in the group, claims in considerable amounts may be filed against the Company, including in connection with its financial position and cash flows, in connection with offerings that it makes and transactions that were carried out or not completed, including with regard to the contentions and claims of the controlling shareholders that took place in the Company.
The amounts of the following lawsuits are presented as of their filing date, unless otherwise indicated.
1. Lawsuits against the Company
a. In May 2009, a lawsuit was filed with the Tel Aviv District Court (“the Court”) against the Company, seeking cancellation of the Company’s full buy-back offer issued by the Company in January 2009, with the share buy-back pursuant to this offer completed in March 2009 (“the tender offer”) and, alternatively, an assessment relief, pursuant to Section 338 of the Companies Law, 1999 (“The Companies Law”). The fair value of the Company has been estimated by the plaintiffs at NIS 79 per share, and accordingly, the amount of the lawsuit for the entire group has been estimated at an amount of approximately NIS 260 million. along with a motion for class action status for this lawsuit. The class which plaintiffs seek to represent includes all offerees in this tender offer.
On March 12, 2014, the Court rejected the motion for class action status due to absence of cause, and consequently also rejected the lawsuit itself. The Court charged the plaintiffs with payment of legal and other expenses incurred by the Company in this litigation, as determined by the Registrar.
Accordingly, on June 30, 2014, the Company filed a motion for expense assessment under which the court was requested to charge the plaintiffs for any expenses that may be caused to the Company in connection with its defense proceedings in the amount of NIS 1.3 million. As of the date of this report, the motion for expense assessment was not yet decided. On March 22, 2016, the Court issued its decision in which it ordered the plaintiffs to pay the Company a total of NIS 350,000 as reimbursement of Company expenses for expert fees.
 On May 4, the plaintiffs appealed the judgment to the Supreme Court Appeals Court. On January 28, 2016, the Supreme Court rendered its decision under which it rejected the appeal with no order for expenses while it determined that since flaws were found in the tender offer, now the burden of proof rests with the Company that the share price that was offered will reflect its fair value and the Company met such burden.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
a. (cont.)
On February 24, 2016, the appellants filed with the Supreme Court a motion for a further hearing on the judgment. Within the framework of the Motion for a Further Hearing, it was claimed, inter alia, that in view of the decision of the Supreme Court in the appeal, according to which there were defects in the manner of the tender offer, and in view of the fact that we are speaking merely of a proceeding of a motion for approval of a class action, the whole proceeding should be returned to the District Court in order to conduct the action or to hear and reexamine the facts in view of the impropriety of the acquisition process; that in view of the importance of the existing case law rulings and the change in and difficulty of the rulings in the judgment, the fact that they conflict with previous and well-known rulings of the Supreme Court and their effect on other proceedings in a manner that will make it difficult to conduct them, there is an objective justification for holding a further hearing on the matter; that the judgment of the Supreme Court is based on a material accounting error in an amount of NIS 2 billion, and constitutes a change of the common rule in class action law and creates an insuperable barrier for class actions in the field of the remedy of valuation and in general; and that the data that was brought before the court in this case, after the acquisition proceeding was disqualified, lead to the conclusion that the tender offer was made with a value that was not the fair value of the Company during the period relevant to the tender offer.
Based on the assessment of the Company’s legal advisors on the basis of ruling in the appealing and the practices involved in motions to the court for further hearing, the Company believes that there is a good chance that the motion for a further hearing will be rejected., .
In this context, it should be noted that on February 3, 2016, the Company received a letter from the attorney of a shareholder of the Company (“the shareholder”), supposedly pursuant to the provisions of section 194 of the Companies Law, in which it was claimed, inter alia, that in view of the judgment of the Supreme Court that there were defects in the manner of the tender offer as aforesaid, including the non-application of the provisions of section 275 of the Companies Law, and the approval of the meeting of the Company’s shareholders with a majority including a majority of the shareholders that are not tainted by a personal interest and a failure to obtain an opinion from an independent party before the resolution, the Company should sue all of the directors and officers of the Company (in the relevant period) both for negligence with regard to the manner of approving the tender offer, which did not comply with the provisions of the Law, and for not considering the best interests of the Company within the framework of the tender offer and the damage that they caused thereby and for breaches of their duties of care and/or fiduciary duties to the Company. In the letter, the shareholder requests that the Company give notice whether it intends to file a claim against all of the directors and officers of the Company (in the relevant period) for the aforesaid, and that insofar as it will not do so, the shareholder will file a motion for approval of a derivative action against the aforesaid officers on behalf of the Company. The Company replied to the shareholder in a letter that it is considering the matter and at the end of the process of consideration as aforesaid, it shall give notice of its decision.
b. In October 2010, a lawsuit was filed with the Central District Court by Alpha Capital Anstalt (“Alpha”) and by Ness Energy of Israel Inc. (“Ness Israel”) (jointly: “the plaintiffs”) against the Company, Noya Oil and Gas Exploration Ltd. (which owns a 75% controlling stake in the Modi’in General Partner) (“Noya”) and Du-Tzach Ltd., a company controlled by Mr. Yitzhak Sultan (“Du-Tzach”) (jointly: “the defendants”). In this lawsuit, the plaintiffs seek declarative injunction against the share allocation (“the allocation”) made by Noya to Du-Tzach, which resulted in Du-Tzach becoming a 95% owner of Noya’s issued share capital and against sale of half of Du-Tzach’s holding stake in Noya to the Company.
The plaintiffs also seek a declaratory injunction stating that Ness Israel (which held all of Noya’s share capital prior to the allocation) holds all of Noya’s share capital. The plaintiffs’ major claims in this lawsuit are, inter alia, that the allocation was made without the knowledge of the plaintiffs and therefore without their consent and with no consideration received by the plaintiffs.
The plaintiffs allege that the allocation constitutes theft of Noya from the plaintiffs, is unlawful, was made in breach of the plaintiffs’ right of first refusal and in breach of the fiduciary duty and duty of care by officers of Noya towards its shareholders. Due to the foregoing, the plaintiffs allege that the allocation to Du-Tzach and the sale to the Company should be annulled.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
b. (cont.)
Another company added to this lawsuit as co-defendant is Viceroy LLC (“Viceroy”), which claims that Viceroy and not Alpha is the sole owner of Ness Israel and also claims that the allocation to Du-Tzach and the sale to the Company should be annulled, for similar reasons.
The defendants reject the alleged claims against them, claiming inter alia that the allocation was made lawfully and that Alpha and Viceroy are not entitled to receive the Noya shares. The Court proposed that the parties should reach a settlement whereby Ness Israel would receive 5% of Noya shares to conclude the proceeding - the defendants agreed to this proposed settlement but the plaintiffs refused it. As further background, note that the Company has learned that in November 2010, Alpha filed a claim against Viceroy in a Court in Oklahoma, seeking a declaration by the Court about Alpha’s ownership interest in Ness Israel.
On April 29, 2014, a settlement agreement was signed between Alpha and Viceroy, in which the parties agreed that Alpha owned Ness Israel and all other claims with regard to the proceeding in Oklahoma were rejected. As of the date of the report, the parties' summations and the respondent's response to the parties' summations have been presented and the court has not yet handed down a Judgment.
Based on the opinion of legal counsel - which was based on information provided there to during this proceeding, on the manner of testimony by witnesses of the parties and on the aforementioned proposed settlement by the Court - the Company believes that the likelihood of the claim against the Company being rejected is higher than the likelihood of it prevailing.
c. In September 2012, a motion for approval of a derivative claim was filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to be a shareholder of IDB Holdings (“the plaintiff”). The motion was filed against controlling shareholders of IDB Holdings, officers of the Company and of IDB Holdings (in this section c., jointly: “the companies”) who served on the relevant dates (jointly: “the defendants”) as well as against the Company and IDB Holdings as pro-forma defendants. The motion concerns decisions by the companies with regard to a transaction involving the acquisition of shares of Ganden Tourism and Aviation Ltd. (currently named Andim Tourism and Aviation Ltd.) (“Ganden Tourism”) by the Company, which closed in October 2009.
The plaintiff petitioned for a motion instructing the controlling shareholders of the companies and officer thereof to compensate the companies or to reimburse to the companies, jointly and severally, an amount equal to the damage incurred as alleged in the motion, amounting to NIS 480 million, or at least NIS 212 million, which is the amount of damage allegedly incurred by the companies due to assuming the guarantees for Ganden Tourism’s debt from the controlling shareholders of the companies.
On September 10, 2015, following the proceedings, which were conducted in the case, a motion to approve a comprehensive settlement arrangement and to issue a decision and ruling was filed with the Court. The comprehensive settlement agreement applies to directors and corporate officers in the Company, to directors in IDB Holdings, to the former controlling shareholders in the Company, and with respect to Clal Insurance Company Ltd., which insured, with the support of reinsurers, at a rate of 100%, the directors and corporate officers ("Insurer"), and is also acceptable to the petitioner and to the Company.
On November 18, 2015, the Court approved the application for the approval of the overall arrangement, and afforded the overall arrangement the status of a judgment. The amount of the compromise that will be paid to the Company, after the deduction of attorneys' fees and the remuneration for the plaintiff, as determined by the court, will be approximately 2 million Dollars in accordance with the representative rate of exchange of the Dollar at the time of the actual payment.
On December 17, 2015, the amount of the consideration from the compromise process was transferred to the Company, in a total amount of NIS 7.846 million (approximately 2 million Dollars), constituting the overall amount that was agreed less the attorneys' fees and the remuneration for the petitioner; and thus the legal proceedings came to an end. Accordingly, the Company recorded in 2015 its share in the profit from the settlement arrangement of NIS 8 million.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
d. In April 2013, a motion for approval of derivative claim and a statement of derivative claim were filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to hold Company bonds, in the name of the Company, against IDB Holdings and against members of the Board of Directors of the Company in the relevant period. This motion alleges that the dividend distributed by the Company in November 2011, amounting to NIS 64 million, constitutes a forbidden distribution pursuant to Section 302 of the Companies Law and that the decision to distribute this dividend was made unlawfully. The motion alleges that, according to the plaintiff, the earnings test in conformity with the Companies Law was not performed, since upon the date of decision on this distribution, it was expected that the Company’s next (future) financial statements would indicate negative retained earnings.
The relief sought from IDB Holdings is reimbursement of the aforementioned dividend payment, in conformity with section 310 of the Companies Law; the relief sought from the aforementioned Board members is compensatory damages to be paid to the Company for the damage incurred by the Company due to breach of their fiduciary duty and duty of care towards the Company, equal to the distribution amount ("Derivative claim").
As part of the proceedings that have been conducted in the case, the parties to this claim and to the other derivative claim (which is described in Section C.1.e, hereinafter in this Note, "The other derivative claim", including IDB Holdings, conducted negotiations in order to formulate a compromise agreement ("The compromise agreement").
In accordance with the compromise agreement, in the event that the proceedings involving the Discount Investments derivative motion (which is described in section C.1.h below: "The DIC claim") will be accepted, and the Discount Investments derivative will be heard, the Company will reserve the right to file a lawsuit against directors and officers of the Company and against IDB Holdings for a cause of action arising from the Discount Investments derivative claim (the "Right of Claim"), if (a) the Company pays the insurance company (before the filing of such a claim) NIS 7.5 million (linked to the Consumer Price Index), (b) the Company shall assign to the insurance company a right to receive 7.5/16 of the net amount to be paid to the Company pursuant to the compromise agreement by IDB Holdings out of future proceeds to be received by IDB Holdings, if any, in conjunction with motions for approval of derivative claims and/or derivative claims by IDB Holdings against the controlling shareholders and officers thereof (insofar as an amount less than NIS 16 million will be received in the aforementioned legal proceedings, the amount paid to the Company will be the amount actually received in those proceedings (the “Additional Amount”)); (C) the Company will pay IDB Holdings a total of NIS 3.5 million (CPI-linked); and (D) the Company will waive, towards IDB Holdings, the right to receive from it a total of 8/16 of the net additional amount (and/or will repay the aforementioned amount to IDB Holdings, as applicable).
Furthermore, according to the amended compromise agreement, if the right of action is exercised, the Company will be entitled to receive its proportional share in the funds of the compromise in IDB Holding, in accordance with the debt claim which it filed to the trustees for the compromise, insofar as it will be accepted, but no more than a total of NIS 10.65 million, to be retained for it in the trustees’ fund (as well as interest accrued thereupon during the deposit period), and will also be entitled to receive an amount which will not exceed NIS 24.35 million, out of the receipts which will be received in IDB Holdings in the future, by virtue of the aforementioned legal proceedings, if and insofar as any will be received, beyond the initial amount of NIS 16 million, as specified above (this amount will also be held for the Company as a deposit).
On November 5, 2015, the Court approved the compromise agreement, and determined that in order to remove any doubt, the approval of the compromise agreement is solely and exclusively in relation to claims and to grounds that were brought up in derivative proceedings and solely and exclusively for the plaintiffs who were included in them, and that it is subject to the approval of the Court that is hearing the IDB Holdings' creditors' arrangement. In its decision, the Court approved the fees and the remuneration that were requested in this claim, however it reduced the fees and the remuneration that were requested in the other derivative action.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
d. (cont.)
After the deduction of the fees and the remuneration for the plaintiffs, as ruled by the Court, as aforesaid, in respect of the two derivative proceedings, the Company will receive an amount of approximately NIS 28.7 million, of which approximately NIS 6 million, which is to be paid by IDB Holdings in cash within ten days from the time of the final and absolute approval of the Court that is hearing the IDB Holdings' creditors' arrangement and the balance (approximately NIS 23 million) will be paid by the other respondents in the derivative actions (through the insurance company), and up to NIS 14 million of the amounts are conditional upon receipts from IDB Holdings, from the receipts that it will receive in the future from lawsuits in respect of dividends that it distributed (see below). If and insofar as the conditional amounts are also paid, the Company will receive a total amount of approximately NIS 43 million.
On November 16, 2015, the Court that heard the IDB Holdings creditors' arrangement gave approval to the trustees for the arrangement, in the absence of objection from the Official Receiver, to sign the compromise agreement unconditionally. The said Court also gave approval for the trustees for the arrangement to distribute the considerations that had been held up by those entitled under the arrangement (see Note 16.G.2 above on this issue), with the deduction of the amounts that had been set in the compromise agreement (that is to say, the amount that is to be paid by the trustees for the arrangement to the Company in cash in accordance with the compromise arrangement in accordance with the Economic Affairs Court's decision – approximately NIS 7 million) in tandem with the distributions of the considerations to those entitled under the arrangement and an amount of NIS 10.65 million, which will remain in trust (see above).
On December 28, 2015, the Company received an amount of approximately NIS 22.7 million from the insurance company (for the other respondents in the derivative proceedings), and this after the Company had previously been transferred an additional amount of NIS 6 million, which had been agreed in the compromise agreement, by the trustees for IDB Holdings' creditors' arrangement. These amounts constitute the total of the unconditional amounts in the compromise. In 2015, the Company recorded an increase in its equity of NIS 28 million due to the partial proceeds received in cash and after deducting legal expenses. In accordance with the compromise agreement, the Company may receive an additional amount of NIS 14 million, which is conditional upon receipts from IDB Holdings out of the receipts that it may receive in the future from lawsuits in respect of dividends that it distributed (insofar as they may be received).
e. On August 1, 2013, a motion for approval of a derivative claim was filed with the Economic Section of the Tel Aviv-Jaffa District Court by a plaintiff who claims to be a holder of Company bonds, in the name of the Company, against IDB Holdings and officers that currently hold office in the Company or held office in it in the past.
This motion alleges that the four dividends distributed by the Company in 2010-2011 in a total amount of NIS 442 million were forbidden distributions and that the decisions to make the distributions were made unlawfully, since the distributions did not pass the earnings test and the solvency test, as set forth in Section 302 of the Companies Law.
For details regarding a compromise agreement in this claim, see section C.(1).d. above in this note.
f. For more information on a “Motion for the Recovery of IDB Development Corporation Ltd.” (the motion for an involuntary arrangement) pursuant to section 350 of the Companies Law, which was filed with the Tel Aviv-Jaffa District Court on April 21, 2013, and on the legal proceeding with regard to the Company’s financial position, including the opinion of the Company’s legal counsel, see note 16.G.1. above.
g. On November 28, 2013, the Company received final warning letters prior to taking legal action, from attorneys of the Trustees for IDB Holdings bonds (Series A, B, C, D and E). These warning letters are addressed to Board members and management of the Company and of IDB Holdings alleging, inter alia, that IDB Holdings “captains”, including its officers, are directly liable for the alleged heavy damage incurred by IDB Holdings, its shareholders and creditors.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
g. (cont.)
These letters list a string of alleged deeds and omissions in the affairs of IDB Holdings and/or the Company and/or investees (present or past) thereof, which the aforementioned Trustees allege were made or caused by officers of IDB Holdings and which the Trustees allege are partly concerning the conduct of IDB Group at times, other than in the best interest of Group companies (and in particular, the Company and IDB Holdings) - but rather in the best interest of controlling shareholders thereof. The letters further allege that the aforementioned Trustees intend to have launched appropriate legal proceedings, whether by IDB Holdings, by an officer or by any other party (including by the Trustees) in order to ensure full payment for damage allegedly caused by the events listed in the letters.
h. In December 2013, a motion for approval of a derivative claim was filed with the Central District Court, by a plaintiff who claims to be a shareholder of Discount Investments, against Discount Investments, against Board members of Discount Investments in 2010-2011 and against the Company (“the Rosenfeld motion”) with regard to dividend distributions declared by Discount Investments, for being forbidden distributions due to failing the earnings test.
In January 2014, a motion for approval of a derivative claim was filed with the Tel Aviv-Jaffa District Court, by a plaintiff who claims to be a shareholder of Discount Investments, against Discount Investments, against Board members and two other officers of Discount Investments in 2010-2011, the Company and certain other shareholders of Discount Investments, affiliated with the Company or with the controlling shareholders of the Company at that time, including Clal Holdings Insurance Business Ltd. and Clal Finance Ltd. as well as the Independent Auditors of Discount Investments (“the defendants”, “the Height motion”).
The Court was asked to approve a derivative claim against the defendants with regard to a tender offer by Discount Investments for Shufersal shares, made in February 2010, which increased the holding stake of Discount Investments in Shufersal from 42.2% to 50.3% (“the tender offer”) and with regard to dividend distributions declared thereafter by Discount Investments, from May 2010 through March 2011.
On March 18, 2014, the Extra-Elsztain Group filed a motion (“the Extra-Elsztain motion”) with the Court hearing the IDB Holdings debt arrangement, against the aforementioned plaintiffs and against the other parties to the motions, seeking to forbid them from filing or managing any derived claim proceedings on behalf of Discount Investments nor any other proceeding against the Company with respect to said dividend distributions and seeking the motions to be rejected or delayed or, alternatively, to forbid them from filing or managing such proceedings due, inter alia, to delay, lack of good faith and estoppel created against them by approval of the IDB Holdings debt arrangement.
On March 23, 2014, a consolidated motion was filed with the District Court Center for the approval of a derivative claim under the Rosenfeld motion by 2 petitioners (the consolidated motion) which consolidates and combines between the Rosenfeld motion and Hyatt motion and replaces the Rosenfeld motion and at the same time the petitioners filed a motion to strike the Hyatt motion. The court approved the striking of the Hyatt motion and the consolidation of the proceedings into one motion.
On December 29, 2014, the Court handed down its decision, granting the Extra-Elsztain motion by issuing a blocking order, forbidding the plaintiffs from filing a motion for approval of derivative claim on behalf of Discount Investments against the Company and against the other defendants, nor managing a claim for approval of derived claim on behalf of Discount Investments against the Company with respect to dividends distributed by Discount Investments in 2010-2011.
The Court noted in the decision that the foregoing would not prevent the plaintiffs from filing a motion for approval of derivative claim against the other defendants (i.e. not against the Company) for a different cause for which no blocking order was requested by the controlling shareholders of the Company (i.e. with regard to the tender offer).

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
h. (cont.)
On February 12, 2015, the plaintiffs filed a motion of appeal regarding the aforementioned Court decision and on February 24, 2015, the Court hearing the proceeding ordered a delay of proceeding until March 2016, pending a decision on the appeal which was filed with the Court that is hearing the creditors’settlement in IDB Holding (the court hearing the debt settlement case), for the issuance of an anti-suit injunction regarding conducting the motion to approve the derivative claim in the appeal process .
On February 1, 2016, a hearing was held in the Supreme Court in the appeal in which the Supreme Court recommended that the petitioners withdraw the appeal. The petitioners did not agree with the court's recommendation and the case was adjourned for review and issuing a ruling.
Based on the opinion of legal counsel, the Company believes that the prospects of the appeal are likely to be rejected with respect to the Company (and therefore the petitioners will be barred from filing the derivative claim) exceed the prospects that the appeal will be upheld (i.e. a probability lower than 50%). In addition, there is the fact that even if the appeal is upheld and the ruling of the court hearing the debt settlement is canceled it is feasible that the determinations of the Court hearing the debt settlement, with regard to lack of good faith, delay and prevention of the plaintiffs would stand and would reinforce the reasons for denying the motion for approval of derivative claim.
i. On June 29, 2014, the Campaign for Government Quality in Israel, NGO (“the petitioner”) filed a petition with the Supreme Court in Jerusalem, sitting as the High Court of Justice (“the petition” and “the High Court of Justice”, respectively) against the Supervisor of Banks, the Governor of the Bank of Israel, former controlling shareholders of the Company, the Company, IDB Holdings and four banks.
In this petition, the High Court of Justice was petitioned to grant the following orders nisi: (1) An order nisi ordering the Supervisor of Banks to justify why they have yet to respond to the petitioner’s requests with regard to exercising the Supervisor of Banks’ authority with regard to debt restructuring in general and in particular with IDB Group, in conformity with provisions of the Administrative Proceedings Amendment Act (Decisions and Justifications), 5719-1958; (2) an order nisi ordering the Supervisor of Banks to justify why they should not conduct a comprehensive, systematic inquiry into the conduct of the banking system in extending credit to IDB Group; reach conclusions and publish such conclusions; and act in conformity with their authority to correct any faults identified, including by requiring the banks to fully back IDB Group debt; (3) an order nisi ordering the Governor of the Bank of Israel to instruct the Supervisor of Banks to act as stipulated in the order nisi (2) above, or to assume the authority to act in this way in conformity with the Banking Ordinance.
The petitioner claims that the financial conduct of IDB Group was patently irresponsible, in addition to its business conduct which strived to maximize risk which did not always make business sense.
On August 11, 2014, the former controlling shareholders of the Company filed their response to the petition. On August 14, 2014, IDB Holdings, through the trustees for the debt arrangement, filed its response to the motion, asking the Supreme Court of Justice to exempt IDB Holdings from filing any further documents and from attending the hearings in this proceeding, since given the circumstances of IDB Holdings and its creditors’ arrangement, it cannot be impacted in any way by the orders petitioned for and the Trustees for the debt restructuring see no reason to take a position with regard to this petition.
On October 6, 2014, the Company filed its response to the petition, in which the Company claimed, inter alia, that the bank credit extended to the Company was extended under clear terms and conditions and subject to clear restrictions, as is customary for similar agreements and for similar corporations and that the Company has been and is in compliance with all its obligations towards the banks which have extended credit to the Company, so that there is no cause nor justification to intervene in their relationship, in terms and conditions of credit extended and repaid on time and definitely no cause to instruct such debt to be collected other than when due. The banks and the Supervisor of Banks have also filed their responses to the petition.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
i. (cont.)
On November 4, 2014, the Supreme Court of Justice resolved that based on reasons cited by IDB Holdings and in absence of response to IDB Holdings’ motion, IDB Holdings is exempt from attending the hearings and from filing documents with regard to the petition. The Court further resolved that the petition would be scheduled for a hearing by three judges on November 9, 2015.
In October 2015, following an application for an urgent hearing, which was presented by the Movement for Quality of Government, the hearing on the appeal was delayed until the handing down of a judgment on another administrative appeal, which it has presented (in accordance with the Freedom of Information Law). When the judgment is handed down, the appellant will present an updated notification to the Court in which it will clarify whether or not it is necessary to hold a hearing on the appeal.
Based on the opinion of legal counsel, the Company believes, in this early stage of the proceeding when the petition has yet to be heard, that it is not possible to assess the likelihood of success of this petition. However, note that the orders applied for in the petition are towards the Supervisor of Banks and the Governor of the Bank of Israel - rather than against the Company.
j. On January 21, 2015, a motion was filed with the Court, seeking a Court order for copying computer content of IDB Holdings by the Legal Counsel for Inquiries and Representation of the Trustees of the debt restructuring in legal proceedings, whereby the Court was asked to issue an order in presence of one party, allowing the aforementioned Legal Counsel to copy all magnetic media concerning IDB Holdings, which is stored in computer servers at IDB Holdings offices due, inter alia, to the mix of servers of the Company and of IDB Holdings. For further details and for additional motions and decisions on this matter, see note 16.G.2.C. above.
. In June 2015, a motion to approve a class action and a statement of class action claim were filed with the Central District Court in Lod against the Company; against Dolphin Netherlands, the controlling shareholder in the Company and C.A.A., the controlling shareholder in the Company in the relevant period; against currently serving directors and former directors, including alternate directors (jointly, in this subsection: the “Respondents”); by petitioners claiming to be shareholders of the Company and that they are beneficiaries under the debt settlement in IDB Holding, who held debentures of IDB Holding on the date of completion of the debt settlement.
The main claims raised by the petitioners are that the conduct of the controlling shareholders and the Company’s Board of Directors imposed difficulties on the completion of the transaction involving the sale of the Company’s holdings in Clal Holdings Insurance Enterprise to JT Capital Fund Pte (the “Clal Transaction”). After the aforementioned transaction expired in May 2014 without being completed, instead of advancing an alternative sale transaction, the controlling shareholders allegedly preferred to advance a process of requesting a permit for the control of Clal Holdings Insurance Enterprise Group, for the Company and for the controlling shareholders, the chances of which were low, in light of the non-compliance with the requirements set by the Commissioner to receive such a permit.
According to the petitioner’s claim, the conduct of the controlling shareholders to prevent the Clal transaction and/or an alternative transaction was intended to cause cash flow pressure on the Company, and to cause it to rely on capital injections as part of the rights issues which were performed by the Company in July 2014 and February 2015, regarding which it was claimed, inter alia, that they were performed in such away to cause disadvantage to the holders of the Company’s minority shares, which was imposed on the Company by its controlling shareholders, without having been approved as a transaction in which the controlling shareholders have a personal interest, and resulted in erosion of the economic value embodied in the tender offer mechanism to which the controlling shareholders have undertaken as part of the debt settlement in IDB Holdings.
The petitioners hold that the aforementioned conduct constitutes, inter alia, discrimination against public shareholders, breach of the fiduciary duty and of the duty of caution applicable to the controlling shareholders and corporate officers in the Company, and breach of the duties applicable to the controlling shareholders by virtue of their status as bidders in the debt settlement in IDB Holding.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
j. (cont.)
The Court was requested, inter alia, to approve the claim as a class action, and to define the members of the classes in whose name the claim will be conducted, and to order the respondents to compensate the class members, and to repay the entire damages which they incurred, or, alternatively, to issue any other appropriate and just remedy (the petitioners propose that the shares of the public shareholders should be purchased at their fair and just value, in order to remove the discrimination), where the damage allegedly caused by the Respondents is estimated at approximately NIS 1 billion, and additionally, to order the payment of compensation to the petitioners and professional fees for their legal counsel.
k. On January 7, 2016, a procedural arrangement was approved under which it was agreed that the motion for approval would be deemed as a lawfully served motion on the two respondents that are foreign directors , the date for filing the responses to the motion for approval will be until April 6, 2016 and the petitioners will file their responses until May 29, 2016. The pre-trial was set for May 29, 2016. For more details regarding the motion filed by the plaintiffs with the court that discussed the debt arrangement as part of the amendment of the debt arrangement including cash injection to the company (“the Amendment to the Debt Arrangement”), according the which said Court will be requested to approve the amendment to the debt arrangement without the exemption clauses in it and clarify it will haveno impact on the claims and causes of this claim and the decision of the Court in this matter, see Note 16.(g)(2)(F) above.
     On March 21, 2016, the respondents filed motions to the Court to strike out limine the motion (“Limine Motion”) and extend the deadline for filing a respondent reponse given approval of the Amendment to the Debt Arrangement by the Court for the debt arrangement dated March 10, 2016. The main points of the Limine Motion are as follows: In the framework of the Amendment to the Debt Arrangement, the minority shareholders of the Company approved by an absolute majority, providing a discharge, without any restriction, from any claim, demand or action against the respondents for any matter relating to the debt arrangement, which would also apply on claims raised in the framework of the motion, rendering them irrelevant. The authority to discuss the claims of the type raised in the motion, claims whose essence is the application of the debt arrangement and its interpretation, is granted exclusively to the court discussing the debt arrangement; the debt arrangement trustees (who were expressly authorized by the Court to discuss the debt arrangement), not the plaintiffs, represent the public of shareholders for all matters relatiang to the debt arrangement. Given the appointments, there is no place for applying the mechanism of a class action suit; Under the motion, the explanation of the details of the second supplement of the Class Action Law - 2006 is lacking according to which certification is required for the motion. Thus, it does not meet the requirements of the law. On March 22, 2016, the Court set deadlines to file comments and responses by the parties and thus acquiested to the motion to extend the deadline to file respondent answers as said above until the decision on the Limine Motion.
     The Company assessment based on its legal advisorsis that is more likely than not that the claim as filed against the Company will not be accepted.
l. On February 10, 2016, a claim and motion for certification as a class action suit was filedin the District Court of Tel Aviv - Yaffo against Clal Holdings Insurance Enterprise and members of its Board of Directors (“the Defendants”) by a shareholder of the Clal Holdings Insurance Enterprise, who also owns bonds of the company. The main claim argued under this claim is that, given the fact that the value of the opererations of Clal Insurance Enterprise is not expressed in its stock market value and is even signifiantly greater than its equity as well as the obligation of Clal Holdings Insurance Enterprise and its directors to provide value to the shareholders of Clal Holdings Insurance Enterprise, Clal Insurance Enterprise and the members of its Board of Directors were obligated to sell its asets (mainly holdings in Clal Insurance) to other insurance companies in Israel through a tender with each asset of the Clal Holdings Insurance Enterprise offered in a separate tender. The grounds of the claim brought against the defendants are, inter alia, the lack of activity on their part to provide value to the shareholders of Clal Holdings Insurance Enterprise and negligence in failing to act to reduce the damage caused to the plaintiff and the members of the class due to the difference between the Company’s stock market and equity values.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
1. Lawsuits against the Company (cont.)
l. (cont.)
`The class that the plaintiff requests to represent is all the shareholders holding shares of Clal Holdings Insurance Enterprise listed for trade on the Tel Aviv Stock Exchange Ltd.
It is noted that on February 11, 2016, the plaintiff demanded that the Company join the suit and filed a motion for stay of proceedings against it and, if it did not join, file in his name a request for a derative action in this matter. The amount of the class action suit is approximately NIS 2,125 million. This amount represents the difference between the stock market value of Clal Holdings Insurance Enterprise and its equity according to the financial statements. The main steps requested under the action are, inter alia, is to obligate the defendants to compensate the class mamebers for the damage caused to them resulting form the failure of the defendants to act to providce value to the shareholders of Clal Holdings Insurance Enterprise through sales of its operations or, alternatively, obilgate Clal Holdings Insurance Enterprise to acto to sell said assets in order to immediately reuce the damage caused to the class members. It is noted that the directors of Clal Holdings Insurance Enterprise have compensation clauses from Clal Holdings Insurance Enterprise.
At the same time as the filing of the action and the motion for approval of the action as a class action, the plaintiff filed with the Tel-Aviv-Jaffa District Court, against the defendants and additional defendants, including the Company, the members of its Board of Directors, the trustee for the Company’s shares in Clal Holdings Insurance Enterprise, Mr. Moshe Tery (as stated in note 3.H.5.a above) (“the trustee”), and the Commissioner, a motion for an injunction and an urgent motion for a temporary injunction, in which the plaintiff petitions the court to order a stay of the proceedings for the sale of the shares of Clal Holdings Insurance Enterprise held by the Company through the trustee, in accordance with an outline that was determined by the Commissioner, as stated in note 3.H.5.b above) (“the motions”). The plaintiff is requesting a stay of the aforesaid sale proceedings until an absolute decision is made in the action. The main ground stated in the motions for a stay of the sale proceedings is that a sale of the shares in accordance with the aforesaid outline before hearing the action may cause irreversible damage to the Company and its bondholders. On March 2, 2016, the Company filed with the court its response to the motion for an injunction, in which framework, inter alia, the Company claimed that in the current market conditions, action should not be taken to sell the shares of Clal Holdings Insurance Enterprise in accordance with the outline ordered by the Commissioner; that there was a basis for making an alternative outline, which would allow the Company to seel its shares in Clal Holdings Insurance Enterprise within the framework of a transaction for the sale of the control nucleus, or any other outline that would prevent the destruction of the value that would be caused to the Company if the Commissioner’s outline were implemented; that implementation of the provisions of the outline and performing the involuntary sale was expected to cause the writing off of a huge, disproportionate and unnecessary amount, and had extreme ramifications on the Company and additional parties, as stated in the response; and that the circumstances of the case justify an examination of whether, in view of all of the considerations, the sale of the shares as aforesaid lies within the margin of reasonableness in a manner that strikes a proper balance between the needs and best interests of the persons insurer by Clal Holdings Insurance Enterprise, on the one hand, and the series and real harm that is expected to be caused to the shareholders of Clal Holdings Insurance Enterprise, the Company, the shareholders of the Company and the creditors of the Company, on the other. In addition, on March 2, 2016, Clal Holdings Insurance Enterprise filed its response to the motions, in which it opposed the motions, in view of the existence of weighty claims that justified denying the motion for approval of the action as a class action on its merits, and the connection between the two proceedings.
On March 8, 2016, the trustee filed his response to the motions stating, given the circumstances and noting the source of the authorization of the trustee and the nature of his job (as specified in his response), that the trustee is not a party to the material issue of the matter. At the same time, the trustee noted that it will act in accordance with the decision of the Court and respect any legal ruling issued on the matter.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
l. (cont.)
On March 28, 2016, the Supervisor filed its response to the motion for an injunction in which the Court was requested to reject entirely the motion for in injunction for lack of jurisdiction in the matter or, alternatively, reject it in substance for the following main reasons: the only court level authorized to examine the decision of the Supervisor in an originating motion is the Supreme Court sitting in as the High Court of Justice, meaning the procedure should be completely rejected on the basis of lack of jurisdiction in the matter; the plaintiff has no standing in law in an originating motion and motion for a temporary measure; a situation in which means of control are held in institutional body without a permit to control from the Supervisor represents an illegal status which should be prevented or shortened as much as possible; the need to sell the means of control in installment, as said through the Supervisor, was known to all, including the shareholders of Clal Holdings Insurance Enterprises and Company bond holders, such that it was surely assumed that the equity holders that the plaintiff wishes to represent, currently in a public, long and highly publicized legal proceeding, understood what were the latent risks of holding the equity in their possession; the existence of a temporary position of a body without a controlling owner that can exercise its control but with a very large shareholder (including in legal terms) is problematic by law; letting the situation remain as is not “healthy” in terms of regulation. When, due to circumstances, a regulator is obliged create a specific regulation for one the bodies for which he is responsible for oversight, it is not an accepted and proper situation; in the framework of the motion for an injunction, the plaintiff did not claim and not show that the Supervisor’s activity was unreasonable or improper over the years; also, its motion is defective due to a significant delay.
In its response, the Supervisor noted, inter alia, the sale of 5% of the shares Clal Insurance Enterprise Holdings once every four months as part of the outline can be stopped at any time that the Supervisor is persuaded that there is a serious replacement for the outline in the form of an agreement to sell the control of Clal Insurance Enterprise Holdings. The Supervisor also noted in the response that the trustee, on the basis of the trust obligation to the company, will be obligated to try and sell the shares according to the outline at a price exceeding their price on the stock market before turning to the alternative of selling the shares in the stock market according to the share market share price.
On March 28, 2016, the Court issued a ruling in the proceeding granting the petitioner the right to respond and also determined that the date for a hearing on the request would be April 12, 2016.
M. For information about the letter received by Discount Investments in March of 2016 from its shareholder in which it was demanded that the Discount Investments file a claim against the Company and members of the Board of Directors of Discount Investments, which approved the distribution of a dividend totaling NIS 200 million, carried out in November of 2014 (through which the Company received a total of NIS 148 million), see Note 23(c)(3)(c) below.
2. Lawsuits against Clal Holdings Insurance Enterprise Group
Investee companies of Clal Holdings Insurance Enterprise are involved in claims, including lawsuits that are not within the ordinary course of business (lawsuits not in the normal course of business are referred to as “lawsuits”).
Further to what is stated at the beginning of section C of this note, it should be noted that in light of the costs that could arise from the claims and exposures described below, provisions are made in the financial reports of the relevant consolidated companies, only if it more likely than not (meaning a probability of more than 50%) that a liability for payment will be created as a result of past events, and that the amount of the liability can be quantified or estimated within a reasonable margin of error. The provisions that were made are based on the estimated risk in each of the lawsuits, as of a date close to the publication date of this statement (except for several of the lawsuits which were filed during the last two quarters, whose success rates cannot be estimated since they are in their preliminary stage).
In this matter, please note that events occurring during litigation may necessitate a reevaluation of this risk.
The assessments of the investee companies of Clal Holdings Insurance Enterprise Group regarding the risk are based on both the opinions of their legal counsels and/or on the estimates of the relevant companies as to the amounts of the settlement agreements that the managements of these companies predict that more likely than not they will have to bear.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
2. Lawsuits against Clal Holdings Insurance Enterprise Group (cont.)
We would like to emphasize that in the opinion of the legal counsels regarding most of the motions to certify the claim as a class action, for which no provisions were made, the assessment of the attorney relates to the chances of the motion to certify the claim as a class action and does not relate to the chances of success of the claim itself, if it is certified as a class action. This is due to, among other things, the fact that the scope and content of the hearing on the claim itself, after it has been certified as a class action, will be influenced by the decision of the court to recognize the claim as a class action, which usually relates to the causes of the claim that were either approved and those that were not approved, to the remedies that were approved and those that were not approved, etc. It should be clarified that if the hearing of a lawsuit (it is clarified, for the avoidance of doubt, that the hearing of a claim does not include a decision in motions to recognize actions as class actions and other interim motions) in a certain court is decided against companies of the Group, a provision will be recognized or revised in the first financial statements published after the date of the decision, even if in the opinion of the Group’s management, on the basis of the opinion of its legal advisers, the result in an appeal to a higher court will be different and at the end of the proceedings the Group will not be found liable.
In addition to the legal proceedings mentioned below, there is also a potential exposure, which at present is impossible to assess or quantify, that additional class action suits will be filed against companies of the Clal Holdings Insurance Enterprise group due to the complexity of the insurance products of these companies, together with the complexity of the regulatory environment that applies to the operations of the companies in the Clal Holdings Insurance Enterprise group, which may result in a dispute with a customer regarding the interpretation of a provision of law or agreement, or the manner of implementing provisions of law or agreement or the manner of resolving the claim pursuant to the agreement, which are applicable to the relationships between companies of the Clal Holdings Insurance Enterprise group and the customer.
This exposure is especially high in the areas of long-term savings and long-term health insurance in which Clal Insurance operates, inter alia, in view of the fact that in these areas the policies were issued decades ago, while at present, after significant changes in the regulatory environment and against the background of developments in legal precedent and the Commissioner’s position, the same policies may be interpreted differently, retrospectively, and may be subjected to different interpretation standards than those that were customary at the time that the policies were made. Moreover, in these areas the policies are valid for dozens of years and, therefore, there is a risk that in those cases in which a customer’s claim is accepted and a new interpretation is given to the policy, the future profitability of the company in respect of the existing policy portfolio will also be affected. This is in addition to the possible compensation that could be given to the customers due to past activity.
Alongside these aspects, in January 2015, an amendment to the Control of Financial Services (Insurance) Law, 5741-1981, came into force, which reflects a significant reform in the field of approving an insurance program, and in addition, in February 2015, a circular regarding the introduction of an insurance policy and rules of a provident fund was published, in which a procedure was determined for filing a notice of a new insurance policy or new rules or changes to them, and in April 2015 the ‘Instructions for Drafting Insurance Policies’ circular and a position paper on the subject of principles for drafting insurance policies were published, which include additional provisions that should be included in an insurance policy and additional provisions that should not be included in an insurance policy, and the exclusions that may be included in insurance policies were reduced, relative to the position that existed previously (‘the insurance policy reform’).
The insurance policy reform allows the Commissioner, under certain conditions, to order the insurer to stop introducing an insurance policy or to order an insurer to make a change to an insurance policy, even with regard to policies that have already been marketed by the insurer. It is not possible to foresee to what extent insurers are exposed to claims in connection with the provisions of the policy, the manner of implementing the Commissioner’s powers pursuant to the insurance policy reform and its implications, which may be raised, inter alia, by means of the procedural mechanism provided in the Class Actions Law.
Said risk, is caused by the composition of said products , which are characterizedby a very long life span and are subject to significant, complex and frequent changes, including changes in regulatory and tax provisions.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
2. Lawsuits against Clal Holdings Insurance Enterprise Group (cont.)
The complexity of these changes and their implementation over a large number of years creates a greater operating risk, also in view of the many automation systems in the financial institutions in the Clal Holdings Insurance Enterprise group and their limitations, in light of additions and/or changes to the basic wording of the products and in light of many and frequent changes made over the life span of the product, including by employees and/or employers and/or someone on their behalf, in relation to the insurance coverage and/or in relation to savings deposits.
This complexity and these changes relate to, among other things, the volume and rates of deposits, the different components of the product, the manner in which funds are classified to employees, products and their components, the dates on which they are recorded, the identification of arrears in making deposits and the handling of such arrears, and to the employment, personal and underwriting status of the customers. This complexity becomes even stronger in light of the multiplicity of the parties operating against the investee companies of Clal Holdings Insurance Enterprise Group in managing and operating the products, including regarding conflicting instructions that come from them or from people acting on their behalf.
The financial institutions in the group are involved on a regular basis in learning, identification and handling of issues which may derive from the aforementioned complexities, both in relation to individual cases and in relation to types of customers and/or products. The coming into effect of the Control of Financial Services (Provident Funds) (Payments to Provident Funds), 5774-2014 (the Payments Regulations), in general, and specifically the revision of the collection interface and the receipt of money, are expected, in the short term, to increase the aforesaid complexity, even if in the long term they are expected to moderate it. Moreover, further to the provisions of the Commissioner’s circular of Novemer 2012 regarding the improvement the improvement of the details of the rights of member of financial institutions, the latter are in the middle of a comprehensive process of improving data in the long term saving field, which should continue in 2016. In addition, there is a risk, which cannot be assessed or quantified as this stage, in the manner products in the fields of long term saving and health are operated. It is impossible to completely foresee the types of claims that will be raised in this context and/or the potential risk resulting from them, inter alia, through the legal framework of a class action suit and/or expansive rulings by the Commissioner.
The exposure to claims that have not yet been filed against the companies of the group is brought to the attention of the companies in several ways.
This is done, among other ways, by customers, employees, suppliers, non-profit organizations (amutot) or persons acting on their behalf contacting people in the aforementioned investee companies and especially to the public complaint officers at the aforementioned investee companies, through complaints of customers to the public complaint unit of the Commissioner’s office and through suits (that are not class actions) filed with the courts and through the Commissioner’s position papers.
Please note that to the extent that we are dealing with customer complaints submitted to the Public Complaints Unit of the Commissioner’s office, in addition to the risk that a customer will choose to raise his claims also as part of a class action suit, the companies in the Group are also exposed to the risk that the Commissioner will issue a ruling that will apply to a broad group of customers. In recent years, there has been an increase in the exposure to this risk, due to the increased involvement shown by the Commissioner in relation to complaints of customers coming to his door and in the inclination of the Commissioner to take a principled stand by making a broad ranged decision and due to position papers that the Commissioner publishes. For additional details regarding wide-ranging decisions and position papers, see section B below.
The companies in the Group cannot predict whether the customer claim that was brought to the attention of the companies will lead to the filing of a class action or a wide-ranging decision, even in those cases in which a customer threatens to do so.
In addition, these companies in the Group cannot assess the size of the potential exposure that may be generated in the event such a class action suit is filed.
The provision included in the financial statements of Clal Holdings Insurance Enterprise as at December 31, 2015, for all of the lawsuits not in the normal course of business as stated in section C.(2). in this note, against the investee companies of Clal Holdings Insurance Enterprise Group amounted to NIS 96 million.

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
2. Lawsuits against Clal Holdings Insurance Enterprise Group (cont.)
The amount of the lawsuits not in the normal course of business against the investee companies of Clal Holdings Insurance Enterprise Group is a total of NIS 17,625 million (the “total amount”) (this amount includes: lawsuits in which the amount being sued is attributed to the investee companies of Clal Holdings Insurance Enterprise Group; suits in which the amount of the claim noted in the suit is not attributed only to the investee companies of Clal Holdings Insurance Enterprise Group, but also to other defendants as well; a suit in which the amount noted in the claim is an annual amount (and accordingly, the total amount is dependent upon the period); and claims filed subsequent to the date of the Statement of Financial Position. In addition, this amount does not include claims in which the amount of the claim was not noted and it does not include lawsuits in the regular course of business that are not class action, derivative actions or significant lawsuits.
The following is a concise and general summary of the lawsuits pending against the investees of Clal Holdings Insurance Enterprise Group:
Consumer claims and derivative actions
Against the investee companies of Clal Holdings Insurance Enterprise Group there are pending claims filed by customers of the investee companies. Among these claims, there are claims that have been recognized as class action suits, claims for which there are pending motions to have them certified as class action suits, and other claims which are immaterial. These claims include mainly claims of improper actions, not in accordance with laws, licenses or breaches of agreements with customers or performance of tort damages toward customers (especially misleading a customer, or a negligent misrepresentation), causing damage, either monetary or non-monetary, to customers. A significant amount of these claims also include claims of charging excessive premiums and payment of lower than called for insurance compensation (“consumer claims”). In addition, there are three pending motions to have claims certified as derivative actions.
Of the total amount, the amount being sued which is attributed to the investee companies of Clal Holdings Insurance Enterprise Group in respect of consumer claims is NIS 6,010 million (of which an amount of NIS 1,084 million is claimed in actions that were certified as class actions and an amount of NIS 4,926 million is claimed in motions to certify claims as class actions).
In addition, a lawsuit in an amount of NIS 107 million which is being sued for is an annual amount has been approved as a class action and, accordingly, the total amount is dependent upon the period.
In addition, other consumer claims have been filed against the investee companies of Clal Holdings Insurance Enterprise Group together with other defendants, in a total amount of NIS 6,233 million (of which a total of NIS 225 million is claimed in a single claim, in which certain causes of action were approved as a class action, and a total of NIS 6,008 million is claimed in motions to approve claims as class actions), in which the plaintiffs have not detailed the amount attributed to the investee companies of Clal Holdings Insurance Enterprise Group, out of the total amount being claimed from all of the defendants.
In addition, there are nine additional consumer claims against investee companies of Clal Holdings Insurance Enterprises in which the amount of the claim was not stipulated (of which one consumer claim, which has been certified as a class action, in which the plaintiff appraised the amount of the claim to be approximately “hundreds of millions of Shekels” and two consumer claim regarding in one of which the plaintiff estimated the claim amount at “many millions of Shekels” and in the other as“hundreds of millions of Shekels”).

Note 23 – Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
2. Lawsuits against Clal Holdings Insurance Enterprise Group (cont.)
Consumer claims and derivative actions (cont.)
These claims generate an additional exposure of the investee companies of Clal Holdings Insurance Enterprise Group, beyond the amounts set out above. In addition, three derivative actions were filed for a total amount of approximately NIS 5,276 million.
The following are details of the consumer class actions and derivative actions, classified according to the amount of claim:

Amount of claim	Type of claim	Number of claims
1. Claims that stipulate the amount referring to the Clal Holdings Insurance Enterprises Group
a. Up to NIS 100 million	Claim certified as class action Motions to certify as class action	1 20
b. Between NIS 100-500 million	Motions to certify as class action	5
c. Between NIS 500 million and 1 billion	Motions to certify as class action	1
d. Above NIS 1 billion	Claim certified as class action	1
	Motions to certify as class action	1
e. Annual amount stated (and accordingly the total amount is dependent upon the period)	Claim certified as class action	1
2. Claims that stipulate a comprehensive for all of the defendants, without attributing a specific amount to each defendant
a. Up to NIS 100 million	Motions to certify as class actions	3
	Motions to certify as derivative action	1
b. Between NIS 100-500 million	Motions to certify as class action	1
	Claim certified as class action	1
c. More than NIS 500 million up to 1 billion	Motions to certify as class action	3
d. Above NIS 1 billion	Motions to certify as class actions	2
	Motions to certify as derivative action	2
3. Claims that did not stipulate an amount	Motions to certify as class actions	116
	Motions to certify as class actions	8

In addition, there are insignificant legal claims, pending and standing against the investee companies of Call Holdings Insurance Enterprise, totaling NIS 66 million.
The following are details of the pending consumer claims, in which the amount claimed in each of them as a class action exceeds NIS 1 billion provided in Part A of the periodic report of the Company in 2015.

16Claim amount estimated in “hundreds of millions.”

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
3. Lawsuits against Discount Investments
a. In September 2012, a motion to certify the filing of a derivative action in an amount of NIS 370 million in the name of Discount Investments against its directors was filed with the Tel-Aviv-Jaffa District Court (in this section, “the Motion for Certification”), by applicants claiming to be minority shareholders of Discount Investments (hereinafter in this section, “the applicants”). Together with the motion for approval, a draft of the derivative claim was also filed with the Court.
The Motion for Certification relates to investments made by Discount Investments in Maariv Holdings Ltd. ("Maariv") in 2011-2012 at both the initial stage that Discount Investments invested in acquiring control of Maariv and at various later stages, and it alleges, inter alia, that the directors named in the motion acted negligently and recklessly, and breached their duty of skill and caution towards Discount Investments with regard to their care and/or involvement in those investments, and therefore they should compensate the Discount Investments for the damage it incurred, which according to the plaintiffs, on the basis of an expert opinion on their behalf, is estimated at NIS 370 million.
In August 2015, the Central District Court - Lod decided to approve the aforementioned motion. According to the Court’s decision, inter alia, a basis has supposedly been established for the existence of cause of action for Discount Investment against the aforementioned directors, with respect to breach of their duty of care towards Discount Investment, by acting in a negligent and rash manner regarding their decision to acquire Ma’ariv, and as a result, caused Discount Investment to incur damages which were comprised of both the initial acquisition cost of Ma’ariv, and of the additional investments therein.
b. In July 2014, a claim was filed with the court against Koor with regard to a claim of a breach of an agreement for the payment of a finder’s commission for the sale of Adama to ChemChina, in a total amount of NIS 32 million. Based on the expert opinion of its legal advisor, Discount Investments considers the chance that said claim will be accepted is lower than the chance of the claim being turned down.
c. In March of 2016, Discount Investments received a letter from its shareholders in which it was demanded that Discount Investments file a complaint against the Company and the members of the Board of Directors of Discount Investments, which approved a distribution of dividends totaling approximately NIS 200 million , which was carried out in November of 2014 (in whose framework the company received a total of NIS 148 million). In this letter, it was claimed, inter alia, that on the date of the decision to distribute, the distribution did not meet the solvency test while, on the date of the distribution, it didn’t meet the profits test (tests that are conditions for distributing a dividend under the Companies Law). In said letter, the legal representative of the above shareholder noted the provisions of the Companies Law granting shareholders the right to file a derived claim and demanded that Discount Investments implement its right by filing a complaint.
d. For information on motions for certifying the filing of derivative actions that were filed by the Petitioners who are claiming to be shareholders of Discount Investments, with regards to dividends distributed by Discount Investments in 2010-2011, and that were filed, as applicable, against Discount Investments, against directors and two officers of Discount Investments during the relevant period, against the Company, against Clal Holdings Insurance Enterprise, against Clal Finance and against other parties, see section C.1.h. above in this note.
4. Lawsuits against Cellcom and its subsidiaries
In the normal course of business, Cellcom and its subsidiaries are involved in various lawsuits filed against them. The provision included in Cellcom’s financial statements of December 31, 2015, for all of the lawsuits against it, amounts to approximately NIS 54 million.
Presented hereunder are the details of pending claims against Cellcom, classified into groups having similar characteristics. The amounts indicated hereunder are correct for the dates on which the claims were filed.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
4. Lawsuits against Cellcom and its subsidiaries (cont.)
a. Consumer Claims
In the normal course of business, claims have been filed against Cellcom by its customers. These are mostly motions for approval of class actions, primarily concerning allegations of illegal collection of funds, unlawful conduct or breach of license, or a breach of agreements with customers, causing monetary and non-monetary damage to them. As at December 31, 2015, the amounts claimed from Cellcom in consumer claims, amounted to NIS 23.84 billion (this amount includes a claim that was certified as a class action, as stated below).
In addition, there are additional consumer claims against Cellcom in which the amount claimed was not stipulated if they become certified as class actions, and in their respect Cellcom has an additional exposure to that mentioned above.
In addition, there are consumer claims against Cellcom jointly with other defendants which amount to NIS 2.35 billion and additional consumer claims against Cellcom and additional defendants for which the amount of the claim insofar as they will be certified as class actions was not stated, for which Cellcom has additional exposure beyond the aforesaid.
In November 2013, the Central District Court granted a motion that was filed in September 2011 to certify a claim filed against Cellcom in September 2011 as a class action, with regard to an allegation that Cellcom breached its agreements with its clients by failing to give them the full amount of the refunds to which they are entitled according to the agreements. The total amount of this claim was estimated by the plaintiff at NIS 15 million.
Among all the claims against Cellcom and motions for their certification as class action suits, there are five motions for certification totalling NIS 353 million and an additional motion not specifying a claim amount. If approved as a class action suit, in their preliminary stage in which they are found, Cellcom cannot estimate the chance of their success.
Out of all of the claims against Cellcom and the motions to certify them as class actions, settlements or withdrawal arrangements have been filed with the court in five motions for certification of class actions against Cellcom for a total amount that has been estimated by the plaintiffs at NIS 80 million, in two motions to certify a class action against Cellcom and additional defendantsr for an amount of NIS 481 million without stating the amount of the claim attributed separately to Cellcom, and additional motions for certification of a class action where the amount clamed was not stated, but the proceedings have not yet ended.
The following are details of the number and total amounts of claims that have been certified as class actions, and claims where there is a motion to certify them as consumer class actions, which are pending against Cellcom as at December 31, 2015, classified according to the amount of the claim:
Amount of the claim	Number of claims	Amount of the claims (NIS millions)
Up to NIS 100 million	22	517
NIS 100 million to NIS 500 million	8	1,646
Above [NIS 500 million] to NIS 1 billion (see sections 1 and 3 below)	2	21,675
Claims in which no amount was stated	13	-
Claims against Cellcom and additional defendants jointly	5	845

Claims against Cellcom and additional defendants totaling over one billion NIS (See Section 2 below)	1	1,500
Claims against Cellcom and additional defendants in which no amount was stated	2	-

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
4. Lawsuits against Cellcom and its subsidiaries (cont.)
a. Consumer Claims (cont.)
After the date of the statement of financial position, a claim and motion for certification as a classic action suit was filed in court against Cellcom for an amount estimated by the plaintiffs at NIS 11 million as well as two claims and motions for certification as a class action suit for which no claim amount was specified. At this preliminary stage, it is not yet possible to estimate their chances of its success; seven class action suits against Cellcom were terminated (by cancellation or rejection), the total sum claimed NIS 360 million, a class action suit against Cellcom and other defendants totaling NIS 139 million, without specifying the exact amount claimed from Cellcom as well as a class action suit against Cellcom for which the amount is not specified.
The following are the specifics of claims and motions for certification as class actions where the amount claimed ineach of them is more than NIS 1 billion:
1. In March 2015, a claim and motion to certify it as a class action were filed with the court against Cellcom, by two plaintiffs who claim that they are customers of Cellcom. The plaintiffs claim in their action that Cellcom unlawfully invaded the privacy of its customers . If the claim is certified as a class action, the amount claimed in it was estimated by the plaintiffs in a total sum of NIS 15 billion.
2. In August 2015, a claim and a motion to approve it as a class action against Netvision, a wholly owned subsidiary of Cellcom, and against three additional defendants, were filed, alleging that one of the defendants had sold to the other defendants, including to Netvision (“the Buying Defendants”), personal details of its customers, which were used by the Buying Defendants to contact those customers and issue business offers to them. If the claim is approved as a class action, the amount claimed in respect of each of the defendants who allegedly acquired the information, including Netvision, is estimated by the plaintiff at NIS 1,000 with respect to each customer whose personal details were purchased by it and/or with respect to each customer who was contacted, as stated above, which amounts, according to the estimate of the aforementioned plaintiff, to approximately 1.5 million customers from each buying defendant.
3. In December of 2015, a claim and a motion to approve it as a class action were filed against Cellcom and two additional cellular operators, alleging, inter alia, that the defendants offer, unlawfully, prepaid calling cards at particularly high rates, by coordinating prices between them. If the claim is approved as a class action, the total amount claimed from the three defendants is estimated by the plaintiffs as NIS 13 billion, where out of this amount, based on the data specified in the plaintiffs' statements of claim, the amount claimed from Cellcom is estimated as NIS 6.7 billion.
b. Environmental claims
In the normal course of business, claims have been filed against Cellcom in issues related to the environment, including claims regarding non-ionizing radiation from cellular handsets and claims in respect of sites belonging to Cellcom. These are mostly motions for approval of class actions, relating to allegations of unlawful conduct or breach of license causing monetary and non-monetary damage (including claims for future damages). As of December 31, 2015, two claims were pending against Cellcom; motions to certify these as class actions were originally filed, for a total amount of NIS 4.7 billion.
In 2015, the court dismissed the motions for certification of the aforesaid two claims as class actions, except with regard to certain causes of action which it decided to hear on the basis of settlements in similar class actions against other cellular operators (Pelephone Communications Ltd. and Partner Communications Ltd.) that were approved by the court, which Cellcom was also prepared to adopt. The aforesaid settlements include undertakings of the cellular operators to provide certain information with regard to non-ionizing radiation, to sell certain accessories at a discount and to carry out certain examinations of devices in certain circumstances, where the cost of carrying out these undertakings is estimated by Cellcom in amounts that are not material for it. The plaintiffs filed an appeal against the judgment approving the settlements with Pelephone and Partner, inter alia, with regard to the type of examinations that will be made as aforesaid.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
4. Lawsuits against Cellcom and its subsidiaries (cont.)
c. Other claims
In the normal course of business, various lawsuits have been filed against Cellcom by employees, subcontractors, suppliers, authorities and others which deal mostly in claims of breach of provisions of the law governing termination of employment and obligatory payments to employees, claims for breach of agreements, copyright infringements, patent infringement and compulsory payments to authorities.
As at December 31, 2015, the total amount of these claims against Cellcom amounted to NIS 91 million. In addition, a lawsuit against Cellcom and two other cellular operators was filed requesting non-financial remedies for an alleged infringement of a patent in iPhone devices, which was rejected in March of 2016 in the framework of the agreement compromise.
 5. Lawsuits against Adama and its subsidiaries
In the normal course of business, Adama is involved in various legal claims. The provisions included in its financial statements as of December 31, 2015, for the costs that may arise from these claims are in a total sum of US 15 million.
Presented hereunder are details of claims pending against Adama, that were not fully provided for in its financial statements, and their chances of success were not considered to be remote by the legal counsel of Adama and its subsidiaries, classified into groups having similar characteristics. The amounts indicated hereunder are correct for the dates on which the claims were filed.
a. Environmental claims
In 2011 an action and motion to certify it as a class action was filed for an amount of NIS 642 million against a wholly owned company of Adama for smell and noise hazards relating to its site. In February 2014, an appeal was filed with the Supreme Court by the plaintiffs in the aforesaid action and motion, with regard to its dismissal in December 2013 by the Beer-Sheba District Court. In February 2016, the Court rejected said appeal in its entirity.
b. Claims of employees, subcontractors, suppliers, authorities and others
In the normal course of business, various claims were filed against Adama by employees, subcontractors, suppliers, authorities and others which concern, inter alia, claims for breaches of provisions of the law regarding termination of employment and obligatory payments to employees, claims for breach of contract and patent infringement, and compulsory payments to authorities.
As of December 31, 2015, the total amount claimed from Adama for the aforesaid claims amounted to $31 million.
6. Lawsuits against Shufersal
In the ordinary course of business, Shufersal is involved in several legal claims against it. The provision included in its financial statements as of December 31, 2015, for all of the claims against it amounts to NIS 13 million.
The following are details of the claims pending against Shufersal, classified into groups with similar characteristics.
a. Consumer claims
In the normal course of business, legal claims were filed against Shufersal by its customers. These are mostly motions for certification of class actions, which mainly concern claims of charging money unlawfully, acting contrary to the law or a license, or a breach of the agreements with customers, causing financial and non-financial loss to them.
As at December 31, 2015, the total amount claimed from Shufersal for consumer claims was NIS 309 million. Regarding several of these claims, for a total amount of NIS 118 million, their likelihood of success cannot be estimated by Shufersal because of the preliminary stage that they have reached.
In addition, consumer claims and motions to certify them as class actions were filed against Shufersal and additional defendants, where the total amount attributed to Shufersal amounted to NIS 189 million as well as a consumer claim and motions to certify it as a class action , where the amount claims therein was NIS 11 million, without any stipulation of the amount of the claim attributed separately to Shufersal, including several claims totaling NIS 49 million, which is at still at a preliminary stage such that Shufersal cannot assess the chances of their access.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
6. Lawsuits against Shufersal (cont.)
a. Consumer claims (cont.)
The following are details of the number and amounts of the claims where there is a motion to certify them as consumer class actions, which were pending against Shufersal as of December 31, 2015:
Amount of the claim	Number of claims	Amount of the claims (in NIS millions)
Up to NIS 100 million	32	509

Subsequent to the date of the Statement of Financial Position, three consumer claims and motions to certify them as class actions were filed against Shufersal for a total amount of NIS 473 million, the likelihood of the success cannot be assessed at this preliminary stage.
After the date of the statement of the financial position five motions for certification as class action suits against Shufersal totaling NIS 51 million and included as part of the claims detailed above were terminated as the plaintiffs withdraw their motions for certification.
b. Claims of employees, subcontractors, suppliers, authorities and other claims
In the normal course of business, legal claims were filed with the courts against Shufersal by employees, subcontractors, suppliers, authorities and others, which relate mainly to claims of breaches of the provisions of the law in relation to the termination of workers’ employment and compulsory payments to employees, claims of breaches of contract and compulsory payments to authorities. As of December 31, 2015, the total amount for which Shufersal was being sued for these claims was NIS 26 million. In 2014, an indictment was filed against Shufersal, the Vice-President of Operations and Shufersal’s supply chain, and four additional executives in Shufersal (who are not officers). The indictment alleged offenses against the provisions of the Hours of Work and Rest Law, 5711-1951, with regard to the employment of workers for overtime in excess of what is permitted in the aforesaid law. In Shufersal’s estimation, on the basis of the opinion of its legal advisers, if and insofar as at the end of the aforesaid proceeding Shufersal will be found guilty of the charges that will be claimed against it, Shufersal will be exposed to the payment of a fine that is not material. Subsequent to the date of the statement of financial position, Shufersal received a demand for payment in the amount of approximately NIS 14 million, with respect to a land betterment levy for a property which Shufersal leases, and an additional claim was filed against Shufersal in the amount of NIS 7 million in respect of the cancellation of a rental agreement.
c. Claims with Respect to the Restrictive Trade Practices Law
In February 2010, an indictment was filed with the Jerusalem District Court against Shufersal, its former President and CEO and its former Vice-President of Commerce and Marketing (hereinafter in this section: “former officers of Shufersal”), which attributed to the defendants offenses against the Restrictive Trade Practices Law and the Penal Law with respect to allegations regarding non-compliance with the instructions in the approval of the merger between Clubmarket Marketing Chains Ltd. ( “Clubmarket”) and Shufersal, and an attempt to perform a restrictive arrangement.
In December 2013 the Court convicted Shufersal and the former officers of Shufersal in two offenses of non-compliance with the provisions stated in the approval of the merger and four offenses of an attempt to perform a restrictive arrangement, and acquitted them of an additional indictment of non-compliance with the instructions in the approval of the merger.
In July 2014, the court handed down a sentence in the aforesaid criminal proceeding, in which Shufersal was ordered to pay a fine of NIS 3 million, and to give an undertaking in a sum of NIS 5 million, for a period of three years, not to commit an offense pursuant to the Restrictive Trade Practices Law, and the two former officers of Shufersal were sentenced to imprisonment, including actual imprisonment for periods of two months and one month, respectively (which have been stayed until proceedings have ended in the Supreme Court), fines in sums of between NIS 250 thousand and NIS 450 thousand, and additional sanctions. In August of 2015, the Supreme Court Appeals Court rejected appeals filed by Shufersal and its former CEO of said judgment both in regards to the conviction and the punishments imposed on them. An appeal filed by the former Vice President of Shufersal convicted in said criminal proceeding was also rejected except for his imprisonment, which was changed to three months of public service.

Note 23 - Contingent Liabilities, Commitments and Lawsuits (cont.)
C. Lawsuits (cont.)
7. Lawsuits against Elron
Elron’s financial statements for December 31, 2015, include a provision in an amount immaterial to it in respect of all the claims against it.
As at December 31, 2015, a claim and a motion to certify it as a class action is pending in the court against Elron and other defendants, alleging non-compliance with provisions of corporate law and securities law.
The remedy requested in the aforesaid claim is monetary compensation without stipulating the amount claimed, although it does contain various arguments regarding the method of determining the damages caused to the plaintiffs, which depends, inter alia, on clarifying certain circumstances and the nature of each alleged damage. The Court rejected the motion to certify the aforementioned claim as a class action, but the plaintiffs filed an appeal, and in May 2012 the Supreme Court handed down a ruling in which it partly accepted the aforesaid appeal. The aforesaid ruling states, inter alia, that the motion to approve the class action is accepted with certain changes from that requested in said motion, while also providing certain instructions as to the holding of the proceeding, and stating that the proceeding is being remanded to the District Court so that it will hear it as a class action against the defendants specified in it, including against Elron and its former officers. Elron denies the claim’s allegations against it.
8. Lawsuits against the IDB Tourism Group
There are various pending claims against IDB Tourism and its investee companies including, consumer claims. As at December 31, 2015, the total amount being claimed from IDB Tourism and its investees with respect to these claims was NIS 2.7 million.
Moreover, a motion to certify a class action has been filed against a subsidiary of IDB Tourism in a total amount of NIS 18 million. In May 2015, after, a compromise agreement was approved by the Court in respect of this claim and expenses were ruled against IDB Tourism in an insignificant amount.
For the aforesaid claims, IDB Tourism and its investees have recorded provisions for legal claims in a sum of NIS 0.4 million.
In addition, the financial reports include a provision in a sum of NIS 10 million for tax assessments that were issued to Israir for the years 2005-2010, after a judgment was given in an appeal by the Supreme Court, which held that Israir is not a resident of the Eilat area, as this term is defined in the Free Trade Area Law, and for a National Insurance assessment that was issued to Israir.
Motions and claims totaling NIS 91 million are still pending against Israir and other parties. Israir estimates, based on the opinion of its legal counsel, that the likelihood of the claims being turned down exceed the likelihood of their being accepted, and therefore, a provision was not included in the financial statements.
In addition, in January 2016, three applications for approval as class actions, in an overall amount of NIS 179 million and NIS 216 million for the same factual events and in an amount of NIS 6 million were filed against two companies from the the Terminal 1 Holdings Ltd group (formerly Diesesnhaus), the chances of which IDB Tourism is unable to assess at the preliminary stage at which they are to be found.

Note 24 - Sales and services
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

From the sale of purchased products	11,451	11,532	11,843
From the performance of works and services, primarily communications services	3,183	3,608	4,024
Tourism services	1,030	1,001	1,059
From the sale of communications equipment	1,048	1,005	942
From the rental of buildings and from storage services	893	829	822
From the sale of apartments and land	270	396	534
From the sale of products that have been manufactured	63	129	716
From management fees and consultancy fees of an investments house	40	46	45
Total	17,978	18,546	19,985

Note 25 - The Group's share of the profits (losses) of investee companies that are treated under the equity method of accounting, net
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Profit (loss) under the equity method of accounting
The Group's share of the net profit of investee companies treated under the equity method of accounting	139	30	112
Amortization of surplus cost for investee companies treated under the equity method	(33)	(40)	(51)
Canclelation of loss (loss) on impairment in the value of investments in investee companies treated under the equity method	(1)(127)	(481) (2)	-
Total net profit (loss) on the equity method basis	(21)	(491)	61

(1) For details regarding the amortization of the investment in Adama, see Note 16(f)(1)(b) above.

(2)  Non material adjustment of comparative figures, See Note 1(f)(2) above.

Note 26 – Profit (loss) on disposal and the writing down of investments, assets and dividends
A. Profit on disposal and increase in the value of investments and assets, dividends and profit as a result of an increase to control
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Gain from the disposal of investments in investee companies	82	873	19
Gain on increase in the value of investments that are measured at fair value through the statement of income	37	54	(3)43
Dividend income and cash distributions from financial assets that are measured at fair value through profit and loss	54	24	9
Cancellation of provision for impairment of assets	-	7	13
Gain on the loss of control in a subsidiary, including re-measurement to fair value of the equity rights that remain in the company being sold	19	-	10
Profit on the issuance of equity of investee companies to a third party	(1) 40	-	2
Profit from disposal of assets	23(2)	-	-
	255	958	96

(1)
Regarding profit derived from investment in Pocared, see Note 3.H.6.a. above.
(2)
Regarding profit derived from sales of its share of the operations in Deisenhaus, see Note 3(h)(6)(b) above.
    (3)    Restated for discontinued operations (Clal Holdings Insurance Enterprises), See Note 3(i)(1) above.
B. Loss on disposal, decrease in value and the writing down of investments and assets

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Impairment in the value of assets and investments	7	405	89
Impairment loss on investments measured at fair value through the statement of income	34	)1(39	22
Loss from material influence in an included company, including a remeasurement for fair value of residual capital rights in the sold company	-	32	-
Loss on the disposal of assets	2	8	27
	43	484	138

(1) Restated for discontinued operations (Clal Holdings Insurance Enterprises), See Note 3(i)(1) above.

Note 27 – Changes in the fair value of investment property

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

A. Increase in the fair value of investment property
Revaluation of the HSBC Building and the building in Chicago (see also note 7.b.(1) above)	200	272	175
Revaluation of investment property in Israel (see also Note 7.b.(2) above)	239	167	242
	439	439	417

B. Impairment in the fair value of investment real estate
Decrease in value of a commercial and office project in Las Vegas (GW) (see note 7.b.(3) above)	102	26	79
Other	28	-	18
	130	26	97

Note 28 – Financing income and expenses
A. Financing income
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Financial assets and financial liabilities at fair value through the statement of income
Net change in the fair value of financial assets	-	55	84
Loans, receivables and financial instruments at amortized cost
Income from interest in deposits in banks	40	63	87
Income from interest on loans, deposits and receivables*	5	12	14
Financing income on sale transactions in payments*	55	71	95
Income from self purchases of consolidated company bonds (See Note 16.(F)(1)(a) above).	17
Income from other financial instruments
Change in value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor (1)	199	928	-
Other
Net gain on changes in foreign currency exchange rates (3)	-	-	323
Financing income on assets designated for the payment of employee benefits	10	10	9
Income from interest from investee companies that are treated under the equity method of accounting	39	33	25
Others	22	28	28
Total financing income	387	1,200	665

* Including index-linkage differentials.

Note 28 – Financing income and expenses (cont.)
B. Financing expenses
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Financial liabilities measured at amortized cost
Interest expenses and linkage differentials on financial liabilities, including depression of deferred expenses	1,091	(5)1,414	(5) 2,055
Change in the value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor (1)	-	-	181
Financial assets and financial liabilities at fair value through the statement of income
Change in the fair value of conditional consideration in respect of a business combination	8	7	6
Interest expenses on financial liabilities	-	5	2
Net negative change in the fair value of derivative financial instruments including instruments for hedging cash flows that have been transferred from equity (2)	159	(4) 584	(4) 163
Net change in fair value fo the financial assets and liabilities	5	-	-
Other
Net loss on changes in foreign currency exchange rates (3)	10	431	-
Financing expenses on employee benefit liabilities (the discounting component)	15	14	13
Other financing expenses on financial liabilities	-	-	1
Commissions	10	11	13
Other financing expenses	15	(5)20	(5)14
Total financing expenses	1,313	2,486	2,448
Less capitalized credit costs	(11)	(19)	(15)
Total financing expenses reflected in the statement of income	1,302	2,467	2,433

(1) For details regarding the book value of the host contract in a hybrid financial instrument for a non-recourse loan of Koor, see note 16.(F)(1)(b) above.

(2) In 2015, 2014 and 2013, Koor recorded expenses of NIS 100 million, NIS 545 and NIS 72 million, respectively, for a change in the value of the embedded derivative in the hybrid financial instrument for the non-recourse loan.

(3) Including an expenses for a sum of NIS 7 million and NIS 426 million in 2015 and 2014, respectively, and income in a sum of NIS 270 million in 2013 for exchange rate differentials that were recorded for the host contract in the hybrid financial instrument for a non-recourse loan.

(4) Non material adjustment of comparative figures, see note 1.F(2) above.

(5)  Reclassified

C. Financing income and expenses, net, include the following amounts, relating to financial assets (liabilities), which are not presented at fair value through the statement of income:
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions
Total interest income	100	*147	202
Total interest expenses	*1,080	1,389	*2,045

* Not including a change in the value of a host contract in a hybrid financial instrument for a non-recourse loan of Koor.

Note 29 – Cost of sales and services
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions
Cost of work, services and other:
Sales of bought goods	8,098	8,318	8,390
Carrying out of work and services, mainly communication services	932	905	1,099
Cost of tourist services	766	(1)747	(1)785
Sales of communication equipment	759	738	719
Salary and social benefits	647	652	658
Rent and accompanying expenses	361	339	391
Renting of buildings and storge services	181	145	147
Depreciation and amoriation	489	(1)531	(1)590
Current inventory	287	292	282
Fees, payments and duties	96	98	91
Cost of other services	6	(1)25	(1)3
	12,622	12,790	13,155
Cost of apartments and land that was sold
Building costs	164	189	375
Land	61	108	57
Increase (decrease) in loss provision	(10)	19	7
Other costs	59	58	61
	274	374	500

Selling costs of products that have been manufactured:
Materials	38	34	85
Depreciation and amortization	2	4	12
Salaries and social benefits	8	7	30
External work	-	4	5
Other manufacturing expenses	1	14	64
Changes in inventory, work in progress and finished goods	-	(4)	(7)
	49	59	189

Total	12,945	13,223	13,844
 (1) Reclassified.

Note 30 – Sales and marketing expenses
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Wages, salaries and social benefits (1)	1,276	1,333	1,442
Advertising	816	979	883
Depreciation and amortization	300	(2)342	(2)290
Rent, building maintenance and municipal taxes	292	(2)297	(2)289
Commissions and royalties	171	(2)183	(2)217
Others	325	(2)361	(2)371
	3,180	3,495	3,492
	1	2	7

(1) Including share based payments.
 (2) Reclassified

Note 31 - General and administrative expenses
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions
Wages and, salaries (1)	296	357	388
Depreciation and amortization	166	163	199
Legal Counsel(2)	143	182	138
Rent and building maintenance	90	97	117
Provision for bad debt right off	35	33	83
Other	187	202	214
	917	1,034	1,139
	3	2	10
	29	50	4

 (1) Including share based payments.

(2) Including counsel services related to the purchase of property assets abroad

Note 32 – Taxes on income
A. Tax expense components
	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Current tax expenses
Taxes for current period (1)	143	244	396
Net adjustments for previous years	(12)	(13)	(6)
Total current tax expenses	131	231	390
Deferred tax expenses (income)
Change in deferred taxes for temporary provisions (1)	143	128	(9)
Change in deferred taxes as a result of a change in the tax rates	-	-	81
Total deferred tax expenses	143	128	72
Total taxes on income (including tax for discontinued operations)	274	359	462
After neutralization of taxes for discontinued operations	-	-	(158)
Taxes on income from continuing operations	274	359	304

 (1) Takes into account losses and temporary provisions from previous years, for which deferred taxes were not recorded as stated in section L below.

Note 32 – Taxes on income (cont.)
B. Deferred tax assets and liabilities
1. Deferred tax assets and liabilities that have been recognized
The deferred taxes in respect of companies in Israel have been calculated in accordance with the tax rate that is expected to apply at the time of the reversal, as detailed above. Deferred taxes in respect of the subsidiary companies that operate outside of Israel have been calculated in accordance with the tax rates that are relevant in each state.
	Investment property	Intangible assets	Fixed assets	Deductions and losses carried forward for tax purposes	Financial instruments	Employee benefits	Others	Total
	NIS millions

Movement in deferred tax assets (liabilities):
Balance as of January 1, 2014	(1,211)	(2) (363)	(440)	(1)579	(1),(2) -	53	79	(1,303)
Changes reflected in the statement of income	(199)	(2)46	(16)	(1)137	(1),(2) (111)	7	8	(128)
Changes reflected in the statement of other comprehensive income	(52)	-	(11)	40	(1),(2) (4)	7	(8)	(28)

Balance as of December 31, 2014	(1,462)	(317)	(467)	756	(115)	67	79	(1,459)
Changes reflected in the statement of income	(262)	31	12	134	(43)	(4)	(11)	(143)
Changes reflected in the statement of other comprehensive income	-	-	-	1	-	(2)	-	(1)
Balance as of December 31, 2015 (unaudited)	(1,724)	(286)	(455)	891	(158)	61	68	(1,603)

Note 32 – Taxes on income (cont.)
B. Deferred tax assets and liabilities (cont.)
1. Deferred tax assets and liabilities that have been recognized (cont.)

	Investment property	Intangible assets	Fixed assets	Deductions and losses carried forward for tax purposes	Financial instruments	Employee benefits	Others	Total
	NIS millions
Balance as of December 31, 2014

Deferred tax assets	-	5	40	(1)756	19	70	(2)123	1,013
Deferred tax liabilities	(1,462)	(2) (322)	(507)	-	(1) (134)	(3)	(2)(44)	(2,472)
Total as of 31 December 2014	(1,462)	(317)	(467)	756	(115)	67	79	(1,459)
Balance as of December 31, 2015 (unaudited)

Deferred tax assets	-	2	43	891	12	62	118	1,128
Deferred tax liabilities	(1,724)	(288)	(498)	-	(170)	(1)	(50)	(2,731)
Total as of 31 December 2014	(1,724)	(286)	(455)	891	(158)	61	68	(1,603)
(1)
Non material adjustment to the comparative figures. See Note 1(F)(2) above.
(2)
Reclassified.

Note 32 – Taxes on income (cont.)
B. Deferred tax assets and liabilities (cont.)
1. Deferred tax assets and liabilities that have been recognized (cont.)
In the financial status statements, the tax balances reported above in this section are as follows:
	As of December 31
	2015 (unaudited)	2014
	NIS millions
Deferred tax assets	45	(1) 51
Deferred tax liabilities	(1,648)	(1) (1,510)
	(1,603)	(1) (1,459)

(1) Reclassified

2. Timing differences for which deffered taxes have not been recognized
Deferred tax assets have not been recognized in respect of the following timing differences:

	As of December 31
	2015 (unaudited)	2014
	NIS millions

Deductible timing differences	8,993	(1) 8,445
Losses for tax purposes	17,856	17,084
	26,849	25,529

(1)
Reclassified

Deferred tax assets have not been recognized in respect of these timing differences, since it is not expected (less than 50%) that the timing difference will reverse in the foreseeable future and nor will there be chargeable income in the foreseeable future, against which it will be possible to utilize the tax benefits.
No deferred tax liability has been recognized in respect of timing differences in an amount of NIS 758 million (2014 – NIS 776 million), relating to investments in investee companies, since the decision as to whether to sell those companies lies in the Group's hands and the Group does not intend to dispose of them in the foreseeable future or where the assessment is that the chances of disposal are less than 50%. The said timing differences do not include timing differences relating to subsidiary companies of the Company and in respect of which the Group has the ability to control the manner of their reversal.
The said amounts have been calculated on the basis of the difference between the cost of each investment for tax purposes and the value of that investment as recorded in the accounting records – all of which has been calculated at the level of the investor company, without adjustments to the level of the Company as a result of balances of goodwill and surplus costs, which relate to the Company's investment in Discount Investments and which relate to the operations of Cellcom, Shufersal and Property and Building, as stated in note 3.F. above.
C. The tax rates that apply to the income of the companies in the Group
●
The following are the relevant tax rates in Israel in the years 2013-2015:
2013 – 25%
2014 – 26.5%
2015 – 26.5%
●
In August of 2013, the Knesset approved a law rasising the corporate tax to 26.5% (an increase of 1.5%) starting on January 1, 2014 as well as amending the Capital Investment Incentive Law such that on that same day a tax rate applicable on a preferred company in Development Area A will stand at 9% while the tax rate applicable on companies in the rest of Israel will stand at 16%. The current taxes for the reporting period are calculated according to the tax rates presented above.
●
In January of 2016, the Knesset passed a law lowering the corporate tax to 25% starting on January 1, 2016. If the law is completed by December 31, 2015. The impact of the change on the Company financial statements as of December 31, 2015 will be expressed in the entry of tax revenues on the revenue and part of the group in the profit of the investee companies treated under the equity basis, net, on a one time basis, a total of NIS 75 million and NIS 3 million, respectively (of which NIS 30 million are attributed to Company shareholders) as a result of the update of the deferred tax provisions. It should be noted that said effect is expected to be entered into Company financial statements in the first quarter of 2016.

Note 32 – Taxes on income (cont.)
D. Inapplicability of international financial reporting standards (IFRS) for tax requirements
In February of 2010, January of 2012 and July of 2014, laws were published to amend the tax    ordinance. In their framework, it was determined that Israeli Accounting Standard No. 29 regarding  adoption of international financial reporting standard (IFRS) would not apply to determining taxable  revenues from 2007 – 2013. Said laws have no significant impact on the Company financial     statements in regards to determining taxable revenues for said years.
E.  Adjustment between the theoretical tax amount on profit (loss) before taxaes of income and the  tax results
		For the tax year December 31
		2015 (unaudited)	2014	2013
		In NIS millions
Pretax profit (loss) as reports in profit and loss statement	464	(114) (1) ,(2)	(16) (2)
Main tax rate on group	26.5%	26.5%	25%
Tax (tax saving) computed on main tax rate on group	123	(30)	(4)
Tax (tax saving) for:
Group share (in profits) in losses after tax (in profits) disposal and reduction of tax exemptions of the held group, net	7	132 (1), (2)	(92) (1) ,(2)
Losses and current benefits for which deferred tax is not recognized and rights not recognized for tax benefits	116	259	687
Unrecognized expenses	44	25	18
Change in temporary provisions from previous years for which deferred taxes are not entered	9	127	185
Losses, tax benefits and temporary provisions from previous years for which no deferred taxes were entered	(13)	(152) (1)	(541)
Tax exempt revenues	(9)	(8)	(42)
Taxes for previous years	(12)	(21)	-
Adjustments for different ta rates for subsidiiaries operating abroad	7	24	30
Reduction of deferred tax assets recognized in previous years for transferred losses	-	-	10
Impact of change in tax rate	-	-	71
Other provisions	2	3	(18)
Income taxes	274	359	304
(1)
 Non material adjustment of comparative figures, See Note 1(F)(2) above.
(2)
Restated for discontinued operations (Clal Holding insurance businesses), See Note 3(i)(1) above.
F. Final tax assessment
The Company and consolidated companies have a final tax assessment for the following periods:
(1)
For the Company, until and including the 2012 tax year.
(2)
For the group companies, most of the group companies have a final tax assessment up to and including the 2010-2013 tax years. Tax reports filed by the end of 2011 are considered as final assessment in accordance with Article 145 of the Income Tax Ordinance.
G. Losses and deductions for tax purposes for transfers to following years
  Assessment of business and capital losses for tax purposes transferred to the following years:
(1)
As of December 31, 2015, the Company had capital losses for transfer for tax purposes totaling NIS 4.1 billion and business losses for transfer totaling NIS 1.8 billion. No deterred taxes were entered for said losses since it is not clear if they will be realized in the foreseeable future.
(2)
The balance of losses for tax purposes of the consolidated companies as of December 31, 2015 is approximately NIS 13.7 billion, of which for deferred taxes for losses a total of approximately NIS 12 billion were not entered since it is not clear if they will be realized in the foreseeable future.
H. In July of 2015, the Supreme Court Appeal Court issued a judgment in the appeal filed by Tadiran Ltd., a wholly owned subsidiary of Koor Industries (“Tadiran”) regarding a tax assessment determined for it by a tax assessor for 1999 in which the Supreme Court accepted the appeal and thus ordered the clerk to refund to Tadiran the taxes paid by it according to the decision of the District Court regarding said assessment, with additional interest and indexing. As a result, the Company entered for 2015 its part of the net profit totaling NIS 23 million for amounts received in accordance with said decision.

Note 33 - Related and Interested Parties16
Before the approval of the IDB Holdings debt arrangement and its completion, the Company was fully owned by IDB Holdings. In the framework of the completion of the debt arrangement, (which was approved by the Court in January of 2014), control of the Company was transferred in May of 2014 to Mr. Eduard Elsztain and Mr. Mordechai Ben Moshe (through companies under their control, as detailed below), in equal parts. In October of 2014, the separation procedure was completed (Buy me, Buy you) in regards to company shares between the companies controlled by Mr. Eduard Elsztain (“Dolphin Group”) and Mr. Mordechai Ben Moshe (though one of his wholly owned companies, H.A.A. Extra Holdings Ltd (“H.A.A.”). Under this framework, inter alia, HHA sold all the company shares in its possession to a Dolphin Group company. Mr. Mordechai Ben Moshe stopped holding shares in the Company.
A. Insignificant transactions that are not extraordinary
1. The Audit Committee (and in previous years, the Company’s Board of Directors) determined guidelines and rules for classifying a transaction of the Company or of its subsidiary with an interested party as an insignificant transaction as provided in regulation 41(a3)(1) of the Securities Regulations (Annual Financial Statements) 5770 - 2010 (“the Financial Statements Regulations”). These rules and guidelines are used to examine the scope of the disclosure required in a periodic report and in the prospectus (including in shelf prospectus reports) with respect to a transaction of the Company, an entity controlled by it and a related company with a controlling shareholder or in which the controlling shareholder has an interest in the approval of the aforementioned transaction, as specified in regulation 22 of the Securities Regulations (Periodic and Immediate Reports), 5730 - 1970 (“the Periodic Reports Regulations”) and in regulation 54 of the Securities Regulations (Details of a Prospectus and Draft of a Prospectus – Structure and Form), 5729 - 1969 (hereunder – “the Prospectus Details Regulations”), , for the purpose of approving transactions with a controlling owner or in which the controlling owner has personal interests, which are not extraordinary and are not negligible, pursuant to the provisions of section 117(2a) of the Companies Law and for the purpose of approving negligible transactions with an interested party or in which an interested party has a personal interest (all of which as stated in Regulation 126 of the Company’s Articles).17 (The types of transactions specified in the aforementioned Financial Statement Regulations, Periodic Reports Regulations and Prospectus Details Regulations are hereafter referred to as “interested party transactions”).
These rules are used in connection with transactions between the Company and related parties and between related parties inter se. The aforementioned rules and guidelines were updated in March 2010 and May 2010.
2. To the best of the Company’s knowledge, the Company and its subsidiaries conduct or conducted insignificant transactions that are not extraordinary with interested parties of the Company, such transactions between the Company and related parties of the Company, including among themselves (including joint transactions between companies in the Group), and they have commitments to conduct such transactions of the following types and characteristics:

   It should be noted that (a) as part of the approval of the creditors’ arrangement in IDB Holding Corporation Ltd. by the court on January 5, 2014 (in accordance with the outline of Mr. Eduardo Elsztain and a corporation controlled by him (Dolphin Fund Limited) together with E.T.H. M.R.M. Extra Holdings Ltd. (which is controlled by Mr. Mordechai Ben-Moshe)), the control of IDB Holdings (and indirectly also the Company) was taken from the previous owners, Nochi Dankner, Shelly Bergman, Ruth and Isaac Manor and Avraham Livnat (including parties related to any of the above) (“the previous controlling shareholders”). Consequently, starting from the aforesaid date, the Company no longer regards transactions in which the previous controlling shareholders have or had a personal interest as transactions in which a current controlling shareholder in the Company has a personal interest or as transactions with related parties; (b) Until July 5, 2012, the date of completion of the sale of most of the Company's holdings in Clal Industries Ltd. (“Clal Industries”), Clal Industries was a (consolidated) subsidiary under the control of the Company. As from the aforesaid date and in respect of 2013, and until March 6, 2013, Clal Industries, for the sake of caution and for the purpose of this note, is considered a related party of the Company. On March 6, 2013, IDB Development sold the rest of its holdings (approx. 10.6%) in Clal Industries. For the sake of caution, from March 6, 2013 until the end of 2013, transactions of the Company and/or of companies under its control with companies in the Clal Industries Group may have been considered transactions in which the controlling shareholder in the Company during the relevant periods (Mr. Avraham Livnat) might have a personal interest due to business ties of companies controlled by him with a company controlled by Clal Industries.
   In this regard, the Audit Committee determined in March 2016 that transactions as aforesaid in which the controlling shareholder has a personal interest, which are not extraordinary or negligible, shall be approved by the Audit Committee taking into account the provsisions of Article 126 of the Company Articles, and in March 2016, the Audit Committee determined that transactions with an interested party or in which an interested party has a personal interest (which are negligible transactions, do not require approval of the Audit Committee and will be approved pursuant to the provisions of the law and the Articles.

Note 33 - Related and Interested Parties (cont.)
A. Insignificant transactions that are not extraordinary (cont.)
2. (cont.)
(a) Transactions involving the receipt services from financial institutions (including provident fund, pension fund and study fund management services); (b) insurance by insurers in the Clal Holdings Insurance Enterprise Group in all insurance branches (including employee loyalty insurance, insurance of assets, property and liabilities, executive insurance policies, professional liability insurance, etc.), and including insurance policies shared by the Company and/or additional companies of the Clal Holdings Insurance Enterprise Group and/or of the IDB Group. It is clarified that generally, when the exposure is not insignificant, most of the exposure is covered by reinsurance and/or is shared with independent third parties, and as a result, the payment of claims in respect of the aforementioned policies is mostly performed by those parties; (c) purchase and sale transactions of products, services and raw materials (such as communication products and services, food products, chemicals and plant protection products, including commissions in respect of such transactions and services); (d) sales and purchases of gifts and coupons; (e) transactions for purchase of travel services, flights and tourism in Israel and abroad; (f) transactions for the rental of property assets and asset management services; (g) Manager services of funds provided for employees; (h) Agency services in insurance business by insurance agents.Until 2014, when the Company was taken over by the previous controlling shareholders (Gandon Group, Manor and Livnat), these transactions also included, inter alia, transactions for receiving banking and business services for the purchase and/or rental of vehicles.
Clal Holdlings Insurance Enterprises (and bodies controlled by it) and Epsilon Investment House Ltd. (“Epsilon”) are considered interested  parties of companies of the IDB Group and related parties of the Company and companies of the IDB  Group during the periods relevant to this note.
From time to time, the Company, IDB Group companies and/or interested parties in the Company held and/or hold participation units in mutual funds managed by related parties and that were managed and/or that manage securities deposits and deposited and/or are depositing OTC deposits with Epsilon and/or companies held by them.
3. According to the covenants and guidelines, if no special qualitative considerations arise from the overall circumstances of the matter, an interested party transaction that is not an extraordinary transaction (i.e., it is executed in the ordinary course of business, at market terms and is not supposed to have a material effect on the profitability, assets or liabilities of the Company) will be considered insignificant if the relevant ratio calculated for the transaction is less than 0.5% and the amount of the transaction does not exceed NIS 8 million (with this amount being adjusted from time to time according to the rate of increase in the Consumer Price Index from the index known at the beginning of 2010). As of December 31, 2015, this amount stands at NIS 8.6 million (‘the amount of the negligibility ceiling”). In every interested party transaction that is being examined for insignificance, one or more of the ratios relevant to the specific transaction will be calculated on the basis of the most recent audited or reviewed consolidated financial statements of the Company: (a) for purchases of fixed assets (“non-current asset”) – the amount of the transaction compared to total assets in the statement of financial position that is included in the most recent consolidated financial statements of the Company; (b) for sales of fixed assets (“non-current asset”) – the gain/loss from the transaction compared to the average annual profit (meaning for four quarters) in the last 12 quarters for which audited or reviewed consolidated financial statements of the Company were published.
For this purpose, the gain/loss from the transaction and the profit/loss of each quarter are to be taken into consideration at their absolute value; (c) for financial liabilities – the volume of the transaction compared to total liabilities in the statement of financial position included in the most recent consolidated financial statements; (d) for purchases/sales of products (other than fixed assets) or services – the volume of the transaction compared to revenues from sales and services in the last four quarters for which audited or reviewed consolidated financial statements of the Company were issued. With respect to multi-year transactions, the scope of the transaction will be calculated for the purpose of evaluating the insignificance on an annual basis. For example, in a multi-year insurance transaction, the annual paid premiums will be calculated according to the scope of the transaction.
In cases where the Company believes that all the aforementioned quantitative ratios are irrelevant to the insignificance examination of the interested party transaction, the transaction will be considered insignificant on the basis of some other relevant ratio to be determined by the Company, providing that the relevant ratio calculated for the transaction is less than 0.5%, and the amount of the transaction does not the amount of the negligibility ceiling.

Note 33 - Related and Interested Parties (cont.)
A. Insignificant transactions that are not extraordinary (cont.)
3. (cont.)
The qualitative examination of an interested party transaction may lead to classification of the transaction as a transaction that is not insignificant, notwithstanding the foregoing. Thus for example, an interested party transaction is usually not considered insignificant if it is perceived by management of the Company as being a significant event and is a basis for making management decisions, or if interested parties are expected to receive from the interested party transaction benefits that it is important they be reported to the public. Separate interested party transactions that are inter-dependent, so that they are in fact a part of the same engagement (such as concentrated negotiations regarding all the transactions) shall be examined as one transaction.
An interested party transaction that was classified as insignificant by an investee company of the Company will also be considered insignificant at the level of the Company.
Each year, the Company’s Audit Committee will review the implementation of the instructions of these covenants and guidelines by the Company, and conduct a sample examination of transactions in which the Company is a direct party and which were classified as insignificant transactions according to the instructions of the procedure. As part of the sample assessment of such transactions, the Audit Committee will review, among other things, the manner in which the prices and other terms of the transactions were determined, under the circumstances of the matter, and shall assess the impact of the transaction on the financial position and results of operations of the Company. The actions of the Audit Committee as set out in this paragraph, including the aforementioned sample assessment, the manner in which the assessment was made and a summary of the results and conclusions of such assessment will be disclosed in the periodic report of the Company. Accordingly, the sample assessment was presented before the Company's Audit Committee in March 2016, together with the method by which it was performed and a summary of its results and conclusions, as follows: a list was presented of transactions that the Company executed itself (solo) with related companies in 2015, during the relevant periods, including the name of the related party, the nature of the engagement and the amount of the transaction in the aforesaid year. A sample of such transactions was also analyzed and compared with price proposals, if relevant, received from third parties at the time of examining the transactions in question. The Audit Committee of the Company will examine the need to update the aforementioned procedure from time to time, taking into account the interested party transactions that the company makes and changes in the relevant provisions of the law, and it will require the approval of the Audit Committee at least once a year.
4. The classification of a transaction as insignificant was made on the basis of the aforementioned covenants and guidelines that were valid on the date of the transaction, as relevant.
In this note, for the purpose of identifying interested parties and identifying transactions with related parties or transactions in which interested parties have a personal interest, as a rule transactions with third parties were not taken into account because of the fact that securities of those third parties are held by investee financial institutions of the Company as part of holdings that are not nostro holdings (such as provident funds, trust funds), and therefore this note also does not include details of transactions and balances with third parties as aforesaid. Furthermore, this note does not provide disclosure of transactions with subsidiaries that are not reflected in these consolidated financial statements (other than extraordinary transactions that occurred in 2015 or are ongoing).
B.  Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date
(1) According to the renewal agreement in August 2004, which was approved by a general shareholders meeting of Company in September 2014 after receiving approval from the audit committee of the Company Board of Directors, which ended on March 31, 2011 and was exteneded for an additional five yeras until March 31, 2016 (this extension also approved by a a general shareholders meeting in February of 2011 after receiving approval of the audit committee of the Company Board of Directors)19 the Company divided the use of the, space leased by the Company from the Purchase Group at the Azrieli Center in Tel Aviv (The Triangle Tower) that includes offices, parking spaces and storage space, which is used by the various companies from the IDB Development group as well as the Company (“the leasehold” and “the Participating Companies” respectively), and divide the rental and related fees in respect of the leasehold as from May 1, 2004 (“the expense breakdown agreement”).

Note 33 - Related and Interested Parties (cont.)
B.  Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
(1) (cont.)
Under the Expense Breakdown Agreement, the Company places parts of the leasehold at the disposal of the participating companies and each one of the participating companies bears the relative share of the rental and related expenses pertaining to the leasehold, on the basis of the ratio of the number of employees employed by that company in the leasehold’s premises, to the total number of employees employed by all of the participating companies in the office space, without taking into consideration the operating staff that serves all the participating companies in the leasehold’s premises and the payment for parking spaces and storage space included in the leasehold, which is based on the space actually used by each company.

In the expense sharing agreement, it was determined that additional companies in the IDB gourp may request to enter the arrangement according to and in accordance with conditions provided in it. It is noted that Discount Investments is acting to make a new agreement, which will begin on Aapril 1, 2016.
In respect of each of the years 2015, 2014 and 2013, the Company’s share of the rent and ancillary payments as stated above amounted to NIS 3.9 million and NIS 2.8 million and NIS 3.3 million, respectively.
  In June 2015, the Company notified the lessor regarding the extension of the lease period by an additional 60 months, ending March 31, 2021. In April of 2016, the Company is expected to reduce of volume of said rental
(2) In December 2005, after receiving the approval of its Audit Committee and Board of Directors, the Company’s general meeting approved the registration of the Company and of a wholly owned subsidiary as a “single dealer” together with IDB Holdings in accordance with the Value Added Tax Law, 5736 - 1975. The registration as a single dealer is not supposed to change the overall tax liability of the consolidated dealers. Nevertheless, such a registration creates a partnership for VAT purposes that can create a joint obligation of the single dealer for all the debts accumulated in the consolidation period by each one of the dealers included in the dealers’ consolidation. The Company and IDB Holdings have undertaken towards each other (“the other company”) to indemnify the other company for any amount the other company is required to pay (if at all) by the tax authorities, which is due to a debt not relating to a transaction executed by the other company, and therefore the other company is not required to pay VAT on it at source. In June 2014, the registration of the Company and IDB Holdings as one dealer as aforesaid was separated, and each of the companies was registered as a separate dealer. As of the date of separating the registration as aforesaid and as of the date of publishing the report, there were no liabilities between the Company and IDB Holdings. However, in view of the state of IDB Holdings, it is possible that the Company will have an exposure in an immaterial amount for the aforesaid.
(3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors
a. Officers’ liability insurance: The liability of the officers of the Company, IDB Holdings and  some of their investee companies, including officers who and/or whose relatives are controlling shareholders of the Company, was and is insured by several insurance policies as stated in this note below:
“A run-off type policy” – in November 2013, the general meeting of  the Company (after approval of its Remuneration Committee and Board of Directors) approved the purchase of insurance cover whereby, starting from the end of the insurance period of the officers’ liability insurance policies that existed at that time, i.e., from December 1, 2013 (“the effective date”), policies that were valid until that date will be expanded so that they will provide insurance cover for an additional period of six years (“the extended discovery period”) with regard to claims that will be filed initially during the aforesaid period only for acts that were done before the effective date – i.e., converting the policies into run-off type policies for a period of six years from the effective date. The total insurance premium paid by the Company, IDB Holdings and most of the private companies owned by them (not through public companies) (“IDB s division”) on a one-time basis for the purchase of the aforesaid insurance cover amounted to a cost of approximately $2.17 million,

Note 33 - Related and Interested Parties (cont.)
B.  Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
(3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a. Officers’ liability insurance: (cont.)
“A run-off type policy” (cont.)
which includes the fronting fees of the insurer (which is an insurer controlled by Clal Holdings Insurance Enterprise) in an amount of 10%, where the Company paid half of the cost. The liability limits of the existing policies, in a total amount of $140 million, will remain unchanged and will continue to apply also with regard to the extended discovery period.
The 2013-2014 policy – According to previous decisions of the Company general shareholders meeting of July 2013 (after receiving approval to do so from the Remuneration Committee and the Company Board of Directors (“The July Resolutions”), companies of the IDB Division purchased an officers’ liability insurance policy with respect to the period of one year beginning on December 1, 2013, the terms of which are in accordance with the principal terms of the engagement as determined in the resolutions from July 2013, with liability limits of $ 50 million per incident and cumulatively, at a total cost of $990 thousand (the Company paid half of the cost).
As part of the aforesaid policy, it is stipulated inter alia that the provision regarding “transaction” events (as mentioned below) will not apply with respect to any event which was under the auspices of the Court’s decision. Following the taking out of a “run off type policy”, the coverage under the policy was limited solely to claims that will be filed during the insurance period for acts done after December 1, 2013.
In this regard, a ‘transaction’ event is one of the following events: (1) a consolidation or merger into another entity or a sale of the main assets to another; (2) a purchase by any person or entity (whether separately or together with others) of more than 50% of the voting rights or the right to appoint directors; (3) becoming a subsidiary of another entity or a change of control; or (4) insolvency, receivership, bankruptcy or liquidation.
Changes in the 2013-2014 policy – On the date of completing the creditors’ arrangement in IDB Holdings and listing the shares of the Company on the Stock Exchange, the Company ceased to be a subsidiary of IDB Holdings, and in the absence of a change of the aforesaid policy, the policy will cover the officers of the Company for acts during the remainder of the insurance policy.
In view of the aforesaid, the Company and IDB Holdings entered into an agreement on May 7, 2014, with regard to changes in the policy relating to settling the continued insurance cover of officers in the Company, according to which the cover will continue to apply as it was at the time that the Company was a subsidiary of IDB Holdings during the balance of the insurance period of the policy, provided that liability for the listing of the Company’s shares on the Stick Exchange will be excluded and liability for the expected publication of the shelf prospectus by the Company and the isues of securities pursuant thereto will be excluded (‘the agreement’).
This agreement was signed following approval of the Remuneration Committee, the Audit Committee and the Board of Directors of the Company gave its approval on May 5, 2014, and the general meeting of the Company gave its approval on May 7, 2014, for the Company to enter into the agreement.
Pursuant to the agreement between the Company and IDB Holdings, whereby IDB Holdings paid 1/3 of the premium expenses, while the company paid 2/3 of the premium expenses (as opposed to an equal division between them), for the period starting on the day of completing the first stage of the debt arrangement, namely May 7, 2014, until the end of the insurance period. The consent of the insurers to the changes required in the policy was received.
The total insurance premiums paid in 2014 by the Company and IDB Holdings in respect of all the aforesaid insurance policies amounted to NIS 5,805 thousand, broken down as follows: the Company – NIS 4,511 thousand, IDB Holdings – NIS 1,294 thousand (the officers’ liability insurance premiums paid in 2013 and 2012 were in accordance with the following distribution: the Company - 80%, and IDB Holdings - 20%, and the amount paid was NIS 9,899 thousand and NIS 1,211 thousand, respectively, of which the Company's share was NIS 5,099 thousand and NIS 825 thousand, respectively).

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
(3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a. Officers’ liability insurance: (cont.)
The handling fees paid to Clal Insurance Ltd (“Clal Insurance”) for the issuance of the policies for 2014, 2013 and 2012 did not exceed 10% of the insurance premiums paid for the aforesaid policies.
Remuneration policy – insurance – On November 13, 2014, the general meeting of the Company’s shareholders approved the Company’s remuneration policy, after it was approved by the Board of Directors of the Company. According to the remuneration policy, the officers of the Company (including directors) may be entitled, subject to the approval of the competent organs for this purpose in the Company, to officer’s liability insurance, subject to the provisions of every law. The remuneration policy states that the maximum cover for a current insurance policy shall not exceed $150 million and the maximum cover for an insurance policy of the POSI (“Public Offering of Securities Insurance”) type should not exceed $120 million (for details regarding POSI type insurance that was bought by the company in May 2014, see this section below).
It was further determined that in any case and irrespective of the maximum cover, the premiums paid for a current insurance policy would not exceed $1.5 million per annum, and the premiums paid for the POSI policy shall not exceed $1.5 million per annum, and that the deductible in all of the policies will be in accordance with what is accepted in the market.
2014-2015 policy – On November 26, 2014, the Company’s Remuneration Committee entered into a directors’ and officers’ liability insurance policy for the Company and for certain private corporations that are held, directly and/or indirectly, by the Company other than through public companies, as part of while the liability of all of the officers in the Company (including the CEO of the Company and the directors and officers that are controlling shareholders in the Company and their relatives or ones where the controlling shareholders of the Company have a personal interest in their terms of office and employment), from time to time, will be insured, pursuant to the provisions of regulation 1.b.1 of the Companies (Concessions in Interest Party Transactions) Regulations, 5760-2000 ("the Concessions Regulations"), for a period of a year, starting on December 1, 2014, and its terms are in accordance with the terms determined in the remuneration policy. The liability limits of the policy are a sum of $75 million per claim and cumulatively, and its total cost is approximately $986 thousand (including fronting fees of Clal Insurance at a rate of 10%). The Remuneration Committee determined that policy is in accordance with market terms and will not materially affect the Company’s profits, assets or liabilities. It should be noted that in January 2015, the Company received the insurer’s approval that a transfer of control in the Company from the current controlling shareholders of the company to the control of one of them shall not constitute a transaction event pursuant to the definitions of the policy as stated above.
2015-2016 policy – on November 26, 2015, the Company's Board of Directors, following the approval of the Company's Remunerations Committee (in accordance with the provisions of Regulation 1B1 of the Concessions Regulations), approved the Company's entering into a commitment under a directors and officer holders insurance policy for the Company and for certain private entities that are held, directly and/or indirectly by the Company, other than through public companies, as part of which the liability of all of the office holders in the Company (including the Company's CEO, the Board of Directors and officers who are not controlling interests in the Company and their relatives or in whom the controlling interests in the Company have a personal interest in their terms of office and employment, as they may be from time to time, for a period of one year as from December 1, 2015 and the terms of which are in accordance with the terms that were determined in the remunerations policy, with limits of liability for the policy of $75 million per claim and cumulatively, and the overall cost is $986 thousand (including Clal Insurance's handling fees (fronting fees) of 10%).

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
(3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a. Officers’ liability insurance: (cont.)
The said policy does not cover the insured's liability under the POSI policy (see below) on the matter of the issuance of securities resulting from the Company's shelf prospectus dated May 30, 2014, in accordance with the outline for Dolphin Netherlands' offer in Section B(3)(a)- ("The issuance in accordance with the "Dolphin outline") (see Note 16.G.2(e) above and below in connection with the approval of the outline for the alternative injection into the Company by Dolphin in place of the issue in accordance with the Dolphin outline). The Remunerations Committee determined that the commitment under the policy is at market terms and is not likely to significantly impact the Company's profitability, its assets or its liabilities. It should be noted that on January 6, 2016, the Company received the insurer's confirmation for the lowering of the exception that is stated in the insurance policy in connection with the issue in accordance with the Dolphin outline, which was not executed at the end of the day.
The cover pursuant to the 2013-2014 policy, the 2014-2015 policy, the 2015-2016 policy and the “run-off type policy” was taken out through Clal Insurance, with the support of reinsurers in an amount of 100%.
POSI type policies – on May 5, 2014, the Remuneration Committee, the Audit Committee and the Board of Directors of the Company gave their approval, and on May 7, 2014, the general meeting of the Company gave its approval, for the purchase of a policy to insure the company with Public Offering of Securities Insurance (POSI) (‘the POSI policy’), from Migdal Insurance Company Ltd., which insures the Company, its directors and officers: (1) with regard to the listing of the Company’s shares as part of the creditors’ arrangement in IDB Holdings; (2) with regard to the publication of a shelf prospectus; (3) and with regard to the issue of future securities by virtue of the shelf prospectus. The policy covers the Company, its directors and officers for an insurance period of seven years starting from May 7, 2014, their liability for the listing of the Company’s shares on the Stock Exchange as part of the arrangement, in relation to the publication of the shelf prospectus and in relation to the issues of securities pursuant to the shelf prospectus as aforesaid, with a liability limit of $50 million per claim and cumulatively according to the policy. The POSI policy covers issues pursuant to the shelf prospectus in a total amount of up to NIS 1 billion. For the aforesaid policy the Company paid a one-time sum of $660 thousand.
On January 26, 2015, the Company’s Remuneration Committee (pursuant to the provisions of regulation 35(a)(10) of the Concession Regulations), and the Board of Directors of the Company approved the purchase of additional insurance cover as part of the POSI policy, so that it will also apply to the rights issue pursuant to the shelf offer report that the Company’s published on January 19, 2015, without changing the existing liability limits (namely, $50 million per claim and cumulatively) and the other terms of the policy. For the aforesaid extension, the Company paid an additional one-time premium in a sum of $227.5 thousand. On November 12, 2015, after the approval of the Company's Remunerations Committee (pursuant to the provisions of regulation 1.B.1 of the Concession Regulations), the Company's Board of Directors approved the Company's purchasing of a POSI type insurance policy, from Migdal Insurance Company Ltd., in exchange for a premium of approximately $360 thousand, which insures the liabilities of the Company, the Board of directors and the other officers in it in relation to an issue of securities in accordance with a shelf offer report in accordance with the outline for Dolphin's offer (as stated in Note 15.B.8 above) and in relation to an issue of securities in accordance with a shelf offer report of the Company in an amount of between NIS 250 – NIS 300 million (in other words, in an overall amount that shall not exceed NIS 500 million), subject to a limit of liability of $ 50 million per claim and cumulatively. On December 6, 2015, the general meeting of the Company's shareholders gave its approval for the outline, which includes an alternative injection of equity into the Company by Dolphin Netherlands by way of subordinated debt, which replaced (in accordance with its terms) the immediate performance of an issue of shares to the public (for further details, see Note 16.G.(2).(e) above).

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
(3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
a. Officers’ liability insurance: (cont.)
POSI type policies (cont.)
Subsequent to the date of the statement of financial position, further to the resolution of the Board of Directors dated January 24, 2016 to act quickly, and no later than the end of February 2016, to raise capital through a public offering ("The Public Issuance") (see Note 15.B.12 above), the Company received an approval from Migdal Insurance Company Ltd. that the POSI policy which acquisition was approved, as mentioned above, will insure the liability of the Company, the directors and the other officers with respect to the the Public Issuance and in relation to other issuances under the shelf prospectus, up to a total of NIS 600 million, subject to a liability limit of $ 50 million per claim as well as in aggregate.
Without derogating from the foregoing, it should be noted, that premiums compensation in respect of the POSI policy that was purchased from Migdal Insurance Company Ltd. and its other conditions (as described above) were not changed.
For information about the agreed outline signed on February 25, 2016 (as amended on March 1, 2016) among the trustee of the debt arrangement at IDB Holdlings, Dophin Holland and the Company for an injection of funds to the Company as part of the debt arrangement at IDB Holdings despite the public issuance in accordance with the resolution of the Company Board of Directors dated January 24, 2016, see Note 16(g)(2)(F) above.
b. Indemnification of officers:
The Company adopted resolutions according to which it will indemnify its officers (including former officers) and anyone holding office on its behalf in investees as director, for any amount that they will be liable to pay as part of any legal proceeding that will be filed against them with regard to their acts or omissions as part of carrying out their duties as aforesaid, subject to certain conditions, in any case and insofar as such an indemnification will be for a financial liability and of the type that may be indemnified according to the law from time to time. The Company issued letters of indemnification as aforesaid to several former officers of the company (“the initial letters of indemnification”). During 2000 and thereafter, the Company issued to its officers additional letters of indemnification, pursuant to the Companies Law, according to its wording at that time (without derogating from the initial letters of indemnification), according to which the Company undertook to indemnify them for any liability or expenses that may be indemnified according to law, which will be imposed on them as a result of acts performed in their capacity as officers of the Company and that relate to one or more of the types of event determined by the Board of Directors and stated in the letters of indemnification.
According to the aforesaid letters of indemnification, the maximum amount of the indemnification that the Company will pay (in addition to the amounts that will be received from an insurance company, if any, as part of insurance that was bought by the Company) for all of the officers in the Company cumulatively, pursuant to the letters of indemnification that will be issued to them by the Company following the indemnification resolution by virtue of which the aforesaid letters of indemnification were issued, for one or more of the types of event stated in the Addendum to the letters of indemnification, shall not exceed 25% of the equity of the Company on December 31, 1999.
Following the enactment of the Companies Law (Amendment no. 3), 5765-2005 (“Amendment no. 3”), in May 2005 the general meeting of the shareholders of the Company, after the approval of its Audit Committee and Board of Directors, approved the grant of a prospective undertaking to indemnify officers in the Company, including officers from among the controlling shareholders, according to which the Company undertook, insofar as it is permitted to do so pursuant to law, to indemnify them for any liability or expense as stated in the letter of indemnification, that will be imposed on them or that they will incur as a result of acts performed in their capacity as officers of the Company and/or in their capacity, at the Company’s request, as officers of any other company, which relate to the events stated in the Addendum to the letter of indemnification (“the 2005 letters of indemnification”).

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
 (3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)
According to the 2005 letters of indemnification, the maximum amount of the indemnification that the Company will pay for a financial liability that will be imposed on an officer in favor of another person, as stated above, together with the amounts of the indemnification on this ground pursuant to the other letters of indemnification that were or will be given for this purpose to officers in the Company and to employees of the Company that hold or will hold office at the Company’s request as officers of other companies (in addition to the amounts that will be received from an insurance company, if any, as part of insurance that the Company bought), cumulatively, for one or more of the events stated in the Addendum to the letters of indemnification, shall not exceed a cumulative amount that is equal to an amount of 25% of the Company’s equity according to its annual financial statements known before the actual payment of the indemnification.
Accordingly, since 2005, the Company has issued to its officers, including officers that were controlling shareholders of the Company or their relatives, 2005 letters of indemnification as aforesaid. It was also determined that the 2005 letters of indemnification would apply to events that occurred after the date of their approval as aforesaid, and to avoid doubt, it is clarified that the 2005 letters of indemnification do not derogate from letters of indemnification that were lawfully issued previously.
In December 2011, the general meeting of the Company approved an amendment to the Articles of Incorporation of the Company, according to which, inter alia, the Company is entitled to insure the liability of its officers and also to indemnify them, inter alia, pursuant to the provisions of the Streamlining of Enforcement Proceedings in the Israel Securities Authority (Legislative Amendments) Law, 5771-2011, and the Strengthening of Enforcement in the Capital Market (Legislative Amendments) Law, 5771-2011 (jointly, “the Administrative Enforcement Laws”). Moreover, the Company’s general meeting and its Audit Committee and Board of Directors approved the granting of new indemnification letters by the Company to its officers (“the new indemnification letters”), as this term is defined in the wording of the new indemnification letter, who currently hold office and/or will hold office in the Company from time to time, including officers who are directors, and officers who are controlling shareholders in the Company (as these were on the date of the general meeting that took place in December 2011) or their relatives or persons with regard to whom the controlling shareholders in the Company may be considered as having a personal interest in a grant of indemnification letters to them, in respect of their actions taken in their capacity as officers of the Company and their actions taken within their service, at the Company's request, as officers of any other company, in which the Company holds shares (directly or indirectly) or in which the Company has any other interest, in accordance with the provisions of the Companies Law, the Securities Law, the administrative enforcement laws, and the indemnification provisions included in the aforesaid indemnification letter.
In accordance with the new indemnification letters, the indemnification amounts for a monetary indebtedness that is imposed on an officer in favor of another person in a court ruling (including in a court ruling that was handed down in a court-approved compromise or arbitration award, providing that the said indebtedness is related, directly or indirectly, to one or more of the events specified in the new indemnification letter) together with the indemnification amounts for the said indebtedness that are paid to officers in the Company in accordance with indemnification letters drafted as a new indemnification letter, including officers serving presently or in the future as officers in other companies at the request of the Company, will in aggregate not exceed an amount equal to 25% of the equity attributable to the Company’s shareholders according to its most recent financial statements (annual or quarterly) that were issued before the actual date of paying the indemnity, plus the amounts of the insurance benefits the Company may receive from time to time, in the framework of an officers’ liability insurance policy, in respect of one or more of the events specified in an annex to the new indemnification letter. This in addition to the indemnification for reasonable litigation expenses, including attorney's retainer that will be spent or incurred by an officer for proceedings that will be filed against him, as described in the new indemnification letter.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
 (3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)
The new indemnification letter also provides that its provisions supersede any previous commitment or understanding (from before the signing of the new indemnification letters), provided verbally or in writing, between the Company and its officers with respect to the matters indicated in the new indemnification letter, also with respect to events that occurred before the signing of the new indemnification letter. The aforesaid is subject to the stipulation that the previous indemnification letter provided to the officer, if provided, continue to be in effect, subject to any law, with respect to any event that occurred before the signing of the new indemnification letter (even if the indemnification in respect of which was requested from the Company after the signing of the new indemnification letter) if the terms of new indemnification letter impair the terms of indemnification of the said officer with respect to such an event.
It should be noted that in November 2011 the competent organs of IDB Holdings approved the grant of new indemnification letters as aforesaid by the Company (further to approvals of the competent organs of the Company) to officers of the Company, those presently serving and those who will serve in it from time to time, who are controlling shareholders in the Company (as these were on the date of the general meeting that took place in November 2011) or their relatives or persons where the controlling shareholders may be regarded as having a personal interest in approving the grant of indemnification letters to them or who are directors in IDB Holdings.
Since the date of the meeting, the Company has issued to its officers, including officers that were controlling shareholders of the Company or their relatives, new letters of indemnification. As part of the remuneration policy that was approved as stated in section B.3.a above in this note, it was determined that the officers in the company (including directors) may be entitled, subject to the approval of the competent organs of the Company for this purpose, to a letter of indemnification, subject to the provisions of any law, and that the amount of the indemnification shall not exceed 25% of the Company’s equity (provided that this amount shall not be less than NIS 100 million in total).
On June 11, 2015, a special general meeting of the Company’s shareholders approved (Note 33.b.3 (e): the “Meeting”), following the approval of the Company’s Compensation Committee and Board of Directors on March 29 and 30, 2015, respectively, the provision of letters of indemnity by the Company to the corporate officers, where they and/or their relatives are controlling shareholders in the Company on the date of the report on the convening of a meeting (the report on the convening of a meeting was published by the Company on March 31, 2015, and in supplementary immediate reports dated May 7, 2015 and May 14, 2015) providing Company letters of indemnity to Corporate Officers who are or whose family are controlling shareholders in the Company on the date of the report of the convening to the general shareholders meeting (the report on the convening of a meeting was published by the Company on March 31, 2015, and in supplementary immediate reports dated May 7, 2015 and May 14, 2015) (“Corporate Officers Who Are Controlling Shareholders”), who currently serve and/or who will serve in the Company, from time to time, as well as to corporate officers in the Company regarding whom the Company’s controlling shareholders may be considered as having a personal interest in the approval of the provision of letters of indemnity to them, who currently serve and/or who will serve in the Company, from time to time, with respect to activities by virtue of their tenure in the Company, and with respect to their activities by virtue of their tenure, in accordance with the Company’s request, as corporate officers in another company, according to identical wording and conditions as the wording of the Company’s current letter of indemnity, which was approved in December 2011 (see the wording of the “new letters of indemnity”, as this term is defined in the aforementioned note).
The approval for the provision of the aforementioned letters of indemnity to corporate officers who are controlling shareholders is from the date of completion of the first stage of the debt settlement in IDB Holding, on May 7, 2014 (the “Effective Date”), and for three additional years after the date of the meeting's approval.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
 (3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
b. Indemnification of officers: (cont.)
Approval for the provision of the aforementioned letters of indemnity to the Company’s corporate officers, regarding whom the controlling shareholders in the Company may be considered as parties interested in the approval of the provision of letters of indemnity to them, who currently serve and/or who will serve in the Company, from time to time, will be in effect from the effective date until November 30, 2020, in accordance with the decision reached by the Company’s Audit Committee, in accordance with section 275(A1)(2) of the Companies Law, under which the Audit Committee approved, on March 29, 2015, that an engagement by the foregoing date is reasonable, in light of the applicable circumstances.
Accordingly, after the date of the meeting, the Company issued the aforementioned letters of indemnity to its corporate officers, including to corporate officers who are controlling shareholders in the Company or their relatives, and to corporate officers in the Company regarding which the controlling shareholders in the Company may be considered as having a personal interest in the approval of the provision of letters of indemnity to them.
c. Release of officers:
The Company issued prospective letters of release to the directors and other officers of the Company, including those that were controlling shareholders or their relatives, from any liability towards the Company, subject to the law, in respect of any damage that was and/or will be caused to the Company following a breach of the duty of care towards it, while acting in good faith in their capacity as officers of the Company, and/or according to its request in any other company, with respect to the events stipulated in the addendum to the release letter. The release letters apply to events that occurred after the date of their approval. The issuance of the release letters, as described above, was approved by the Company’s general shareholders’ meeting on May 5, 2005, after prior approval by its Audit Committee and Board of Directors. In November 2011, after approval by its Audit Committee and Board of Directors, and in light of the provisions of Amendment 16 of the Companies Law (“Amendmenet 16”), the general meeting of IDB Holdings reapproved the Company giving an advance release from liability to its officers, those presently serving and those who will serve in it from time to time, who and/or whose relatives are controlling shareholders in the Company (as they were on the date of the general meeting of IDB Holdings that took place as aforesaid in November 2011), subject to the provisions of the law.
Furthermore, in November 2011 the Audit Committee of IDB Holdings decided to limit until November 30, 2020 (meaning for an additional period of nine years from the date of the decision) the period that events occurring during it will be included in the scope of the release from liability letters that were granted and will be granted by the Company from time to time, according to the existing decisions on this matter with respect to officers in the Company who controlling shareholders in the Company may be considered as having a personal interest in providing them a release from liability. As part of the remuneration policy that was approved as stated in section B.3.a above in this note, it was determined that officers in the Company (including directors) may be entitled, subject to approval of the competent organs for this purpose in the Company, to a letter of release, subject to the provisions of any law. In March 2015, the Remuneration Committee and the Board of Directors of the Company approved, granting an exemption from liability by the Company to officers from among the controlling owners (i.e., who and/or whose relatives are controlling owners of the company), who hold office in the Company and/or who will hold office in the Company from time to time, according to the wording of the letter of release used by the Company. However, the subject was removed from the agenda of the meeting that took place in June 2015.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
 (3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
d. Interested parties in the Company (including controlling shareholders in it during the relevant periods) and/or their relatives, who serve and/or who served as directors or other officers in subsidiaries and/or related companies of the Company, receive from certain companies, as aforesaid, indemnification and/or release letters, and their liability is insured as accepted in those companies. Without derogating from the generality of the foregoing, it is noted that as part of the completion of the merger transaction of Koor with Discount Investments in March 2014, Discount Investments provided the directors and officers of Koor (including those among them who are or were interested parties and/or controlling shareholders in the Company) indemnification letters with respect to their actions by virtue of their service in Koor and with respect to their actions by virtue of their service at the request of Koor as officers in the investee companies of Koor, or in whom Koor has an interest. The maximum indemnification amount pursuant to the aforesaid indemnification letters is identical to the amount of the indemnification in the letters of indemnification given by Discount Investments to its directors and officers.
e. Directors’ remuneration:
1. In October 2010, after approval by the Company’s Audit Committee and Board of Directors, the general shareholders’ meeting of the Company resolved to approve the payment of directors’ remuneration for the years 2011 through 2015 (inclusive), including directors who are controlling shareholders of the Company and/or their relatives (“directors who are controlling shareholders”) at the time of the resolution. According to the aforesaid resolution, the directors’ remuneration payable to each director in respect of any given time in the aforementioned period will be of the maximum amounts allowed and according to the director’s aforesaid classification as an expert or non-expert director, and according to the classification of the Company, all as applicable at that time according to the Companies (Rules Concerning Remuneration and Expenses for an Outside Director) Regulations, 5760-2000 (“the Remuneration Regulations”). The directors’ remuneration will not be paid to directors of the Company who receive from the Company or from a company under its control or from IDB Holdings, a salary for responsibilities other than that of a director, for as long as the director is entitled to such a salary. In view of the provisions of Amendment no. 16, the validity of the aforesaid resolution regarding the payment of remuneration to directors from among the controlling shareholders or to directors where the controlling shareholders have a personal interest in the payment of remuneration to them, expired at the end of three years from July 2010, i.e., in July 2013, and from the aforesaid date, the Company has not paid directors’ remuneration to directors from among the controlling shareholders.
On June 11, 2015, the meeting approved (as defined in this Note above), following the approval of the Company’s Compensation Committee and Board of Directors on March 29, 2015 and March 30, 2015, respectively, the payment of compensation to directors who are controlling shareholders in the Company (or their alternates, as applicable), who currently serve and/or who will serve in the Company, from time to time, and to directors in the Company (or their alternates, as applicable) regarding whom the controlling shareholders in the Company may be considered as having a personal interest in the approval of the payment of compensation to them, who currently serve and/or who will serve in the Company, from time to time, in effect from the effective date (May 7, 2014), and for three additional years after the date of the meeting’s approval.
The payment of compensation to the aforementioned directors, for their tenure as directors in the Company and for their participation in the meetings of the Company’s Board of Directors and its committees, with respect to any given time frame, will be identical to the compensation paid to the other directors in the Company (in accordance with their classification), according to the decision of October 2010, i.e., according to the maximum specified amounts and according to the classification of each director, as stated above, as an expert director, or a non-expert director, and according to the rating at which the Company will be classified, as applicable at that time under the Compensation Regulations.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
 (3) Officers’ liability insurance, letters of indemnity, officers’ letter of release from liability and payment of remuneration to directors (cont.)
e. Directors’ remuneration: (cont.)
1. (cont.)
The directors’ compensation will not be paid to any of the directors in the Company who receive from the Company or from a company under its control (as the term is defined in the Securities Law, 5728-1968), compensation for additional activities to those of a director, for as long as the director is entitled to such a salary. The annual (quarterly) compensation and participation-based compensation will be paid to the appointed director or to the alternate director, as applicable, although double compensation will not be paid in any case.
Directors’ remuneration and related expenses not exceeding accepted amounts, which were paid by the Company to its directors in 2015, 2014 and 2013 (a total of 8 to 16 recipients), amounted to a total of NIS 2,372 thousand, NIS 1,287 thousand and NIS 1,270 thousand, respectively. After the date of the meeting, the Company paid directors' fees in the amount of approximately NIS 94 thousand, including VAT, with respect to the period from January 1, 2014 to May 6, 2014, to directors (or their alternates) who are, as of the reporting date, directors who are also controlling shareholders, although they were not considered controlling shareholders during the aforementioned period.
Following the date of the meeting and subsequent to the date of the statement of financial position , the Company paid directors’ fees to directors who are controlling shareholders (or to their alternates), and to directors regarding whom the controlling shareholders in the Company may be considered as having a personal interest in the approval of payment of compensation to them (or to their alternates), with respect to the period beginning on May 7, 2014 and ending on June 30, 2015, in the total amount of approximately NIS 716.5 thousand, including VAT.
2. On February 3, 2016, the Company's Board resolved, after the approval of the Company's remuneration committee (dated December 15, 2015) according to the corporations law and relevant regulations to approve the payment of directors remuneration serving or that will serve in the Company from time to time (including external directors) where they and/or their relatives are not controlling shareholders in the Company and the controlling shareholders in the Company may not be deemed as having personal interest in approving their remuneration. The directors' remuneration to be paid to each director for his service is annual, and remuneration for participation in the Company's Board meetings and its committees at the maximum amount as defined in the remuneration regulations according to the classification of each director as an expert director or non expert director and according to the classification level of the Company (namely according to its equity in the previous fiscal year) and all as applicable by the remuneration regulations. The directors' remuneration will not be paid to any of the directors receiving from the Company or a company under the Company's control wages for additional activity in addition to the director's position as long as they are entitled to such wages.
4. Payment and/or reimbursement of expenses to the Chairman of the Company’s Board of Directors
On June 11, 2015, the special general meeting of the shareholders of the Company approved, following the approval of the Company’s Compensation Committee and Board of Directors, on March 29, 2015 and March 30, 2015, respectively (after the Company’s Compensation Committee and Audit Committee had discussed the issues pertaining to the expenses of the controlling shareholders, in a routine manner, in a number of additional meetings beginning in August 2014), the payment of expenses and/or reimbursement of expenses, whether in advance or retroactively, to the serving Chairman of the Board, Mr. Eduardo Elsztain, and to the former Chairman of the Board, Mr. Mordechai Ben-Moshe, who served as joint Chairman of the Board from May 7, 2014 to May 7, 2015.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
4. Payment and/or reimbursement of expenses to the Chairman of the Company’s Board of Directors (cont.)
The aforementioned approval was given with respect to expenses which were and/or which will be actually spent by them (as applicable) as part of the fulfillment of their tasks in the Company, and including such expenses which the chairman may spend with respect to any other party on its behalf (such as consultants, personal assistants, and administrative staff), against the provision of written receipts, from the effective date (May 7, 2014, the date when Messrs. Eduardo Elsztain and Mordechai Ben-Moshe became the controlling shareholders in the Company) and for an additional three years after the date of the meeting’s approval, as stated below: reimbursement of expenses in Israel – the payment / reimbursement will be for expenses that were and/or will actually be incurred, as part of carrying out their duties in the company and will include expenses that are required for the Company in order to manage its current business operations; expenses for participating in meetings of the Board of Directors and committees of the Board of Directors of the Company; expenses for promoting the Company’s business and expanding its operations, including expenses involved in business meetings with service providers, etc., including, inter alia, the following expenses (for each of the chairmen): meal expenses, including hospitality expenses for suppliers, etc., in an amount that shall not exceed NIS 3,000 per month; travel and parking expenses in a total amount that shall not exceed NIS 1,500 per month; communication expenses in a total amount that shall not exceed NIS 500 per month. In addition, the Company will pay expenses for office space that was and/or is being made available to the limited staff of each chairmen of the Board of Directors at the Company’s existing offices, at a total estimated cost of up to approximately NIS 8,000 per month.
The aforesaid total estimated cost is the additional cost that the Company will pay in view of the agreement between the Company and additional parties (including also companies held by the Company) with regard to the division of the use of the areas that the Company rents from a third party in the Azrieli Center in Tel-Aviv (for details regarding this agreement, see section B(1) above in this note).
It is clarified that nothing stated above shall prevent the Company from paying directly any costs and expenses of the Company that derive from foreign business trips of the chairman on behalf of the Company, and the Company shall pay the costs of foreign business trips on behalf of the Company (or private companies that it controls) made by the chairman, including expenses in reasonable amounts for flight tickets, car rental/taxis abroad, hotel accommodation and subsistence expenses, provided that the purpose of the trip is business on behalf of the Company as aforesaid.
The chairman shall himself pay any additional cost of a foreign trip constituting an extension of the duration of the stay abroad for his own private purposes and/or as a result of the use of that trip also for private purposes. The aforesaid provisions for the reimbursement of expenses shall apply whether additional terms of office and employment have and/or will be approved for the chairman by the Company or not. The Company’s internal auditor and Remuneration Committee will check each quarter and monitor the reimbursement of expenses, with regard to the reasonableness of the components and amount of the quarterly expenses, as well as the manner of making the reimbursement pursuant to the Company’s instructions and procedures.
On May 14, 2015, shortly after the discontinuation of Mr. Ben-Moshe’s tenure, as stated above, from the position of Joint Chairman, on May 7, 2015, the Company published a supplementary report to the meeting convention report, which included a clarification specifying that the approval of payment and/or reimbursement of expenses to the Company’s Chairmen of the board refers to the Chairman of the Board who served / is serving in the position.
During 2015 and the period from May 7, 2014, until December 31, 2014, the cumulative expense reimbursement amounts to the current Chairman of the Board and to the former Chairman of the Board, including with respect to any other parties on their behalf (such as consultants, personal assistants, and administrative staff), totaled approximately NIS 124 thousand and approximately NIS 168 thousand, respectively.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
5. Other transactions
a. On July 31, 2006 the Company’s Board of Directors resolved that the Company’s annual budget for charitable donations would be determined each year by the Company's Board of Directors and would be up to 1.5% of net income according to its annual audited consolidated financial statements for the prior year. Furthermore, on the same date, after receiving the approval of the Company’s Audit Committee, the Company's Board of Directors resolved, with respect to donations given by the Company to not-for-profit associations that are certified as public institutions under Section 46 of the Income Tax Ordinance, to approve the granting of donations by the Company to IDB Community Fund (RA) (“the Fund”), which has the necessary certificate. Donations by the Company to the Fund in each calendar year will be up to 100% of the overall donations budget for that year but not more than 1.5% of the annual net income of the Company according to its audited consolidated financial statements for the prior year (“Fund Donations Account”). Full or partial use of the Fund Donations Account will be made pursuant to resolutions passed from time to time by the Board of Directors of the Company.
Mr. Nochi Dankner, who was a controlling shareholder in the Company during the relevant period, could have been considered as having a personal interest in the aforesaid resolution, due to his service as Chairman of the Fund and Chairman of the Fund’s Board and due to the service of his wife, Mrs. Orly Dankner, as a member of the Fund’s Board.
The decision regarding approval of a fixed annual Fund Donations Framework for the Company was approved by the Company’s general meeting of shareholders in September 2006, after it was approved by its Audit Committee and Board of Directors. It is noted that also subsidiaries of the Company have approved a donations framework for the Fund, as aforesaid, and from time to time, have provided donations to the Fund accordingly.
In accordance with the provisions of Amendment 16, in November 2011 the Audit Committee of IDB Holdings decided to limit the period of the aforesaid decision of the Company’s general meeting of shareholders to a period beginning on the date of the said general meeting and ending on November 30, 2017, meaning an additional approximately six years from the date of the aforementioned decision. Similar decisions were made also by subsidiaries of the Company that had also approved a donation framework for the aforementioned Fund, and are public companies.
In 2015, 2014 and 2013, the Company did not pass any resolutions regarding the contribution to the aforementioned Fund and no donations were given by the Company to the Fund. It should be noted that Mr. Haim Gavrieli, who held office as the CEO of the Company (until January 11, 2016), held office as chairman of the board of the Fund and a chairman of the Fund Committee. from June 24, 2014 until January 11, 2016 .As of the date of the statement, Mr. Eduard Elsztain, the chairman of the board serves as the chairman of the Fund and chairman of the Fund Committee while Mr. Saul Zang, a director in the Company, and Shulem Lapidot, CEO and a Company director, serve as members of the Fund Committee.
b. In June 2013, the District Court in Jerusalem approved a settlement in connection with the claim and the motion to approve it as a class action against Discount Investments and against the directors and the CEO of Koor, that was filed in March 2009 concerning claims of non-compliance with the provisions of the Companies Law and Securities laws and whose total amount of monetary remedies that were claimed amounted to NIS 272 million.
Pursuant to the settlement that was approved, Discount Investments will make four annual payments in the amount of NIS 4.5 million each, beginning in August 2013 as remuneration to the Group that will be composed of Koor shareholders (with the exception of the Company) that did not use the rights they received from Koor to purchase shares as part of a rights issue which was performed by Koor in November of 2008. If some of the aforementioned remuneration remains and is unclaimed, it will be donated to a public cause. In addition, Discount Investments paid a sum of NIS 3.6 million, some of which as compensation to the Plaintiff in the legal proceedings and the majority as retainer to the attorney. The legal proceedings against the directors and general manager of Koor were denied.

Note 33 - Related and Interested Parties (cont.)
B. Transactions with controlling shareholders or in which controlling shareholders have a personal interest, which are listed in section 270(4) and/or 270(4a) of the Companies Law, that were entered into in 2015 or on a date between the end of the reporting year and the date of filing the report or that are in effect on the reporting date (cont.)
5. Other transactions (cont.)
b. (cont.)
In August 2013, Discount Investments received from the officers’ liability policy insurers about half of the sums to be borne by Discount Investments, as specified above. The said settlement was approved in April 2013 by the general assembly of shareholders of Discount Investments, including the Company and IDB Holdings, and some of their officers (including controlling shareholders during the relevant period) may be considered as having a personal interest in Discount Investments’ entering into the said settlement.
c. For details regarding the replacement flow outline through a flow of discount debt to the Company by Dolphin Holland, a controlling shareholder in the Company, which was approved by the audit committee and the Company Board of Directors on December 1, 2015 and by a Company general shareholders meeting on December 6, 2015, see Note 16(g)(2)(e) above.
d. For details about the the loan totaling NIS 15 million received by the Company from Dolphin Holland, a controlling shareholder in the Company, through discount debt, which was approved by the audit committee and the Company Board of Directors (after receiving a recommendation from the Indepdendent Committee of the Company) on February 15, 2016 in accordance with Regulation (2) of the Relief Regulations (Creditor Transaction). see Note 15(b)(8) above.
e. For details of an outline for an injection of money into the Company by Dolphin Netherlands, within the framework of an amendment to the debt arrangement of IDB Holding Corporation, including by means of an issue of the Company’s bonds pursuant to the terms of the aforesaid outline, which was approved by the Audit Committee and Board of Directors of the Company (after receiving the recommendation of the Company’s independent committee) on February 23, 2016, and by the general meeting of the Company’s shareholders on March 2, 2016, see note 16.G.(2)(f) above.
C. Other employment and remuneration transactions
1 In 2015, 2014 and 2013, the Company received directors’ remuneration from its investee companies, for the office of interested parties therein as directors in those companies, in a total amount of NIS 241 thousand, NIS 214 thousand and NIS 291 thousand, respectively (not included directors’ remuneration from Discount Investments; for details of the management agreement with Discount Investments, see section D.1 below).
2. In January 2016, Mr. Sholem Lapidot (who holds office as a director of the Company) was appointed CEO of the Company and deputy CEO of Discount Investments. In February 2016, the Board of Directors of Discount Investments approved the terms of office and employment of Mr. Sholem Lapidot, after approval was received from the Remuneration Committee of the Board of Directors of Discount Investments for his terms of office. The terms of office and employment of Mr. Lapidot as specified below are conditional on the approval, with a special majority, of a special general meeting of the shareholders of Discount Investments, which was convened for April 2016, and the approval of the the Company shareholders meeting (as required pursuant to the Companies Law). On March 27 and 29, 2016, the Remunerations Committee and Company Board of Directors, respectively, approved the conditions and appointment of Mr. Lapidot under the following conditions: Mr. Lapidot will hold office as CEO of the Company with a 25% part time job and as a director in Company investee comanpies as well asdeputy CEO of Discount Investments with a 75% part time job. A year after the approval of the employment agreement with Mr. Lapidot and every year, a reexamination will be made of the allocation of the cost ratios between the Company and Discount Investments for the purpose of determining the amount of the division of the carrying of the cost of the employment of Mr. Lapidot between the Company and Discount Investments (when any change in the scope fo employment of Mr. Lapidot and payment to him carried by the Company and Discount Investments being subject to the approval of the Remuneration Committees of the Company and Discount Investments).

Note 33 - Related and Interested Parties (cont.)
C. Other employment and remuneration transactions (cont.)
2. (cont.)
The aforesaid terms of employment shall be paid retroactively from the date on which the employment of Mr. Sholem Lapidot began in January 2016, and they include, inter alia: (a) twelve monthly salaries per year in a sum of NIS 170 thousand per month for a full time (100%) job (the Company will pay NIS 42.5 thousand per month out of the aforesaid amount for the 25% part time job), linked to the Consumer Price Index each month; (b) social benefits and usual ancillary terms, and loss of work capacity insurance; (c) reimbursement of car expenses (such as insurance, gas, etc.) and grossing up of the value of the benefit for tax purposes; (d) capital remuneration, which will be given by Discount Investments, which will include 5,310,000 options that will be given in five series, and which may be exercised for 5,310,000 ordinary shares, par value NIS 1 per share of Discount Investments for a full time (100%) job. The value of the total benefit of the options is NIS 18.6 million, based on the Black & Scholes model for a full time (100%) job (the Company’s share of the value of the aforesaid total benefit is NIS 4.7 million for a 25% part time job), which consists of an annual benefit linear distribution of NIS 928.2 thousands paid to Discount Investments. The shares resulting from exercising the options (100%) will constitute, after they are issued, approximately 5% of the issued and outstanding share capital of Discount Investments, as it was on the date of approval of the Board of Directors of Discount Investments in February 2016. All of the option series may be exercised until seven years have expired from the date on which the holding of office began in Discount Investments. For the capital component, calculated as mentioned linear distribution, the Company will pay Discount Investments every month an amount equal to 25% of cost of the capital component. For the set salary component, the Company will pays its part of the salary of Mr. Lapidot directly to Mr. Lapidot. For information regarding the end of the agreement to provide counseling services by Mr. Lapidot and Dolphin Holland, valid starting from the start of his term as Company CEO, see Section D(5) below.
D. Other transactions, payments and resolutions regarding legal proceedings
1. There was an agreement between the Company and each of Discount Investments and Clal Holdings Insurance Enterprise, according to which the Company provided management services to those companies, which included, inter alia, appointments of employees of the Company, IDB Holdings, or their subsidiaries as directors in those companies, in return for management fees. In view of the provisions of Amendment no. 16, in November 2011 the general meeting of Discount Investments approved once again, and in May 2012 the general meeting of Clal Holdings Insurance Enterprise approved once again, after the approval of the Audit Committees and Boards of Directors of each of them, the entering into such an agreement by each of them with the Company.
In February of 2014, in the light of end of therm of the directors appointed by Clal Holdings Insurance Enterprise Group, and the restrictions which were imposed on the Company as part of the Commissioner’s letter of November 2013 (see note 3.H.5.b. above), Clal Holdings Insurance Enterprise gave notice to the Company of the suspension of the management agreement between them. Consequently, as of the date of publication of the report, Clal Holdings Insurance Enterprise does not pay management fees to the Company.
In November 2014, three years expired from the approval of the aforesaid transaction by the general meeting of Discount Investments. Therefore, in view of the provisions of the Companies Law, since December 2014 and as of the date of publication of the report, Discount Investments does not pay management fees to the Company and such a payment is subject to the approval of the competent organs of Discount Investments, including the approval of its general meeting with a special majority. It should be noted that from March 2014 until the date of publication of the report, no employees of the Company held office on the Board of Directors of Discount Investments. In the years 2014 and 2013, the Company received management fees from the aforesaid companies in a total amount of approximately NIS 1 million and NIS 3.85 million, respectively
2. On August 4, 2014, the Board of Directors of the Company resolved, after obtaining the approval of the Audit Committee of the Company for this purpose, to approve the Company’s position with regard to a settlement between the parties (not including the Company) in the derivative actions, not to oppose the settlement, except what is stated in the provisions that deprive the Company of the right to take legal action in other actions that also relate to distributions of dividends, which the Company made during the years 2010-2011, on account, inter alia, of Discount Investments’ claims (see note 23.C.1.h above).

Note 33 - Related and Interested Parties (cont.)
D. Other transactions, payments and resolutions in connection with the legal proceedings (cont.)
2. (cont.)
The resolution was ratified in January 2015. On March 5, 2015, the Board of Directors of the Company resolved, after obtaining the approval of the Audit Committee of the Company for this purpose, to agree to an amendment of the settlement between the parties in the derivative actions. According to the aforesaid amendment that is being formulated, if the Discount Investments’ claim is successful, the Company will retain the right of suing the directors and officers of the Company and IDB Holdings for a cause of action arising from that claim, on certain conditions. On July 1, 2015, the Board of Directors of the Company approved, following the approval of the Audit Committee of the Company, an amended settlement agreement, which was filed with the court by agreement of all the parties in the derivatiave action. . On November 5, 2015, the Court approved the amended compromise agreement, and determined that in order to remove any doubt, the approval of the compromise agreement is solely and exclusively in relation to the claims and the grounds that were brought up in the derivative actions and solely and exclusively in relation to the plaintiffs that are included in them.
On November 25, 2015, after having received approval for this from the Audit Committee, the Company's Board of Directors approved the Company's signing on a letter of commitment, as part of which the Company makes a commitment to all of the parties to the derivative actions, including the insurance company, and this in order to remove any doubt and to avoid additional legal proceedings, which might impair the validity and the implementation of the compromise agreement, irrevocably, that in the relationship between the parties, all of the provisions of the compromise agreement would remain in full force, ignoring the qualification by the Court in its decision of November 5, 2015, as aforesaid. See Note 23.C.1.d. above for additional details.
3. On April 27, 2015, the Company's Board of Directors resolved, after having received the approval of the Audit Committee of the Company, to approve the settlement agreement with respect to a derivative claim in connection with the transaction for the acquisition of the shares of Ganden Tourism.
On August 10, 2015, the Company's Board of Directors resolved, after having received the approval of the Audit Committee of the Company, to file a notice with the Court on behalf of the Company, in which the Court was requested not to issue a determination regarding the settlement arrangement which was filed with it, as stated above, and to allow the final formulation of a new, comprehensive settlement agreement. On September 10, 2015, an application was filed in the Court for the approval of an overall compromise arrangement and for the handing down of a decision and a judgment, and this in place of the partial compromise agreement, which was presented for the approval of the Court in April 2015. On November 18, 2015, the Court approved the application for the approval of an overall compromise arrangement, which is in relation to the directors and the officers in the Company, the directors in IDB Holdings, the former controlling interests in the Company and also in relation to Clal Insurance Company Ltd., which insured the directors and the officers, with the support of re-insurers at a rate of 100%, and it afforded the overall compromise agreement the validity of a judgment. For additional details see Note 23.C.(1).C. above.
4. On August 10, 2015, the Company’s Audit Committee and Board of Directors approved the engagement of the Company and its wholly owned (100%) company with a company wholly owned (100%) by Property & Building, and with IDBG, in an agreement for the provision, by Property & Building to IDBG, of a credit facility in the amount of up to $ 50 million. For additional details, see Note 3(H)(2)(a) above.
5. On December 17, 2015, Dolphin Netherlands informed the Company that an agreement was signed between Dolphin and Mr. Shulam Lapidot who served on that date as an alternate director on behalf of the Company's controlling shareholder and chairman of the board, Mr. Eduardo Elsztain (as of the report date, Mr. Lapidot serves as a director and as the Company's CEO).
According to the agreement, Mr. Lapidot was entitled to receive for the consulting services to Dolphin Group remuneration from Dolphin Netherlands, which includes cumulatively, among others 8,836,723 ordinary shares of the Company representing as of the date of their receipt 1.33% of the Company' issued and outstanding share capital and voting rights (0.97% on fully diluted basis) in the vesting periods listed below where during the vesting period the shares will be deposited by a trustee.

Note 33 - Related and Interested Parties (cont.)
D. Other transactions, payments and resolutions in connection with the legal proceedings (cont.)
5. (cont.)
The vesting dates of such shares were determined as follows: December 31, 2015 – 1,325,508 shares of the Company, December 31, 2016 – 1,325,508 shares of the Company, December 31, 2017 – 1,988,263 shares of the Company, December 31, 2018 – 1,988,263 shares of the Company and, December 31, 2019 – 2,209,181 shares of the Company. The agreement included provisions regarding the joining right of Mr. Lapidot to purchase additional shares of the Company by Dolphin Netherlands or other parties related to Dolphin or the sale of the Company's shares by Dolphin Netherlands; with respect to the right to purchase from Dolphin Netherlands additional shares of the Company or of DIC if the Company becomes a private company, and under certain conditions set forth in the agreement; and the right to sell its shares back to Dolphin Netherlands effective from January 2020. In furtherance to the ruling of the District court hearing the case of the debt settlement of IDB Holdings (as stated in Note 16.G.(2)(A) above), Mr. Lapidot committed to Dolphin Netherlands to assume upon itself the restrictions applicable on Dolphin Netherlands by virtue of the ruling regarding the shares to be transferred to him (and/or to the trustee on his behalf), as aforesaid, namely, will not participate as an offeree of these shares in the tender offers to the shareholders and will not sell these shares unless obtains a commitment from the transferee to not participate in such tender offers. It is noted that in March of 2016, Dolphin Holland and Mr. Shulam Lapidot were informed that, by agreement of the parties, the agreement had expired and accordingly, as had the right of Mr. Lapidot to receive Company shares (including any shares that had matured by that date and that he had ceased to provide counseling services to Dolphin Holland, with all this valid from January 5, 2016 (which is the date of the start of the term of Mr. Lapidot as deputy CEO of Discount Investments.
6. Additional joint transactions between investees and related parties:
● In November 2010, Koor and the Clal Insurance Group undertook to invest in equal shares a total sum of $250 million in the EMCO Fund (a private investment fund managed by corporations from the Credit Suisse Group). The period of making the investments in the EMCO Fund ended in November 2012. As of December 31, 2015, and as of the date of this report, the cumulative amount of the investment of Koor and Clal insurance Group in the EMCO fund stood at a sum of approximately NIS 46 million. In addition, Koor and the Clal Insurance Group are liable to make investments in a sum of up to $2 million in the Group, each. Since the beginning of the investment in the ENCO Fund, Koor and Clal Insurance have received from the Fund amounts on a scale of approximately $29 million each.
● In January 2014, the Audit Committee and Board of Directors of Discount Investments approved an undertaking of Discount Investments, according to which for a period of three years from the completion of the merger of Adama with ChemChina (October 17, 2011), Discount Investments would not carry out transactions as a result of which it would stop controlling Koor, unless after them Koor would continue to be controlled by another entity from the IDB Group, and after the aforesaid period of three years, Discount Investments would not sell the control in Koor to a competitor of Adama or a competitor of ChemChina. The aforesaid undertaking is valid as long as the provisions of the Shareholders’ Agreement between Koor and ChemChina with regard to Adama, which relate to the control of Koor, will remain valid.
7. Additional transactions during the course of regular business, which are not exceptional, in amounts that exceed NIS 8.7 million for a single transaction:
●
Shufersal carried out a large number of regular transactions with suppliers that are interested parties and related parties of the Company in a total amount of NIS 19 million, NIS 17 million and NIS 439 million in 2015, 2014 and 2013, respectively. The transactions included the acquisition of food products, toiletries and other products for sale in stores.
●
In 2013, Adama received insurance services from Clal Insurance Group in the amount of $4.5 million.
●
Property & Building received interest income for loans it granted to equity accounted investee companies that amounted in 2015 to NIS 35 million (in 2013 and 2014 – NIS 32 million and NIS 34 million, respectively).
●
Adama sold some of its products in the normal course of its business to the companies Cresud S.A.C.I.F. y A and Futuros y Opciones.Com S.A., companies that operate in Argentina, which are indirectly controlled by Mr. Eduardo Elsztain, one of the controlling owners of the Company. These sales amounted in, 2015 and 2014 to approximately $2.1 million and approximately $3.6 million, respectively.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties
1. Balances with related parties and interested parties
	Interest	As at 31 December
	Rate as of Dec. 31 2015	2015 (unaudited)	2014
	%	NIS Millions

Long-term loans and capital notes for investee companies(1)
Shekel (linked and unlinked)	0.0-9.1	142 (2)	146 (2)
Linked to dollar rate	3.3-8.0	403	369
Linked to Euro	2.07	27	28
Customers, debtors and accounts receivable:
Associates and jointly-controlled entities		4	14
Other related parties and interested parties		-	2
Accounts payable:
Interested parties		2	-
Liability to suppliers and service providers:
Associates and jointly-controlled entities		2	3
Other related parties and interested parties		-	1

(1)   The dates of repayment for the loans have not yet been determined.
(2)   The loans are presented in the consolidated statements after the amortization for impairment in an amount of NIS 14 million and NIS 39 Million as of December 31, 2015, and December 31, 2014, respectively.
(3)   See also note 3.A.(2) above.

2. Revenue and expenses from related parties and interested parties
			For the year ended 31 December
	2015	2014	2013	2015 (unaudited)	2014	2013
	Number of Recipients			NIS Millions
Revenue:
Participation of the parent company in salary and incidental expenses and other expenses				-	2*	4
Management fees from investee companies				-	-	1
Expenses:
a. Benefits for employment of key managerial personnel (including directors):
Short-term benefits for key managerial personnel	1	1	1	2	3	2
Short-term benefits for directors	-	-	1	-	-	5
b. Benefits for employment of relatives of directors and interested parties	-	-	3	-	-	1
c. Benefits for directors and interested parties who are not employed (salary of directors in the Company and in consolidated companies)	16	7	12	3	1	3

* For the period between January 1, 204 until and including May 2014.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties (cont.)
3. The following are transactions with former related parties and interested parties, which were described in the Related Parties and Interested Parties Note in the Company’s financial statements of 2014 and 2013:
To the best of the Company’s knowledge, the Company and its consolidated companies have or will have immaterial and unexceptional transactionswith previous Company Interested Parties. Said transactions between the companies and Related Parties to the Company, between them and themselves (including joint transactions between the group companies), are such that the obligations to carry out such transactions, as said, which are described in this note for 2014 and 2013, are of the type and nature as described below: (a) transactions to receive banking services; (b) transactions for the purchase or sale of products, servies and raw material (such as hardware and software services, office supplies, paper products, carton, clothing, textile, transportation, hygienic products, complementary rpoducts for cleaning and the kitchen); (c) transactions for the purchase and/or rental and/or operating lease of vehicles; (d) transactions for the purchase and/or rental of commercial vehicles, trucks and generators; (e) transactions for the purchase of event production services; (f) transactions for the provisions of legal lservices by a lawyer’s office of a person that was an Interested Party in it; (g) transactions for IT and organizational advice; (h) garage services; (i) shipping and consigment, packing and export services; (j) archiving, storage and storage management, logistics, transportation and lifting services; (k) administrative services; (l) handling garbage, shredding, collection and recyling; (m) newspapers, magazines and articles on irrigation and exterminator services; (n) rental of advertising space; (o) collection or distribution of envelopes and pens; (p) purchase of newspaper and magazine subscriptions and posting of notices in newspapers; (q) earthwork; (r) Call Center services.

Note 33 - Related and Interested Parties (cont.)
E. Transactions with related parties and interested parties (cont.)
3. The following are transactions with former related parties and interested parties, which were described in the Related Parties and Interested Parties Note in the Company’s financial statements of 2014 and 2013 (cont.)

		For the year ending December 31
		2014	2013
Nature of the transaction	Related party / interested party *	Amounts of transactions in NIS millions
1. Expenses for current personnel, paid by IDB Holdings to IDB Development in 2013 and the period from January 1, 2014 to May 2014 at a rate of $20 of the expense amount.	Interest holder in Company	1.33	3.26
2. Additional expenses, including, inter alia, office expenses, fire insurance, mortgage companies, etc. in which IDB Holdings participated at a rate of 20% in 2013 and for the period from January 2014 to May 2014	Interest holder in Company	0.13	0.34
3. Depreciation expenses paid by IDB Development to IDB Holdings in 2013 and for the period from January 1, 2014 until May 2014 at rate fo 20%.	Interest holder in Company	6.88	18.64
4. Expenses for office rental paid by IDB Holdings to IDB Development	Interest holder in Company	0.30	0.8
5. Payment for half of the costs connected to the carrying out the creditor arrangement in IDB Holdings.	Interest holder in Company	1.40	-
6. IDB Holdings received from an investee company director renumeration for the term or an office holder in IDB Holdings (in 2014 for their term in the fourth quarter of 2013.	Interest holder in Company	0.11	0.64
7. Payments that subsidiaries of the company (the Mashav Group) made for services that they received from investee companies under the joint control of the Company and a controlling shareholder therein (companies in the Taavura Group).	Investee companies	-	16**
8. Income from the provision of services that an investee company under joint control of a subsidiary and a controlling shareholder in the Company (a company from the Taavura Group) received from a company held by a controlling shareholder in the Company (Taavura Tifzoret).	A company controlled by a controlling shareholder	-	9**
9. Income from sales, maintenance and ancillary services that a jointly controlled company (a company in the Taavura Group) received from an investee company (Yafora Ltd.).	A Company controlled by a controlling sharehlder	-	3**
10. Payments made by subsidiaries (companies from the Mashav Group) for transport services to a company held by a controlling shareholder of the Company (Taavura Tifzoret).	Investee company	-	3**
11. Income from providing logistic services received by an investee company under joint control (a subsidiary of Maman Cargo and Handling Terminals Ltd. (‘Maman’) from a company controlled by a controlling shareholder of the Company (H & O Fashion Ltd.).	Investee company	-	2.4**
12. Payments for logistic services paid by a subsidiary (Shufersal) to a jointly controlled investee company (a subsidiary of Maman).	Investee company	-	20
13. Rent paid by a jointly controlled investee company (a subsidiary of Maman) to a company that is jointly controlled by Maman and another subsidiary (Gav Yam Real Estate Ltd.).	Investee company	-	9
14. Income from providing storage services that a jointly controlled investee company (Maman) received from a company (indirectly) held by a controlling shareholder of the Company (O.P.S.A. International Shipping Ltd.).	Investee company	-	1.7**
15. Rent that a subsidiary (Shufersal) paid to a company in which a controlling shareholder together with his relatives are interested parties.	A company in which a controlling shareholder has an interest	-	11
16. Rent that was paid to a subsidiary (Gav-Yam) by another subsidiary (Hadera Paper).	Companies controlled by the Company	-	26
17. A payment for the purchase of products that was made by a subsidiary (Shufersal) to another subsidiary (Hogla Kimberley).	Companies controlled by the Company	-	210
18. Payments made by a subsidiary (Shufersal) for the purchase of products for an investee company (Yafora Tavori).	Investee company	-	147
19. A payment made by a subsidiary (Shufersal) for leasing services to a company owned by a controlling shareholder who holds it jointly with his relatives (Prime Lease Car Fleet Management Ltd.).	A company controlled by a controlling shareholder	-	7
20. A provision with regard to a consulting agreement with an interested party with regard to the purchase of real estate abroad (Rock Real).	Interested party in the Company	-	62
* Related party /interested party – relates to the relevant periods presented in this table.
** Until March 9, 2013.

Note 34 – Segments
A. General
The Company has implemented IFRS 8 on the subject of operating segments in these financial statements. In accordance with IFRS 8, segment information is presented with regard to the Company’s operating segments, based on the Company's management and internal reports ("The management reports").
The Company regards as segments those companies with regard to which the chief operating decision makers have regularly received information, during the relevant reporting years, and which constitute a significant economic component for the group, including for the purpose of the allocation of resources.
The segment results, as stated below, include the Company’s share of the net profits (losses) of a segmental company, the profit (loss) that the Company generated from the disposal of or the depreciation or decrease in value ofa segmental company, profit that the Company derived from dividends that have been received from a segmental company, which is classified as a financial asset that is measured at fair value through the statement of income and from a profit or loss on a change in value of a segmental company that is classified as a financial asset that is measured at fair value through the statement of income, in those cases where this information is examined by the chief operating decision makers in the Company for the purpose of the evaluation of segmental performance and for the making of decisions regarding the allocation of resources.
Manner of presenting the segment assets and liabilities
Information regarding the assets of the companies in a segment, as detailed below, include the amount of the assets of the companies in the segment in accordance with their financial statements Information regarding the liabilities of the companies in a segment, includes the liabilities of the companies in the sector in accordance with their financial statements with the addition of loans that were received, identified with the segment.
B. Manner of presenting the segmental results
●
The results of the segments, which are reported below, (taking into account the depreciation of the adjustment of fair value of the Company) include the various items in the segmental companie's statements of income, and less the non-controlling interests' share and constitute the Company’s share of the net income (loss) of the segmental companies.
●
In the item on the Group’s share in net profit (loss) of the investee corporations treated using the equity value method, net, in the item of profit from the realization of investments and assets, dividends and profit derived from its rise to control while in the item on loss from the realization and reduction of investments and assets were also included the profit or loss, as the case may be, that the Company has generated from the disposal, writing down or impairment in value of its investments in segmental companies. Segment results , which are classified in the Company books as financial assets measured by the fair value through profit or loss (Credit Suisse) also include , dividends received by the Group from from the sement company, profit or loss from change in the segment company value classified as a financial asset meausared by fair value through profit and loss in 2014 and included in the section on the results of discontinued operations (in the framework of other segments).
The tax effect, if applicable, relating to said profits (losses) is included in the section on income tax.
C. Manner of presenting results, assets and liabilities of Clal Holdings Insurance Enteprises segment
In the financial statements for 2013 and 2014, information regarding the results, assets and liabilities of the Clal Holdings Insurance Enterprise segment, classified in the Company’s books starting from August of 2013 as an asset held for sale and asset measured at fair value through the Statement of Incomeincludes the results, assets and liabilities of Clal Holdings Insurance Enterprise according to its financial statements, after implementing standard IFRS-9. Starting from the financial statements of of 2015, segment results of Clal Holdings Insurance Enterprise include their change only in market value of the shares of Clal s Insurance EnterpriseHoldings held by the Company (except for selling costs). which are presented in the framework of the discontinued activities and segment assets have the market value of the Company holdings in Clal Holdings Insurance Enterprise in accordance with the information received by main operational decision makers in 2015 on a regular and ongoing basis, with the addition of loans that were received, identified with the segment.

Note 34 – Segments (cont.)
B. Manner of presenting the segmental results (cont.)
For the year 2015	Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	(1)Adama	Clal Holdings Insurance Enterprise	(2)Others	Adjustments	Consolidated
	NIS millions
Revenues
From sales and services	4,180	1,127	11,505	11,909	-	1,030	(11,773)	17,978
Gain on the disposal and increase of value of investments and assets, dividends and any resulting profit	-	-	-	-	-	19	236	255
Increase in the fair value of real estate for investment and other properties	-	382	9	-	-	-	48	439
Other income	-	-	3	57	-	1	(50)	11
Financing income	55	67	52	572	-	3	(362)	387
Total segmental income in the year 2015	4,235	1,576	11,569	12,538	-	1,053	(11,901)	19,070
Expenses
Cost of sales and services	2,741	472	8,783	8,139	-	847	(8,037)	12,945
Cost of research and development	-	-	-	117	-	-	(62)	55

Cost of selling and marketing	611	24	2,459	2,077	-	82	(2,073)	3,180

Administrative and general expenses	465	113	130	398	-	73	(262)	917

Company’s share in net profit (loss) of affiliated companies, accounted at equity, net	-	6	-	(3)200	-	(11)	(174)	21

Loss upon disposal, impairment and amortization of investments in assets	-	-	-	-		-	43	43

Decrease in fair value of investment property	-	102	-	-	-	-	28	130
Other expenses	22	-	-	65	-	11	(85)	13
Financing expenses	232	434	114	1,112	-	22	(612)	1,302
	4,071	1,151	11,486	12,108	-	1,024	(11,234)	18,606
Income (loss) before taxes on income	164	425	83	430	-	29	(667)	464
Taxes on income	(47)	(206)	(15)	(192)	-	(6)	192	(274)
Non-controlling interests in income (loss)	-	-	-	-	(255)	-	-	(255)
Income (loss)from discontinued operations after taxation	(79)	(178)	(43)	(3)(240)	-	-	245	(295)

Segmental results for the year 2015 –attributed to Company shareholders	38	41	25	(2)	(255)	23	(230)	(360)
Depreciation and amortization included under expenses	525	10	405	685	-	42
Impairment in value	4	-	20	(4)165	-	-
Interest revenue	49	74	23	148	-	1
Interest expenses	169	464	150	417	-	15
 (1)   The liabilities from the Adama segment as of December 31, 2015 specified below in this note include the host contract for the hybrid financial instruments in a non-recourse loan for the amount of NIS 2,911 million (the non-recourse loan is payable through Adama shares as explained in Note 16(f)(1)(b) above) whose financing revenues for it (re-evaluation, interest and rate differences) for the year ending December 31, 2015 was NIS 192 million.These financing revenues were not presented as part of the information related to the segment because they are not part of the content of the internal segment statements of Adama provided on a regular basis to the main operational decision makers of the group. In addition, the liabilities of the Adama segment as of December 31, 2015 including a segment placed for the value of NIS 11 million, which are financing expenses for re-evaluation of the segment for the year ending December 31, 2015 are NIS 100 million. These financing expenses were not presented as part of the information related to the segment because they are not part of the content of the internal segment statements of Adama provided on a regular basis to the main operational decision makers of the group.
(2)  Including the IDB Tourism segment and oil and gas assets.
(3)  Including the part of ChinaChemical in the results of Adama.
(4)  Regarding the reduction of value entered for Adama segment, see Note 16(f)(1)(b) above.

Note 34 – Segments (cont.)
B. Manner of presenting the segmental results (cont.)
For the year 2014	Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama(1)	Clal Holdings Insurance Enterprise	Others(3)	Adjustments	Consolidated
	NIS millions
Revenues
From sales and services	4,570	1,168	11,602	11,474	-	1,001	(11,269)	18,546
Income from insurance enterpirses	-	-	-	-	15,044	-	(15,044)	-

Gain on the disposal and increase of value of investments and assets, dividends and any resulting profit	-	-	-	-	29	-	929	958
Increase in the fair value of real estate for investment and other properties	-	425	12	-	-	-	2	439
Other income	-	-	-	17	2	-	(18)	1
Financing income	100	98	85	462	-	3	452	1,200
Total segmental income in the year 2015	4,670	1,691	11,699	11,953	15,075	1,004	(24,948)	21,144
Expenses
Cost of sales and services	(6) 2,672	534	9,050	7,832	-	823	(7,688)	13,223
Cost of insurance business	-	-	-	-	11,787	-	(11,787)	-
Costs and expenses in connection with insurance business and financial services	-	-	-	-	2,556	-	(2,556)	-
Oil exploration expenses	-	-	-	-	-	78	(78)	-
Research and development expenses	-	-	-	120	-	-	(93)	27
Selling and marketing expenses	(6)664	24	2,680	2,040	-	94	(2,007)	3,495
Administrative and general expenses	463	132	125	400	-	83	(4), (6) (169)	1,034
Company’s share in net profit (loss) of affiliated companies, accounted at equity, net	-	78	-	(5), (6) 534	(42)	-	(79)	491
Loss upon disposal, impairment and amortization of investments in assets	217	30	182	-	-	2	53	484
Decrease in fair value of investment property	-	26	-	-	21	-	(21)	26
Other expenses	39	-	1	11	41	13	(94)	11
Financing expenses	298	502	158	908	218	19	(4)364	2,467
	4,353	1,326	12,196	11,845	14,581	1,112	(24,155)	21,258
Income (loss) before taxes on income	317	365	(497)	108	494	(108)	(793)	(114)
Taxes on income	(129)	(161)	78	(5), (6) (167)	(189)	(5)(1)	210	(359)
Non-controlling interests in income (loss)	(219)	(147)	205	(192) (7)	(305)	49	(4), (6)390	(219)
Income (loss) from discontinued operations after tax	-	-	-	-	(3) (360)	64	-	(296)

Segmental results for the year 2014 –attributed to Company shareholders	(31)	57	(214)	(251)	(360)	4	(193)	(988)
Depreciation and amortization included under expenses	581	9	472	(5) 638	203	35
Impairment in value included under expenses	(5) 216	-	234	507	21	-
	67	76	54	131	1,337	1
Interest expenses	251	502	168	387	190	17

Note 34 – Segments (cont.)
B. Manner of presenting the segmental results (cont.)

 (1) The liabilities of the Adama segment as of December 31, 2014, which are stated below in this note, include the host contract on a hybrid financial instrument in respect of a non-recourse loan in an amount of NIS 3,162 million (the non-recourse loan is repayable by means of Adama shares, as detailed in Note 16.F.1.d. above), where the financing income in respect thereof (re-assessment, interest and linkage differences) for the year ended December 31, 2014 amounts to NIS 502 million. This financing income has not been presented as part of the information in respect of a segment, since it does not form part of the internal reporting format, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.
In addition, the Adama segment liabilities as of December 31, 2014 include an embedded derivative with a value of NIS 93 million, where financing expenses in respect of the revaluation of the derivative for the year ended December 31, 2014 amounts to NIS 545 million. These financing expenses are not presented as part of the information in respect of a segment, since it does not form part of the format for the internal reporting, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.
(2) Includes the IDB Tourism and Oil and Gas Assets segments and Credit Suisse.
(3) Restated as a result of the discontinued operations of Clal Holdings Insurance Enterprise, see note 3(i)(1) above.
(4)  Insignificant adjustment of the comparison numbers, see Note 1(l)(2)(b) above.
(5)  Insignificant adjustment of comparison numbers of the included company, see Note 1(F)(2)(a) above.
(6)  Reclassified.
(7)  Including part of the ChinaChem in the Adama results.

Note 34 – Segments (cont.)
B. Manner of presenting the segmental results (cont.)

For the year 2013	Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama(1)	Credit Suisse(2)	Clal Holdings Insurance Enterprise(3)	Others(4)	Adjustments(5)	Consolidated
	NIS Millions
Revenues
From sales and services	4,927	1,306	11,909	11,130	-	-	1,059	(10,346)	19,985
Income from insurance business	-	-	-	-	-	18,494	-	(18,494)	-
The Company’s share of the net income (loss) of affiliated companies accounted at equity, net	-	(10)	-	(6) (38)	-	5	(10)	114(6)	61
Gain in the disposal of investments and assets, increase in value of the investments and assets, dividends and gain on an increase to control	3	2	-	-	637	32	(6)1	(4) (579)	96
Other income	-	16	-	46	-	5	8	(51)	24
Increase in the fair value of investment property	-	394	23	-	-	-	-	-	417
Financing income	156	104	39	480	-	11	21	(146)	665
Total segmental income in the year 2013	5,086	1,812	11,971	11,618	637	18,547	1,079	(29,502)	21,248
Expenses
Cost of sales and services	(6) 2,919	661	9,098	7,746	-	-	860	(7,440)	13,844
Cost of insurance business	-	-	-	-	-	14,568	-	(14,568)	-
Costs and expenses in connection with insurance business and financial services	-	-	-	-	-	2,708	-	(2,708)	-
Oil exploration expenses	-	-	-	-	-	-	113	(113)	-
Research and development expenses	-	-	-	-	-	-	-	108	108
Selling and marketing expenses	(6) 708	29	2,417	1,884	-	-	105	(1,651)	3,492
Administrative and general expenses	570	82	123	413	-	-	98	(147)	1,139
Impairment in value of investment property	-	97	-	-	-	21	-	(21)	97
Loss on the disposal, impairment and amortization of investments and assets	-	(6) 6	91	-	-	-	-	41(6)	138
Other expenses	2	-	12	6	-	30	-	(37)	13
Financing expenses	402	654	168	987	-	245	(6)39	(5) (62)	2,433
	4,601	1,529	11,909	11,036	-	17,572	1,215	(26,598)	21,264
Income (loss) before taxes on income	485	283	62	582	637	975	(136)	(2,904)	(16)
Taxes on income	(142)	(189)	(53)	(162)	6	(390)	(2)	628	(304)
Non-controlling interests in income (loss)	(234)	(6) (106)	(39)	(7), (6) (335)	(232)	(513)	(6) 117	(6), (5)670	(672)
Income (loss) from discontinued operations after tax	-	-	-	-	-	-	-	(4)846	846

segmental results for the year 2013 –attributed to shareholders in the Company	109	(12)	(30)	85	411	72	(21)	(760)	(146)
Depreciation and amortization included under expenses (6)	596	10	421	629	-	198	36
Impairment in value included under expenses	7	-	83	-	-	21	-
Interest income	98	69	39	84	-	1,684	2
Interest expenses	308	539	151	438	-	254	39
Revenues for cylinder transactions CHF/NIS	-	-	-	-	4	-	-

Note 34 – Segments (cont.)
B. Manner of presenting the segmental results (cont.)
 (1) The liabilities of the Adama Segment as of December 31, 2013, include the host contract on a hybrid financial instrument in respect of a non-recourse loan in an amount of NIS 3,664 million (the non-recourse loan is repayable by means of Adama shares, as detailed in Note 16.F.1.d. above), where the financing income in respect thereof (interest and linkage differences) for the year ended December 31, 2013 amount to NIS 89 million. This financing income has not been presented as part of the information in respect of a segment, since it does not form part of the internal reporting format, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.
In addition, the Adama segment liabilities as of December 31, 2013 include an embedded derivative with a value of NIS 620 million, where the financing expenses in respect of the revaluation of the derivative for the year ended December 31, 2013 amounted to NIS 72 million. These financing expenses are not presented as part of the information in respect of a segment, since it does not form part of the format for internal reporting, as part of the Adama segment, which is routinely provided to the Group's chief operating decision maker.
(2) The Credit Suisse segment is classified as discontinued operations, as detailed in Note 3.H.4.c above. The liabilities of the Credit Suisse segment as of December 31, 2013, which are detailed further on in this note, include NIS 431 million of loans from foreign banks, where the financing income in respect of them (interest and exchange differences) in the year ended December 31, 2013 amount to NIS 48 million. This financing income is not presented as part of the information in connection with a segment, since it does not form part of the format for internal reporting, as part of the Credit Suisse segment, which is routinely provided to the Group's chief operating decision maker. In addition, financing income in respect of liabilities for options on the exchange rate of the Swiss Franc against the Shekel for the year ended December 31, 2013 amount to NIS 4 million. This financing income has been presented as part of the Credit Suisse segment, but separately from the segmental results (since they form part of the internal reporting segment, under the Credit Suisse segment, routinely provided to the Group's chief operating decision maker, but separately from the segmental results).
(3) Includes the IDB Tourism and Oil and Gas Assets segments.
(4) Derives primarily from the elimination of inter-segmental balances that are not consolidated with the Company's statements and are recorded in the financial statements according to the equity method of accounting as well as companies that do not comply with the definitions for a segment of operations.
(5) Restated as a result of the discontinued operations of Clal Holdings Insurance Enterprise, see note (3)(j) above.
(6) Non material adjustment of comparative figures, see Note 1.F.(3) B. above
(7)  Reclassified.

Note 34 – Segments (cont.)
C. The composition of the adjustments to consolidated
	For the year ended December 31
	2015 (unaudited)		2014		2013
	Sales and services	Segmental results - attributed to the shareholders of the Company	Sales and services	Segmental results - attributed to the shareholders of the Company	Sales and services	segmental results - attributed to the shareholders of the Company
	NIS Millions

Cancellation of amounts in respect of segments that are classified in the financial statements as investee companies that are treated under the equity method of accounting(1)	(11,909)	-	(11,474)	-	(11,130)	-
Inclusion of headquarter results (DIC and Koor)	-	(261)	-	(1) (460)	-	(1) (744)
Investee companies, which do not comply with the definition of a segment and other adjustments	136	31	205	267	784	(16)

	(11,773)	(230)	(11,269)	(193)	(10,346)	(760)
 (1)  Reclassification;
D. Segment balance sheet figures
As of December 31, 2015
		Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama	Clal Holdings Insurance Enterprise	Others (1)	Adjustments to consolidated	Consolidated
	NIS millions

1)	Segmental assets *	6,278	15,947	7,230	16,902	1,445	816	(9,437)	39,181
*	Includes investments in investee companies that are treated under the equity method of accounting	-	573	69	275	-	58
2)	Segmental liabilities	5,093	13,105	6,060	13,688	-	558	(3,180)	35,324
3)	Adjustments of fair value, goodwill and surplus cost that are attributed to the segment	1,463	132	667	355	-	-
(1)
Includes the IDB Tourism segment and the Oil and Gas Assets.

Note 34 – Segments (cont.)
D. Segment balance sheet figures (cont.)
As of December 31, 2014
		Cellcom	Property and Buildings and projects in Los Vegas	Shufersal	Adama	Clal Holdings Insurance Enterprise	(1)Others	Adjustments to consoldiated	Consolidated
	NIS millions

1)	Segmental assets *	7,240	15,188	(3)7,012	(2)18,423	91,088	(3)905	(3)(99,079)	40,777
*	Includes investments in investee companies that are treated under the equity method of accounting	-	565	51	299	212	65
2)	Segmental liabilities	6,148	13,228	(3)6,003	(2)15,304	86,785	(3)684	(90,704)	37,448
3)	Adjustments of fair value, goodwill and surplus cost that are attributed to the segment	1,444	132	752	536	-	-

(1)  Includes the IDB Tourism segment and the Oil and Gas Assets.
(2) Immaterial adjustment of comparison numbers, see Note 1(l) and(2) above.
(3) Reclassified.

Note 34 – Segments (cont.)
E. Composition of adjustments of segment assets and obligations for the Consolated Statements
Segment assets
	As of December 31
	2015 (unaudited)	(2)2014
	NIS millions
Cancelation of amounts for segments classified in financial reports as investee companies treated according to the equity method	(16,921)	(1) (18,440)
Cancellation of assets of Clal Holdings Insurance Enterprise, which are presented as investments measured by fair value (as of December 31, 2015, as held for sale)	-	(91,088)
Including the amount investment in Clal Holdings Insurance Enterprise	-	1,696
Including the amount invested in investee companies treated according the equity method as included in the financial statements	2,776	(1) 3,001
Including adjustments for fair value of assets and good will of investee companies	2,651	2,770
Including assets of headquarter companies (the Company, Discount Investments and Koor)	1,175	2,167
Including assets of investee companies that do not meet the definition of segment and other adjustments	882	815

	(9,437)	(99,079)

	As of December 31
	2015	(2)2014
Segment Liabilities	NIS millions
Cancelation of amounts for segments classified in financial reports as investee companies treated according to the equity method	(13,694)	(1) (15,309)
Cancellation of liabilities of Clal Holdings Insurance Enterprise	-	(86,785)
Including obligations of headquarter companies (the Company, Discount Investments and Koor) except for liabilities attributed to segments	10,691	(1)12,253
Including adjustments for fair value of liabilities of subsidiaries	347	392
investee companies that do not meet the definition of segment and other adjustments	(524)	(1,255)

	(3,180)	(90,704)
1.
Immaterial adjustment of comparison numbess, See note 1(2) above.
2.
Reclassified
F. Capital Investments
	Cellcom	Property and Building and projects in Las Vegas	Shufersal	Adama	Clal Holdings Insurance Enterprise	Others
	NIS millions

For 2015	384	472	438	658	-	40
For 2014	487	468	458	667	405	25
For 2013	365	550	349	753	327	42

The equity investment for a segment is the amount of the non-current assets that have been added in the segmental company.

Note 34 – Segments (cont.)
G. The types of products and services from which the reportable segments generate their revenues:
-  Cellcom – Cellular telephone services, content and added value services, other services and revenues from the sale of end-user equipment in the cellular field, as well as internet connection services, international telephony and f Internet television services.
-  Property and Buildings and project in Las Vegas – the rental of income-generating properties and residential buildings.
-  Shufersal – Retail and the rental of income-generating properties.
-  Adama – the sale of agro products and non-agro products.
-  Clal Holdings Insurance Enterprise- operates through subsidiary companies in the fields of insurance, pensions and provident funds, in the field of financial services and in the holding of assets and real businesses.
-  Credit Suisse – Financial services in the private banking field, investment banking and asset management. (Credit Suisse ceased to be a reportable segment in the Company’s financial statements as from 2014.

H.
Additional information regarding income from products and services from sales of products and services by the Group companies

	For the year ended December 31
		2015 (unaudited)	2014	2013
	NIS millions
Revenues from sales and services to external customers

Cellular -	Cellular communications and other services	2,263	2,621	2,937
	Landline communications services	866	940	1,042
	Sale of telephone equipment	1,048	1,005	942
Real estate	Leasing of income-generating properties	893	829	822
	Residential construction	270	396	534
Retail -		11,451	11,532	11,843
Tourism -		1,030	1,001	1,059
Financial -	Management fees from trust funds, investment portfolios, providence funds and advice and management of issuances	40	46	45
Other products -		117	176	761
		17,978	18,546	19,985

Note 34 – Segments (cont.)
I. Information on the basis of geographical areas
The country of residence of the Company and of some of the group companies is Israel. Some of the segment companies produce their revenues in foreign countries.
1. Revenues from sales to external customers on the basis of geographical location, based on the financial information in the Company's consolidated financial statements

	For the year ended December 31
	2015 (unaudited)	2014	2013
	NIS millions

Israel	17,370	17,889	18,591
USA	472	473	951
Europe	90	112	273
Asia, except for India and Japan	11	13	66
Others	35	59	104
	17,978	18,546	19,985

2. Non-current assets on a geographical basis*

	As of December 31
	2015 (unaudited)	2014
	NIS millions

Israel	18,394	18,026
USA	4,340	4,105
Europe	51	54
	22,785	22,185

* Excluding investments in investee companies that are treated under the equity method of accounting

Note 35 – Events Subsequent to the Date of the Statement of Financial Position
A.
For details of an agreed outline that was signed on February 25, 2016 (as amended on March 1, 2016) between the trustees of the debt arrangement in IDB Holdings, Dolphin Netherlands and the Company, to inject money into the Company instead of the undertaking to perform tender offers for the Company’s shares within the framework of the debt arrangement in IDB Holdings and instead of making an offering to the public pursuant to the resolution of the Board of Directors of January 24, 2016, see note 16.G.(2)(f) above.
B.
For details of correspondence with the trustees for the bondholders of the Company and the actions of the trustees for the bondholders, including actions of the trustee for the holders of the Company’s series I bonds with regard to the aforesaid agreed outline, see note 16.H above.
C.
For details about developments regarding the Debt Arrangemetn at IDB Holdings, see Note 16(2)(b)-(f) above.
D.
For details regarding the finance options of IDB Tourism and Israir, see Note 16.F.6.(b) above.
E.
For details regarding the updated bond rating of the Company, see Note 16(d) above.
F.
The Board of Directors of the investee companies decided on a distirubtion of dividends in cash as follows:
Company	Date of Decision	Date of Payment	Total Amt.	Share of Discount Investments
			NIS Millions
Building and Constrution	Feb. 2016	March 2016	100	76
Sufersal	Feb. 2016	April 2016	100	53

In addition, in March of 2016, the Eliran Board of Directors decided to act to file a motion in Court to carry out a distibution of a total of $15 million not from profits. Said distribution is subject to approval of the Court in accordance with Article 303 of the Companies Law. Said distribution by Eliranof any amount is also subject, in addition to said court approval, to an adiditonal and separate approval by the Board of Directors regarding the distribution itself, at its entire discretion, without any certainty regarding the carrying out of the distribution by Eliran, its date or amount.
G.
In March of 2016, Cellcom issued in a private issuance to institional investors bonds with par value of NIS 246 million from its existing series I (which is not linked to the index) at a price reflecting an effective interest of 4.06% annually for a total price of NIS 250 million.
H.
In regards to claims filed against the investee companies after the date of the financial position and changes applied after said date to the conditional and pending claims on the date of the report of the financial position, see Note 23 above.

Annex A – List of the Main Companies as of December 31, 2015

List of the main companies directly held by the Company

Company name	Holding company	Holding percentage
		%
Discount Investment Corporation Ltd.	IDB Development Corporation Ltd.	76.43	Consolidated subsidiary
Clal Holdings Insurance Enterprise Ltd.	IDB Development Corporation Ltd.	54.92	Investment at presented fair value
IDB Tourism (2009) Ltd.	IDB Development Corporation Ltd.	100.00	Consolidated subsidiary
IDB Group Investment Inc. (1)	Maniv Issues Ltd.	50.00	Consolidated subsidiary
Modiin Energy Limited Partnership	IDB Development Corporation Ltd.	9.12	Included partnership

List of the main companies held by Discount Investment Corporation Ltd.

Company name	Holding company	Holding percentage
		%
Koor Industries Ltd. (2)	Discount Investment Corporation Ltd.	100.00	Consolidated subsidiary

Elron Electronic Industries Ltd.	Discount Investment Corporation Ltd.	50.32	Consolidated subsidiary
Bartan Holdings and Investments Ltd. (2)	Discount Investment Corporation Ltd.	55.68	Consolidated subsidiary
Epsilon Investment House Ltd.	Koor Investments Ltd.	68.75	Consolidated subsidiary
Property & Building Corporation Ltd.(4)	Discount Investment Corporation Ltd.	76.46	Consolidated subsidiary
Gav Yam Land Ltd.	Property & Building Corporation Ltd.	69.07	Consolidated subsidiary
Property and Building International Investment Ltd.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
Israel Property Rental Corporation Ltd.(ISPRO) (1)	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
MATAM - Haifa Science Industries Center	Property & Building Corporation Ltd.	50.10	Consolidated subsidiary
Neveh-Gad Building & Development Ltd.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
Hadarim Properties Ltd.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
PBC USA Investment Inc.	Property & Building Corporation Ltd.	100.00	Consolidated subsidiary
Cellcom Israel Ltd. (4)	Discount Investment Corporation Ltd.	41.77	Consolidated subsidiary
Netvision Ltd.	Cellcom Israel Ltd.	100.00	Consolidated subsidiary
Shufersal Ltd. (4)	Discount Investment Corporation Ltd.	52.94	Consolidated subsidiary
Shufersal Real Estate Ltd.	Shufersal Ltd.	100.00	Consolidated subsidiary
RDC Rafeal Development Ltd	Elron Electronic Industiries Ltd.	50.10	Consolidated subsidiary
Adama Agricultural Solutions Ltd. (4)	Koor industries Ltd.	40.00	Included

(1) The other 50% is held indirectly by Property & Building Corporation Ltd.
(2) See note 3.H.4.b.
(3) Includes a holding through another company in the Discount Investments Ltd. group.
(4) 45.17% of voting rights.
(5) Includes a holding through companies that are fully owned by the holding company.

Annex A – List of the Main Companies as of December 31, 2014 (cont.)

List of the main companies held by IDB Tourism (2009) Ltd.

Company name	Holding company	Holding percentage
		%

Clal Travel & Tourism Holdings Ltd.	IDB Tourism (2009) Ltd.	100.00	Consolidated subsidiary
Terminal 1 Holdings Ltd (formerly Diesenhaus)	Clal Travel & Tourism Holdings Ltd.	100.00	Consolidated subsidiary
Diesenhaus Unitours Incoming Tourism (1998) Ltd.	Terminal 1 Holdings Ltd (formerly Diesenhaus)	100.00	Consolidated subsidiary
Anadim Tourism & Aviation Ltd.	IDB Tourism (2009) Ltd.	100.00	Consolidated subsidiary
Open Ski Ltd.	Anadim Tourism & Aviation Ltd.	53.50	Consolidated subsidiary
Israir Airlines & Tourism Ltd.	Anadim Tourism & Aviation Ltd.	100.00	Consolidated subsidiary

(6) The activity of Diesenhaus Travel & Tourism (1979) Ltd. and the shares of Diesenhaus Ramat Hasharon (1982) Ltd. were sold in July 2015, see Note 3.H.6.b.

Annex B –Share Based Payments

The main option programs for employees in the Company’s subsidiaries as of December 31, 2015:
The fair value of the warrants issued to the employees in the investee companies is measured using the Black and Scholes method. The assumptions of the method include the share price on the date of measurement, the price of realizing the instrument, the expected fluctuation (on the basis of the weighed average of the historical fluctuations of the Company shares over the forecast period of the options and adjustment to expected changes as a result of publicly available information), the weighed average over the expected lifetime of the instruments (on the basis of overall previous experience of the holders of the warrants) and the risk free interest rate (on the basis of government bonds). The service conditions are not taken into account at the time of determining the fair value.
	Cellcom	Shufersal
The subsidiary company’s equity as of December 31, 2015
Number of shares	100,604,578	221,181,322
Total equity attributed to the shareholders of the subsidiary (in NIS millions)	1,169	1,161
General details of the plan
The year in which the plan was approved	2006, 2015	2004
The number of options remaining as of December 31, 2015, which have not yet been granted	1,062,315	-
The maximum contractual lifetime of the options at the time of their grant	3.5-6 years	5 years
Vesting
The number of vesting years from the time of the grant	2-4	3
The vesting time of the first tranche – end of year from the date of the grant	1	1
The vesting time of the last tranche – end of year from the date of the grant	2-4	3
The percentage of the options vesting at the end of each year	25%-50%	33.3%
The exercise price (for the options in existence as of December 31, 2015)
The base exercise price per share at the time of the grant of the options	$5.91 – $27.90 a	11.45 NIS
Adjustment of the exercise price for the distribution of dividends	Yes	Yes
Adjustment of the exercise price for a change in the index	No	No
The share price of the subsidiary company on the Stock Exchange (for the options in existence as of December 31, 2015)
At the time of the grant (the time of the approval by the Board of Directors)	$6.14 – $32.14	11.25 – 11.70 NIS
Movements in the number of option warrants in circulation in 2015
Balance as of January 1, 2015	638,865
Exercised in the course of the year	2,660,000	5,850,000
Expired or forfeited in the course of the year	297,278
Balance as of December 31, 2015	2,873,190	5,850.190
Additional data as of December 31, 2015	$5.67
Exercise price of the options in circulation	$23.15	11.45 NIS
Weighted average exercise price of the options in circulation	$7.40	11. 45 NIS
Number of exercisable options	170,190	-
Weighted average exercise price of the exercisable options	$15.13	-
Weighted average lifetime of the options in circulation	2.5 years	4.2 years
Benefits inherent in the options that have been granted (including in respect of plans that have ended)
Expenses recorded in the year 2015 (in NIS millions	3	1
Expenses recorded in the year 2014 (in NIS millions)	3	-
Expenses recorded in the year 2013 (in NIS millions)	9	-
 (a) The exercise price serves solely and exclusively for the purpose of determining the benefit component of the options, in accordance with which the quantity of shares that will actually be issued in return for exercising the options will be calculated. Only the nominal value of the shares that will be issued in return for exercising the options will be paid when the options are exercised.